                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant                     |X|

Filed by a Party other than the Registrant  |_|

Check the appropriate box:

|_| Preliminary Proxy Statement             |_| Confidential, For Use of the
                                                Commission Only (as permitted
|X| Definitive Proxy Statement                  by Rule 14a-6(e)(2))

|_| Definitive Additional Materials

|_| Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                         TRIATHLON BROADCASTING COMPANY
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     |_|   No fee required.

     |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     |X|   Fee paid previously with preliminary materials.

     |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

           (1)  Amount previously paid:
                                       -----------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                                                             -------------------
           (3)  Filing Party:
                             ---------------------------------------------------
           (4)  Date Filed:
                           -----------------------------------------------------

                     [TRIATHLON BROADCASTING COMPANY LOGO]

                                SYMPHONY TOWERS
                            750 B STREET, SUITE 1920
                          SAN DIEGO, CALIFORNIA 92101


                               February 12, 1999

To Our Stockholders:

         On behalf of the Board of Directors of Triathlon Broadcasting Company ("Triathlon"), I cordially invite you to attend the Special Meeting of Stockholders of Triathlon (the "Special Meeting") to be held at 10:00 a.m., local time, on Wednesday, March 24, 1999, at the offices of Winston & Strawn, 200 Park Avenue, 41st Floor, New York, New York 10166.

         At the Special Meeting, you will be asked to adopt the Agreement and Plan of Merger, dated as of July 23, 1998 (the "Merger Agreement"), among Capstar Radio Broadcasting Partners, Inc. ("Buyer"), TBC Radio Acquisition Corp. ("Buyer Sub") and Triathlon, as well as the merger of Buyer Sub with and into Triathlon. The Merger Agreement provides for Triathlon to become a wholly-owned subsidiary of Buyer in a transaction (the "Merger") valuing Triathlon's equity (not including the assumption of approximately $59.5 million of debt) at approximately $130 million, representing approximately 13 times Triathlon's broadcast cash flow for 1997. Pursuant to the Merger, among other things, each share (other than shares held by stockholders who perfect their statutory appraisal rights) of Triathlon's (a) Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock (collectively, the "Common Stock") will convert into the right to receive $13.00, and (b) Series B Preferred Stock will convert into the right to receive $.01. All shares of Series B Preferred Stock are held by members of Triathlon's management and officers of Sillerman Communications Management Corporation, Triathlon's principal financial adviser. In addition, each Depositary Share will be entitled to receive $10.83, plus accrued and unpaid dividends up to and including the date immediately prior to the Merger on one-tenth of a share of 9% Mandatory Convertible Preferred Stock (the "Mandatory Preferred Stock"). Each Depositary Share is currently convertible into .833 of a share of Class A Common Stock, and the Depositary Share payment is equivalent to .833 of the merger consideration for a share of Class A Common Stock. The merger consideration is subject to increase under certain circumstances, as set forth in the Merger Agreement. In addition, the amount to be paid in respect of each Depositary Share is subject to increase under certain circumstances, as set forth in "Summary--Certain Legal Proceedings" in the attached Proxy Statement.

         As previously announced, Triathlon had engaged Goldman Sachs & Co. to explore opportunities to maximize stockholder value, including the outright sale of Triathlon, a sale of its assets or the combination of Triathlon with other companies. The entering into of this merger transaction was the result of Triathlon's full exploration of its strategic options. Goldman Sachs & Co. has rendered a written opinion to the Board of Directors that, as of July 23, 1998, the consideration to be received by the holders of Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.

         Adoption of the Merger Agreement will require the affirmative vote of the holders of a majority of the voting power of all shares of Triathlon's Class A Common Stock, shares of Class B Common Stock and shares of Mandatory Preferred Stock (collectively, the "Voting Stock") outstanding on February 1, 1999, the record date, voting together as a single class (with each share of Class A Common Stock entitled to one vote, each share of Class B Common Stock entitled to ten votes and each share of Mandatory Preferred Stock entitled to eight votes). ChaseMellon Shareholder Services L.L.C., as depositary (the "Depositary"), holds all outstanding shares of Mandatory Preferred Stock and has issued Depositary Shares, each representing a one-tenth interest in a share of Mandatory Preferred Stock. Pursuant to the Deposit Agreement relating to the Depositary Shares, holders of Depositary Shares on the record date for the Special Meeting will be entitled to direct the Depositary to vote four-fifths (0.8) of a vote per Depositary Share, which may be exercised by instructing the Depositary using the Voting Instruction Card delivered, along with the attached Proxy Statement, to holders of Depositary Shares.

         I and three other stockholders of Triathlon beneficially own all of the outstanding shares of Class B Common Stock, which represent approximately 53% of the combined voting power of the Voting Stock. Each of us has agreed to vote all of his or its shares of capital stock of Triathlon in favor of the Merger. Accordingly, passage of the proposal to adopt the Merger Agreement is assured.

         YOUR BOARD OF DIRECTORS (WITH MYSELF ABSTAINING DUE TO A POTENTIAL CONFLICT OF INTEREST) HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND DETERMINED THAT THEY ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF TRIATHLON. YOUR BOARD OF DIRECTORS (WITH MYSELF ABSTAINING DUE TO A POTENTIAL CONFLICT OF INTEREST) UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ADOPTION OF THE MERGER AGREEMENT. IN ADDITION, THE INDEPENDENT COMMITTEE OF THE BOARD OF DIRECTORS, WHICH WAS APPOINTED TO MAKE A RECOMMENDATION TO THE FULL BOARD OF DIRECTORS ON ANY ACQUISITION PROPOSALS INVOLVING TRIATHLON, HAS RECOMMENDED TO THE BOARD OF DIRECTORS THAT IT APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AS FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF TRIATHLON AND THAT THE BOARD OF DIRECTORS DECLARE ADVISABLE AND RECOMMEND THE ADOPTION OF THE MERGER AGREEMENT BY THE STOCKHOLDERS OF TRIATHLON.

         Details of the proposed Merger appear in the accompanying Proxy Statement. Please give this material your careful attention.

         PURSUANT TO SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW, HOLDERS OF RECORD OF SHARES OF STOCK OF TRIATHLON ON THE RECORD DATE FOR THE SPECIAL MEETING WHO HOLD THEIR SHARES THROUGH THE TIME OF THE MERGER AND WHO DO NOT VOTE IN FAVOR OF THE MERGER MAY SEEK AN APPRAISAL OF THE FAIR VALUE OF THEIR SHARES, EXCLUSIVE OF ANY ELEMENT OF VALUE ARISING FROM THE EXPECTATION OR ACCOMPLISHMENT OF THE MERGER. STOCKHOLDERS WHO ARE CONSIDERING SEEKING APPRAISAL SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED BY
SECTION 262 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE VALUE OF THE MERGER CONSIDERATION THAT THEY WOULD OTHERWISE RECEIVE IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES. IN ADDITION, STOCKHOLDERS SHOULD BE AWARE THAT THE BOARD OF DIRECTORS OF TRIATHLON HAS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF TRIATHLON AND THAT GOLDMAN SACHS & CO. HAS RENDERED AN OPINION TO THE BOARD OF DIRECTORS THAT, AS OF JULY 23, 1998, THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF COMMON STOCK PURSUANT TO THE MERGER AGREEMENT WAS FAIR FROM A FINANCIAL POINT OF VIEW TO SUCH HOLDERS. A STOCKHOLDER WISHING TO EXERCISE APPRAISAL RIGHTS MUST DELIVER TO TRIATHLON, BEFORE THE VOTE ON THE ADOPTION OF THE MERGER AGREEMENT AT THE SPECIAL MEETING, A WRITTEN DEMAND FOR APPRAISAL OF THE HOLDER'S SHARES OF STOCK AND MUST COMPLY WITH THE OTHER REQUIREMENTS OF SECTION 262. HOLDERS OF DEPOSITARY SHARES WHO WISH TO EXERCISE APPRAISAL RIGHTS IN RESPECT OF THE MANDATORY PREFERRED STOCK REPRESENTED THEREBY MUST NOTIFY THE DEPOSITARY IN WRITING AND MUST COMPLY WITH THE OTHER REQUIREMENTS OF SECTION 262. A COPY OF SECTION 262 IS ATTACHED TO THE ACCOMPANYING PROXY STATEMENT AS ANNEX E.

                  Whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying proxy or Voting Instruction Card and return it in the enclosed prepaid envelope. If you hold shares of Class A Common Stock or Class B Common Stock and attend the Special Meeting, you may vote in person even if you have previously returned your proxy card. If you hold Depositary Shares and attend the Special Meeting, you may direct the Depositary how to vote your Depositary Shares even if you have previously returned a Voting Instruction Card. Your prompt cooperation will be greatly appreciated.

                                       Sincerely,


                                       Norman Feuer
                                       Chief Executive Officer and President

                     [TRIATHLON BROADCASTING COMPANY LOGO]

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                           TO BE HELD MARCH 24, 1999

To the stockholders of Triathlon Broadcasting Company:

         NOTICE IS HEREBY GIVEN that the Special Meeting of Stockholders of Triathlon Broadcasting Company, a Delaware corporation ("Triathlon"), will be held at 10:00 a.m., local time, on Wednesday, March 24, 1999, at the offices of Winston & Strawn, 200 Park Avenue, 41st Floor, New York, New York 10166, for the following purposes:

         1. To vote on a proposal to adopt the Agreement and Plan of Merger, dated as of July 23, 1998 (the "Merger Agreement"), among Capstar Radio Broadcasting Partners, Inc., a Delaware corporation ("Buyer"), TBC Radio Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Buyer ("Buyer Sub"), and Triathlon pursuant to which Buyer Sub will merge with and into Triathlon (the "Merger"). Pursuant to the Merger, Triathlon will become a wholly-owned subsidiary of Buyer and, among other things, holders of Triathlon's Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock will receive $13.00 per share and holders of Triathlon's Depositary Shares will receive $10.83 per share, plus accrued and unpaid dividends up to and including the date immediately prior to the Effective Time (as defined in the Proxy Statement) on one-tenth of a share of 9% Mandatory Convertible Preferred Stock (the "Mandatory Preferred Stock"), subject to increase in certain circumstances, as set forth in the Merger Agreement, which is described in and attached as Annex A to, the accompanying Proxy Statement. In addition, the amount to be paid in respect of each Depositary Share is subject to increase under certain circumstances, as set forth in "Summary--Certain Legal Proceedings" in the Proxy Statement.

         2. To transact any other business that may properly come before the Special Meeting and any adjournments or postponements thereof.

         Only holders of record of shares of Class A Common Stock, Class B Common Stock and Mandatory Preferred Stock of Triathlon outstanding on February 1, 1999 (the "Record Date"), will be entitled to vote at the Special Meeting and any adjournments or postponements thereof. Such shares will vote together as a single class, with each share of Class A Common Stock entitled to one vote, each share of Class B Common Stock entitled to ten votes and each share of Mandatory Preferred Stock entitled to eight votes. All outstanding shares of Mandatory Preferred Stock are held by ChaseMellon Shareholder Services L.L.C., as depositary (the "Depositary"), which has issued Depositary Shares, each representing a one-tenth interest in a share of Mandatory Preferred Stock. Pursuant to the Deposit Agreement relating to the Depositary Shares, holders of Depositary Shares on the Record Date will be entitled to direct the voting of one-tenth of a share of Mandatory Preferred Stock per Depositary Share (which is equivalent to four-fifths (0.8) of a vote per Depositary Share), which may be exercised by instructing the Depositary using the Voting Instruction Card delivered to holders of Depositary Shares with the accompanying Proxy Statement.

         PURSUANT TO SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW, HOLDERS OF RECORD OF SHARES OF STOCK OF TRIATHLON ON THE RECORD DATE WHO HOLD THEIR SHARES THROUGH THE TIME OF THE MERGER AND WHO DO NOT VOTE IN FAVOR OF THE MERGER MAY SEEK AN APPRAISAL OF THE FAIR VALUE OF THEIR SHARES, EXCLUSIVE OF ANY ELEMENT OF VALUE ARISING FROM THE EXPECTATION OR ACCOMPLISHMENT OF THE MERGER. STOCKHOLDERS WHO ARE CONSIDERING SEEKING APPRAISAL SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED BY SECTION 262 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE VALUE OF THE MERGER CONSIDERATION THAT THEY WOULD OTHERWISE RECEIVE IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES. IN ADDITION, STOCKHOLDERS SHOULD BE AWARE THAT THE BOARD OF DIRECTORS OF TRIATHLON HAS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF TRIATHLON AND THAT GOLDMAN SACHS & CO. HAS RENDERED AN OPINION TO THE BOARD OF DIRECTORS THAT, AS OF JULY 23, 1998, THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF COMMON STOCK PURSUANT TO THE MERGER AGREEMENT WAS FAIR FROM A FINANCIAL POINT OF VIEW TO SUCH HOLDERS. A STOCKHOLDER WISHING TO EXERCISE APPRAISAL RIGHTS MUST DELIVER TO TRIATHLON, BEFORE THE VOTE ON THE ADOPTION OF THE MERGER AGREEMENT AT THE SPECIAL MEETING, A WRITTEN DEMAND FOR APPRAISAL OF THE HOLDER'S SHARES OF STOCK AND MUST COMPLY WITH THE OTHER REQUIREMENTS OF
SECTION 262. HOLDERS OF DEPOSITARY SHARES WHO WISH TO EXERCISE APPRAISAL RIGHTS IN RESPECT OF THE MANDATORY PREFERRED STOCK REPRESENTED THEREBY MUST NOTIFY THE DEPOSITARY IN WRITING AND MUST COMPLY WITH THE OTHER REQUIREMENTS OF SECTION
262. A COPY OF SECTION 262 IS ATTACHED TO THE ACCOMPANYING PROXY STATEMENT AS ANNEX E.

                                       By Order of the Board of Directors



                                       Kraig G. Fox
                                       Secretary

San Diego, California
February 12, 1999


         All stockholders are cordially invited to attend the Special Meeting. To ensure your representation at the Special Meeting, however, you are urged to mark, sign, date and return the enclosed proxy card or Voting Instruction Card in the accompanying envelope, whether or not you expect to attend the Special Meeting. No postage is required if mailed in the United States. Any holder of Class A

Common Stock or Class B Common Stock attending the Special Meeting may vote in person even if that stockholder has returned a proxy card. Any holder of Depositary Shares attending the Special Meeting may direct the Depositary how to vote the Mandatory Preferred Stock represented by its Depositary Shares even if that holder has returned a Voting Instruction Card.

-------------------------------------------------------------------------------
                            YOUR VOTE IS IMPORTANT.

                            WE HAVE SENT PROXY CARDS
          TO HOLDERS OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK AND VOTING INSTRUCTION CARDS TO HOLDERS OF DEPOSITARY SHARES

          TO VOTE YOUR SHARES, PLEASE MARK, SIGN, DATE AND RETURN THE
         ENCLOSED PROXY CARD OR VOTING INSTRUCTION CARD PROMPTLY IN THE
                           ENCLOSED RETURN ENVELOPE.

            PLEASE DO NOT SEND US YOUR TRIATHLON STOCK CERTIFICATES.
-------------------------------------------------------------------------------

                     [TRIATHLON BROADCASTING COMPANY LOGO]


                                PROXY STATEMENT

                  --------------------------------------------

                        SPECIAL MEETING OF STOCKHOLDERS

                           TO BE HELD MARCH 24, 1999

                  --------------------------------------------


         This Proxy Statement (the "Proxy Statement") is being furnished to stockholders of Triathlon Broadcasting Company, a Delaware corporation ("Triathlon"), in connection with the solicitation of proxies by Triathlon's Board of Directors for use at a Special Meeting of Stockholders (the "Special Meeting") to be held at the offices of Winston & Strawn, 200 Park Avenue, 41st Floor, New York, New York 10166, on Wednesday, March 24, 1999 at 10:00 a.m., local time, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders. This Proxy Statement and the related proxy cards and Voting Instruction Cards are first being mailed to Triathlon's stockholders on or about February 16, 1999. Proxy cards have been sent to holders of Triathlon's Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), and Triathlon's Class B Common Stock, par value $.01 per share (the "Class B Common Stock"), and Voting Instruction Cards have been sent to holders of Triathlon's Depositary Shares (the "Depositary Shares"), each representing a one-tenth interest in a share of Triathlon's 9% Mandatory Convertible Preferred Stock, par value $.01 per share (the "Mandatory Preferred Stock").

         At the Special Meeting, the holders of record on February 1, 1999 (the "Record Date") of shares of Class A Common Stock, Class B Common Stock and Mandatory Preferred Stock will be asked:

         1. to vote on a proposal to adopt the Agreement and Plan of Merger, dated as of July 23, 1998 (the "Merger Agreement"), among Capstar Radio Broadcasting Partners, Inc., a Delaware corporation ("Buyer"), TBC Radio Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Buyer ("Buyer Sub"), and Triathlon, and the merger of Buyer Sub with and into Triathlon (the "Merger"), whereby Triathlon will become a wholly-owned subsidiary of Buyer; and

         2. to transact any other business that may properly come before the Special Meeting or any adjournments or postponements thereof.

         When a Certificate of Merger relating to the Merger is filed with the Secretary of State of the State of Delaware or as otherwise specified in such Certificate of Merger (the "Effective Time"), Buyer Sub will merge with and into Triathlon, with Triathlon as the surviving corporation (the "Surviving Corporation"). At the Effective Time, each outstanding share (except for shares of holders who perfect and exercise dissenters' appraisal rights) of Triathlon's (a) Class A Common Stock, Class B Common Stock, Class C Common Stock, par value $.01 per share (the "Class C Common Stock"), and Class D Common Stock, par value $.01 per share (the "Class D Common Stock" and, collectively with the Class A Common Stock, the Class B Common Stock and the Class C Common Stock, the "Common Stock"), will convert into the right to receive $13.00 (the "Common Stock Merger Consideration"), (b) Mandatory Preferred Stock will convert into the right to receive $108.30, plus accrued and unpaid dividends up to and including the date immediately prior to the Effective Time (the "Mandatory Preferred Stock Merger Consideration"), and (c) Series B Convertible Preferred Stock, par value $.01 per share (the "Series B Preferred Stock"), will convert into the right to receive $.01. Pursuant to the Deposit Agreement, dated as of March 8, 1996, between Triathlon and ChaseMellon Shareholder Services L.L.C., as depositary (the "Depositary"), relating to the Depositary Shares (the "Deposit Agreement"), each Depositary Share, which represents one-tenth of a share of Mandatory Preferred Stock, will be entitled to receive one-tenth of the Mandatory Preferred Stock Merger Consideration, or $10.83 plus accrued and unpaid dividends up to and including the date immediately prior to the Effective Time on one-tenth of a share of Mandatory Preferred Stock (the "Depositary Share Merger Consideration"). The Depositary Share Merger Consideration is equivalent to .833 of the Common Stock Merger Consideration, which represents the fraction of a share of Class A Common Stock into which each Depositary Share is currently convertible. Each such amount will be payable in cash, without interest. Pursuant to the Merger Agreement, holders of derivative securities of Triathlon will be able to receive an amount in respect of such securities which is generally equal to the difference between $13.00 and the exercise price of the derivative security. See "The Merger Agreement."

         The Common Stock Merger Consideration and the Depositary Share Merger Consideration are subject to increase under certain circumstances, as set forth in the Merger Agreement. See "The Merger Agreement--Closing Extension and Adjustment to Merger Consideration." In addition, the Depositary Share Merger Consideration is subject to increase under certain circumstances, as set forth in "Summary--Certain Legal Proceedings."

         The Merger will be a taxable transaction to Triathlon's stockholders for federal income tax purposes. See "Certain Federal Income Tax Consequences of the Merger."

         A conformed copy of the Merger Agreement is included as Annex A to this Proxy Statement. The summaries of portions of the Merger Agreement set forth in this Proxy Statement do not purport to be complete; they are subject to, and are qualified in their entirety by reference to, the text of the Merger Agreement.

         The Board of Directors (with Norman Feuer abstaining due to a potential conflict of interest) has unanimously approved the Merger Agreement and the transactions contemplated thereby and determined that they are advisable, fair to and in the best interests of the stockholders of Triathlon. The Board of Directors (with Norman Feuer abstaining due to a potential conflict of interest) unanimously recommends that Triathlon's stockholders adopt the Merger Agreement. In addition, the Independent Committee of the Board of Directors, which was appointed to make a recommendation to the full Board of Directors on any acquisition proposals involving Triathlon (the "Independent Committee"), has recommended to the Board of Directors that it approve the Merger Agreement and the transactions contemplated thereby as fair to and in the best interests of the stockholders of Triathlon and that the Board of Directors declare advisable and recommend the adoption of the Merger Agreement by the stockholders of Triathlon.

         Goldman Sachs & Co. ("Goldman Sachs") acted as financial advisor to Triathlon in connection with the Merger. Goldman Sachs has rendered a written opinion to the Board of Directors that, as of July 23, 1998, the consideration to be received by the holders of Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. A copy of the full text of that written opinion is attached hereto as Annex B and should be read in its entirety by the stockholders of Triathlon.

         As of the Record Date, there were outstanding 3,175,645 shares of Class A Common Stock, 886,811 shares of Class B Common Stock and 583,400 shares of Mandatory Preferred Stock. In addition, as of the Record Date, Triathlon had outstanding 31,000 shares of Class C Common Stock, 802,445 shares of Class D Common Stock, 565,000 shares of Series B Preferred Stock and certain warrants, stock options and stock appreciation rights ("SARs"), none of which are entitled to vote at the Special Meeting. The holders of such warrants, stock options and SARs are not entitled to exercise dissenters' appraisal rights.

         Adoption of the Merger Agreement will require the affirmative vote of the holders of a majority of the voting power of all outstanding shares of Class A Common Stock, shares of Class B Common Stock and shares of Mandatory Preferred Stock (collectively, the "Voting Stock"), voting together as a single class (with each share of Class A Common Stock entitled to one vote, each share of Class B Common Stock entitled to ten votes and each share of Mandatory Preferred Stock entitled to eight votes). All outstanding shares of Mandatory Preferred Stock are held by the Depositary, which has issued Depositary Shares, each representing a one-tenth interest in a share of Mandatory Preferred Stock. Pursuant to the Deposit Agreement, holders of Depositary Shares on the Record Date will be entitled to direct the voting of one-tenth of a share of Mandatory Preferred Stock per Depositary Share (which is equivalent to four-fifths (0.8) of a vote per Depositary Share), which may be exercised by instructing the Depositary using the Voting Instruction Card delivered to holders of Depositary Shares with this Proxy Statement.

         Mr. Feuer, Robert F.X. Sillerman, Howard J. Tytel and Tomorrow Foundation (the "Foundation") (collectively, the "Named Stockholders") have agreed to vote all of their shares of Triathlon's capital stock in favor of the adoption

                                                         (cover page continued)
of the Merger Agreement. The Named Stockholders hold all of the outstanding shares of Class B Common Stock, representing approximately 53% of the combined voting power of the Voting Stock. Accordingly, passage of the proposal to adopt the Merger Agreement is assured. See "The Merger--Stockholder Agreements" and "Principal Stockholders."

         A HOLDER OF RECORD OF SHARES OF STOCK OF TRIATHLON (INCLUDING A HOLDER OF RECORD OF THE MANDATORY PREFERRED STOCK) ON THE RECORD DATE WHO HOLDS HIS OR HER SHARES THROUGH THE TIME OF THE MERGER, WHO DOES NOT VOTE IN FAVOR OF THE MERGER AND WHO COMPLIES WITH THE OTHER REQUIREMENTS OF SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW (THE "DGCL") WILL BE ENTITLED TO EXERCISE DISSENTERS' APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER. A STOCKHOLDER WISHING TO EXERCISE DISSENTERS' APPRAISAL RIGHTS MUST DELIVER TO TRIATHLON, BEFORE THE VOTE ON THE ADOPTION OF THE MERGER AGREEMENT AT THE SPECIAL MEETING, A WRITTEN DEMAND FOR APPRAISAL OF THE HOLDER'S SHARES OF STOCK. A VOTE AGAINST ADOPTION OF THE MERGER AGREEMENT WILL NOT SATISFY THIS REQUIREMENT.

         ANY DEMAND FOR APPRAISAL MUST BE MADE BY THE HOLDER OF RECORD OF THE SHARES. STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR BROKERS OR NOMINEES TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE MAKING OF A DEMAND FOR APPRAISAL BY THE BROKER OR NOMINEE. THE HOLDER OF RECORD OF THE SHARES OF MANDATORY PREFERRED STOCK IS THE DEPOSITARY. ACCORDINGLY, A HOLDER OF DEPOSITARY SHARES WHO WISHES TO EXERCISE DISSENTERS' APPRAISAL RIGHTS WITH RESPECT TO THE SHARES OF MANDATORY PREFERRED STOCK REPRESENTED BY HIS OR HER DEPOSITARY SHARES MUST NOTIFY THE DEPOSITARY IN WRITING BEFORE THE VOTE ON THE ADOPTION OF THE MERGER AGREEMENT AT THE SPECIAL MEETING.

         WITHIN 120 DAYS AFTER THE MERGER, A HOLDER OF RECORD WHO HAS COMPLIED WITH THE FOREGOING PROCEDURES MUST FILE A PETITION FOR APPRAISAL WITH THE DELAWARE COURT OF CHANCERY DEMANDING AN APPRAISAL OF THE "FAIR VALUE" OF HIS OR HER SHARES. THE COURT WILL DETERMINE THE "FAIR VALUE" OF THE SHARES EXCLUSIVE OF ANY ELEMENT OF VALUE ARISING FROM THE ACCOMPLISHMENT OR EXPECTATION OF THE MERGER AND MAY AWARD INTEREST ON THE AMOUNT DETERMINED TO BE FAIR VALUE. STOCKHOLDERS WHO ARE CONSIDERING SEEKING APPRAISAL SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED BY SECTION 262 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE VALUE OF THE MERGER CONSIDERATION THAT THEY WOULD OTHERWISE RECEIVE IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES. IN ADDITION, STOCKHOLDERS SHOULD BE AWARE THAT THE BOARD OF DIRECTORS OF TRIATHLON HAS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF TRIATHLON AND THAT GOLDMAN SACHS & CO. HAS RENDERED AN OPINION TO THE BOARD OF DIRECTORS THAT, AS OF JULY 23, 1998, THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF COMMON STOCK PURSUANT TO THE MERGER AGREEMENT WAS FAIR FROM A FINANCIAL POINT OF VIEW TO SUCH HOLDERS. A COPY OF SECTION 262 OF THE DGCL IS ATTACHED TO THIS PROXY STATEMENT AS ANNEX E. SEE "THE MERGER--RIGHTS OF DISSENTING STOCKHOLDERS" FOR A DISCUSSION OF SECTION 262.

         Although it is possible that the Merger may not occur for several months after the Special Meeting, and that the information regarding Triathlon will change materially from that contained or incorporated by reference herein, Triathlon's stockholders will not be entitled to another vote on the proposal to adopt the Merger Agreement. See "Risk Factors--Potential Delay Between Special Meeting and Merger; Changes in Triathlon." Triathlon anticipates that the shares of Class A Common Stock and the Depositary Shares will trade on The Nasdaq Stock Market Inc.'s National Market System (the "Nasdaq National Market") until the consummation of the Merger.

         The proxy cards to be used by holders of Class A Common Stock and Class B Common Stock and the Voting Instruction Card to be used by holders of Depositary Shares are being solicited on behalf of the Board of Directors. The execution of a proxy card does not preclude a holder of Class A Common Stock or Class B Common Stock from voting in person if he or she so desires. A holder of Class A Common Stock or Class B Common Stock may revoke or change its proxy card at any time prior to its use at the Special Meeting by giving Triathlon or its proxy tabulator a written direction to revoke the proxy card, giving Triathlon a new proxy card or attending the Special Meeting and voting in person. Holders of Depositary Shares may also revoke their voting instructions to the Depositary at any time prior to the vote at the Special Meeting on the proposal to adopt the Merger Agreement. See "The Special Meeting."

         Triathlon's principal executive office is located at Symphony Towers, 750 B Street, Suite 1920, San Diego, California 92101, and its telephone number is (619) 239-4242.

                                                         (cover page continued)
                                    - iii -

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----

SUMMARY.......................................................................3
     Matters to Be Considered.................................................3
     Parties to the Merger Agreement..........................................3
     The Special Meeting......................................................4
     Stockholder Agreements...................................................5
     Series B Preferred Stockholders..........................................6
     Feuer Termination Agreement..............................................6
     Termination of Financial Consulting
         Agreement with SCMC..................................................6
     The Merger...............................................................7
     Certain Federal Income Tax Consequences.................................11
     Certain Legal Proceedings...............................................11
     Risk Factors............................................................11

RISK FACTORS.................................................................12
     Risks Related to Buyer's Ability to Obtain
         Financing...........................................................12
     Limited Remedy for Breach by Buyer and
         for Termination.....................................................12
     Litigation Related to the Merger........................................12
     Termination Fee If Stockholders Do Not
         Adopt the Merger Agreement..........................................12
     Stockholders' Right to Seek Appraisal of
         Their Shares........................................................12
     Stockholder Agreements; Vote on Merger
         Assured.............................................................13
     Potential Delay Between Special Meeting
         and the Merger; Changes in Triathlon................................13
     Regulatory Approvals Required...........................................13
     Interests of Certain Persons in the Merger..............................14
     Conversion of Non-Voting Class D
         Common Stock into Super-Voting
         Class B Common Stock................................................14
     Fairness Opinion Limitations............................................15
     Risks Related to a Continuing Interest in
         Triathlon...........................................................15

THE SPECIAL MEETING..........................................................16
     Date, Time and Place; Matters to Be
         Considered..........................................................16
     Record Date; Quorum; Voting at the Special
         Meeting.............................................................17
     Voting of Proxies; Instructions by Holders
         of Depositary Shares................................................17
     Revocation of Proxies and Voting
         Instructions........................................................18
     Proxy Solicitation......................................................19

THE MERGER...................................................................20
     Background of the Merger................................................20
     Reasons for the Merger; Recommendations
         of the Board of Directors...........................................24
     Opinion of Goldman Sachs................................................25
     Stockholder Agreements..................................................28
     Series B Agreements.....................................................30
     Feuer Termination Agreement.............................................31
     Interests of Certain Persons in the Merger..............................32
     Effective Time..........................................................34
     Certain Effects of the Merger...........................................35
     Regulatory Matters......................................................35
     Source and Amount of Funds..............................................36

     Rights of Dissenting Stockholders.......................................37
     Accounting Treatment....................................................39
     Certain Legal Proceedings...............................................39

THE MERGER AGREEMENT.........................................................41
     The Merger..............................................................41
     Treatment of Warrants, Options and Stock
         Appreciation Rights.................................................42
     Representations and Warranties..........................................42
     Covenants...............................................................42
     Closing Extension and Adjustment to
         Merger Consideration................................................44
     Non-Solicitation........................................................44
     Conditions..............................................................44
     Termination; Fees and Expenses; Letter
         of Credit ..........................................................45

CERTAIN FEDERAL INCOME TAX
     CONSEQUENCES OF THE MERGER..............................................47

PRINCIPAL STOCKHOLDERS.......................................................48
     Conversion of Class D Common Stock into
         Class B Common Stock; Voting Trust
         Agreements..........................................................48

SELECTED CONSOLIDATED FINANCIAL DATA . .                                     54

MARKET PRICES AND DIVIDEND POLICY............................................56

FORWARD-LOOKING STATEMENTS...................................................57

INDEPENDENT AUDITORS.........................................................57

OTHER MATTERS................................................................57

AVAILABLE INFORMATION........................................................57

INCORPORATION OF CERTAIN DOCUMENTS
     BY REFERENCE............................................................57

STOCKHOLDER PROPOSALS........................................................58

ANNEX A       --   Merger Agreement
ANNEX B       --   Opinion of Goldman Sachs & Co.
ANNEX C       --   Form 10-K of Triathlon for the
                   year ended December 31, 1997
ANNEX D       --   Form 10-Q of Triathlon for the
                   quarter ended September 30, 1998
ANNEX E       --   Section 262 of the General
                   Corporation Law of Delaware

                                    SUMMARY

           This Proxy Statement contains all material information relating to the Merger. However, the following summary does not purport to be complete. It is qualified in its entirety by, and should be read in conjunction with, the more detailed information contained elsewhere in this Proxy Statement, including the Annexes attached hereto and incorporated by reference herein and the financial statements and notes thereto included therein. Stockholders are urged to read this Proxy Statement, including the financial statements and notes thereto in the Annexes hereto, and the documents referred to herein in their entirety.

MATTERS TO BE CONSIDERED

         At the Special Meeting, holders of Voting Stock will consider the adoption of the Merger Agreement. As a result of the Merger, Triathlon will become a wholly-owned subsidiary of Buyer and, among other things, each issued and outstanding share (except for shares held by persons who perfect and exercise dissenters' appraisal rights) of Triathlon's (a) Common Stock will convert into the right to receive $13.00, (b) Mandatory Preferred Stock will convert into the right to receive $108.30 (which represents the product of (i) the number of shares of Class A Common Stock into which a share of Mandatory Preferred Stock is currently convertible (8.33) and (ii) the Common Stock Merger Consideration ($13.00)), plus accrued and unpaid dividends up to and including the date immediately prior to the Effective Time, and (c) Series B Preferred Stock will convert into the right to receive $.01. Pursuant to the Deposit Agreement, each Depositary Share, which represents one-tenth of a share of Mandatory Preferred Stock, will be entitled to receive one-tenth of the Mandatory Preferred Stock Merger Consideration, or $10.83 plus accrued and unpaid dividends up to and including the date immediately prior to the Effective Time on one-tenth of a share of Mandatory Preferred Stock. In addition, each option issued by Triathlon will be canceled at the time of the Merger and the holder thereof will receive cash in an amount equal to the difference between $13.00 and the exercise price of such option, each warrant issued by Triathlon will remain outstanding after the Merger and will be exercisable without payment of the exercise price for cash in an amount equal to the difference between $13.00 and the exercise price of such warrant, and each SAR issued by Triathlon will be canceled at the time of the Merger and the holder thereof will receive a cash payment in respect of such SAR. Holders of warrants must tender their warrants to the Surviving Corporation in order to receive payment in respect of their warrants.

         Interest will not be paid on amounts to be received in the Merger by holders of shares or derivative securities in respect of the period between the time of the Merger and the time that payment is actually made. The consideration to be received by the holders of Common Stock, Mandatory Preferred Stock, Depositary Shares and derivative securities is subject to increase in certain circumstances. See "The Merger Agreement--The Merger."

         If the Merger had occurred on February 1, 1999, and assuming no holder of Voting Stock exercises appraisal rights, then (a) the 4,895,901 outstanding shares of Common Stock would have converted into the right to receive an aggregate of $63,646,713, (b) the 583,400 outstanding shares of Mandatory Preferred Stock would have converted into the right to receive an aggregate of $63,182,220, (c) the 565,000 outstanding shares of Series B Preferred Stock would have converted into the right to receive an aggregate of $5,650, and (d) the 486,266 outstanding options, warrants and SARs would have converted into the right to receive (net of the payment of the exercise prices) an aggregate of approximately $2,725,000.

         The Named Stockholders, who collectively hold as of the Record Date all of the outstanding shares of Class B Common Stock, which represent approximately 53% of the combined voting power of the Voting Stock, have executed agreements pursuant to which they have agreed to vote all of their shares of capital stock of Triathlon in favor of the adoption of the Merger Agreement. Accordingly, adoption of the Merger Agreement is assured. See "The Merger--Stockholder Agreements."

PARTIES TO THE MERGER AGREEMENT

         The parties to the Merger Agreement are Triathlon, Buyer and Buyer
Sub.

         Triathlon Broadcasting Company. Triathlon owns and operates radio stations primarily in medium and small markets in the midwestern and western United States. Triathlon generally defines medium and small markets as those ranked below the top 70 markets in terms of population by The Arbitron Company. Triathlon currently owns and operates, sells advertising on behalf of or provides programming to 22 FM and 10 AM radio stations in six markets. Triathlon also owns Pinnacle Sports Productions LLC, a regional sports radio network (the "Sports Network"), which broadcasts all of the games of the men's football, basketball and baseball and women's basketball and volleyball teams of the University of Nebraska over a network of approximately 61 radio stations located in the western United States.

         Additional information regarding Triathlon is included in its Annual Report on Form 10-K for the year ended December 31, 1997, which is attached hereto as Annex C, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, which is attached hereto as Annex D, both of which are incorporated herein by reference.

         Capstar Radio Broadcasting Partners, Inc. Capstar Broadcasting Corporation ("Capstar") is the largest owner of radio stations in the United States, based on number of radio stations, operating primarily in medium and small markets. Since October 1996, Capstar has assembled a portfolio of over 300 owned and operated or programmed radio stations serving over 75 mid-sized markets nationwide. Buyer, a Delaware corporation and an indirect subsidiary of Capstar, is currently indirectly controlled by the private investment firm of Hicks, Muse, Tate & Furst Incorporated and its affiliates (collectively, "Hicks Muse") through their ownership in Capstar. The total cash cost to Buyer of the Merger and related repayment of debt will be approximately $190.0 million. Buyer will be required to obtain financing in order to make such payments. Buyer has not informed Triathlon how it will obtain its financing. See "Risk Factors--Risks Related to Buyer's Ability to Obtain Financing." The mailing address of Buyer's principal executive offices is 600 Congress Avenue, Suite 1400, Dallas, Texas 78701, and its telephone number is (512) 340-7800. Capstar's principal executive offices are located at 600 Congress Avenue, Suite 1400, Austin, Texas 78701, and its phone number at those offices is (512) 340-7800.

         TBC Radio Acquisition Corp. Buyer Sub, a Delaware corporation, was recently formed by Buyer to effect the transactions contemplated by the Merger Agreement and related agreements. At the Effective Time, Buyer Sub will be merged with and into Triathlon, with Triathlon continuing as the surviving corporation and a wholly-owned subsidiary of Buyer. Buyer Sub has not conducted any substantial business activities to date other than entering into, and performing its obligations under, the Merger Agreement and related agreements. The mailing address of Buyer Sub's principal executive office is 200 Crescent Court, Suite 1600, Dallas, Texas 75201, and its telephone number is (214) 740-7300.

THE SPECIAL MEETING

         The Special Meeting

         The Special Meeting will be held at 10:00 a.m., local time, on Wednesday, March 24, 1999 at the offices of Winston & Strawn, 200 Park Avenue, 41st Floor, New York, New York 10166.

         Purpose of the Special Meeting

         At the Special Meeting, the stockholders of Triathlon will be asked to adopt the Merger Agreement and transact any other business that may properly come before the Special Meeting or any adjournments or postponements thereof. THE BOARD OF DIRECTORS (WITH NORMAN FEUER ABSTAINING DUE TO A POTENTIAL CONFLICT OF INTEREST) UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF TRIATHLON VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.

         Record Date; Shares Outstanding; Quorum

         The Board of Directors has fixed the close of business on February 1, 1999 as the Record Date for the determination of the stockholders of record entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof. Only holders of record of shares of Voting Stock will be entitled to vote at the Special Meeting. Holders of Depositary Shares are entitled to instruct the Depositary, as the holder of the Mandatory Preferred Stock, how to vote their Depositary Shares, each of which represents a one-tenth interest in a share of Mandatory Preferred Stock. The holders of shares of Class C Common Stock, Class D Common Stock and Series B Preferred Stock and the holders of warrants, stock options and SARs are not entitled to vote on the Merger.

         As of the Record Date, there were issued and outstanding 3,175,645 shares of Class A Common Stock (which are entitled to an aggregate of 3,175,645 votes on the proposal to adopt the Merger Agreement), 886,811 shares of Class B Common Stock (which are entitled to an aggregate of 8,868,110 votes on such proposal) and 583,400 shares of Mandatory Preferred Stock (which are entitled to an aggregate of 4,667,200 votes on such proposal). The presence in person or by proxy of holders of record of a majority of the combined voting power of the shares of Voting Stock will constitute a quorum at the Special Meeting for purposes of adopting the Merger Agreement. See "The Special Meeting--Record Date; Quorum; Voting at the Special Meeting."

         Votes Per Share

         Each share of Class A Common Stock will be entitled to one vote, each share of Class B Common Stock will be entitled to ten votes and each share of Mandatory Preferred Stock will be entitled to eight votes in all matters upon which they vote at the Special Meeting or any adjournments or postponements thereof.

         Under the terms of the Deposit Agreement, each holder of Depositary Shares is entitled to instruct the Depositary how to vote the amount of Mandatory Preferred Stock represented by its Depositary Shares. Accordingly, each Depositary Share, which represents a one-tenth interest in a share of Mandatory Preferred Stock, will entitle the holder thereof to instruct the Depositary as to how to vote four-fifths (0.8) of a share of Mandatory Preferred Stock. See "The Special Meeting--Record Date; Quorum; Voting at the Special Meeting."

         Votes Required

         The affirmative vote of the holders of a majority of the voting power of all outstanding shares of the Voting Stock, voting together as a single class (with each share of Class A Common Stock entitled to one vote, each share of Class B Common Stock entitled to ten votes and each share of Mandatory Preferred Stock entitled to eight votes) is required to adopt the Merger Agreement. Accordingly, the affirmative vote of holders of Voting Stock holding at least 8,355,478 votes is required to adopt the Merger Agreement.

         The Named Stockholders, who collectively hold as of the Record Date all of the outstanding shares of Class B Common Stock, which represent approximately 53% of the combined voting power of the Voting Stock, have executed agreements pursuant to which they have agreed to vote all of their shares of capital stock of Triathlon in favor of adoption of the Merger Agreement. Such holders collectively possess the right to cast 8,868,110 of the 16,710,955 votes entitled to be cast at the Annual Meeting. Accordingly, passage of the proposal to adopt the Merger Agreement is assured. See "The Merger--Stockholder Agreements."

STOCKHOLDER AGREEMENTS

         Concurrently with the execution of the Merger Agreement and as an inducement and a condition to Buyer entering into the Merger Agreement, the four Named Stockholders agreed in separate Stockholder Agreements (the "Stockholder Agreements") to vote all of the capital stock of Triathlon held by them in favor of the Merger and against, among other things, any acquisition proposal involving Triathlon or any of its subsidiaries (other than the Merger or an acquisition proposal with Buyer or any affiliate thereof) for a period of one year after the termination of the Merger Agreement (unless the Merger Agreement is terminated under certain specified circumstances).

         In the Stockholder Agreements, Messrs. Sillerman and Tytel and the agreed to convert certain of their shares of Class D Common Stock (136,852.06, 185,068.94 and 320,000 shares, respectively) into shares of Class B Common Stock. Such conversion was effected on August 5, 1998. See "Principal Stockholders--Conversion of Class D Common Stock into Class B Common Stock; Voting Trust Agreements." The Named Stockholders collectively hold as of the Record Date all of the outstanding shares of Class B Common Stock, which represent approximately 53% of the combined voting power of the Voting Stock. Accordingly, passage of the proposal to adopt the Merger Agreement is assured.

         In addition, the Named Stockholders have agreed in the Stockholder Agreements not to sell or transfer their shares of Triathlon capital stock in connection with any acquisition proposal involving Triathlon or any of its subsidiaries (other than the Merger) prior to the first anniversary of the termination of the Merger Agreement. If Buyer increases the consideration in the Merger (other than as a result of an extension of the Merger Agreement termination date), then each of the Named Stockholders must waive or repay to Buyer any portion of such increase received by such party.

         In the event that the Merger Agreement is terminated, any attempts by a third party to acquire Triathlon are likely to be delayed or impeded for a period of one year after the termination. Such delay is likely because the Named Stockholders control a majority of the voting power of the Voting Stock, they are obligated to vote in favor of the Merger and against any competing transactions for a period of one year from the termination of the Merger Agreement and they are obligated to pay to Buyer any increased consideration to be received by them in a competing transaction proposed prior to the first anniversary of the termination of the Merger Agreement. See "Risk Factors--Stockholder Agreements."

         Mr. Feuer is Triathlon's President and Chief Executive Officer. Mr. Sillerman is the Chairman of the Board and Chief Executive Officer of Sillerman Communications Management Corporation ("SCMC"), Triathlon's principal financial advisor. Mr. Tytel is the Executive Vice President, General Counsel and a Director of SCMC. The Foundation is a charitable foundation in which Mr. Sillerman serves as Vice President and a Director, and Mr. Sillerman's wife serves as President and a Director.

SERIES B PREFERRED STOCKHOLDERS

         Messrs. Feuer, Sillerman and Tytel, along with three additional holders of Series B Preferred Stock, have agreed not to offer, sell, transfer, assign or otherwise dispose of any shares of Series B Preferred Stock held by them, or grant any proxy or power of attorney with respect thereto. In the Merger, each outstanding share of Series B Preferred Stock will convert into the right to receive $.01. They also agreed, among other things, to waive any appraisal rights with respect to the Series B Preferred Stock arising from the Merger and any rights to convert shares of Series B Preferred Stock into shares of Class A Common Stock. See "The Merger--Stockholder Agreements" and "Series B Agreements."


FEUER TERMINATION AGREEMENT

         Concurrently with the execution of the Merger Agreement and as an inducement and a condition to Buyer entering into the Merger Agreement, Norman Feuer entered into a Termination Agreement (the "Termination Agreement") with Buyer and Triathlon. Pursuant to the Termination Agreement, Mr. Feuer has tendered his resignation as an officer and director of Triathlon and its subsidiaries, such resignation to be effective as of the Effective Time. In the Termination Agreement, Mr. Feuer also released Triathlon and its subsidiaries from all claims, with certain specified exceptions, he may have against such entities or their stockholders, directors, officers or agents. Mr. Feuer further agreed to refrain from making any unauthorized use or disclosure of confidential information relating to Triathlon for a period of five years from the Effective Time. Pursuant to the Termination Agreement, Mr. Feuer is entitled to receive a lump-sum payment of $850,000 at the time of the Merger and the forgiveness of certain loans from Triathlon to Mr. Feuer totaling $450,000 in aggregate principal amount. He is also entitled to a cash payment of $25,000 from Triathlon in each calendar quarter prior to the Merger. Prior to the Effective Time, Mr. Feuer will continue to serve as the President, the Chief Executive Officer and a Director of Triathlon. See "The Merger--Feuer Termination Agreement."

TERMINATION OF FINANCIAL CONSULTING AGREEMENT WITH SCMC

         SCMC (a company controlled by Mr. Sillerman) serves as Triathlon's financial consultant pursuant to a financial consulting agreement that was entered into as of June 30, 1995 and which was amended and restated as of February 1, 1996. Pursuant to the terms of the Merger Agreement, Triathlon's financial consulting agreement with SCMC is to be terminated at or prior to the time of the Merger and Triathlon is required to pay $2.0 million in cash to SCMC's assignee. The $2.0 million cash payment will compensate SCMC for the loss of its future rights under the financial consulting agreement, which is being terminated, and also is in lieu of any investment banking fees otherwise due SCMC in connection with the Merger. SCMC, among other things, made the initial contact with Buyer and played a significant role in negotiation the Merger and related transactions. See "The Merger--Interests of Certain Persons in the Merger--Termination of Financial Consulting Agreement with SCMC."

THE MERGER

         Recommendations of the Independent Committee and the Board; Reasons for the Merger

         The Board of Directors appointed three members of the Board, John Miller, Frank E. Barnes III and Jeffrey W. Leiderman, to comprise the Independent Committee to make a recommendation to the full Board of Directors on any acquisition proposals involving Triathlon. Although Mr. Miller serves as the Chairman of the Board of Triathlon, none of the members of the Independent Committee is an employee of Triathlon; in addition, Messrs. Barnes and Leiderman were elected to the Board of Directors by the holders of the Class A Common Stock and Depositary Shares voting as a single class and are considered "independent directors" for purposes of the rules of the National Association of Securities Dealers, Inc. and the Certificate of Incorporation of Triathlon.

         The Board of Directors (with Norman Feuer abstaining due to a potential conflict of interest) has unanimously approved the Merger Agreement and the transactions contemplated thereby and determined that they are advisable, fair to and in the best interests of the stockholders of Triathlon. The Board of Directors (with Norman Feuer abstaining due to a potential conflict of interest) unanimously recommends that Triathlon's stockholders adopt the Merger Agreement. In addition, the Independent Committee has recommended to the Board of Directors that it approve the Merger Agreement and the transactions contemplated thereby as fair to and in the best interests of the stockholders of Triathlon and that the Board of Directors declare advisable and recommend the adoption of the Merger Agreement by the stockholders of Triathlon. The Board of Directors and the Independent Committee, in reaching their conclusions, considered a number of factors. See "The Merger--Background of the Merger" and "--Reasons for the Merger; Recommendations of the Board of Directors."

         Opinion of Goldman Sachs

         Triathlon retained Goldman Sachs to act as its financial advisor in connection with the sale of all or a portion of Triathlon. Goldman Sachs has rendered an opinion to the Board of Directors that, as of July 23, 1998, the consideration to be received by the holders of the Common Stock pursuant to the terms of the Merger Agreement was fair from a financial point of view to such holders. Goldman Sachs was not asked by the Board of Directors to address the fairness of the Depositary Share Merger Consideration because the $10.83 to be paid per Depositary Share in the Merger is equal to the amount that a holder of a Depositary Share would receive in the Merger if he converted such Depositary Share into Class A Common Stock prior to the Merger. See "Risk Factors--Fairness Opinion Limited to Common Stock," "The Merger--Background to the Merger" and "--Reasons for the Merger; Recommendations of the Board of Directors." A copy of the opinion of Goldman Sachs is attached to this Proxy Statement as Annex B and should be read in its entirety by the stockholders of Triathlon. See "The Merger--Opinion of Goldman Sachs."

         Interests of Certain Persons in the Merger

         In considering the recommendation of the Board of Directors that the stockholders vote in favor of the adoption of the Merger Agreement and the recommendation of the Independent Committee that the Board of Directors approve the Merger Agreement and the transactions contemplated thereby, stockholders should be aware that the members of the Board of Directors and management of Triathlon, as well as certain of the stockholders of Triathlon who have executed Stockholder Agreements, have interests in the Merger and the related transactions that differ from, and are in addition to, the interests of the stockholders of Triathlon generally, and which may present them with potential conflicts of interest in connection with the Merger. The interests of Triathlon's directors and management include: the payment to Mr. Feuer, the President and Chief Executive Officer of Triathlon, of $850,000 pursuant to the terms of the Termination Agreement (as defined herein), the forgiveness of loans in the aggregate principal amount of $450,000 pursuant to the Termination Agreement and the cash payment of $25,000 by Triathlon to Mr. Feuer in each calendar quarter prior to the Merger; the indemnification and release of officers and directors, and the payment to each member of the Independent Committee of $35,000 as compensation for serving on the Independent Committee. In addition, SCMC, a company controlled by Robert F.X. Sillerman, is to receive $2.0 million in connection with the termination of the financial consulting agreement pursuant to which SCMC serves as Triathlon's principal financial advisor.

          Each holder of Common Stock, Mandatory Preferred Stock, Series B Preferred Stock and derivative securities issued by Triathlon will receive in the Merger the same amount per security as each other holder of such securities. In the Merger, the members of the Board of Directors of Triathlon will receive an aggregate of approximately $2,459,013 in respect of their shares and derivative securities of Triathlon and Mr. Sillerman will receive approximately $3,352,618 in respect of his shares and derivative securities of Triathlon. In addition, the Foundation (of which Mr. Sillerman is the Vice President and the Director) and Mr. Tytel (who serves as an executive office and Director of SCMC) will receive in the Merger the amount of $13.0 million and approximately $2,662,055, respectively, in respect of their shares and derivative securities. The foregoing amounts do not give effect to taxes due in respect of the amounts to be received and assume no increase in the amount per share to be paid in the Merger. See "Risk Factors--Interests of Certain Persons in the Merger" and "The Merger--Interests of Certain Persons in the Merger."

         Effective Time

         The Effective Time of the Merger will be the time of filing of a Certificate of Merger relating to the Merger with the Secretary of State of the State of Delaware in accordance with the provisions of the DGCL or as otherwise provided in such Certificate of Merger. Subject to the satisfaction or waiver of the closing conditions set forth in the Merger Agreement, the Merger will be consummated (the "Closing") on the earlier of (a) April 30, 1999 (subject to extension under certain circumstances, as provided in the Merger Agreement, until as late as September 14, 1999) or (b) any other date specified by Buyer at least 5 business days in advance. It is anticipated that the Effective Time of the Merger will occur during the second quarter of 1999, although there can be no assurance to such effect. See "The Merger--Effective Time" and "The Merger Agreement--Closing Extension and Adjustment to Merger Consideration."

         Surrender of Stock Certificates; Payment for Shares

         As soon as is practicable after the Effective Time but no later than three business days following the Effective Time, a transmittal form will be mailed to each record holder of shares of Common Stock and Preferred Stock. The transmittal form will set forth the procedure for surrendering to a bank or trust company mutually acceptable to Triathlon and Buyer (the "Paying Agent") certificates previously representing stock of Triathlon. In order to receive the consideration to which the holder will be entitled as a result of the Merger, the holder will be required, following the Effective Time, to surrender the holder's stock certificate(s), together with a duly executed and properly completed transmittal form (and any other required documents), to the Paying Agent. STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM. Thereafter, the holder will receive as promptly as practicable, in exchange for the surrendered certificate(s), cash in an amount equal to: (a) $13.00 per share of Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock (subject to increase under certain circumstances), (b) $108.30 per share of Mandatory Preferred Stock, plus accrued and unpaid dividends up to and including the date immediately prior to the Effective Time (subject to increase under certain circumstances), and (c) $.01 per share of Series B Preferred Stock. Holders of Depositary Shares will receive $10.83 per Depositary Share, plus accrued and unpaid dividends up to and including the date immediately prior to the Effective Time on one-tenth of a share of Mandatory Preferred Stock. No interest will be paid on the cash payable upon surrender of the certificate(s). See "The Merger Agreement--The Merger" and "--Closing Extension and Adjustment to Merger Consideration."

         Holders of warrants, options and SARs issued by Triathlon will be entitled to receive the amounts described in "The Merger Agreement--Treatment of Warrants, Options and Stock Appreciation Rights." HOLDERS OF WARRANTS, OPTIONS AND SARS SHOULD NOT SEND IN THEIR CERTIFICATES REPRESENTING SUCH SECURITIES.

         Conditions to the Merger

         The parties' obligations to consummate the Merger are subject to the satisfaction or waiver of certain conditions, including, among others, the adoption of the Merger Agreement by the stockholders of Triathlon, the consent of the Federal Communications Commission (the "FCC") to the transfer of control of station licenses in the Merger (the "FCC Consent"), the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), and the absence of any injunction or other legal restraint prohibiting the Merger. Buyer's and Buyer Sub's obligations to consummate the Merger are subject to the satisfaction or waiver of certain additional conditions, including, among others, the accuracy of Triathlon's representations and warranties in the Merger Agreement and the performance by Triathlon of its obligations under the Merger Agreement. Triathlon's obligations to consummate the Merger are subject to the satisfaction or waiver of certain additional conditions. See "The Merger--Regulatory Matters" and "The Merger Agreement--Conditions."

         Non-Solicitation

         Until the Merger Agreement terminates, it prohibits Triathlon, its subsidiaries and their representatives from (a) soliciting, initiating or encouraging the submission of any proposal for a merger, consolidation or other business combination involving Triathlon or any offer to acquire more than 25% of the voting power or a substantial portion of the assets of Triathlon and its subsidiaries (a "Takeover Proposal"), or (b) participating in any discussions or negotiations regarding, or furnishing any information in connection with, any Takeover Proposal. If, however, before obtaining stockholder approval, the Board of Directors determines in good faith, based on the advice of outside counsel, that it must do so in order to comply with its fiduciary duties to Triathlon's stockholders, then Triathlon and its representatives may, in response to an unsolicited Takeover Proposal meeting certain criteria, furnish information with respect to Triathlon pursuant to a confidentiality agreement and participate in negotiations regarding the proposal. The Merger Agreement requires Triathlon to keep Buyer fully informed of the status and details of any Takeover Proposal. See "The Merger Agreement--Non-Solicitation."

         Termination; Fees and Expenses; Letter of Credit

         The Merger Agreement may be terminated:

         (a)  By the mutual written consent of Triathlon, Buyer and Buyer Sub.

         (b) By either Triathlon or Buyer, if Triathlon's stockholders do not adopt the Merger Agreement at the Special Meeting (or an adjournment thereof) or if no stockholder vote is held before the Termination Date (as defined in "The Merger Agreement--Closing Extension and Adjustment to Merger Consideration") (unless the Merger is permanently enjoined or prohibited). If the Merger Agreement is terminated as set forth in this paragraph, Triathlon must pay Buyer $2.5 million, plus up to $1.0 million for expenses. In addition, if, within one year of the termination of the Merger Agreement, either Triathlon enters into a Takeover Proposal or 50% or more of the capital stock of Triathlon is acquired in a tender offer, then Triathlon must pay Buyer an additional $2.5 million.

         (c) By either Triathlon or Buyer, if the Merger is not consummated by the Termination Date. See "The Merger Agreement--Closing Extension and Adjustment to Merger Consideration."

         (d) By either Triathlon or Buyer, if the Merger is permanently prohibited or enjoined.

         (e) By Buyer if (i) Triathlon breaches any representation or warranty contained in the Merger Agreement, unless the individual or aggregate impact of all such breaches of representations and warranties could not reasonably be expected to have a material adverse effect on Triathlon or unless such breaches are due to changes in the United States financial markets generally or to matters arising after the date of the Merger Agreement that affect the broadcasting industry generally, or (ii) Triathlon fails to perform in all material respects its obligations under the Merger Agreement. However, Buyer may not terminate if the breach or failure to perform is cured within 30 days after notice thereof.

         (f) By Triathlon if (i) Buyer or Buyer Sub breaches any representation or warranty contained in the Merger Agreement, unless the individual or aggregate impact of all such breaches or representations and warranties has no material adverse effect on Buyer's ability to perform its obligations under the documents contemplated by the Merger Agreement (collectively referred to as the "Transaction Documents"), or (ii) Buyer or Buyer Sub fail to perform in all material respects their obligations under the Merger Agreement. However, Triathlon may not terminate if the breach or failure to perform is cured within 30 days after notice.

         (g) By Triathlon if (i) before obtaining stockholder approval of the Merger Agreement, the Board of Directors determines, in certain circumstances, to terminate the Merger Agreement in order for

              Triathlon to enter into an agreement relating to a Superior Proposal (as defined in the Merger Agreement), (ii)Triathlon notifies Buyer of the Superior Proposal, and (iii) Buyer does not offer to revise the terms of the Merger or the Board of Directors determines in good faith, after receiving advice from its financial advisor, that the Superior Proposal is superior to Buyer's revised offer. If the Merger Agreement is terminated as set forth in this paragraph, Triathlon must pay Buyer $5.0 million, plus up to $1.0 million for expenses.

         (h) By Buyer if (i) a tender or exchange offer for 50% or more of the capital stock of Triathlon is commenced and the Board of Directors fails to recommend that Triathlon's stockholders not tender their shares, or (ii) a Takeover Proposal is announced and the Board of Directors fails to reaffirm its recommendation of the Merger. If the Merger Agreement is terminated as set forth in this paragraph, Triathlon must pay Buyer $5.0 million, plus up to $1.0 million for expenses.

         (i) By Buyer if the capitalization of Triathlon (after giving effect to any conversions of derivative securities) is at any time different from its capitalization as set forth in the Merger Agreement. If the Merger Agreement is terminated as set forth in this paragraph, Triathlon must pay Buyer $1,666,667.

         Buyer has placed into escrow an irrevocable letter of credit for $9.0 million. In the event that the Merger Agreement is terminated in certain events (including if the Merger does not occur by a certain date under certain circumstances or if there are breaches of representations or covenants by Buyer or Buyer Sub which materially impair their ability to consummate the Merger), the letter of credit (or its proceeds) must be released to Triathlon, and Buyer must pay Triathlon an additional $3.0 million in cash (the "Cash Fee") as liquidated damages (such $9.0 million and the Cash Fee are collectively referred to as the "Liquidated Damages"). The Liquidated Damages were determined by the parties as the reasonable good faith estimate of the actual damages reasonably expected to result from such termination and, if they become payable, will be Triathlon's sole remedy. See "Risk Factors--Limited Remedy for Breach by Buyer and for Termination" and "The Merger Agreement--Termination; Fees and Expenses; Letter of Credit."

         In the event that Merger Agreement is terminated and Triathlon and Buyer do not agree promptly on whether Triathlon is entitled to the Liquidated Damages, then, upon the final determination of a court of competent jurisdiction, the non-prevailing party shall pay the prevailing party its costs of litigation and, if Triathlon is the prevailing party, Buyer shall pay Triathlon 10% interest on the total $12.0 million from the date of termination of the Merger Agreement until the date of receipt of such amount.

         Rights of Dissenting Stockholders

         Under Delaware law, stockholders who properly file demands for appraisal prior to the stockholder vote on the Merger Agreement will have the right to obtain, upon the consummation of the Merger, a judicial determination of the "fair value" of their shares (excluding any element of value arising from the accomplishment or expectation of the Merger). However, no holder of stock who votes in favor of the Merger will be entitled to exercise these rights. In order to exercise these rights, a stockholder must comply with all of the procedural requirements of Section 262 of the DGCL, which is described in "The Merger--Rights of Dissenting Stockholders" and which is attached to this Proxy Statement as Annex E. The "fair value" would be determined in judicial proceedings, the result of which cannot be predicted. Failure to take any of the steps required under Section 262 may result in a loss of dissenters' appraisal rights. The holders of warrants, stock options and SARs are not entitled to appraisal rights. Holders of Depositary Shares have no appraisal rights as such. Holders of Depositary Shares who wish to exercise appraisal rights with respect to shares of Mandatory Preferred Stock represented by their Depositary Shares should contact the Depositary, who, as the holder of record of shares of Mandatory Preferred Stock, is entitled to exercise appraisal rights with respect to the shares of Mandatory Preferred Stock. See "The Merger--Rights of Dissenting Stockholders" and Annex E.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         In general, the receipt of cash by a stockholder pursuant to the Merger or the exercise of appraisal rights will be a taxable event for the stockholder for federal income tax purposes and may also be taxable events under applicable local, state and foreign tax laws. The tax consequences for a particular stockholder will depend upon the facts and circumstances applicable to that stockholder. Accordingly, each stockholder should consult the holder's own tax advisor with respect to the federal, state, local or foreign tax consequences of the Merger. See "Certain Federal Income Tax Consequences."

CERTAIN LEGAL PROCEEDINGS

         On July 24,1998, a lawsuit was commenced against Triathlon and its directors in the Court of Chancery of the State of Delaware, New Castle County (Civil Action No. 16560). The plaintiff in the lawsuit is Herbert Behrens. The complaint alleges that the consideration to be paid in the Merger to the holders of the Depositary Shares is unfair and that the individual defendants have breached their fiduciary duties. The complaint seeks to have the action certified as a class action and seeks to enjoin the Merger, or in the alternative, seeks monetary damages in an unspecified amount. The defendants have answered the complaint denying its allegations and some preliminary discovery has occurred. As of January 26, 1999, no hearings with respect to this litigation had either been held or were scheduled. The parties have entered into a standstill agreement pursuant to which all proceedings in the case will be stayed unless either party gives 15 days notice that discovery should recommence. See "Risk Factors--Litigation Related to the Merger."

         On February 12, 1999, the parties signed a Memorandum of Understanding that provides for the settlement of the action in principle. The amount of the settlement depends upon whether the average last sale price (or the closing bid price, if no sale occurs on any day) for the Class A Common Stock of Triathlon over the twenty trading days ending on the date immediately preceding the Effective Time of the Merger (the "Average Closing Price") is equal to or lower than $12.60 per share. If the Average Closing Price is equal to or over $12.60 per share, Buyer will pay $0.11 additional consideration for each Depositary Share owned by any class member at the Effective Time of the Merger. If the Average Closing Price is under $12.60 per share, Buyer will pay $0.37 additional consideration for each Depositary Share owned by any class member at the Effective Time of the Merger. Buyer also agreed in the Memorandum of Understanding not to oppose plaintiff's counsel's application for attorney fees and expenses in the aggregate amount of $150,000 if Buyer pays $0.11 additional consideration for each Depositary Share under the proposed settlement and the aggregate amount of $400,000 if Buyer pays $0.37 additional consideration for each Depositary Share under the proposed settlement. The Memorandum of Understanding provides that the defendants deny all allegations of wrongdoing but, recognizing the burden, expense and risk attendant to the litigation, they have concluded that it is desirable that the claims against them be settled.

         The proposed settlement is contingent upon confirmatory discovery by the plaintiff, execution of a definitive settlement agreement, and court approval. There can be no assurance that the parties will execute a definitive settlement agreement or that the court will approve the settlement on the terms and conditions provided for in the Memorandum of Understanding, or at all. See "The Merger--Certain Legal Proceedings."

RISK FACTORS

         In determining whether to vote in favor of the Merger, stockholders should carefully consider the matters set forth under "Risk Factors," among others.

                                  RISK FACTORS

         In considering whether to adopt the Merger Agreement, stockholders should consider the following matters.

         RISKS RELATED TO BUYER'S ABILITY TO OBTAIN FINANCING. Buyer has advised Triathlon that it will require financing in order to consummate the Merger. Buyer has not informed Triathlon how it will obtain its financing, and, although Buyer has represented that it will have sufficient financing available at the Closing, there can be no assurance that Buyer will be able to obtain financing. If Buyer is unable to consummate the Merger because of its inability to obtain financing, it will be in breach of the Merger Agreement; however, Triathlon's remedies against Buyer in such a circumstance will be limited.

         LIMITED REMEDY FOR BREACH BY BUYER AND FOR TERMINATION. If Buyer or Buyer Sub breaches its obligations under the Merger Agreement, Triathlon's sole remedy for the breach will be the payment by Buyer of the $12.0 million Liquidated Damages. In addition, Triathlon will be entitled to receive the $12.0 million Liquidated Damages if (a) the Merger is not consummated by April 30, 1999 (subject to extension) and at such time (i) regulatory approvals for the transaction shall not have been obtained (unless the failure to obtain such approvals is the result of acts taken or omitted to be taken by Triathlon or changes to the laws affecting radio station licenses ("Acts or Changes")); (ii) there is in effect a preliminary injunction arising out of litigation concerning the treatment of the Mandatory Preferred Stock in the Merger; or
(iii) all conditions to Buyer's obligation to close the Merger have been satisfied, other than the condition that the consent of the FCC to the transfer of Triathlon's radio station licenses to Buyer or Buyer Sub shall have become final, and Buyer elects not to consummate the Merger; or (b) the Merger is permanently enjoined (i) by the federal antitrust agencies or the FCC and such injunction is not primarily due to Acts or Changes or (ii) on the grounds of the treatment of the Mandatory Preferred Stock in the Merger. The $12.0 million Liquidated Damages may be significantly less than Triathlon's actual damages arising out of the breach, and there can be no assurance that Triathlon will be able at that time to procure another bidder that will offer to Triathlon's stockholders consideration similar to that set forth in the Merger Agreement. See "The Merger Agreement--Termination; Fees and Expenses; Letter of Credit."

         LITIGATION RELATED TO THE MERGER. Triathlon and its directors are defendants in a lawsuit that alleges that the consideration to be paid in the Merger to the holders of the Depositary Shares is unfair and that the individual defendants have breached their fiduciary duties. The complaint seeks to have the action certified as a class action and seeks to enjoin the Merger, or, in the alternative, to obtain monetary damages. Triathlon and its directors intend to defend the lawsuit vigorously. Although the defendants believe the lawsuit is without merit, there have been ongoing discussions to settle the lawsuit and a Memorandum of Understanding that provides for the settlement of the action in principle has been executed by the parties to the litigation; however, there can be no assurance that the parties will execute a definitive settlement agreement or that the court will approve the settlement on the terms and conditions provided for in the Memorandum of Understanding, or at all. If the Merger is permanently enjoined as a result of this litigation, then Buyer will be required to pay the Liquidated Damages to Triathlon. See "The Merger--Certain Legal Proceedings."

         TERMINATION FEE IF STOCKHOLDERS DO NOT ADOPT THE MERGER AGREEMENT. If the Merger Agreement is terminated because Triathlon's stockholders do not adopt the Merger Agreement at the Special Meeting, Triathlon will be obligated to pay Buyer a termination fee of $2.5 million, plus up to $1.0 million for expenses. In addition, if, within one year of the termination of the Merger Agreement, either Triathlon enters into a Takeover Proposal or 50% or more of the capital stock of Triathlon is acquired in a tender offer, then Triathlon must pay Buyer an additional $2.5 million upon the consummation of the Takeover Proposal or the tender offer. See "The Merger Agreement--Termination; Fees and Expenses; Letter of Credit."

         STOCKHOLDERS' RIGHT TO SEEK APPRAISAL OF THEIR SHARES. Under Delaware law, holders of record of shares of stock of Triathlon on the Record Date who hold their shares through the time of the Merger and who do not vote in favor of the Merger may seek an appraisal of the fair value of their shares, exclusive of any element of value arising from the expectation or accomplishment of the Merger, together with a fair rate of interest, if any. A stockholder wishing to exercise dissenters' appraisal rights must deliver to Triathlon, before the vote on the adoption of the Merger Agreement at the Special Meeting, a written demand for appraisal of the holder's shares of stock and must comply with the other requirements of Section 262 of the DGCL. Holders of Depositary Shares who wish to exercise appraisal rights in respect of the Mandatory Preferred Stock represented thereby must notify the Depositary in writing and must comply with the other requirements of Section 262 of the DGCL. A copy of Section 262 is attached to this Proxy Statement as Annex E. Stockholders who are considering seeking appraisal should be aware that the fair value of their shares as determined by Section 262 could be more than, the same as or less than the value of the merger consideration that they would otherwise receive if they did not seek appraisal of their shares. In addition, stockholders should be aware that the Board of Directors of Triathlon has determined that the Merger Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of the stockholders of Triathlon and that Goldman Sachs & Co. has rendered an opinion to the Board of Directors that, as of July 23, 1998, the consideration to be received by the holders of Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. See "The Merger--Rights of Dissenting Stockholders" and Annex E.

         STOCKHOLDER AGREEMENTS; VOTE ON MERGER ASSURED. If the Merger Agreement is terminated under certain circumstances, then each Named Stockholder will be required pursuant to the Stockholder Agreements, for a period of one year after the Termination Date, to vote all shares of capital stock of Triathlon which he or it owns (a) against any acquisition proposal involving Triathlon (other than the Merger) and (b) to the extent that any of the following could reasonably be expected to impede or interfere with the Merger, or are intended to lead to an alternative acquisition proposal, against any change in a majority of the Board of Directors of Triathlon, any change in the present capitalization of Triathlon or any change to the Certificate of Incorporation of Triathlon. As of the Record Date, the Named Stockholders hold 53% of the combined voting power of the outstanding shares of Voting Stock. In the event that the Merger Agreement is terminated, any attempts by a third party to acquire Triathlon are likely to be delayed or impeded for a period of one year after the termination. Such delay is likely because the Named Stockholders control a majority of the voting power of the Voting Stock, they are obligated to vote in favor of the Merger and against any competing transactions for a period of one year from the termination of the Merger Agreement and they are obligated to pay to Buyer any increased consideration to be received by them in a competing transaction proposed prior to the first anniversary of the termination of the Merger Agreement. See "The Merger--Stockholder Agreements."

         POTENTIAL DELAY BETWEEN SPECIAL MEETING AND THE MERGER; CHANGES IN TRIATHLON. The Merger may not occur for a period of several months subsequent to the Special Meeting and Triathlon's stockholders will not receive payment for their shares until after the Merger occurs. The Merger Agreement, by its terms, expires on April 30, 1999 (subject to extension, under certain circumstances, as provided in the Merger Agreement, until as late as September 14, 1999). See "The Merger Agreement--Closing Extension and Adjustment to Merger Consideration." The information regarding Triathlon may change materially from that contained or incorporated by reference herein prior to the time that the Merger is consummated. Regardless of any changes in the information regarding Triathlon, Triathlon's stockholders will not be entitled to another vote on the proposal to adopt the Merger Agreement.

         REGULATORY APPROVALS REQUIRED. By law, the Merger may not be consummated prior to the completion of a review by the FCC and the U. S. Department of Justice, Antitrust Division (the "DOJ") of communications law and antitrust matters and possible effects of the Merger. Buyer and Triathlon expect that neither the FCC nor the DOJ will block the Merger if Capstar sells certain stations in the Wichita, Kansas and Colorado Springs, Colorado markets. In its FCC application, Buyer represented to the FCC that it would divest itself of two FM stations in the Wichita, Kansas market and one FM station in the Colorado Springs, Colorado market in order to come into compliance with the FCC's local ownership rules. The FCC has indicated that it intends to conduct additional analysis of the ownership concentration in the Wichita, Kansas market. By public notice, interested persons were invited by the FCC to file responses that specifically address the issue of concentration of ownership and its effect on competition and diversity in the Wichita broadcast market. The DOJ responded by filing a Comment and Petition for Hearing (the "Petition") with the FCC claiming that Buyer's proposed acquisition of the Wichita stations, together with the stations Buyer and its subsidiaries currently own in the market, raises serious issues as to whether sufficient competition will exist after the proposed acquisition. The DOJ further suggested that the FCC should hold a hearing to determine whether the acquisition would serve the public interest. To date, the FCC has taken no further action with respect to the FCC application. In its Petition, the DOJ also indicated that it would continue its investigation into the potential anti-competitive nature of the proposed acquisition and that it might bring action in United States District Court irrespective of any action the FCC may take. Buyer has informed Triathlon that it entered into non-binding letters of intent for the divestiture of three AM stations and two FM stations in the Wichita, Kansas market as well as two AM stations and one FM station in the Colorado Springs, Colorado market and filed applications with the FCC for approval of these divestitures in order to come into compliance with the FCC's local ownership rules and to address competitive concerns expressed by the DOJ. There can be no assurance that Buyer will enter into definitive agreements with respect to these divestitures or that the governmental approvals will be obtained in a timely manner, or at all. See "The Merger--Regulatory Matters."

         INTERESTS OF CERTAIN PERSONS IN THE MERGER. In considering the recommendation of the Board of Directors that the stockholders vote for the adoption of the Merger Agreement and the recommendation of the Independent Committee that the Board of Directors approve the Merger Agreement and the transactions contemplated thereby, stockholders should be aware that the members of the Board of Directors and management of Triathlon, as well as certain of the stockholders of Triathlon who have executed Stockholder Agreements, have interests in the Merger and the related transactions that differ from, and are in addition to, the interests of the stockholders of Triathlon generally, and which may present them with potential conflicts of interest in connection with the Merger. The interests of Triathlon's directors and management include: the payment to Mr. Feuer, the President and Chief Executive Officer of Triathlon, of $850,000 pursuant to the terms of the Termination Agreement, the forgiveness of loans in the aggregate principal amount of $450,000 pursuant to the Termination Agreement and the cash payment of $25,000 by Triathlon to Mr. Feuer in each calendar quarter prior to the Merger; the indemnification and release of officers and directors; and the payment to each member of the Independent Committee of $35,000 as compensation for serving on the Independent Committee. In addition, SCMC, a company controlled by Robert F.X. Sillerman, is to receive $2.0 million in connection with the termination of the financial consulting agreement pursuant to which SCMC serves as Triathlon's principal financial advisor.

         Each holder of Common Stock, Mandatory Preferred Stock, Series B Preferred Stock and derivative securities issued by Triathlon will receive in the Merger the same amount per security as each other holder of such securities. In the Merger, the members of the Board of Directors of Triathlon will receive an aggregate of approximately $2,459,013 in respect of their shares and derivative securities of Triathlon and Mr. Sillerman will receive approximately $3,352,618 in respect of his shares and derivative securities of Triathlon. In addition, the Foundation (of which Mr. Sillerman is the Vice President and the Director) and Mr. Tytel (who serves as an executive office and Director of SCMC) will receive in the Merger the amount of $13.0 million and approximately $2,662,055, respectively, in respect of their shares and derivative securities. The foregoing amounts do not give effect to taxes due in respect of the amounts to be received and assume no increase in the amount per share to be paid in the Merger. See "The Merger--Interests of Certain Persons in the Merger."

         CONVERSION OF NON-VOTING CLASS D COMMON STOCK INTO SUPER-VOTING CLASS B COMMON STOCK. Triathlon makes borrowings under a credit agreement with certain institutional lenders and AT&T Commercial Finance Corporation, as agent (as amended and restated, the "Credit Agreement"). The Credit Agreement requires Triathlon to, among other things, comply with certain specified financial covenants, including maintaining on a rolling four-quarter basis certain levels of broadcast cash flow in excess of fixed charges, maintaining at all times certain levels of current assets in excess of current liabilities and refraining from incurring corporate overhead in excess of certain amounts.

         Triathlon has been unable to comply with certain of the financial covenants in the Credit Agreement since the fourth quarter of 1997. It was anticipated that such defaults would be ongoing in 1998 despite Triathlon's efforts to improve its financial condition. Triathlon discussed with its lenders obtaining waivers in advance in the form of an amendment to the Credit Agreement. The failure to obtain an amendment would result in the reclassification of the debt borrowed under the Credit Agreement from a long-term liability to a current liability and thereby assure that Triathlon would continue to be in default. The lenders refused to grant waivers in advance. Therefore, Triathlon sought waivers on a retroactive basis, when it delivered its quarterly financial information to its lenders.

         The Certificate of Incorporation of Triathlon permits the holders of shares of Class D Common Stock, which have no voting rights except as required by law, to convert such shares into an equal number of shares of Class B Common Stock, which generally have ten votes per share, in the event that Triathlon is in default for borrowed money from an institutional lender, and such default has not been cured or waived. During the Merger negotiations, Buyer, as a condition and inducement to entering into the Merger Agreement, requested that the Named Stockholders enter into Stockholder Agreements, which, among other things, required Messrs. Sillerman and Tytel and the Foundation to convert a certain number of their shares of Class D Common Stock into shares of Class B Common Stock which would have the effect of assuring the necessary stockholder vote to approve the Merger Agreement. When the Merger Agreement was being negotiated, Triathlon and SCMC held discussions with Triathlon's lenders regarding obtaining waivers for the defaults that were anticipated to be contained in the June 30, 1998 financial statements. During the course of these discussions management updated the lenders on the status of merger negotiations. The lenders favored the merger transaction being pursued with Buyer and the steps taken to facilitate the Merger, including the conversion of Class D Common Stock into Class B Common Stock. In accordance with the terms of the Stockholder Agreements, Messrs. Sillerman and Tytel and the Foundation converted certain of their shares of Class D Common Stock into Class B Common Stock on August 5, 1998. On September 10, 1998, following the execution of the Merger Agreement and the Stockholder Agreements and the conversion of Class D Common Stock into Class B Common Stock, the lenders granted Triathlon a waiver of its defaults for the period ended June 30, 1998. Triathlon was also in default of certain of the financial covenants in the Credit Agreement for the period ended September 30, 1998. Subsequent to such date, the lenders waived such defaults. See "The Merger--Background of the Merger," "--Stockholder Agreements" and "Principal Stockholders--Conversion of Class D Common Stock into Class B Common Stock; Voting Trust Agreements."

         FAIRNESS OPINION LIMITATIONS. The Board of Directors of Triathlon, prior to approving the Merger Agreement, obtained the opinion of Goldman Sachs that the consideration to be offered to the holders of shares of Common Stock in the Merger was fair from a financial point of view to such holders. See "The Merger--Opinion of Goldman Sachs." The Depositary Share Merger Consideration of $10.83 per Depositary Share is equal to the amount that a holder of a Depositary Share would receive in the Merger if he converted such Depositary Share into Class A Common Stock prior to the Merger. Since the consideration to be paid to the holders of the Depositary Shares in the Merger was determined by reference to the terms of the Certificate of Designations with respect to the Mandatory Preferred Stock and the Deposit Agreement, Goldman Sachs was not asked to address the fairness of the Depositary Share Merger Consideration. Holders of Common Stock should also be aware that, although acquisition prices of broadcast companies operating radio stations in small-and medium-sized markets increased in 1996 after the liberalization of the laws governing the number of radio stations an entity could own, the Board of Directors of Triathlon did not request that Goldman Sachs limit its analysis to post-liberalization transactions because there were relatively few acquisitions of radio station companies in such markets after such liberalization. There can be no assurance that a fairness opinion would have been attainable had the analysis undertaken by Goldman Sachs been limited to post-liberalization transactions. See "The Merger Agreement--Background of the Merger."

         RISKS RELATED TO A CONTINUING INTEREST IN TRIATHLON. If the Merger is not consummated, stockholders should be aware that Triathlon's continuing operations will involve a number of risks, including the failure by Triathlon to comply with certain covenants in its credit agreement; governmental investigation of the Citadel joint selling agreement ("JSA"); extensive regulation of radio broadcasting; substantial leverage; potential inability to service obligations; limitations on ability to pay dividends; historical losses; holding company structure and dependence upon subsidiaries' operations; a competitive radio broadcasting industry; control by certain large stockholders; transactions with affiliates; and restrictions on transfer of capital stock to non-U.S. persons. See Triathlon's Annual report on Form 10-K for the year ended December 31, 1997, which is attached hereto as Annex C, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, which is attached hereto as Annex D, both of which are incorporated herein by reference.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE; MATTERS TO BE CONSIDERED

         This Proxy Statement is being furnished to the holders of Voting Stock in connection with the solicitation of proxies by the Board of Directors for use at the Special Meeting and any adjournments or postponements thereof. The Special Meeting will be held at 10:00 a.m., local time, on Wednesday, March 24, 1999, at the offices of Winston & Strawn, 200 Park Avenue, 41st Floor, New York, New York 10166. At the Special Meeting, the holders of Voting Stock will be asked to vote on a proposal to adopt the Merger Agreement and transact any other business that may properly come before the Special Meeting or any adjournments or postponements thereof.

         THE BOARD OF DIRECTORS (WITH NORMAN FEUER ABSTAINING DUE TO A POTENTIAL CONFLICT OF INTEREST) HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND DETERMINED THAT THEY ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF TRIATHLON. THE BOARD OF DIRECTORS (WITH NORMAN FEUER ABSTAINING DUE TO A POTENTIAL CONFLICT OF INTEREST) UNANIMOUSLY RECOMMENDS THAT TRIATHLON'S STOCKHOLDERS ADOPT THE MERGER AGREEMENT. IN ADDITION, THE INDEPENDENT COMMITTEE HAS RECOMMENDED TO THE BOARD OF DIRECTORS THAT IT APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AS FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF TRIATHLON AND THAT THE BOARD OF DIRECTORS DECLARE ADVISABLE AND RECOMMEND THE ADOPTION OF THE MERGER AGREEMENT BY THE STOCKHOLDERS OF TRIATHLON.

         As a result of the Merger, Triathlon will become a wholly-owned subsidiary of Buyer and, among other things, each issued and outstanding share (except for shares held by persons who perfect and exercise dissenters' appraisal rights) of Triathlon's (a) Common Stock will convert into the right to receive $13.00, (b) Mandatory Preferred Stock will convert into the right to receive $108.30 (which represents the product of (i) the number of shares of Class A Common Stock into which a share of Mandatory Preferred Stock is currently convertible (8.33) and (ii) the Common Stock Merger Consideration ($13.00)), plus accrued and unpaid dividends up to and including the date immediately prior to the Effective Time and (c) Series B Preferred Stock will convert into the right to receive $.01. Pursuant to the Deposit Agreement, each Depositary Share, which represents one-tenth of a share of Mandatory Preferred Stock, will be entitled to receive one-tenth of the Mandatory Preferred Stock Merger Consideration, or $10.83 plus accrued and unpaid dividends up to and including the date immediately prior to the Effective Time on one-tenth of a share of Mandatory Preferred Stock. In addition, each option issued by Triathlon will be canceled at the time of the Merger and the holder thereof will receive cash in an amount equal to the difference between $13.00 and the exercise price of such option, each warrant issued by Triathlon will remain outstanding after the Merger and will be exercisable without payment of the exercise price for cash in an amount equal to the difference between $13.00 and the exercise price of such warrant, and each SAR issued by Triathlon will be canceled at the time of the Merger and the holder thereof will receive a cash payment in respect of such SAR. Holders of warrants must tender their warrants to the Surviving Corporation in order to receive payment in respect of their warrants. See "The Merger Agreement--The Merger."

         Interest will not be paid on amounts to be received in the Merger by holders of shares or derivative securities in respect of the period between the time of the Merger and the time that payment is actually made. The consideration to be received by holders of Common Stock, Mandatory Preferred Stock, Depositary Shares and derivative securities is subject to increase in certain circumstances. See "The Merger Agreement--Closing Extension and Adjustment to Merger Consideration."

         If the Merger had occurred on February 1, 1999, and assuming no holder of Voting Stock exercises appraisal rights, then (a) the 4,895,901 outstanding shares of Common Stock would have converted into the right to receive an aggregate of $63,646,713, (b) the 583,400 outstanding shares of Mandatory Preferred Stock would have converted into the right to receive an aggregate of $63,182,220, (c) the 565,000 outstanding shares of Series B Preferred Stock would have converted into the right to receive an aggregate of $5,650, and (d) the 486,266 outstanding options, warrants and SARS would have converted into the right to receive (net of the payment of the exercise prices) an aggregate of approximately $2,725,000.

RECORD DATE; QUORUM; VOTING AT THE SPECIAL MEETING

         The Board of Directors has fixed the close of business on February 1, 1999 as the Record Date for determining the holders of Voting Stock entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were issued and outstanding 3,175,645 shares of Class A Common Stock, 886,811 shares of Class B Common Stock and 583,400 shares of Mandatory Preferred Stock, represented by 5,834,000 Depositary Shares. In addition, as of the Record Date there were 31,000 shares of Class C Common Stock, 802,445 of Class D Common Stock and 565,000 shares of Series B Preferred Stock issued and outstanding, none of which are entitled to vote at the Special Meeting. Triathlon also has outstanding warrants, stock options and SARs. The holders of these derivative securities have no voting rights with respect to the Merger Agreement.

         A quorum is necessary in order for a vote on the proposals presented at the Special Meeting. The presence in person or by proxy of the holders of record of a majority of the combined voting power of the outstanding shares of Voting Stock is necessary for there to be a quorum for purposes of voting on the Merger Agreement.

         Abstentions (i.e., votes withheld by stockholders who are present and entitled to vote) and broker non-votes (i.e., shares held by a broker for its customers that are not voted because the broker does not receive instructions from the customer or because the broker does not have discretionary voting power with respect to the item under consideration) will be counted as present for purposes of determining whether there is a quorum for the transaction of business.

         The affirmative vote of the holders of a majority of the voting power of all outstanding shares of the Voting Stock, voting together as a single class (with each share of Class A Common Stock entitled to one vote, each share of Class B Common Stock entitled to ten votes and each share of Mandatory Preferred Stock entitled to eight votes) is required to adopt the Merger Agreement. Accordingly, abstention and broker non-votes will have the effect of votes against the adoption of the Merger Agreement.

         All outstanding shares of Mandatory Preferred Stock are held by the Depositary, which has issued Depositary Shares, each representing a one-tenth interest in a share of Mandatory Preferred Stock. Pursuant to the Deposit Agreement, holders of Depositary Shares on the Record Date will be entitled to direct the voting of one-tenth of a share of Mandatory Preferred Stock per Depositary Share (which is equivalent to four-fifths (0.8) of a vote per Depositary Share), which may be exercised by instructing the Depositary using the Voting Instruction Card delivered to holders of Depositary Shares with this Proxy Statement.

         Triathlon will appoint one or more inspectors, who may be employees of Triathlon, to determine, among other things, the number of shares of Voting Stock represented at the Special Meeting and the validity of the proxies submitted for voting at the Special Meeting. Triathlon has retained ChaseMellon Shareholder Services L.L.C., its transfer agent for the Class A Common Stock and Mandatory Preferred Stock, as proxy tabulator to assist the inspectors in the performance of their duties. ChaseMellon Shareholder Services L.L.C. can be reached at 600 Willow Tree Road, Leonia, New Jersey 07605, facsimile no. 201-296-4142, Attention: Norma Cianfaglione.

         The Named Stockholders own as of the Record Date all of the outstanding shares of Class B Common Stock, which represent approximately 53% of the combined voting power of the outstanding Voting Stock. Pursuant to the Stockholder Agreements, the Named Stockholders have agreed to vote all shares of capital stock of Triathlon held by them in favor of adoption of the Merger Agreement at the Special Meeting. Such holders collectively possess the right to cast 8,868,110 of the 16,710,955 votes entitled to be cast at the Annual Meeting. Accordingly, passage of the proposal to adopt the Merger Agreement is assured. See "The Merger--Stockholder Agreements."

VOTING OF PROXIES; INSTRUCTIONS BY HOLDERS OF DEPOSITARY SHARES

         All shares of Class A Common Stock and Class B Common Stock that are entitled to vote and are represented at the Special Meeting by properly executed proxy cards received prior to or at the Special Meeting, and not duly and timely revoked, will be voted at the Special Meeting (or any adjournment or postponement thereof) in accordance with the instructions indicated on the proxy cards. If no instructions are indicated, the proxies will be voted FOR adoption of the Merger Agreement. Abstentions and broker non-votes will have the effect of votes against adoption of the Merger Agreement.

         Holders of Depositary Shares who wish to direct the Depositary to vote on the proposal to adopt the Merger Agreement should complete the enclosed Voting Instruction Card. The Voting Instruction Card authorizes the Depositary, as holder of record of the shares of Mandatory Preferred Stock, to vote the amount of Mandatory Preferred Stock represented by the holder's Depositary Shares as instructed in the Voting Instruction Card at the Special Meeting or any adjournment of postponement thereof. If no instructions are indicated, the Voting Instruction Cards will be counted as abstentions on the proposal to adopt the Merger Agreement.

         In the event that there is a motion to adjourn or postpone the Special Meeting to another time and/or place (including for the purpose of soliciting additional votes in favor of the adoption of the Merger Agreement), then (i) proxies of holders of Class A Common Stock and Class B Common Stock who vote in favor of adoption of the Merger Agreement and proxies of holders of Class A Common Stock and Class B Common Stock which contain no voting instructions will be voted in favor of the motion to adjourn or postpone the Special Meeting,
(ii) proxies of holders of Class A Common Stock and Class B Common Stock who vote against the adoption of the Merger Agreement will be voted against the motion to adjourn or postpone the Special Meeting, and (iii) proxies of holders of Class A Common Stock and Class B Common Stock who abstain from voting on the adoption of the Merger Agreement will abstain on the vote on adjournment or postponement, which will have the effect of a vote against adjournment or postponement. If any other matters are properly presented for consideration at the Special Meeting, then John D. Miller and Jeffrey W. Leiderman (the persons named in the enclosed proxy card as the proxies for the Class A Common Stock and Class B Common Stock) will have discretion to vote on these matters in accordance with their best judgment.

         Pursuant to the Deposit Agreement, the Depositary is prohibited from voting Depositary Shares (including on any proposal to adjourn or postpone the Special Meeting) in the absence of voting instructions from the holders thereof.

REVOCATION OF PROXIES AND VOTING INSTRUCTIONS

         A holder of Class A Common Stock or Class B Common Stock may revoke a proxy card given pursuant to this solicitation at any time before the proxy card is voted by submitting a written revocation to the tabulation agent (ChaseMellon Shareholder Services L.L.C.), by returning a subsequently dated proxy card to the proxy tabulator or to the Secretary of Triathlon, by filing an instrument in writing with the Secretary of Triathlon revoking the proxy card, or by voting in person at the Special Meeting. Attendance at the Special Meeting will not in and of itself revoke a proxy card.

         Holders of Class A Common Stock and Class B Common Stock who are entitled to revoke their proxy card may do so via facsimile at the number set forth above in "--Record Date; Quorum; Voting at the Special Meeting." Any beneficial owner of Class A Common Stock or Class B Common Stock whose shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to revoke should contact the registered holder promptly and instruct the registered holder to revoke on his behalf. There can be no assurance that the registered holder will have sufficient time prior to the Special Meeting to deliver a revocation upon instruction by the beneficial owner.

         A holder of Depositary Shares who wishes to revoke its voting instructions to the Depositary should deliver a subsequently dated Voting Instruction Card to the Depositary, or file an instrument in writing with the Depositary revoking its voting instructions. Any such action must be taken, and received by the Depositary, prior to the time of the vote at the Special Meeting on the proposal to adopt the Merger Agreement. Any such subsequently dated Voting Instruction Card or revocation should be sent by mail, overnight courier or facsimile to the Depositary at 600 Willow Tree Road, Leonia, New Jersey 07605, Attn: Norma Cianfaglione, facsimile number 201-296-4142 or delivered in person to a representative of the Depositary at the Special Meeting.

PROXY SOLICITATION

         Triathlon will pay its own expenses incurred in connection with this Proxy Statement and the Special Meeting, including the disbursements of legal counsel and accountants. In addition to solicitation by mail, proxies may be solicited by directors, officers and employees of Triathlon in person or by telephone, facsimile or other means of communication. The directors, officers and employees will not be additionally compensated, but will be reimbursed for reasonable out-of-pocket expenses, in connection with their solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by the custodians, nominees and fiduciaries, and Triathlon will reimburse the custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

         STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS OR RECEIPTS REPRESENTING THE DEPOSITARY SHARES WITH THEIR VOTING INSTRUCTION CARDS.

                                   THE MERGER

BACKGROUND OF THE MERGER

         Triathlon was formed by Norman Feuer, Robert F.X. Sillerman and Howard
J. Tytel in 1995 to acquire, own and operate radio stations, primarily in medium and small-sized markets in the midwestern and western United States. Triathlon's strategy was to identify and acquire established stations (i) located in a market with a sound local economy, (ii) with a demonstrated record of audience share and broadcast cash flow or the potential to achieve a significant audience share and broadcast cash flow in a short period of time and (iii) which were available for purchase at attractive prices, generally expressed in terms of multiples of broadcast cash flow. Management's strategy was to acquire radio stations that would be accretive to broadcast cash flow ("BCF"), so that the purchase price expressed as a multiple of BCF, after giving effect to anticipated cost savings or revenue enhancements at the acquired stations, should not exceed the multiple of BCF at which Triathlon stock traded.

         Upon completion of its initial public offering of Class A Common Stock at $5.50 per share in September 1995, Triathlon acquired or operated three FM and two AM radio stations in the Wichita, Kansas market. Triathlon currently owns or operates 22 FM and 10 AM radio stations in six markets and owns a regional sports radio network. Triathlon's growth was financed principally by approximately $13 million in net proceeds from its initial public offering in 1995, approximately $56 million in net proceeds from its public offering of Depositary Shares in 1996 and aggregate borrowings of approximately $79 million under its senior bank credit facility.

         Triathlon sought to capitalize on the changing regulatory environment which relaxed the restrictions on the number of radio stations an entity could own. At the time of Triathlon's formation in 1995, the Communications Act of 1934, as amended (the "Communications Act"), and the rules, regulations, orders and policies promulgated or adopted thereunder by the FCC (the "Communications Laws") limited the number of radio stations which any entity could own to 20 FM and 20 AM stations. These ownership limits were based on "attributable" interest, which, for a corporation, included the interest of officers, directors and those who, directly or indirectly, had the right to vote 5% or more of the corporation's voting securities. Triathlon was organized and structured in such a manner so that Mr. Sillerman's other radio broadcasting interests, including his former controlling interest in SFX Broadcasting, Inc. ("SFX Broadcasting"), a publicly-held company founded by Mr. Sillerman in 1992 and which acquired, owned and operated radio stations in major and medium-sized markets, would not be attributable to Triathlon for purposes of the Communications Laws. Triathlon was organized and structured in this manner in order to maximize its expansion opportunities. Accordingly, a significant amount of Mr. Sillerman's ownership interest in Triathlon consisted of non-voting stock.

         In 1996, legislation was enacted that further liberalized the Communications Laws by eliminating the limit on the number of radio stations that an individual or entity could own nationally and increased the number of radio stations that an individual or entity could own in a local market. Thereafter the consolidation of the radio industry rapidly accelerated and radio stations in medium- and small-size markets which in the past had not attracted the interest of large companies because of the limitations on radio station ownership discussed above were now being aggressively pursued by large companies, certain of which had significantly greater financial resources than Triathlon.

         Given its capitalization and debt structure, Triathlon found it increasingly difficult to compete for acquisitions against larger publicly-held radio broadcasting companies whose securities generally traded at higher multiples of broadcast cash flow than Triathlon's. As a result of the entry of large companies into the market for radio stations located in medium- and small-sized markets, the prices demanded by the owners of these stations increased considerably and it became increasingly difficult for Triathlon to identify acquisitions which would be accretive to BCF. Higher acquisition costs particularly impacted Triathlon because financing acquisitions became increasingly difficult for two reasons. First, although the broadcast cash flow multiples required to acquire radio stations increased, lenders did not increase the multiples at which they would lend to radio station operators such as Triathlon. Second, Triathlon's stock traded at a lower multiple of BCF than many of its competitors and, perhaps more importantly, at a lower BCF multiple than the BCF multiple required to acquire radio stations.

         Management recognized that these factors might present opportunities for Triathlon to maximize stockholder value through a sale of the company.

         In December 1996, Triathlon instructed its principal financial advisor, SCMC, to actively explore alternatives to maximize stockholder value, including a possible sale of Triathlon. In early 1997, SCMC held informal discussions with a number of owners of radio station groups, including an affiliate of Buyer, exploring whether there was any interest in acquiring Triathlon. These discussions were conducted principally by Robert F.X. Sillerman and Howard J. Tytel of SCMC and Norman Feuer, Triathlon's Chief Executive Officer and Chairman of the Board. These discussions did not result in any proposals.

         Continuing its efforts on behalf of Triathlon, in the summer of 1997, Mr. Sillerman held discussions with R. Steven Hicks, an executive officer at Hicks Muse, about a proposal in which Triathlon would be acquired by an affiliate of Buyer in a transaction in which the holders of Common Stock would receive $9.50 per share and holders of Depositary Shares would receive $10.00 per share. The transaction, as proposed by the acquiror, provided that the acquiror would not be required to consummate the acquisition for up to two years, during which time the acquiror would be able to operate Triathlon's radio stations pursuant to a local marketing agreement (an "LMA"). Unable to agree on principal terms, including price, the time frame for closing and the requirement that Triathlon make all of its stations subject to an LMA, Triathlon and the affiliate of Buyer terminated their discussions in early August 1997.

         Through the summer and early fall of 1997, Triathlon, acting principally through Messrs. Sillerman and Tytel, together with Mr. Feuer, held preliminary discussions with other potential acquirors but did not receive any proposals.

         In October 1997, in an effort to broaden the scope of potential acquirors beyond radio station operators to include financial buyers, leverage buyout groups and merchant banks, Triathlon publicly announced the retention of Goldman Sachs to assist in exploring ways to maximize stockholder value, including a potential sale of Triathlon. At that time Triathlon also established the Independent Committee to make a recommendation to the full Board of Directors with respect to any bona fide proposals. The Independent Committee was also empowered to directly participate in negotiations, to the extent it deemed it desirable.

         In making its decision to establish an Independent Committee with respect to transaction proposals, the Board of Directors considered, among other things, (i) that certain potential buyers might wish to retain the services of Mr. Feuer and others would not wish to retain the services of Mr. Feuer, (ii) that many interested parties would likely have business relationships with Robert F.X. Sillerman (for example, an affiliate of Hicks Muse had entered into an agreement to acquire SFX Broadcasting, a company controlled by Mr. Sillerman), and (iii) that potential buyers might require that Triathlon's ongoing financial consulting and advisory agreement with SCMC, a company affiliated with Robert F.X. Sillerman, be terminated. The arrangement was scheduled to continue through 2005 and, if terminated, would likely require Triathlon to pay a substantial termination fee.

         John D. Miller, Frank E. Barnes III and Jeffrey W. Leiderman were appointed as the members of the Independent Committee. Although Mr. Miller serves as Chairman of the Board of Triathlon, none of the members of the Independent Committee is an employee of Triathlon; in addition, Messrs. Barnes and Leiderman were elected to the Board of Directors by the holders of the Class A Common Stock and the Depositary Shares voting together as a single class and are considered "independent directors" for purposes of the rules of the National Association of Securities Dealers, Inc. and the Certificate of Incorporation of Triathlon. The Independent Committee was authorized to make a recommendation to the Board of Directors on any acquisition proposals involving Triathlon and, in connection therewith, was authorized to engage its own legal counsel and advisors, if deemed necessary to assist it in the exercise of its authority. After interviewing several law firms, the Independent Committee retained the law firm of Paul, Hastings, Janofsky & Walker LLP ("Paul Hastings") in November 1997. Paul Hastings had previously served as counsel to the special independent committee of Multi-Market Radio, Inc., a public company founded by Mr. Sillerman, in its combination with SFX Broadcasting, and had also represented Triathlon, SFX Broadcasting and other entities affiliated with Mr. Sillerman.

         Beginning in November 1997, Goldman Sachs contacted approximately 40 entities engaged in, or having investments in, the radio industry about a potential transaction with Triathlon. The entities contacted included parties identified and selected by Goldman Sachs and Triathlon as a result of expectations regarding their strategic and financial interest in pursuing a transaction with Triathlon, as well as parties who contacted either Goldman Sachs or SCMC of their own accord. Of these parties, 12 demonstrated sufficient interest and financial resources to receive more detailed information on Triathlon. Although Triathlon engaged in limited preliminary discussions with a number of these parties, none of the discussions progressed beyond the initial stages. Except as described in the next paragraph, no offers were made by any of these parties.

         As a result of Goldman Sachs' efforts, on January 16, 1998 Triathlon entered into a non-binding letter of intent with a potential buyer which had interests in radio and television broadcasting. The non-binding letter of intent was subject to negotiation of a definitive merger agreement and outlined a proposed tax-free transaction in which holders of Common Stock would receive $13.00 per share, of which $5.20 was payable in cash and the balance in equity of a new entity which would include the radio and television interests of the buyer. The holders of Common Stock would also receive certain contingent value rights to support the value of the equity securities to be issued to Triathlon stockholders. In the transaction, the Depositary Shares were to be converted into the right to receive for each share of Class A Common Stock into which such Depositary Share is convertible, the same consideration as a share of Common Stock. The letter of intent established an exclusivity period through March 5, 1998, during which Triathlon agreed not to entertain any other proposal for its sale. During the exclusive discussions, the potential buyer attempted to renegotiate the basic terms of the transaction, including price, notwithstanding that such terms were set forth in the letter of intent. Discussions between the parties ceased in March 1998. Thereafter the potential buyer announced that it was exploring opportunities to sell its broadcasting holdings. It appeared to management that the potential buyer changed its radio broadcasting strategy during the exclusivity period.

         In early June 1998, Mr. Sillerman spoke with R. Steven Hicks to determine if there was continued interest in a transaction involving the sale of Triathlon. In the negotiations, Buyer insisted that it obtain, at the time of the execution of the definitive merger agreement, the agreement of holders of at least 50% of the voting power with respect to any merger transaction to vote in favor thereof. This could be accomplished by having certain holders of the non-voting Class D Common Stock agree to convert certain of their shares into Class B Common Stock, each share of which is generally entitled to ten votes. As had been previously disclosed by Triathlon in its filings with the Securities and Exchange Commission (the "SEC"), Triathlon had failed to meet certain financial covenants under a bank credit facility and, as a result, pursuant to the terms of the Certificate of Incorporation of Triathlon, the Class D Common Stock was convertible on a share-for-share basis into Class B Common Stock. Buyer also insisted that all holders of the Series B Preferred Stock, which was convertible into shares of Class A Common stock, on a one-for-one basis, under certain circumstances agree to surrender their shares of Series B Preferred Stock for $.01 per share in the merger transaction. The Series B Preferred Stock was principally held by Norman Feuer, Robert F.X. Sillerman and Howard J. Tytel. See "Risk Factors--Conversion of Non-Voting Class D Common Stock into Super-Voting Class B Common Stock."

         On July 14, 1998, the Independent Committee met to discuss the status of the negotiations. Goldman Sachs outlined its efforts to maximize stockholder value through a sale of Triathlon and reviewed the economic terms of the proposed transaction. The Board and its advisors also discussed other issues relating to the proposal, including termination fees that may become payable in the event that the agreement were to be terminated, the stockholder lockup arrangements, the consideration payable by Triathlon to a Sillerman affiliated company in order to terminate its ongoing financial consulting arrangement and the consideration payable to Mr. Feuer upon termination of his employment. The Independent Committee also considered requesting that Goldman Sachs seek additional bids, but determined that such an effort would not be fruitful. Thereafter, in the afternoon of July 14, the full Board met with its advisors to discuss the status of the merger transaction with Buyer. In this meeting, Goldman Sachs described its financial analysis with respect to the proposal.

         Prior to the July 14 meeting and at the July 14 meeting, the Board of Directors were fully apprised of Mr. Sillerman's past dealings with Buyer, including Buyer's cash purchase of SFX Broadcasting. Moreover, the Board of Directors was also aware that D. Geoffrey Armstrong, who had been the Chief Operating Officer and Executive Vice President of SFX Broadcasting and was then the Executive Vice President of SFX Entertainment, Inc. ("SFX Entertainment"), had announced his intention to leave SFX Entertainment to become an officer of Buyer.

         The Independent Committee met again on July 16 to review the status of the negotiations. The Independent Committee also met on July 22, 1998. At this meeting the status of the negotiations was reviewed and the terms and implications of the proposed transaction were discussed, including the termination fees, "no-shop" provisions and stockholder lockups. There was also extended discussion concerning the consideration to be paid to the holders of the Mandatory Preferred Stock and the Depositary Shares, with the intent to satisfy the terms of the Certificate of Designations with respect to the Mandatory Preferred Stock. The Independent Committee received an oral presentation from Goldman Sachs in which Goldman Sachs reviewed the opinion it intended to give the full Board later that day. Goldman Sachs also reviewed with the Independent Committee the analysis of the proposed transaction that it would present later that day to the entire Board.

         On July 22, 1998, the full Board met with its legal and financial advisors in order to discuss the status of the merger transaction with Buyer and to review the relevant agreements. The full Board discussed the consideration to be paid to the holders of the Mandatory Preferred Stock and the Depositary Shares, with the intent to satisfy the terms of the Certificate of Designations with respect to the Mandatory Preferred Stock. The Depositary Share Merger Consideration of $10.83 per Depositary Share is equal to the amount that a holder of a Depositary Share would receive in the Merger if he converted such Depositary Share into Class A Common Stock prior to the Merger. The Board also discussed its principal obligation to maximize stockholder value to the holders of Common Stock. At this meeting, Goldman Sachs gave a presentation to the Board of Directors, which included its review of the value of the Common Stock and its review of the value of other companies with securities with securities with similar attributes in similar transactions. Goldman Sachs indicated orally to the full Board of Directors that it was of the opinion that the consideration to be received by the holders of Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. Such opinion was subsequently confirmed in writing on July 23, 1998, prior to the execution of the Merger Agreement.

         The Independent Committee then unanimously adopted resolutions recommending to the full Board of Directors that it approve the Merger Agreement and the transactions contemplated thereby, including the termination of the SCMC financial consulting agreement and the termination of Mr. Feuer's employment agreement, as fair to and in the best interest of the stockholders of Triathlon. The Independent Committee further recommended to the full Board of Directors that it declare advisable and recommend the Merger Agreement to the stockholders of Triathlon.

         The Independent Committee met separately as a committee and together with its legal counsel numerous times between July 14, 1998 and July 22, 1998. In making its recommendation to the Board of Directors, the Independent Committee consulted with its legal counsel and considered, among other factors that the Independent Committee deemed relevant, the following:

         (a) The history of Triathlon's negotiations with prospective purchasers, culminating in the proposal from Buyer, and the fact that approximately 40 entities in the radio industry, or having investments in the radio industry, had been informed that Triathlon was interested in pursuing a course of action which would maximize stockholder value.

         (b) The terms of the proposed Merger Agreement and related transaction documents.

         (c) The terms and potential effects of the proposed Stockholder Agreements and Series B Agreements demanded by Buyer.

         (d)  The terms of the Termination Agreement.

         (e) The current business conditions affecting companies in the media business generally and the radio broadcasting business specifically, including recently completed acquisitions, proposed consolidations and recent announcements of other similar companies deciding to pursue strategic alternatives.

         After receiving the recommendation of the Independent Committee and upon further deliberation, the Board of Directors (with Mr. Feuer abstaining due to a potential conflict of interest) unanimously approved and adopted the draft form of the Merger Agreement in substantially the form executed and the transactions contemplated thereby as advisable, fair to and in the best interests of the stockholders of Triathlon and recommended that the stockholders adopt the Merger Agreement. The parties continued to negotiate and finalize the Merger Agreement and the related documents during July 22 and July 23, and such documents were executed on July 23, 1998.

         At a meeting held on July 23, 1998, prior to the execution by Triathlon of the Merger Agreement and the related documents, the Board of Directors discussed the renewed indication of interest by a third party that had previously expressed interest in Triathlon but that had never made a formal offer. The bidder had contacted Triathlon's representatives about a transaction in which the consideration might be slightly higher than that provided for in the Merger Agreement. The third party, however, failed to submit a bona fide written proposal despite several oral assurances that such a bid was forthcoming, even after Triathlon extended the deadline for this party on several occasions. The Board of Directors was of the view that the renewed indication of interest should not delay Triathlon's execution of the Merger Agreement and the related documents. No formal offer or written proposal was ever received from the third party.

         On July 24, 1998, a lawsuit was filed alleging, among other things, that the consideration to be paid as a result of the Merger to the holders of the Depositary Shares is unfair. See "--Certain Legal Proceedings."

         On August 5, 1998, three of the Named Stockholders (Messrs. Feuer, Sillerman and Tytel) entered into an amendment to their respective Stockholder Agreements. In the amendments, Buyer and Buyer Sub consented to the execution of a Voting Trust Agreement among Messrs. Feuer, Sillerman and Tytel pursuant to which Messrs. Sillerman and Tytel placed the shares of Class B Common Stock received by them upon the conversion of their Class D Common Stock into a voting trust, with Mr. Feuer as voting trustee. Pursuant to such Voting Trust Agreement, Mr. Feuer has the right to vote the shares of Class B Common Stock received by Messrs. Sillerman and Tytel upon the conversion of their Class D Common Stock, which conversion was effected in accordance with the terms of the Stockholder Agreements. See "Principal Stockholders--Conversion of Class D Common Stock into Class B Common Stock; Voting Trust Agreements."

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARD OF DIRECTORS

         The Board of Directors believes that the terms of the Merger Agreement and the Merger contemplated thereby are advisable, fair to, and in the best interests of the stockholders of Triathlon. Accordingly, the Board of Directors has unanimously approved the Merger Agreement and the Merger and has recommended that Triathlon's stockholders adopt the Merger Agreement. In addition to the factors considered by the Independent Committee discussed above under "--Background of the Merger," in reaching its conclusion to approve the Merger Agreement and the Merger, the Board of Directors consulted with Triathlon's management as well as Triathlon's financial and legal advisors, and considered a number of factors, including the following:

         (a) The Board of Director's familiarity with the radio broadcast industry generally, its awareness of the trend toward consolidation in the radio broadcast industry and its review and analysis of Triathlon's existing business, financial condition, results of operations and prospects and the competitive environment facing Triathlon.

         (b) The recent consolidation in the radio industry which has made it increasingly difficult for Triathlon to identify and consummate acquisitions that meet Triathlon's investment criteria. While management was not dissatisfied with Triathlon's financial performance and market position, the Board of Directors was concerned about Triathlon's ability to implement an effective expansion plan in view of the ongoing consolidation in the radio industry and the increasing acquisition prices of radio stations.

         (c) The value of the Common Stock Merger Consideration to be received by the holders of the Common Stock in the Merger. The Board of Directors considered the historical market prices and trading information with respect to the Class A Common Stock, the price per share offered by Buyer, the certainty of the value provided by the cash consideration and the fact that such price represents a significant premium over the market prices at which the Class A Common Stock had previously traded, including (but not limited to) the fact that the $13.00 cash consideration per share of Class A Common Stock represented a premium of 46% from the $87/8 trading price on October 22, 1997, the day before Triathlon announced that it had retained Goldman Sachs with the intention of maximizing stockholder value. As detailed above under "--Background of the Merger," the Board of Directors noted that the consideration to be received in the Merger was the result of an extensive and exhaustive process that resulted in discussions with a number of potential acquirors and the ultimate selection of Buyer's proposal.

         (d) The value of the Depositary Share Merger Consideration to be received by the holders of the Depositary Shares. The Board reviewed the Deposit Agreement and the Certificate of Designations with respect to the Mandatory Preferred Stock with a view to satisfying the rights of the holders of the Depositary Shares. In accordance with those rights, the Depositary Share Merger Consideration is equal to the Common Stock Merger Consideration times the portion of a share of Class A Common Stock into which each Depositary Share is currently convertible (.833).

         (e) The prospects of continuing to operate Triathlon and the possibility that Triathlon's future performance might not in the foreseeable future lead to a trading price for the shares of Class A Common Stock having a higher present value than the Common Stock Merger Consideration.

         (f) The presentation of Goldman Sachs (including a consideration of the assumptions and methodologies underlying its analyses) made to the Board of Directors of Triathlon on July 22, 1998 and the opinion of Goldman Sachs to the Board of Directors that, as of July 23, 1998, the consideration to be received by the holders of the Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. See "--Opinion of Goldman Sachs."

         (g) The terms and conditions of the Merger Agreement, including the lack of any financing condition for the benefit of Buyer, the $9.0 million letter of credit placed in escrow to secure the performance of Buyer and the obligation of Buyer to pay an additional $3.0 million to Triathlon in the event that the Merger Agreement is terminated under certain circumstances.

         The discussion contained herein of the information and factors considered by the Board of Directors and the Independent Committee is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the proposed Merger, the Board of Directors and the Independent Committee did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to any of the factors discussed herein. In addition, individual members of the Board of Directors and the Independent Committee may have given different weights to different factors. For a discussion of the interests of certain members of the Board of Directors in the Merger, which interests were considered by the Board of Directors and the Independent Committee, see "--Interests of Certain Persons in the Merger."

         THE BOARD OF DIRECTORS (WITH NORMAN FEUER ABSTAINING DUE TO A POTENTIAL CONFLICT OF INTEREST) HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND DETERMINED THAT THEY ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF TRIATHLON. THE BOARD OF DIRECTORS (WITH NORMAN FEUER ABSTAINING DUE TO A POTENTIAL CONFLICT OF INTEREST) UNANIMOUSLY RECOMMENDS THAT TRIATHLON'S STOCKHOLDERS ADOPT THE MERGER AGREEMENT. IN ADDITION, THE INDEPENDENT COMMITTEE HAS RECOMMENDED TO THE BOARD OF DIRECTORS THAT IT APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AS FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF TRIATHLON AND THAT THE BOARD OF DIRECTORS DECLARE ADVISABLE AND RECOMMEND THE ADOPTION OF THE MERGER AGREEMENT BY THE STOCKHOLDERS OF TRIATHLON.

OPINION OF GOLDMAN SACHS

         On July 23, 1998, Goldman Sachs delivered its written opinion to the Board of Directors of Triathlon (confirming its oral opinion given to the Board of Directors of Triathlon on July 22, 1998) that, as of the date of such opinion, the Common Stock Merger Consideration to be received by the holders of the Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.

         THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS DATED JULY 23, 1998, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED HERETO AS ANNEX B TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS OF TRIATHLON ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY.

         In connection with its opinion, Goldman Sachs reviewed, among other things, (i) the Merger Agreement; (ii) Triathlon's Registration Statement on Form S-1, dated September 7, 1995, relating to its initial public offering of Class A Common Stock; (iii) Annual Reports to Stockholders and Annual Reports on Form 10-K of Triathlon for the two years ended December 31, 1997; (iv) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Triathlon; (v) the Certificate of Designations relating to the Mandatory Preferred Stock; (vi) certain other communications from Triathlon to its stockholders; and (vii) certain internal financial analyses and forecasts for Triathlon prepared by its management. Goldman Sachs also held discussions with members of the senior management of Triathlon regarding Triathlon's past and current business operations, financial condition and future prospects. In addition, Goldman Sachs reviewed the reported price and trading activity for the Common Stock, compared certain financial and stock market information for Triathlon with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the broadcasting industry specifically and performed such other studies and analyses as it considered appropriate.

         Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Triathlon or any of its subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Furthermore, Goldman Sachs was not asked to consider, and its opinion did not address, the fairness of any amounts to be received by holders of the Mandatory Preferred Stock and Series B Preferred Stock pursuant to the Merger Agreement. The opinion of Goldman Sachs referred to herein and its advisory services were provided for the information and assistance of the Board of Directors of Triathlon in connection with its consideration of the transaction contemplated by the Merger Agreement, and such opinion does not constitute a recommendation as to how any holder of Common Stock should vote with respect to such transaction.

         The following is a summary of certain of the financial and comparative analyses which Goldman Sachs presented to the Board of Directors of Triathlon on July 22, 1998, and which provided the basis for Goldman Sachs' written opinion dated as of July 23, 1998.

              (i) Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for shares of Common Stock and analyzed the consideration to be received by holders of shares of Common Stock pursuant to the Merger Agreement in relation to the closing market price of such shares during the time periods referenced below. Such analysis indicated that from September 8, 1995 to July 17, 1998, the closing market price ranged from a low of $5.50 to a high of $13.00.

              In addition, Goldman Sachs reviewed the historical performance of the Common Stock from September 8, 1995 (the date of the initial public offering of the Common Stock) to July 17, 1998, and from October 23, 1997 (the date of the public announcement that Triathlon had hired Goldman Sachs to assist in the pursuit of strategic alternatives) to July 17, 1998, and compared it to the Standard & Poor's 500 Stock Index (the "S&P 500 Index") and an index comprised of a group of selected companies in the radio broadcasting industry (the "Radio Index"). The Radio Index consists of Capstar Broadcasting Corporation, Chancellor Media Corporation, Clear Channel Communications, Inc., Cox Radio, Inc., Emmis Broadcasting Corporation, Heftel Broadcasting Corporation, Jacor Communications, Inc., and Saga Communications, Inc. The comparison shows that the price of the Common Stock increased by 101% between September 8, 1995 and July 17, 1998, while the S&P 500 Index increased by 52% and the Radio Index increased by 58% over the same period. In addition, the price of the Common Stock increased by 18% between October 23, 1997 and July 17, 1998, while the S&P 500 Index increased by 25% and the Radio Index increased by 41% over the same period.

              (ii) Market Valuation of Selected Companies. Goldman Sachs performed a market valuation analysis of thirteen selected radio broadcasting companies (including Triathlon). The thirteen selected companies were Capstar Broadcasting Corporation, CBS, Inc., Chancellor Media Corporation, Citadel Broadcasting Company, Clear Channel Communications, Inc., Cox Radio, Inc., Cumulus Media Inc., Emmis Broadcasting Corporation, Heftel Broadcasting Corporation, Jacor Communications, Inc., Metro Networks, Inc., Saga Communications, Inc., and Triathlon. Goldman Sachs first analyzed the thirteen companies as a single group, and the analysis indicated that (i) the estimated 1998 levered BCF multiple (defined as enterprise value divided by BCF) ranged from a low of 11.4x to a high of 30.3x, with an average of 18.8x, as compared to an estimated 1998 levered BCF multiple of 12.0x for Triathlon; and (ii) the estimated 1999 levered BCF multiple ranged from 10.4x to a high of 23.4x, with an average of 16.1x, as compared to an estimated 1999 BCF multiple of 10.7x for Triathlon.

              Goldman Sachs also performed a market valuation analysis of the same companies after sorting the companies by size of markets served. Goldman Sachs sorted the companies into three separate market-size groups: large market group, middle market group and small market group. Triathlon was included as a member of and compared to the small market group. The analysis for the small market group indicated that
         (i) the estimated 1998 levered BCF multiple ranged from a low of 11.4x to a high of 19.2x, with an average of 15.3x, as compared to an estimated 1998 BCF multiple of 12.0x for Triathlon; and (ii) the estimated 1999 levered BCF multiple ranged from a low of 10.4x to a high of 16.3x, with an average of 13.4x, as compared to an estimated 1999 BCF multiple of 10.7x for Triathlon.

              (iii) Present Value of Potential Future Share Prices. Goldman Sachs performed an analysis of the present value at June 30, 1998 of the potential future share price of the Common Stock at June 30, 1999 as a multiple of estimated 1999 BCF based on internal Company data and management estimates. Such analysis used levered BCF multiples ranging from 9.0x to 15.0x and discount rates ranging from 10% to 15%. Under this analysis, the present value of potential future prices of Common Stock based on such estimated 1999 BCF ranged from a low of $7.92 to a high of $17.17.

              In addition, Goldman Sachs analyzed the present value of the $13.00 Common Stock Merger Consideration assuming (i) 6 months until closing, (ii) 9 months until closing, and (iii) 12 months until closing (assuming Common Stock Merger Consideration of $13.75 per share based on a three month extension of the closing). The analysis used discount rates ranging from 10% to 15%. Such analysis indicated that the present value of the $13.00 per share Common Stock Merger Consideration ranged from a low of $12.12 to a high of $12.40 for the six-month calculation, from a low of $11.71 to a high of $12.10 for the nine-month calculation, and from a low of $11.96 to a high of $12.50 for the twelve-month calculation (assuming Common Stock Merger Consideration of $13.75 per share based on a three month extension of the closing).

              (iv) Selected Transactions Analysis. Goldman Sachs reviewed 91 selected transactions in the radio broadcasting industry from January 1994 to May 1998, which period was selected in order to provide a relatively large and diverse sampling of recent transactions in the industry. Goldman Sachs also analyzed certain information relating to such selected merger transactions based upon selected broadcast industry trade reports, press releases and various research reports. Such analysis indicated that (i) the levered values of such transactions ranged from a low of $21.0 million to a high of $18.8 billion, with an average of $570.1 million, as compared to $190.1 million for the Merger; (ii) the levered BCF multiples for the calendar year in which the transactions were announced ranged from a low of 7.1x to a high of 29.3x, with an average of 14.1x, as compared to 12.8x for the Merger (based on Triathlon's estimated 1998 BCF); and
         (iii) the levered BCF multiples for the calendar year following the year in which the transactions were announced ranged from a low of 9.6x to a high of 16.8x, with an average of 12.3x, as compared to 11.4x for the Merger (based on Triathlon's estimated 1999 BCF).

         The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Triathlon or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs providing its opinion to the Board of Directors of Triathlon as to the fairness from a financial point of view of the $13.00 per share in cash to be received by the holders of Common Stock pursuant to the Merger Agreement and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Triathlon, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast. As described above, Goldman Sachs' opinion to the Board of Directors of Triathlon was one of many factors taken into consideration by the Board of Directors of Triathlon in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in Annex B hereto.

         Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Triathlon selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Goldman Sachs is familiar with Triathlon, having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Merger Agreement. In addition, Goldman Sachs has provided certain investment banking services to Capstar, of which Buyer is a wholly-owned subsidiary, including acting as (i) an agent in the syndication of its $1.4 billion senior secured credit facility in April 1998 and (ii) an underwriter of its approximately $590 million initial public offering of Class A Common Stock, par value $.01 per share, in May 1998. In addition, Goldman Sachs has provided certain investment banking services to SFX Broadcasting, a company controlled by Robert F.X. Sillerman before its sale to an affiliate of Hicks Muse in 1998, and to SFX Entertainment, a company of which Mr. Sillerman serves as Executive Chairman and in which he holds the largest percentage of voting power.

         Goldman Sachs is also familiar with Hicks Muse, which has a controlling equity interest in Buyer, acting recently as (i) a co-manager of an approximately $2.0 billion bank financing for Hicks Muse in February 1998, (ii) joint book-running manager of a $1.0 billion issuance of common stock of a company in which Hicks Muse has an equity interest in March 1998, and (iii) an advisor on the recent sale of two companies in which Hicks Muse had a controlling equity interest. Goldman Sachs was also an advisor to Chancellor Media Corporation, in which Hicks Muse has an equity interest, in connection with its proposed merger with Capstar. Goldman Sachs may provide investment banking services to Buyer, Capstar, Chancellor Media Corporation and their respective subsidiaries and Hicks Muse and its affiliates in the future.

         Pursuant to a letter agreement dated October 28, 1997 (the "Engagement Letter"), Triathlon engaged Goldman Sachs to act as its financial advisor in connection with the contemplated sale of all or a portion of Triathlon. Pursuant to the terms of the Engagement Letter, Triathlon paid Goldman Sachs a fee of $250,000 in cash upon execution thereof, which will be applied against any transaction fee which becomes payable pursuant to the Engagement Letter. Pursuant to the terms of the Engagement Letter, upon the purchase of 50% or more of the outstanding voting stock of Triathlon in one or a series of transactions, Triathlon has agreed to pay Goldman Sachs a fee of $1,000,000, if the Common Stock Merger Consideration is equal to or less than $13.00 per share, or $1,000,000 plus 5% of the amount of aggregate consideration paid in such transactions that is in excess of the aggregate consideration that would have been realized to the extent the Common Stock Merger Consideration was $13.00, if the Common Stock Merger Consideration is greater than $13.00 per share. Triathlon has also agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

STOCKHOLDER AGREEMENTS

         Concurrently with the execution of the Merger Agreement and as an inducement and a condition to Buyer entering into the Merger Agreement, each of the Named Stockholders entered into a separate Stockholder Agreement with Buyer, Buyer Sub and Triathlon. Pursuant to their respective Stockholder Agreements, Messrs. Sillerman and Tytel and the Foundation have converted 136,852.06, 185,068.94 and 320,000 shares, respectively, of Class D Common Stock owned by them into shares of Class B Common Stock. See "Principal Stockholders--Conversion of Class D Common Stock into Class B Common Stock; Voting Trust Agreements." The Named Stockholders collectively hold as of the Record Date all of the outstanding shares of Class B Common Stock, which represent approximately 53% of the combined voting power of the Voting Stock.

         Pursuant to and subject to the terms and conditions of its respective Stockholder Agreement, each Named Stockholder is required to vote all of the shares of Triathlon capital stock which it owns (a) in favor of the Merger

Agreement and the Merger, (b) against any acquisition proposal involving Triathlon or any of its subsidiaries (other than the Merger or an acquisition proposal with Buyer or any affiliate thereof), and (c) to the extent that any of the following could reasonably be expected to impede or interfere with the Merger or are intended to lead to an alternative acquisition proposal, against any change in a majority of the Board of Directors, any change in the present capitalization of Triathlon, any change to Triathlon's Certificate of Incorporation or By-Laws, any amendment to Triathlon's Certificates of Designations of the Series B Preferred Stock or the Mandatory Preferred Stock or any other material change in Triathlon's corporate structure or business. Accordingly, passage of the proposal to adopt the Merger Agreement is assured.

         Under the Stockholder Agreements, if any Named Stockholder sells or transfers its shares of Triathlon capital stock in connection with the consummation of an acquisition proposal (other than the Merger) involving Triathlon or any of its subsidiaries that is in existence on or that has been made prior to the first anniversary of the termination of the Merger Agreement, then such Named Stockholder is required to pay to Buyer the difference between the total consideration received by such Named Stockholder upon the consummation of the other acquisition and any other transactions contemplated thereby and the total consideration to be received by such Named Stockholder upon the consummation of the Merger and the transactions contemplated thereby.

         If the consideration currently provided for in the Merger Agreement is increased (other than pursuant to any extension by Buyer of the Merger Agreement termination date), then the Stockholder Agreements require the Named Stockholders to (a) pay to Buyer any increase in the total consideration received by them upon the consummation of the Merger and the other transactions contemplated thereby or (b) waive their rights (and any rights of their respective affiliates) to receive that difference.

         Each of the Named Stockholders has agreed in its respective Stockholder Agreement that it will not, without Buyer's consent, offer, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of any shares of Triathlon capital stock (or any securities convertible into or exercisable or exchangeable for any of such shares) that it owns or grant any proxy or power of attorney with respect thereto, except that any Named Stockholder may pledge or encumber its securities in connection with a bona fide lending transaction in certain circumstances.

         Each Named Stockholder's obligation to vote as described terminates upon the earlier of the Effective Time or the first anniversary of the termination of the Merger Agreement, except that each of the Stockholder Agreements, including the obligation to vote against any acquisition proposal involving Triathlon or any of its subsidiaries, will be void and of no further force or effect if:

         (a) the Merger Agreement is terminated because (i) the Merger is permanently prohibited or enjoined by a judicial order, decree or ruling arising from claims or litigation involving Triathlon and its stockholders;
(ii)(x) before obtaining stockholder approval of the Merger Agreement, the Board of Directors determines, in certain circumstances, to terminate the Merger Agreement in order for Triathlon to enter into an agreement relating to a Superior Proposal (as defined in the Merger Agreement), (y) Triathlon notifies Buyer of the Superior Proposal, and (z) within five business days from receipt of the notice, Buyer does not offer to revise the terms of the Merger or the Board of Directors determines in good faith, after receiving advice from its financial advisor, that the Superior Proposal is superior to Buyer's revised offer; (iii) of certain environmental remediation costs for which the Surviving Corporation in the Merger would be liable; or (iv) Triathlon has outstanding more than a certain number of shares of certain classes of its capital stock (including derivative securities), as specified in the Merger Agreement; or

         (b) (i) the Merger Agreement is terminated by mutual written consent of Buyer, Buyer Sub and Triathlon or because (x) the Merger is not consummated on or before the Termination Date, as it may be extended, (y) of the issuance of a final and nonappealable order, injunction, decree or ruling permanently enjoining, restraining or otherwise prohibiting the Merger (except for any such order, decree, ruling or other action arising from claims or litigation involving Triathlon and its stockholders, other than a proceeding brought by a holder of Mandatory Preferred Stock on the basis of the treatment of the Mandatory Preferred Stock under the Merger Agreement) or (z) of a material uncured breach by Buyer of any representation, warranty, covenant or other agreement contained in the Merger Agreement and (ii) Triathlon is entitled to request a release of the letter of credit deposited into escrow by Buyer upon the execution of the Merger Agreement. See "The Merger Agreement--Termination; Fees and Expenses; Letter of Credit."

         If the Merger Agreement is terminated other than as described above, the Named Stockholders will remain obligated for one year after such termination to vote against acquisition proposals and against the previously described changes in Triathlon's Board of Directors, capitalization, Certificate of Incorporation, By-Laws, Certificates of Designations of the Series B Preferred Stock or the Mandatory Preferred Stock or in Triathlon's corporate structure or business. In the event that the Merger Agreement is terminated, any attempts by a third party to acquire Triathlon are likely to be delayed or impeded for a period of one year after the termination. Such delay is likely because the Named Stockholders control a majority of the voting power of the Voting Stock, they are obligated to vote in favor of the Merger and against any competing transactions for a period of one year from the termination of the Merger Agreement and they are obligated to pay to Buyer any increased consideration to be received by them in a competing transaction proposed prior to the first anniversary of the termination of the Merger Agreement.

         Each Named Stockholder has also agreed in its Stockholder Agreement to waive (a) any appraisal rights with respect to any shares of capital stock of Triathlon arising from the Merger (or any transaction with Buyer and/or Buyer Sub as a result of any increase in the merger consideration provided in the Merger Agreement), (b) any rights to convert shares of Series B Preferred Stock which it owns into shares of Class A Common Stock, and (c) any default by Triathlon that may arise in connection with its failure to redeem any shares of Series B Preferred Stock that may be required to be redeemed pursuant to the Certificate of Designations of the Series B Preferred Stock.

         On December 30, 1998, the Stockholder Agreements of the Foundation and Mr. Sillerman were amended. The amendment to the Foundation's Stockholder Agreement permitted the Foundation to enter into a "forward purchase contract" with an investment bank pursuant to which the Foundation agreed to deliver its shares of Triathlon stock to the investment bank at a future date in return for the payment of the purchase price for such shares on the date of execution of the forward purchase contract. The Foundation is not obligated to deliver the shares of Triathlon stock to the investment bank until a settlement date is selected by the investment bank, which may not occur until September 15, 1999, unless the Merger occurs prior to such date or the Merger Agreement is terminated prior to such date. Until the shares of Triathlon stock are delivered to the investment bank, the Foundation will retain the right to vote them. The amendment to the Foundation's Stockholder Agreement permitted the forward purchase contract to be entered into notwithstanding the prohibition on offers, sales and other dispositions contained in the Foundation's Stockholder Agreement. In connection with the execution of the forward purchase contract by the Foundation, Mr. Sillerman entered into an agreement with the investment bank pursuant to which the investment bank has the right, but not the obligation, to put the forward purchase contract to Mr. Sillerman. The price to be paid by Mr. Sillerman in the event that the put is exercised varies, depending on the date of exercise. The amendment to Mr. Sillerman's Stockholder Agreement provides that, in the event that the forward purchase contract is put to Mr. Sillerman, the shares that are the subject of the forward purchase contract will be subject to the terms of Mr. Sillerman's Stockholder Agreement.

         In order to secure its obligations under the forward purchase contract, the Foundation has pledged its shares of Triathlon stock to the investment bank. In the event that the Foundation defaults in the performance of its obligations under the forward purchase contract, the investment bank has agreed that, prior to foreclosing on the pledged shares (which the investment bank may not do until the earlier of September 15, 1999 or the termination of the Merger Agreement), it will permit Mr. Sillerman to purchase the rights of the investment bank under the forward purchase contract at a price based upon the then current market price of the shares of Triathlon subject to the forward purchase contract. Pursuant to a Guaranty and Indemnity Agreement entered into between Mr. Sillerman and Buyer, Mr. Sillerman has agreed to purchase the investment bank's rights under such circumstances. In the event that Mr. Sillerman does not purchase the investment bank's rights under such circumstances, the investment bank has agreed that Buyer will have the right to purchase the investment bank's rights. Only if Mr. Sillerman and Buyer fail to purchase the investment bank's rights will the investment bank have the right to foreclose upon the pledged shares. In addition, pursuant to the Guaranty and Indemnity Agreement, Mr. Sillerman has agreed to indemnify Buyer for all losses sustained by Buyer in the event that it purchases the investment bank's rights under the forward purchase contract.

SERIES B AGREEMENTS

         Concurrently with the execution of the Merger Agreement and as an inducement and a condition to Buyer entering into the Merger Agreement, Dennis
R. Ciapura, John D. Miller and C. Terry Robinson (collectively, the "Series B Stockholders") each entered into a separate Series B Agreement with Buyer, Buyer Sub and Triathlon. Messrs.

Ciapura, Miller and Robinson own as of the Record Date approximately 0.4%, 0.5% and 5.3%, respectively, of the outstanding shares of Series B Preferred Stock.

         Pursuant to the Series B Agreements, each Series B Stockholder has agreed not to offer, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of any of the shares of Series B Preferred Stock (and any securities convertible into or exercisable for any of such shares) that he owns or grant any proxy or power of attorney, or deposit any such shares into a voting trust or enter into a voting agreement, with respect thereto.

         Each Series B Stockholder has also agreed to waive (a) any appraisal rights with respect to the Series B Preferred Stock arising from the Merger (or any transaction with Buyer and/or Buyer Sub as a result of any increase in the merger consideration provided for in the Merger Agreement), (b) any rights to convert shares of Series B Preferred Stock which he owns into shares of Class A Common Stock, and (c) any default by Triathlon that may arise in connection with its failure to redeem any shares of Series B Preferred Stock that may be required to be redeemed pursuant to the Certificate of Designations of the Series B Preferred Stock.

         Each of the Series B Agreements (other than the waivers in respect to item (c) above) will be void and of no further force or effect upon the occurrence of the Termination Date.

FEUER TERMINATION AGREEMENT

         Concurrently with the execution of the Merger Agreement and as an inducement and a condition to Buyer entering into the Merger Agreement, Norman Feuer, Triathlon's Chief Executive Officer and President, entered into the Termination Agreement with Buyer and Triathlon. Pursuant to the Termination Agreement, effective as of the Effective Time, Mr. Feuer has tendered his resignation as an officer and director of Triathlon and its subsidiaries, and his Employment Agreement, dated as of August 8, 1995, with Triathlon (the "Employment Agreement") will be terminated in full (other than certain indemnification obligations of Triathlon in respect of actions taken by Mr. Feuer on behalf of Triathlon or legal proceedings to which he may be made a party on account of his having been an officer and/or director of Triathlon).

         Mr. Feuer has released Triathlon and its subsidiaries and their respective stockholders, directors, officers, employees, agents, insurance carriers, employee benefit plans, predecessors, successors, assigns, executors, administrators, attorneys and representatives from all claims and damages based on any matters occurring on or before the date of the Termination Agreement, other than (a) Mr. Feuer's (i) entitlement to continued group medical coverage,
(ii) vested account balances in Triathlon's employee benefit plans, (iii) rights arising under the Transaction Documents, (iv) accrued and unpaid salary, severance (subject to certain conditions) and expenses incurred prior to the Effective Time and (v) consideration payable to Mr. Feuer under the Termination Agreement; (b) claims related to or arising from Mr. Feuer's capacity as an officer or director of Triathlon or its subsidiaries to which he has a statutory, contractual or other right of indemnification; and (c) in the event that Mr. Feuer is terminated by Triathlon prior to the Effective Time and the consideration payable to Mr. Feuer under the Termination Agreement has not been paid, any claims Mr. Feuer may have against Triathlon related to such termination of his employment.

         The foregoing release is effective as of the Effective Time or as of the payment of such consideration payable to Mr. Feuer under the Termination Agreement if not paid to Mr. Feuer prior to or contemporaneously with the Effective Time (the "Release Date"). Under the Termination Agreement, Mr. Feuer is required to deliver to Triathlon an additional release as above relating to matters occurring on or before the Release Date.

         The Termination Agreement prohibits Mr. Feuer from making any unauthorized use or disclosure of any Confidential Information and Trade Secrets for five years commencing at the Effective Time. "Confidential Information and Trade Secrets" is defined to include Triathlon's and its subsidiaries' contracts, books, records, and documents, their technical information concerning their services, pricing techniques, and computer system and software, and the names of and other information concerning their customers and business affiliates (excluding information that is or becomes generally available in the public domain other than through any unauthorized disclosure by Mr. Feuer, is generally known to the industry as a whole or is not specific to the operations and business of Triathlon and its subsidiaries). Mr. Feuer must notify Triathlon if he is requested or required by applicable law to disclose any Confidential Information and Trade Secrets, but is not prohibited from complying with any such request unless an appropriate protective order is in place.

         Contemporaneously with the Effective Time, provided Mr. Feuer has fulfilled his obligations under the Employment Agreement up to such time, Triathlon will pay Mr. Feuer the following consideration: (a) cash in one lump-sum amount of $850,000, plus (i) accrued but unpaid salary and expenses and (ii) cash in the amount of $25,000 payable per calendar quarter from July 23, 1998 to the first to occur of the Effective Time or the date upon which Mr. Feuer's employment is terminated subsequent to the Merger Agreement but prior to the Effective Time (prorated for the calendar quarter in which the Effective Time occurs), but excluding (x) any other bonuses to which Mr. Feuer may be entitled unless payment thereof has been declared by the Board of Directors but not made prior to the Effective Time and is permitted by the Merger Agreement, and (b) forgiveness of certain loans in the aggregate principal amount of $450,000.

         If Mr. Feuer is terminated by Triathlon prior to the Effective Time, he is to receive only the compensation specified in the Employment Agreement. The Employment Agreement requires Triathlon to pay Mr. Feuer any unpaid base salary (currently $150,000 per annum) and bonus (a minimum of $25,000 provided Triathlon is not in default under any credit agreement, plus a $25,000 achievement bonus and an additional bonus determined at the sole discretion of the Board of Directors) earned through the date of termination of his employment for cause, plus a payment equal to 12 months base salary if he is terminated without cause (other than due to disability or death).

         The Termination Agreement provides that if (i) Triathlon notifies Buyer of a Superior Proposal pursuant to Section 7.01(c) of the Merger Agreement, (ii) Buyer offers to revise the terms of the Merger which would result in an increase in the consideration currently provided for in the Merger Agreement and (iii) Triathlon accepts Buyer's offer, then Triathlon and Mr. Feuer will restructure the Termination Agreement or enter into other arrangements substantially similar to the arrangements proposed to be entered into with Mr. Feuer in connection with the Superior Proposal.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         In considering the recommendation of the Board of Directors that the stockholders vote for the adoption of the Merger Agreement and the Merger and the recommendation of the Independent Committee that the Board of Directors approve the Merger Agreement and the transactions contemplated thereby, stockholders should be aware that the members of the Board of Directors and management of Triathlon, as well as certain of the stockholders of Triathlon who have executed Stockholder Agreements, have certain interests in the Merger and the related transactions that differ from, and are in addition to, the interests of the stockholders of Triathlon generally, and which may present them with potential conflicts of interest. In addition, the members of the Independent Committee have received compensation for serving on the Independent Committee and certain of the stockholders who have executed Stockholder Agreements may be deemed to have interests in the Merger and related transactions that are different from stockholders generally.

         Feuer Termination and Stockholder Agreement

         Concurrently with the execution of the Merger Agreement, Mr. Feuer entered into the Termination Agreement with Buyer and Triathlon. Pursuant to and subject to the terms of the Termination Agreement, Mr. Feuer tendered his resignation as an officer and director of Triathlon, effective as of the Effective Time, and agreed that his employment agreement with Triathlon (other than the provisions requiring Triathlon to indemnity Mr. Feuer for his actions as an officer and director of Triathlon) would be terminated as of that time. Mr. Feuer agreed to release Triathlon, effective as of the Effective Time, from all claims he may have then against Triathlon, whether arising out of his employment agreement or otherwise, with certain specified exceptions, including the right to receive the merger consideration in respect of shares of capital stock of Triathlon owned by him. Mr. Feuer also agreed in the Termination Agreement not to disclose confidential information of Triathlon for a period of five years after the Effective Time.

         In the Termination Agreement, Triathlon agreed to pay Mr. Feuer, at the Effective Time, $850,000 plus any accrued but unpaid salary and expenses. Triathlon also agreed to forgive loans totaling $450,000 made by Triathlon to Mr. Feuer and to make a cash payment of $25,000 per calendar quarter to him on the first day of each calendar quarter, starting October 1, 1998 and ending on the first day of the calendar quarter in which the Merger occurs.

         Mr. Feuer has also entered into a Stockholder Agreement, in his capacity as a stockholder of Triathlon, pursuant to which he has agreed to, among other things, vote his shares of capital stock of Triathlon and those shares of Messrs. Sillerman and Tytel held in a voting trust for which Mr. Feuer is voting trustee in favor of the Merger Agreement and the Merger and against any acquisition proposals regarding Triathlon (other than the Merger). See "-- Stockholder Agreements" and "Principal Stockholders--Conversion of Class D Common Stock into Class B Common Stock; Voting Trust Agreements."

         Termination of Financial Consulting Agreement with SCMC

         On June 30, 1995, Triathlon and SCMC, a company controlled by Robert F.X. Sillerman, a substantial stockholder of Triathlon, entered into an agreement (which was amended and restated on February 1, 1996) pursuant to which SCMC agreed to serve as Triathlon's financial consultant and to provide customary financial and advisory services to Triathlon. Howard J. Tytel, another substantial stockholder of Triathlon, is an executive officer of SCMC. Each of Mr. Sillerman and Mr. Tytel executed a Stockholder Agreement in which they agreed, among other things, to vote all of their shares of capital stock of Triathlon in favor of the Merger.

         Pursuant to the financial consulting agreement with Triathlon, SCMC has agreed to perform, or assist Triathlon in performing, among other things:
(i) the placement of financing; (ii) the generation of financial reports and other data for Triathlon that are required for presentation to the lenders of Triathlon under Triathlon's senior credit agreements and Triathlon's investors as required under the securities laws; (iii) assistance with the preparation of Triathlon's regular books and records for audit by Triathlon's independent public accountants; (iv) the maintenance of relationships and connections with financial institutions participating in the financing of Triathlon; (v) preparation and delivery to Triathlon of quarterly reports and analyses of regional and national advertising activity in small and medium radio markets;
(vi) the design and implementation of accounting systems appropriate and necessary for the operation of Triathlon; (vii) the purchase, installation and implementation of hardware and software appropriate to the accounting system to be utilized by Triathlon; (viii) the implementation of cash management systems to facilitate the collection of revenues for Triathlon and to maximize the investment income available from cash balances; (ix) the establishment of regularized procedures for the payment of trade payables and the accumulation of cash balances available for interest and other debt service payments as they come due; and (x) the engagement of bookkeeping, accounting and other personnel necessary for the implementation of Triathlon's accounting systems.

         SCMC has also agreed to advise Triathlon from time to time with respect to any investment banking services that Triathlon may require. In the event that SCMC provides such services to Triathlon, the fees payable to SCMC shall not exceed (i) 1 1/2% of the total acquisition price as to any transaction in which SCMC provides merger and acquisition advice, (ii) 1 1/2% of the principal amount of any senior credit facility obtained by Triathlon,
(iii) 4% of the proceeds to Triathlon from the issuance of any subordinated debt, and (iv) 7% of the proceeds to Triathlon from the sale of equity securities, provided that the total investment banking fees will not exceed 10% of the proceeds of any such sale of equity securities. These fees may be reduced to lower levels by mutual agreement between Triathlon and SCMC.

         Triathlon's agreement with SCMC requires Triathlon to pay to SCMC (whose right to receive such payments was assigned to SFX Entertainment), as compensation for its services, an annual advisory fee until June 1, 2005 of $500,000 per year. In addition, Triathlon is obligated to advance an additional $500,000 per year to SCMC (whose right to receive such payment was assigned to SFX Entertainment) as an advance against fees earned by SCMC for investment banking services rendered to Triathlon, which advance, to the extent not earned, must be repaid at the termination of the financial consulting agreement or the acquisition by any entity of a majority of the capital stock of Triathlon.

         Pursuant to the terms of the Merger Agreement, the financial consulting agreement with SCMC is to be terminated and, in connection therewith, Triathlon is required to pay SFX Entertainment $2.0 million cash. (In April 1996, SCMC assigned to SFX Broadcasting its right to receive fees under its financial consulting agreement with Triathlon in connection with the termination of SCMC's financial consulting agreement with SFX Broadcasting. SFX Broadcasting subsequently assigned its rights to SFX Entertainment.) The termination arrangement was approved by the Independent Committee. The $2.0 million cash payment will compensate SCMC for its loss of its future rights under the financial consulting agreement, which is being terminated, and also is in lieu of any investment banking fees otherwise due SCMC in connection with the Merger.

         Stock Options and Stock Appreciation Rights; Cash Payments to Directors, Officers and Certain Stockholders

         The Merger Agreement provides that, at the Effective Time, holders of outstanding options granted under Triathlon's stock option plans and holders of SARs will receive a cash payment for each option or SAR held. The holders of options and SARs will receive the benefit of this payment, whether or not their options or SARs have vested, and their options and SARs will be canceled. The payment will generally be equal to the difference between the Common Stock Merger Consideration and the per share exercise price or base price of the option or SAR. As of the Record Date, Triathlon's directors and executive officers held options to purchase an aggregate of 33,500 shares of Class A Common Stock (of which options to purchase 23,820 shares were exercisable within 60 days of July 23, 1998) at a weighted average exercise price of $10.90 and SARs (none of which have vested or will vest within 60 days of July 23, 1998) relating to an aggregate of 11,000 shares of Class A Common Stock at a weighted average base price of $5.87.

         Each holder of Common Stock, Mandatory Preferred Stock, Series B Preferred Stock and derivative securities issued by Triathlon will receive in the Merger the same amount per security as each other holder of such securities. In the Merger, the members of the Board of Directors of Triathlon will receive an aggregate of approximately $2,459,013 in respect of their shares and derivative securities of Triathlon and Mr. Sillerman will receive approximately $3,352,618 in respect of his shares and derivative securities of Triathlon. In addition, the Foundation (of which Mr. Sillerman is the Vice President and the Director) and Mr. Tytel (who serves as an executive office and Director of SCMC) will receive in the Merger the amount of $13.0 million and approximately $2,662,055, respectively, in respect of their shares and derivative securities. The foregoing amounts do not give effect to taxes due in respect of the amounts to be received and assume no increase in the amount per share to be paid in the Merger.

         Fees to Independent Committee

         In connection with the Merger, John D. Miller, Frank E. Barnes III and Jeffrey W. Leiderman served as members of the Independent Committee, which evaluated the fairness of the terms of the Merger and other acquisition proposals involving Triathlon to the holders of Class A Common Stock. Each Independent Committee member received an aggregate of $35,000 for serving as a member of the Independent Committee ($20,000 of which was paid in February and $15,000 of which was paid in July 1998, following the execution of the Merger Agreement). The payment of the fee was not dependent upon the adoption of the Merger Agreement by the stockholders of Triathlon.

         Directors' and Officers' Indemnification and Release

         In the Merger Agreement, Buyer and the Surviving Corporation have agreed to indemnify and hold harmless (to the fullest extent permitted by the DGCL) the present and former directors, officers, employees and agents of Triathlon and its subsidiaries, as well as Messrs. Sillerman and Tytel, all affiliates of Mr. Sillerman, and each of the officers, directors, employees and agents of Mr. Sillerman's affiliates, against all amounts paid in connection with any actual or threatened legal suit based in whole or part on the fact that such person was a director, officer, employee, agent, representative or consultant of Triathlon or any of its subsidiaries and pertaining to any matter existing, or arising out of acts or omissions occurring, at or prior to the Effective Time. The Merger Agreement also obligates Buyer to maintain Triathlon's directors' and officers' liability insurance covering the directors and officers of Triathlon and all others covered by such insurance on the date of the Merger Agreement for at least six years after the Effective Time, but Buyer is not required to pay annual premiums more than twice Triathlon's last annual premium. See "The Merger Agreement--Covenants."

EFFECTIVE TIME

         The Merger will be effective as of the date and time of filing of a Certificate of Merger relating to the Merger with the Secretary of State of the State of Delaware in accordance with the provisions of the DGCL, or as otherwise provided in such Certificate of Merger. Subject to the satisfaction or waiver of the closing conditions set forth in the Merger Agreement, the Merger will be consummated on the earlier of (a) April 30, 1999 (subject to extension under certain circumstances, as provided in the Merger Agreement, until as late as September 14, 1999) or (b) any other date specified in a notice from Buyer to Triathlon at least five business days in advance. Buyer may postpone the date of Closing specified in its notice up to three times (but no later than the Termination Date); however, upon the third such postponement, it must pay Triathlon the sum of $25,000. See "The Merger--Closing Extension and Adjustment to

Merger Consideration." It is anticipated that the Effective Time of the Merger will occur during the second quarter of 1999, although there can be no assurance to such effect.

CERTAIN EFFECTS OF THE MERGER

         If the Merger is consummated, Triathlon's stockholders will not have an opportunity to continue their equity interest in Triathlon's radio operations and, therefore, will not share in future earnings and growth, if any, of those operations. Triathlon anticipates that the shares of Class A Common Stock and the Depositary Shares will trade on the Nasdaq National Market until the consummation of the Merger. If the Merger is consummated, public trading of the shares of Class A Common Stock and the Depositary Shares (the only publicly traded securities of Triathlon) will cease, the shares of Class A Common Stock and the Depositary Shares will cease to be quoted on the Nasdaq National Market, and the registration of the shares of Class A Common Stock and the Depositary Shares under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will be terminated. As a result, the Surviving Corporation will be relieved of the duty to file informational reports under the Exchange Act.

         For information concerning the federal income tax consequences of the Merger, see "Certain Federal Income Tax Consequences of the Merger."

REGULATORY MATTERS

         FCC Matters

         The obligations of Buyer and Buyer Sub to consummate the Merger are conditioned upon the FCC granting its consent to the transfer of control in connection with the Merger of the FCC licenses held by Triathlon's radio stations and the grant of such consent becoming a final order. On August 21, 1998, Triathlon, certain of its subsidiaries that hold FCC licenses and Buyer applied to the FCC for the approval of transfer of control of the licenses. In the transfer application, Buyer represented to the FCC that it would divest itself of two FM stations in the Wichita, Kansas market and one FM station in the Colorado Springs, Colorado market in order to come into compliance with the FCC's local ownership rules.

         The FCC has indicated with respect to the Wichita stations that it intends to conduct additional analysis of the ownership concentration in the Wichita, Kansas market. By public notice, interested persons were invited by the FCC to file responses that specifically address the issue of concentration and its effect on competition and diversity in the Wichita broadcast market. The DOJ responded by filing the Petition with the FCC claiming that Buyer's proposed acquisition of the Wichita stations, together with the stations Buyer and its subsidiaries currently own in the market, raises serious issues as to whether sufficient competition will exist after the acquisition. The DOJ further suggested that the FCC should hold a hearing to determine whether the acquisition would serve the public interest. To date, the FCC has taken no further action with respect to the FCC application. In its Petition, the DOJ also indicated that it would continue its investigation into the potential anti-competitive nature of the proposed acquisition and that it might bring action in United States District Court irrespective of any action the FCC may take. Buyer has informed Triathlon that it entered into a non-binding letter of intent for the divestiture of three AM stations and two FM stations in the Wichita, Kansas market and filed applications with the FCC for approval of this divestiture in order to comply with the FCC's local ownership rules and to address the competitive concerns expressed by the DOJ. There can be no assurance that Buyer will enter into a definitive agreement to sell the Wichita assets or the FCC or DOJ will approve the transfer of the licenses to the intended buyer. If the sale of the Wichita stations cannot be consummated immediately following the consummation of the Merger, Buyer has informed Triathlon that it intends to place the assets of such stations (including their FCC licenses) in trust pending the sale thereof by a trustee. Buyer has requested approval from the FCC to place the assets in trust. Buyer has informed Triathlon that, upon consummation of the sale of any assets that may be placed in trust, the trustee will distribute the net proceeds to Buyer. Triathlon cannot predict whether the FCC will approve the transfer of control of Triathlon's FCC licenses in sufficient time for the Merger to be consummated in a timely manner, or at all. See "Risk Factors--Regulatory Approvals Required."

         Pursuant to the Merger Agreement, Triathlon agreed to use commercially reasonable efforts to (i) execute an agreement with Saga Communications of Iowa, Inc. ("Saga") for the downgrade, if necessary, of Saga's signal for KIOA-FM, Des Moines, Iowa and the upgrade by Triathlon of its signal for KTNP-FM, Bennington, Nebraska and

(ii) obtain the FCC's consent for such downgrade and upgrade. On August 12, 1998, Triathlon executed an agreement with Saga. On September 10, 1998, Triathlon filed with the FCC a petition for rulemaking with respect thereto, and Triathlon plans to file an application to obtain the FCC's consent for the upgrade as soon as permitted and practicable.
Triathlon cannot predict whether the FCC will approve the downgrade and upgrade.

         Antitrust Matters

         The Merger is subject to antitrust review by the DOJ and the Federal Trade Commission (the "FTC"). Under the HSR Act, certain transactions, including the Merger, may not be consummated until the parties have filed a notice with the DOJ and the FTC and certain waiting period requirements have been satisfied. On August 17, 1998, Triathlon and Buyer filed their respective Premerger Notification and Report Forms in compliance with the HSR Act. Triathlon and Buyer have received a request for additional information from the DOJ relating solely to the combined parties' radio station operations in the Wichita, Kansas market. At any time before the Effective Time, the DOJ, which is the primary agency that exercises antitrust enforcement jurisdiction in the radio broadcasting industry, could take action under the antitrust laws seeking to enjoin the Merger. Triathlon understands that Buyer has initiated a separate transaction to address competitive concerns that may be expressed by the DOJ in Wichita, Kansas, and Triathlon believes that the competitive circumstances in this city can be satisfactorily addressed or restructured, and any DOJ investigation is not likely to prevent consummation of the Merger. See "--FCC Matters" for a description of the Wichita divesture. In addition, a state Attorney General in any state in which the combined companies will operate radio stations could take an enforcement action to enjoin consummation of the Merger.

         Following the passage of the Telecommunications Act of 1996, the DOJ indicated its intention to investigate certain existing industry practices that had not been previously subject to antitrust review. Triathlon has received information requests regarding the JSA Triathlon had from September 1 to December 31, 1996, in the Wichita, Kansas market and the JSA Triathlon has in the Colorado Springs, Colorado and Spokane, Washington markets with Citadel Broadcasting Company (the "Citadel JSA"). These information requests also cover another JSA which Triathlon has in Spokane, Washington. The Citadel JSA provided approximately 15% of Triathlon's net revenues during the six months ended June 30, 1998. In the event that the DOJ required the termination or modification of the Citadel JSA, Triathlon believes that it will not have a long-term material adverse effect on Triathlon because Triathlon believes that it can efficiently provide the services currently performed by Citadel Broadcasting Company given the fee structure of the Citadel JSA. However, Triathlon may suffer a short-term disruption in sales efforts caused by the transition in the event that the DOJ requires the termination of the Citadel JSA. The Merger Agreement permits Triathlon to terminate the Citadel JSA under certain circumstances or to reach a mutually satisfactory arrangement with the DOJ and Citadel Broadcasting Company regarding the Citadel JSA, without affecting the consummation of the Merger or the Common Stock Merger Consideration or Depositary Share Merger Consideration. Buyer has informed Triathlon that it entered into a non-binding letter of intent to, immediately after consummation of the Merger, (i) sell two AM stations in the Colorado Springs, Colorado market and one AM and one FM station in the Spokane, Washington market and (ii) exchange an FM station for an FM station in the Colorado Springs, Colorado market. Buyer has informed Triathlon that a condition to the consummation of the sale and exchange is the termination of the Citadel JSA. Buyer and the intended buyer for the Spokane and Colorado Springs stations have applied to the FCC for approval of transfer of control of the licenses to the respective buyers. There can be no assurance that Buyer will enter into a definitive agreement to sell and exchange such assets or the FCC will approve the transfer of the license to the respective buyers. Buyer has informed Triathlon that, if the sale and exchange of the Colorado Springs and Spokane stations cannot be consummated immediately following the Merger, it intends to place the assets of such stations (including their FCC licenses) in trust as described above for the Wichita sale. See "--FCC Matters."

SOURCE AND AMOUNT OF FUNDS

         Triathlon has been advised that Buyer intends to finance its obligations under the Merger Agreement through one or more financing transactions, which may include (but are not limited to) the following: borrowings under a senior bank facility, borrowings under one or more tranches of senior subordinated debt, the issuance of one or more classes of preferred stock, the issuance of one or more classes of equity securities or the issuance of rights to purchase equity securities. As of the date of this Proxy Statement, however, Buyer has not informed Triathlon that any financing commitment is in place. Buyer has not informed Triathlon how it will obtain its financing, and there can be no assurance that Buyer will be able to obtain financing. Buyer's and Buyer Sub's obligations under the Merger Agreement are not subject to any conditions regarding their ability to obtain financing. However, Triathlon's remedies against Buyer and Buyer Sub for any inability to consummate the Merger due to a lack of financing will be limited to the payment to Triathlon by Buyer of the $12.0 million Liquidated Damages. The total cash cost to Buyer of the Merger and related repayment of debt will be approximately $190.0. See "Risk Factors--Risks Related to Buyer's Ability to Obtain Financing."

RIGHTS OF DISSENTING STOCKHOLDERS

         Holders of record of shares of capital stock (including holders of Mandatory Preferred Stock) of Triathlon who follow the appropriate procedures will be entitled to appraisal rights under Section 262 of the DGCL in connection with the Merger. Holders of Triathlon's warrants, options and SARs are not entitled to appraisal rights in connection with the Merger. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is reprinted in its entirety as Annex E to this Proxy Statement. Except as set forth in Section 262, Triathlon's stockholders will not be entitled to appraisal rights in connection with the Merger.

         Under Section 262, record holders of capital stock of Triathlon who follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by the court. However, no holder of Voting Stock who votes in favor of adopting the Merger Agreement will be entitled to exercise these rights.

         Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, as in the case of the Special Meeting, not less than 20 days prior to the meeting, Triathlon must notify each of its stockholders of record at the close of business on the Record Date that appraisal rights are available and include in each such notice a copy of
Section 262. THIS PROXY STATEMENT CONSTITUTES THE REQUIRED NOTICE TO HOLDERS OF COMMON STOCK, MANDATORY PREFERRED STOCK AND SERIES B PREFERRED STOCK. Any stockholder who wishes to exercise appraisal rights should review the following discussion and Annex E carefully, because failure to timely and properly comply with the procedures specified in Section 262 will result in the loss of appraisal rights under the DGCL.

         A stockholder wishing to exercise appraisal rights must deliver to Triathlon, before the vote on the adoption of the Merger Agreement at the Special Meeting, a written demand for appraisal of the holder's shares of stock. A vote against the adoption of the Merger Agreement will not satisfy this requirement. In addition, a stockholder wishing to exercise appraisal rights must hold of record the shares in question on the date the written demand for appraisal is made and must continue to hold such shares through the Effective Time.

         Only a holder of record of shares of capital stock of Triathlon is entitled to assert appraisal rights for the shares registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record fully and correctly, as the holder's name appears on the stock certificates.

         If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity; if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for the record owner or owners. A record holder such as a broker or the Depositary, who hold shares as nominee for several beneficial owners, may exercise appraisal rights with respect to the shares held for one or more beneficial owners, while not exercising appraisal rights with respect to the shares held for other beneficial owners; in that event, the written demand should set forth the number of shares as to which appraisal is sought (and, where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner). Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers or nominees to determine the appropriate procedures for the making of a demand for appraisal by the broker or nominee. All written demands for appraisal of shares should be mailed or delivered to Triathlon Broadcasting Company, 750 B Street, Suite 1920, San Diego, California 92101, Attention: Secretary, so as to be received before the vote on the adoption of the Merger Agreement at the Special Meeting.

         Holders of Depositary Shares who wish to exercise appraisal rights in respect of the Mandatory Preferred Stock represented by their Depositary Shares must notify the Depositary in writing. The Depositary, as the holder of record of the Mandatory Preferred Stock, will exercise appraisal rights on behalf of holders of Depositary Shares who so request. Any such request to the Depositary to exercise appraisal rights should be delivered to the Depositary before the vote on the adoption of the Merger Agreement at the Special Meeting. Such notice of instruction to exercise appraisal rights should be delivered by mail, overnight courier service or facsimile to ChaseMellon Shareholder Services L.L.C., 450 West 33rd Street, 10th Floor, New York, New York 10001, Attention:
Selwyn Crawford, fax number: 212-947-7628.

         Stockholders or holders of Depositary Shares electing to exercise their appraisal rights under Section 262 must not vote for adoption of the Merger Agreement. Accordingly, a vote against adoption of the Merger Agreement, or an abstention with respect to the Merger Agreement, will not prevent a holder of Voting Stock from exercising appraisal rights, but a vote in favor of adoption of the Merger Agreement will prevent such holder from exercising appraisal rights. However, if a holder of Class A Common Stock or Class B Common Stock returns a signed proxy card, but does not specify a vote against adoption of the Merger Agreement or a direction to abstain, then the proxy card, if not revoked, will be voted for the Merger, which will have the effect of waiving that stockholder's appraisal rights. If a holder of Depositary Shares returns a signed Voting Instruction Card, but does not specify how to vote on the proposal to adopt the Merger Agreement or directs the Depositary to abstain on such vote, then the Depository Shares to which such Voting Instruction Card relates will be voted as an abstention, the effect of which is to preserve the right of such holder to demand appraisal rights in respect of the shares of Mandatory Preferred Stock represented by such Depositary Shares.

         Within ten days after the Effective Time, Triathlon, as the Surviving Corporation, must send a notice as to the effectiveness of the Merger to each person (including, if applicable, the Depositary) who has satisfied the appropriate provisions of Section 262. Within 120 days after the Effective Time, but not thereafter, Triathlon, or any holder of shares entitled to appraisal rights under Section 262 who has complied with the foregoing procedures, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of such shares. Triathlon is not under any obligation, and has no present intention, to file a petition with respect to the appraisal of the fair value of the shares. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

         Within 120 days after the Effective Time, any record holder of shares who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from Triathlon a statement setting forth the aggregate number of shares of Triathlon stock with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statements must be mailed within ten days after Triathlon receives a written request therefor.

         If a petition for an appraisal is timely filed, then, after a hearing on the petition, the Delaware Court of Chancery will determine the holders of shares entitled to appraisal rights and will appraise the "fair value" of the shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Holders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 could be more than, the same as or less than the value of the merger consideration that they would otherwise receive if they did not seek appraisal of their shares. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. More specifically, the Delaware Supreme Court has stated that: "Fair value, in an appraisal context, measures 'that which has been taken from the shareholder, viz., his proportionate interest in a going concern.' In the appraisal process the corporation is valued 'as an entity,' not merely as a collection of assets or by the sum of the market price of each share of its stock. Moreover, the corporation must be viewed as an on-going enterprise, occupying a particular market position in the light of future prospects." In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a stockholder's exclusive remedy. The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares have been appraised. The costs of the action may be determined by the court and taxed upon the parties as the court deems equitable. The court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal (including, reasonable attorneys fees and the fees and expenses of experts utilized in the appraisal proceeding, among others) be charged pro rata against the value of all of the shares entitled to appraisal.

         Any holder of shares who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote the shares subject to the demand for appraisal for any purpose, and will not be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares of the same class or series of stock as of a date prior to the Effective Time).

         If any stockholder who demands appraisal of shares under Section 262 fails to perfect, or effectively withdraws or loses, the right to appraisal provided in the DGCL, then that holders shares will be converted into the appropriate merger consideration, without interest, in accordance with the Merger Agreement. A holder of shares will fail to perfect, or will effectively lose, the right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time. A holder may withdraw a demand for appraisal by delivering to Triathlon a written withdrawal of the demand for appraisal and acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time will require the written approval of Triathlon.

         Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of appraisal rights.

ACCOUNTING TREATMENT

         The Merger will be treated by Buyer as a "purchase," as that term is used under United States generally accepted accounting principles, for accounting and financial reporting purposes.

CERTAIN LEGAL PROCEEDINGS

         On July 24,1998, a lawsuit was commenced against Triathlon and its directors in the Court of Chancery of the State of Delaware, New Castle County (Civil Action No. 16560). The plaintiff in the lawsuit is Herbert Behrens. The complaint alleges that the consideration to be paid in the Merger to the holders of the Depositary Shares is unfair and that the individual defendants have breached their fiduciary duties. The complaint seeks to have the action certified as a class action and seeks to enjoin the Merger, or in the alternative, seeks monetary damages in an unspecified amount. The defendants have answered the complaint denying its allegations and some preliminary discovery has occurred. As of January 1, 1999, no hearings with respect to this litigation had either been held or were scheduled. The parties have entered into a standstill agreement pursuant to which all proceedings in the case will be stayed unless either party gives 15 days notice that discovery should recommence. See "Risk Factors--Litigation Related to the Merger."

         On February 12, 1999, the parties signed a Memorandum of Understanding that provides for the settlement of the action in principle. The amount of the settlement depends upon whether the average last sale price (or the closing bid price, if no sale occurs on any day) for the Class A Common Stock of Triathlon over the twenty trading days ending on the date immediately preceding the Effective Time of the Merger (the "Average Closing Price") is equal to or lower than $12.60 per share. If the Average Closing Price is equal to or over $12.60 per share, Buyer will pay $0.11 additional consideration for each Depositary Share owned by any class member at the Effective Time of the Merger. If the Average Closing Price is under $12.60 per share, Buyer will pay $0.37 additional consideration for each Depositary Share owned by any class member at the Effective Time of the Merger. Buyer also agreed in the Memorandum of Understanding not to oppose plaintiff's counsel's application for attorney fees and expenses in the aggregate amount of $150,000 if Buyer pays $0.11 additional consideration for each Depositary Share under the proposed settlement and the aggregate amount of $400,000 if Buyer pays $0.37 additional consideration for each Depositary Share under the proposed settlement. The Memorandum of Understanding provides that the defendants deny all allegations of wrongdoing but, recognizing the burden, expense and risk attendant to the litigation, they have concluded that it is desirable that the claims against them be settled.

         The proposed settlement is contingent upon confirmatory discovery by the plaintiff, execution of a definitive settlement agreement, and court approval. There can be no assurance that the parties will execute a definitive settlement agreement or that the court will approve the settlement on the terms and conditions provided for in the Memorandum of Understanding, or at all.

         Triathlon is also a party to certain regulatory proceedings. See "--Regulatory Matters."

                              THE MERGER AGREEMENT

         The following is a summary of the material provisions of the Merger Agreement, a copy of which is attached hereto as Annex A and incorporated herein by reference. This summary does not purport to be a complete description of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement. STOCKHOLDERS ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY FOR A COMPLETE DESCRIPTION OF THE MERGER.

THE MERGER

         If Triathlon's stockholders adopt the Merger Agreement, and if the other conditions to the Merger are satisfied or waived, then, at the Effective Time, Buyer Sub will be merged with and into Triathlon, with Triathlon continuing as the Surviving Corporation and a wholly-owned subsidiary of Buyer.

         Upon the consummation of the Merger, pursuant to the Merger Agreement, except for (a) shares held in the treasury of Triathlon or owned by Buyer or any of their respective wholly-owned subsidiaries (including Buyer Sub), all of which will be canceled, and (b) shares held by persons who exercise dissenters' appraisal rights, each issued and outstanding share of Triathlon's (i) Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock will convert into the right to receive $13.00 in cash, subject to increase under certain circumstances described below, without interest, (ii) Mandatory Preferred Stock will convert into the right to receive $108.30, plus any accrued but unpaid dividends up to and including the date immediately prior to the Effective Time, in cash (subject to increase under certain circumstances described below), without interest, and (iii) Series B Preferred Stock (together with the Mandatory Preferred Stock, hereinafter collectively referred to as the "Preferred Stock") will convert into the right to receive $.01 in cash, without interest. Pursuant to the Deposit Agreement, each Depositary Share, which represents one-tenth of a share of Mandatory Preferred Stock, will be entitled to receive the Depositary Share Merger Consideration, which is equal to one-tenth of the Mandatory Preferred Stock Merger Consideration, or $10.83 in cash, plus accrued and unpaid dividends up to and including the date immediately prior to the Effective Time on one-tenth of a share of Mandatory Preferred Stock, without interest. All amounts payable to Triathlon's stockholders in accordance with this paragraph will be net of any applicable withholding taxes. The circumstances under which the consideration to be received by the stockholders of Triathlon may be increased are described under "--Closing Extension and Adjustment to Merger Consideration."

         Messrs. Feuer, Sillerman and Tytel and the Foundation, who beneficially own, among other shares, 886,811 shares of Class B Common Stock and possess in the aggregate 53% of the voting power of the Voting Stock, have agreed to vote in favor of the Merger. These holders will have sufficient voting power under the DGCL to adopt the Merger Agreement. See "The Merger--Stockholder Agreements."

         Stockholders who do not vote in favor of the Merger, and who comply with the provisions of the DGCL regarding the exercise of statutory dissenters' appraisal rights, have the right to seek a determination and payment of the fair value of their shares in lieu of the consideration set forth in the Merger Agreement. See "The Merger--Rights of Dissenting Stockholders."

         As soon as is reasonably practicable after the Effective Time but no later than three business days following the Effective Time, transmittal forms will be mailed to each holder of record of shares of Common Stock and Preferred Stock. The transmittal forms should be used in forwarding the holder's stock certificates for surrender and exchange for cash pursuant to the Merger Agreement. After receipt of a transmittal form, each holder of certificates formerly representing shares of Common Stock or Preferred Stock should surrender the certificates to the Paying Agent and will receive from the Paying Agent cash as set forth above. Instructions specifying other details of the exchange (including the method of surrendering Depositary Shares and receiving payment therefor) will accompany the transmittal forms. After the Effective Time, each certificate previously evidencing shares of Common Stock or Preferred Stock will be deemed for all purposes to evidence only the right to receive the consideration set forth in the Merger Agreement.

         STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM.

TREATMENT OF WARRANTS, OPTIONS AND STOCK APPRECIATION RIGHTS

         Each warrant to purchase shares of Common Stock granted by Triathlon that is outstanding at the Effective Time will continue to be outstanding after the Effective Time (subject to the terms and conditions contained in the appropriate warrant agreement) and will be exercisable without payment of the per share exercise price for an amount of cash, without interest, equal to the difference between the Common Stock Merger Consideration and the per share exercise price of such warrant, less any applicable withholding taxes.

         Each option granted by Triathlon that is outstanding at the Effective Time, whether or not it is then exercisable, will be canceled at the Effective Time. Each holder of a canceled option will be entitled to receive, in consideration for the cancellation, an amount of cash, without interest, equal to the difference between the Common Stock Merger Consideration and the per share exercise price of the canceled option, less any applicable withholding taxes.

         Each SAR, whether or not then exercisable, will be canceled at the Effective Time. Each holder of a canceled SAR will be entitled to receive, in consideration for the cancellation, an amount of cash, without interest, equal to (a) with respect to each then outstanding cash-only SAR granted to Messrs. Jeffrey Leiderman and Frank E. Barnes, III under agreements dated January 31, 1996, providing for the grant to each such individual of SARs in respect of 2,000 shares of Class A Common Stock, 50% of the difference between $0.01 and the Common Stock Merger Consideration or (b) with respect to all other outstanding SARs, the difference between the Common Stock Merger Consideration and the per share base price of such SAR, in every case less any applicable withholding taxes.

REPRESENTATIONS AND WARRANTIES

         The Merger Agreement contains various representations and warranties by Triathlon relating to, among other things, (a) the organization and good standing of Triathlon and its subsidiaries, (b) the capital structure of Triathlon, (c) the corporate power and authority of Triathlon, (d) the lack of conflict of the Transaction Documents with (i) the organizational documents of Triathlon or its subsidiaries or (ii) certain agreements, judgments, statutes or regulations, (e) the documents filed by Triathlon and its subsidiaries with the SEC, state securities authorities and other governmental entities including the FCC, (f) the absence, since December 31, 1997, of certain changes, (g) litigation, (h) employee benefits and labor matters, (i) taxes, (k) governmental approvals and permits, (l) material contracts, (m) FCC matters,
(n) environmental matters, (o) real property matters, (p) transactions and relationships with affiliates of Triathlon, and (q) the absence, since December 31, 1995, of material acquisitions or dispositions by, or certain obligations of, Triathlon or its subsidiaries, other than those disclosed in the Merger Agreement.

         The Merger Agreement contains representations and warranties of Buyer and Buyer Sub relating to, among other things, (a) the organization and good standing of Buyer and Buyer Sub, (b) the corporate power and authority of each of Buyer and Buyer Sub, (c) the lack of conflict of the Transaction Documents with (i) the certificate of incorporation or by-laws of Buyer and Buyer Sub or
(ii) certain agreements, judgments, statutes or regulations, (d) the accuracy of information supplied by Buyer or Buyer Sub specifically for inclusion or incorporation by reference in this Proxy Statement and (e) litigation. In addition, Buyer and Buyer Sub have represented and warranted that Buyer had available as of the date of the Merger Agreement, or at the closing will have available, sufficient funds to enable Buyer to consummate the transactions contemplated by the Transaction Documents and Buyer and Buyer Sub have acknowledged that their obligations under the Merger Agreement are not subject to any conditions regarding their ability to obtain financing therefor.

COVENANTS

         Triathlon has agreed that, until the Effective Time, except as contemplated by the Transaction Documents, it will, and will cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as theretofore conducted, and will not, and will not permit its subsidiaries to, without the consent of Buyer, among other things: (a) declare or pay dividends or other distributions or sell or acquire any shares of its capital stock (with certain exceptions, including scheduled cash dividends on shares of the Mandatory Preferred Stock and issuances of Common Stock upon the conversion or exercise of outstanding securities), (b) amend its certificate of incorporation or by-laws, (c) acquire or sell any assets, (d) with certain exceptions, incur any indebtedness in excess of $50,000 or capital expenditures in excess of $25,000 in the aggregate or make any loans, (e) modify, terminate or fail to renew any material contract (with certain exceptions), (f) fail to act in the ordinary course of business consistent with past practices exercising commercially reasonable care to (i) preserve substantially intact Triathlon's and each subsidiary's present business organization, (ii) keep available the services of certain employees or (iii) preserve its relationships with customers, suppliers and others, (g) fail to use commercially reasonable efforts to maintain Triathlon's and each subsidiary's material assets, (h) merge or consolidate with any other entity or dissolve or liquidate any subsidiary, (i) materially increase the compensation or benefits of any director, officer or employee, (j) pay, discharge or satisfy any material claims or liabilities other than in the ordinary course of business or fail to pay any material accounts payable, (k) enter into a local marketing agreement, time-brokerage agreement, joint sales agreement, non-compete agreement or similar agreement with any entity other than Buyer,
(l) engage in any transaction with any of its affiliates (with certain exceptions), (m) fail to pay on each scheduled quarterly payment date all accrued and unpaid dividends on the outstanding Mandatory Preferred Stock, (n) take any action that would result in any adjustment to the Redemption Rate or the Optional Conversion Rate (each as defined in the Certificate of Designations of the Mandatory Preferred Stock), or (o) authorize, commit or agree to take any of the foregoing actions.

         Prior to the Effective Time, Triathlon is obligated to obtain from all members of its management holding options and SARs, and to use its commercially reasonable efforts to obtain from all other holders of options and SARs, an agreement relating to such holders' options and SARs. In this agreement, as described under "--Treatment of Warrants, Options and Stock Appreciation Rights" above, the holders agree to cancel their options and SARs and will receive in return, without payment therefor, a per share amount equal to the Common Stock Merger Consideration less the exercise price per option or base price per SAR.

         Triathlon and Buyer are required to use all reasonable efforts to complete the Merger, to file an application requesting the FCC Consent for the transfer of control of Triathlon's radio stations (and those of its subsidiaries) resulting from the Merger and to file all documents required under the HSR Act. Without the prior written consent of Buyer, Triathlon is prohibited, with certain exceptions, from taking any action that could impair or delay obtaining the FCC Consent or complying with or satisfying the terms thereof. The FCC application was filed on August 21, 1998 and has not been granted to date. The filing under the HSR Act was made on August 17, 1998 and the waiting period thereunder has been extended due to Triathlon's receipt of a request for additional information from the DOJ. See "The Merger--Regulatory Matters." In addition, Triathlon and Buyer are required to use all reasonable efforts to (i) obtain all necessary consents, approvals or waivers from third parties including the waiver from Triathlon's lenders under the Credit Agreement of certain prepayment premiums, penalties and fees and (ii) defend any lawsuit challenging Transaction Documents or the transactions contemplated thereby.

         Triathlon is required, at or prior to the Effective Time, to amend or terminate certain agreements with affiliates without any liability to Triathlon. Triathlon is also required to use commercially reasonable efforts to enter into an agreement, on terms acceptable to Buyer, to downgrade the signal for a certain radio station, if necessary, and to upgrade the signal for another radio station.

         The Merger Agreement contains certain additional provisions requiring the Surviving Corporation to (a) provide certain employee benefits and (b) indemnify, to the fullest extent permitted by the DGCL, each officer, director, employee or agent of (i) Triathlon or any of its subsidiaries or (ii) Howard Tytel or Robert F.X. Sillerman or affiliates of Mr. Sillerman (the "Indemnified Parties"), against certain losses, reasonable expenses (including reasonable attorneys' fees), claims, damages, liabilities and amounts paid in connection with certain threatened or actual claims, actions, suits, proceedings or investigations. The Surviving Corporation also is to maintain in effect, for a period of six years after the Effective Time, directors' and officers' liability insurance currently maintained by Triathlon covering the directors and officers of Triathlon and others covered thereby as of the date of the Merger Agreement, with certain limitations.

CLOSING EXTENSION AND ADJUSTMENT TO MERGER CONSIDERATION

         The "Termination Date" is April 30, 1999, subject to extension by Buyer for up to three months, in half-calendar-month intervals; however, if Buyer does so, the Common Stock Merger Consideration will be increased by $0.125 and the Depositary Share Merger Consideration will be increased by $0.104 for each half-calendar month of extension. No increase will be paid, however, if (a) the FCC Consent or the termination of the HSR Act waiting period is not obtained (unless Buyer fails to consummate the Merger within ten business days after such consent and termination are obtained (the "Satisfaction Date"), in which case the increases in the merger consideration will be payable for each half-calendar month commencing after the Satisfaction
Date) after all other conditions to Buyer's obligation to consummate the Merger have been satisfied, because of (i) acts or omissions by Triathlon or its subsidiaries in conducting their respective operations and activities (other than actions or omissions relating to the number of licenses or amount of revenues in a particular market and other than relating to the Citadel JSA),
(ii) a breach by Triathlon of its obligations under the Merger Agreement or
(iii) certain statutory changes or enactments relating to radio license ownership (collectively, "Acts or Changes") or (b) the Merger is restrained by a judicial order, under certain circumstances.

         If a judicial order restraining the Merger is rendered in a proceeding brought by a holder of Mandatory Preferred Stock on the basis of the treatment of the Mandatory Preferred Stock under the Merger Agreement (a "Mandatory Preferred Order") and has not been lifted by June 15, 1999, then Buyer may extend the Termination Date until July 31, 1999 in half-month intervals with an increase in the Common Stock Merger Consideration and Depositary Share Merger Consideration as above, beginning on June 16, 1999. Under certain circumstances, if any judicial order delaying the Merger is lifted, and if Buyer fails to consummate the Merger within ten days thereafter (and such failure is not due to Triathlon's failure to fulfill certain closing conditions), then the Common Stock Merger Consideration shall be increased by $0.25 and the Depositary Share Merger Consideration shall be increased by $0.208 for each half-calendar month (or portion thereof) between the initial Termination Date and the date of Closing. If any judicial order is not lifted by July 31, 1999, then either Triathlon or Buyer may extend the date of the Closing for an additional 45 days. However, if (a) neither Triathlon nor Buyer elect to extend the Closing for an additional 45 days or (b) the Closing is so extended by the order is not lifted by the end of the 45-day period, then, unless the order is a Mandatory Preferred Order, the Merger Agreement will automatically terminate without any liability or obligation of the parties other than obligations to split the FCC and HSR Act filing fees. See "--Termination; Fees and Expenses; Letter of Credit."

NON-SOLICITATION

         Until the termination of the Merger Agreement, Triathlon, its subsidiaries and their respective representatives are prohibited from soliciting, initiating or encouraging the submission of any Takeover Proposal, or discussing, negotiating or furnishing information regarding any Takeover Proposal. However, prior to the receipt of stockholder adoption of the Merger Agreement, Triathlon and its representatives may, under certain circumstances, furnish information with respect to Triathlon and participate in negotiations regarding any unsolicited Takeover Proposal meeting certain criteria, if the Board of Directors of Triathlon reasonably believes after receiving advice from its financial advisor that the Proposal provides Triathlon stockholders with superior value than the consideration provided for in the Merger, and if the Board of Directors determines in good faith, based on the advice of outside counsel, that it is necessary to do so in order for the Board of Directors to comply with its fiduciary duties under applicable law. The Merger Agreement requires Triathlon to keep Buyer fully informed of the status and details of any Takeover Proposal.

         In addition, neither the Board of Directors nor any committee thereof (including the Independent Committee) may (a) withdraw or modify, in a manner adverse to Buyer, its approval of the Merger or (b) approve or recommend any Takeover Proposal. However, this prohibition does not apply to certain Takeover Proposals that are determined by the Board of Directors to be more favorable to Triathlon's stockholders than the Merger, provided that the Merger Agreement is terminated by Triathlon.

CONDITIONS

         The obligations of each party to consummate the Merger are subject to the satisfaction or waiver of certain conditions, including, among others: (a) the adoption of the Merger Agreement by the stockholders of Triathlon, (b) the issuance of the FCC Consent, (c) the expiration or termination of the waiting period under the HSR Act and (d) the absence of any injunction or other legal restraint prohibiting the Merger.

         The obligations of Buyer and Buyer Sub to consummate the Merger are subject to the satisfaction or waiver of the following additional conditions, among others: (a) the accuracy of Triathlon's representations and warranties in the Merger Agreement, (b) the performance by Triathlon of its obligations under the Merger Agreement, (c) the finality of the FCC Consent and absence of adverse conditions therein on account of Acts or Changes, (d) obtaining releases of options and SARs from Triathlon's directors and executive officers,
(e) obtaining material third party consents to the Merger, (f) the termination by Triathlon of certain affiliate relationships, and (h) Triathlon not having outstanding more than a specified number of shares of certain classes of its capital stock (including derivative securities).

         The obligations of Triathlon to consummate the Merger are subject to the satisfaction or waiver of the following additional conditions: (a) the accuracy of Buyer's and Buyer Sub's representations and warranties in the Merger Agreement and (b) Buyer's and Buyer Sub's performance of their obligations under the Merger Agreement.

TERMINATION; FEES AND EXPENSES; LETTER OF CREDIT

         The Merger Agreement may be terminated:

         (a) By the mutual written consent of Triathlon, Buyer and Buyer Sub.

         (b) By either Triathlon or Buyer, if Triathlon's stockholders do not adopt the Merger Agreement at the Special Meeting (or any adjournment thereof) or if no stockholder vote is held before the Termination Date (unless the Merger is permanently enjoined or prohibited). If the Merger Agreement is terminated as set forth in this paragraph, Triathlon must pay Buyer a termination fee of $2.5 million (and an additional $2.5 million if, within one year of the termination, either Triathlon enters into a Takeover Proposal or 50% of the capital stock of Triathlon is acquired in a tender offer) and must reimburse Buyer for its reasonable out-of-pocket expenses (not to exceed $1.0 million).

         (c) By either Triathlon or Buyer, if the Merger is not consummated on or before the Termination Date.

         (d) By either Triathlon or Buyer, if the Merger is permanently prohibited or enjoined for any reason, including as a result of a proceeding (a "Mandatory Preferred Proceeding") which challenges the Mandatory Preferred Stock Merger Consideration or the treatment of the Mandatory Preferred Stock in the Merger Agreement.

         (e) By Buyer if (i) Triathlon breaches any representation or warranty contained in the Merger Agreement, unless the individual or aggregate impact of all such breaches of representations and warranties could not reasonably be expected to have a material adverse effect on Triathlon or unless such breaches are due to changes in the United States financial markets generally or to matters arising after the date of the Merger Agreement that affect the broadcasting industry generally, or (ii) Triathlon fails to perform in all material respects its obligations under the Merger Agreement. However, Buyer may not terminate if the breach or failure to perform is cured within 30 days after notice thereof.

         (f) By Triathlon if (i) Buyer or Buyer Sub breaches any representation or warranty contained in the Merger Agreement, unless the individual or aggregate impact of all such breaches of representations and warranties could not reasonably be expected to have a material adverse effect on Buyer's ability to perform its obligations under the Transaction Documents, or (ii) Buyer or Buyer Sub fail to perform in all material respects their obligations under the Merger Agreement. However, Triathlon may not terminate if the breach or failure to perform is cured within 30 days after notice.

         (g) By Triathlon if before obtaining stockholder approval of the Merger Agreement, (i) the Board of Directors determines, in certain circumstances, to terminate the Merger Agreement in order for Triathlon to enter into an agreement relating to a Superior Proposal, (ii) Triathlon notifies Buyer of the Superior Proposal, and (iii) within five business days from receipt of the notice, Buyer does not offer to revise the terms of the Merger or the Board of Directors determines in good faith, after receiving advice from its financial advisor, that the Superior Proposal is superior to Buyer's revised offer. If the Merger Agreement is terminated as set forth in this paragraph, Triathlon must pay Buyer a termination fee of $5.0 million and must reimburse Buyer for its reasonable out-of-pocket expenses (not to exceed $1.0 million).

         (h) By Buyer if (i) a tender or exchange offer for 50% or more of the capital stock of Triathlon is commenced and the Board of Directors fails to timely recommend that Triathlon's stockholders not tender their shares, or (ii) a Takeover Proposal is announced and the Board of Directors fails to reaffirm its recommendation of the Merger. If the Merger Agreement is terminated as set forth in this paragraph, Triathlon must pay Buyer a termination fee of $5.0 million and must reimburse Buyer for its reasonable out-of-pocket expenses (not to exceed $1.0 million).

         (i) By Buyer if Triathlon has outstanding more than a certain number of shares of certain classes of its capital stock (including derivative securities), as specified in the Merger Agreement. If the Merger Agreement is terminated as set forth in this paragraph, Triathlon must pay Buyer a termination fee of $1,666,667.

         Simultaneously with the execution of the Merger Agreement, Buyer placed into escrow an irrevocable letter of credit for $9.0 million. The escrowed amount must be released to Triathlon, and Buyer must pay Triathlon the $3.0 million Cash Fee, if the Merger Agreement is terminated because: (a) the Merger is not consummated by April 30, 1999 (subject to extension) and at such time (i) regulatory approvals for the transaction shall not have been obtained (unless the failure to obtain such approvals is the result of Acts or Changes);
(ii) there is in effect a preliminary injunction arising out of litigation concerning the treatment of the Mandatory Preferred Stock in the Merger; or
(iii) all conditions to Buyer's obligation to close the Merger have been satisfied, other than that the consent of the FCC to the transfer of Triathlon's radio station licenses to Buyer or Buyer Sub shall have become final, and Buyer elects not to consummate the Merger; (b) the Merger is permanently enjoined (i) by the federal antitrust agencies or the FCC and such injunction is not primarily due to Acts or Changes or (ii) on the grounds of the treatment of the Mandatory Preferred Stock in the Merger; or (c) Triathlon terminates the Merger Agreement as described in paragraph (f) above. Except as otherwise provided in the Merger Agreement, the release of the letter of credit and payment of the Cash Fee to Triathlon will be its sole remedy if the Merger Agreement is terminated as discussed above.

         If the Merger Agreement is terminated for reasons other than those for which the Merger Agreement provides liquidated damages, the non-breaching party will be entitled to recover its damages and expenses from the other party or parties.

             CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         The following discussion sets forth certain federal income tax consequences of the Merger applicable to stockholders that hold their shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). However, the discussion does not address all federal income tax considerations that may be relevant to particular stockholders in light of their specific circumstances, such as stockholders who are dealers in securities, foreign persons or stockholders who acquired their shares in connection with stock options or stock purchase warrants. Each stockholder is urged to consult the holder's own tax advisor to determine the tax consequences to the holder of the Merger in light of the holder's particular circumstances, including the applicability and effect of federal, state, local and foreign income and other tax laws and possible changes in those tax laws (which may have retroactive effect).

         The receipt by a Triathlon stockholder of cash pursuant to the Merger (or cash pursuant to the exercise of dissenters' rights of appraisal) will be a taxable event for the stockholder. A stockholder will generally recognize capital gain or loss for federal income tax purposes equal to the difference between (a) the amount of cash received and (b) the tax basis in the shares of Triathlon stock surrendered in exchange therefor (generally, the amount paid for the shares of Triathlon). The gain or loss will be long-term capital gain or loss if the stockholder's holding period for the surrendered shares is more than one year at the Effective Time. Under recently enacted legislation, individuals whose holding period for shares of Triathlon stock exceeds one year will, in general, be subject to no more than a 20% tax on any gain. If a Triathlon stockholder owns more than one block of shares of Triathlon stock, the cash received must be allocated ratably among the blocks in the proportion that the number of shares of Triathlon stock in a particular block bears to the total number of shares of Triathlon stock owned by the stockholder.

         A stockholder may be subject to information reporting and to backup withholding at a rate of 31% of amounts paid to the stockholder, unless the stockholder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

         THE DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS BASED ON EXISTING LAW AS OF THE DATE OF THIS PROXY STATEMENT. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER (INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS).

                             PRINCIPAL STOCKHOLDERS

         The following table gives information concerning the beneficial ownership of Triathlon's Voting Stock and Class D Common Stock as of February 1, 1999 by: (i) each person known to Triathlon to own more than 5% of any class of Common Stock or Depositary Shares of Triathlon, (ii) the Chief Executive Officer and each of the directors and (iii) all directors and executive officers of Triathlon as a group.

CONVERSION OF CLASS D COMMON STOCK INTO CLASS B COMMON STOCK; VOTING TRUST AGREEMENTS

         The table below gives effect to the conversion on August 5, 1998 by Robert F.X. Sillerman, Howard J. Tytel and the Foundation of an aggregate of 641,921 shares of Class D Common Stock into an equal number of shares of Class B Common Stock. (Mr. Sillerman converted 136,852.06 shares, Mr. Tytel converted 185,068.94 shares and the Foundation converted 320,000 shares.) Such conversion was effected pursuant to the Stockholder Agreements entered into by these stockholders concurrently with the execution of the Merger Agreement. See "The Merger Agreement--Stockholder Agreements." Triathlon's Certificate of Incorporation permits the holders of shares of Class D Common Stock, which has no voting rights except as required by law, to convert such shares into an equal number of shares of Class B Common Stock, which generally has ten votes per share, in the event that Triathlon is in default for borrowed money from an institutional lender, which default has not been cured or waived. As of June 30, 1998, Triathlon had breached certain covenants in its Credit Agreement, which breaches permitted the conversion of the Class D Common Stock into Class B Common Stock. See "Risk Factors--Conversion of Non-Voting Class D Common Stock into Super-Voting Class B Common Stock."

         Prior to the conversion, on March 12, 1998, Messrs. Sillerman and Tytel had entered into a Voting Trust Agreement with Mr. Feuer, as voting trustee, pursuant to which they had transferred to Mr. Feuer the right to vote an aggregate of 100,000 shares of Class B Common Stock held by them. The aggregate of 321,921 shares of Class B Common Stock received by Messrs. Sillerman and Tytel in the conversion of Class D Common Stock into Class B Common Stock are subject to a Voting Trust Agreement, dated August 5, 1998, with Mr. Feuer, as voting trustee. The shares of Class B Common Stock that Mr. Feuer may vote pursuant to the two Voting Trust Agreements, together with the shares beneficially owned by Mr. Feuer, will entitle Mr. Feuer to direct the vote of approximately 33.9% of the voting power of the Voting Stock on the proposal to adopt the Merger Agreement.

         The two Voting Trust Agreements provide that Mr. Feuer is entitled to exercise the power to vote the shares of Class B Common Stock he holds as voting trustee in favor or against substantially all actions or resolutions presented to Triathlon's stockholders. Each Voting Trust Agreement will continue in effect until the tenth anniversary of their respective execution, unless prior to such time (i) the stockholders of Triathlon shall vote to dissolve Triathlon and wind up its affairs, (ii) Triathlon shall repurchase all of the Class B Common Stock, (iii) Triathlon shall file a registration statement with respect to its Class B Common Stock under the Securities Act of 1933, as amended (the "Securities Act"), or (iv) in the case of the Voting Trust Agreement dated August 5, 1998, the stockholders of Triathlon shall vote in favor of Triathlon's consolidation with or merger into any other entity.

                                              Class A                   Class B                  Class D
                                            Common Stock            Common Stock(2)          Common Stock(2)

              Name and
             Address of
             Beneficial                 Number       Percent     Number of     Percent     Number of     Percent
              Owner(1)                of Shares      of Class      Shares     of Class      Shares       of Class
------------------------------------------------------------------------------------------------------------------
Directors and Executive Officers:
      John D. Miller................    25,000(4)         *             --        --            --         --
      Norman Feuer..................    15,000(5)         *        566,811(6)     63.9%         --         --
      William G. Thompson...........     3,820(7)         *             --        --            --         --
      Dennis R. Ciapura.............     5,000(8)         *             --        --            --         --
      Jeffrey W. Leiderman..........     1,000(9)         *             --        --            --         --
      Frank E. Barnes III...........        --(9)        --             --        --            --         --
      All Directors and Executive
           Officers as a Group
           (6 persons)..............   48,820(10)         1.5%     566,811        63.9%         --         --
Others:
      Robert F.X. Sillerman.........   60,200(11)         1.9%     542,852(12)    61.2%    680,000(13)     84.7%
      C. Terry Robinson.............   10,000(14)         *             --        --       122,445         15.3%
      Howard J. Tytel...............    9,800(15)         *        199,069(16)    22.4%         --         --
      Tomorrow
           Foundation(17)...........           --        --        320,000        36.1%    680,000         84.7%
      Wellington Management
           Company, LLP(18).........      690,557        17.9%          --        --            --         --
      Wynnefield Partners Small
           Cap Value, L.P. et al.(19)     628,600        18.4%          --        --            --         --
      Putnam Investments,
           Inc.(20).................      379,156        11.9%          --        --            --         --
      General Motors Employees
           Domestic Group Pension
           Trust(21)................      362,855        11.4%          --        --            --         --
      Morgan Stanley Dean Witter
           & Co.(22)................      325,703        10.3%          --        --            --         --
      Wellington Trust Company,
           NA(23)...................      335,699         9.6%          --        --            --         --
      State Retirement and
           Pension System of
           Maryland(24).............      199,920         5.9%          --        --            --         --
      Third Point Management
           Company L.L.C. &
           Daniel S. Loeb(25).......      182,400         5.7%          --        --            --         --
      P. Schoenfeld Asset
           Management LLC &
           Peter M. Schoenfeld(26)..      179,400         5.6%          --        --            --         --
      Lawrence M. Blau and
           Mark Metzger(27).........      174,000         5.5%          --        --            --         --
      Loeb Partners Corporation           173,325         5.5%          --        --            --         --
           and Loeb Arbitrage
           Fund(28).................

                                        Depositary Shares(3)
                                                                 Percent of
              Name and                                             Voting
             Address of                                           Power on
             Beneficial                  Number     Percent          the
              Owner(1)                  of Shares   of Class     Merger(2)(3)
-----------------------------------------------------------------------------
Directors and Executive Officers:
      John D. Miller................        --         --             *
      Norman Feuer..................        --         --            33.9%
      William G. Thompson...........        --         --             *
      Dennis R. Ciapura.............        --         --             *
      Jeffrey W. Leiderman..........        --         --             *
      Frank E. Barnes III...........        --         --             *
      All Directors and Executive
           Officers as a Group
           (6 persons)..............        --         --            34.2%
Others:
      Robert F.X. Sillerman.........        --         --             *
      C. Terry Robinson.............        --         --             *
      Howard J. Tytel...............        --         --             *
      Tomorrow
           Foundation(17)...........        --         --            19.1%
      Wellington Management
           Company, LLP(18).........   829,000      14.2%             4.0%
      Wynnefield Partners Small
           Cap Value, L.P. et al.(19)  300,000       5.1%             3.7%
      Putnam Investments,
           Inc.(20).................        --         --             2.3%
      General Motors Employees
           Domestic Group Pension
           Trust(21)................        --         --             2.2%
      Morgan Stanley Dean Witter
           & Co.(22)................        --         --             1.9%
      Wellington Trust Company,
           NA(23)...................   403,000       6.9%             1.9%
      State Retirement and
           Pension System of
           Maryland(24).............   240,000       4.1%             1.1%
      Third Point Management
           Company L.L.C. &
           Daniel S. Loeb(25).......        --         --             1.1%
      P. Schoenfeld Asset
           Management LLC &
           Peter M. Schoenfeld(26)..        --         --             1.1%
      Lawrence M. Blau and
           Mark Metzger(27).........        --         --             1.0%
      Loeb Partners Corporation             --         --             1.0%
           and Loeb Arbitrage
           Fund(28).................

------------------

*      Less than 1%

(1) Except as otherwise noted, the address of each of the persons named is c/o Triathlon Broadcasting Company, Symphony Towers, 750 B Street, Suite 1920, San Diego, California 92101. The information as to beneficial ownership is based on statements furnished to Triathlon by the beneficial owners. As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the disposition of, a security. For purposes of this table, a person is deemed as of February 1, 1999 to have "beneficial ownership" of any security that such person has the right to acquire within 60 days of February 1, 1999. Unless noted otherwise, stockholders possess sole voting and dispositive power with respect to shares listed on this table. This table does not include the Class C Common Stock of Triathlon, which is non-voting and convertible into Class A Common Stock upon transfer. There were 31,000 shares of Class C Common Stock outstanding on February 1, 1999. This table also does not include 565,000 shares of Series B Preferred Stock issued on February 8, 1996 which vests in equal parts over a five year period beginning on February 8, 1997. The Series B Preferred Stock is non-voting and convertible into 565,000 shares of Class A Common Stock in the event that the market price of the Class A Common Stock exceeds certain levels.

(2) Each share of Class B Common Stock has ten votes and each share of Class B Common Stock and Class D Common Stock (non-voting) automatically converts into one share of Class A Common Stock upon the sale of such stock to a non-affiliate of Triathlon. In addition, each share of Class D Common Stock is convertible into one share of Class B Common Stock or Class A Common Stock at the option of the holder (subject to any required FCC approval) provided that Triathlon is in default for borrowed money from an institutional lender and such default has not been cured or waived by such lender. Except as disclosed herein, Triathlon is not aware of the existence of any arrangements that would result in a change of control of Triathlon.

(3) Each Depositary Share has four-fifths (0.8) of a vote and is convertible into 0.833 shares of Class A Common Stock. The numbers in the column entitled "Percent of Voting Power on the Merger" assume no conversion of Depositary Shares into Class A Common Stock. The figures in the column showing the percentage ownership of Class A Common Stock assume the conversion of any Depositary Shares held by such person into Class A Common Stock, but do not assume any such conversion by any other holder of Depositary Shares.

(4) Does not include 3,000 shares of Series B Preferred Stock, of which 50% become convertible into 1,500 shares of Class A Common Stock once the market price of Class A Common Stock has been greater than $14.00 for 20 consecutive days, and the remaining 50% of which become convertible into 1,500 shares of Class A Common Stock once the market price of Class A Common Stock has been greater than $15.00 for 20 consecutive days. Also does not include 5,000 SARs granted on October 30, 1995 which when exercised will be equal to the difference between the market price of the Class A Common Stock on October 30, 2000 and $5.50.

(5) Consists of options to purchase 15,000 shares of Class A Common Stock granted pursuant to Triathlon's 1995 Stock Option Plan, all of which are fully vested. In addition to the options, on October 30, 1995 Mr. Feuer received the right to a cash bonus in the amount of $90,000, representing the difference between $5.50 ( the price of the Class A Common Stock at Triathlon's initial public offering) and $11.50 (the closing price of the Class A Common Stock on October 30, 1995), multiplied by 15,000. The bonus vested in two equal installments on October 30, 1996, and October 30, 1997 and will be paid upon exercise of Mr. Feuer's options. Mr. Feuer has not exercised any options. Does not include 60,000 shares of Series B Preferred Stock, of which 50% become convertible into 30,000 shares of Class A Common Stock once the market price of Class A Common Stock has been greater than $14.00 for 20 consecutive days, and the remaining 50% of which become convertible into 30,000 shares of Class A Common Stock once the market price of Class A Common Stock has been greater than $15.00 for 20 consecutive days.

(6) Includes 86,000 shares of Class B Common Stock owned by Mr. Sillerman and 14,000 shares of Class B Common Stock owned by Mr. Tytel. Mr. Feuer may be deemed to beneficially own such 100,000 shares of Class B Common Stock because he retains power to vote such 100,000 shares pursuant to a Voting Trust Agreement entered into on March 12, 1998. Mr. Feuer had previously pledged such shares to Radio Investors, Inc., a corporation controlled by Mr. Sillerman, to secure Mr. Feuer's obligation to deliver 40.835% of the consideration received from the sale of all or a portion of the 244,890 shares of Class B Common Stock which had been owned by Mr. Feuer. On March 12, 1998, the 100,000 shares of Class B Common Stock subject to the pledge were transferred to Messrs. Sillerman and Tytel subject to the Voting Trust Agreement (which expires on March 12, 2008, or at any prior such time that the shareholders vote to dissolve Triathlon, or the outstanding Class B Common Stock is either repurchased or registered under the Securities Act). At the same time, Mr. Feuer's pledge to Radio Investors, Inc. was terminated. Also includes 136,852 shares of Class B Common Stock owned by Mr. Sillerman and 185,069 shares of Class B Common Stock owned by Mr. Tytel which Mr. Feuer may be deemed to beneficially own because he retains power to vote such shares pursuant to a second Voting Trust Agreement entered into on August 5, 1998 (which expires on August 5, 2008, or at any prior such time that the shareholders vote to dissolve, consolidate, or merge Triathlon, or the outstanding Class B Common Stock is either repurchased or registered under the Securities Act). In addition, varying percentages of Mr. Feuer's shares are subject to surrender to Triathlon in the event that he voluntarily terminates his employment prior to the expiration of the term of his employment agreement. Mr. Feuer has pledged 35,294 shares to Triathlon to secure a loan from Triathlon in the amount of $150,000.

(7) Consists of options to purchase 2,500 shares of Class A Common Stock granted pursuant to Triathlon's 1995 Stock Option Plan, all of which are fully vested. Also consists of 1,320 vested options out of a total of 3,300 options to purchase shares of Class A Common Stock granted pursuant to Triathlon's 1996 Stock Option Plan; does not include the remaining 1,980 options, which will vest in 20% increments on August 7 in each of 1999, 2000 and 2001. Also does not include options to purchase 4,200 shares of Class A Common Stock granted in 1998 outside any stock option plan, 40% of which vest on April 29, 2000, another 40% of which vest on April 29, 2002, and the remaining 20% of which vest on April 29, 2003. All of Mr. Thompson's unvested stock options will vest immediately upon any change in control of Triathlon, including the Merger.

(8) Consists of options to purchase 5,000 shares of Class A Common Stock granted pursuant to Triathlon's 1995 Stock Option Plan, all of which are fully vested. Does not include options to purchase 3,500 shares of Class A Common Stock granted in 1998 outside any stock option plan, 40% of which vest on April 29, 2000, another 40% of which vest on April 29, 2002, and the remaining 20% of which vest on April 29, 2003, all of which will vest immediately upon any change in control of Triathlon, including the Merger. In addition to the options, on October 30, 1995 Mr. Ciapura received the right to a cash bonus in the amount of $30,000, representing the difference between $5.50 (the price of the Class A Common Stock at Triathlon's initial public offering) and $11.50 (the closing price of the Class A Common Stock on October 30, 1995), multiplied by 5,000. The bonus vested in two equal installments on October 30, 1996, and October 30, 1997 and will be paid upon exercise of Mr. Ciapura's options. Mr. Ciapura has not exercised any options. Does not include 2,000 shares of Series B Preferred Stock, of which 50% become convertible into 1,000 shares of Class A Common Stock once the market price of Class A Common stock has been greater than $14.00 for 20 consecutive days, and the remaining 50% of which become convertible into 1,000 shares of Class A Common Stock once the market price of Class A Common Stock has been greater than $15.00 for 20 consecutive days.

(9) Does not include 1,000 SARs granted on October 30, 1995 which when exercised will be equal to the difference between the market price of the Class A Common Stock on October 30, 2000 and $5.50. Nor does it include 2,000 SARs granted on January 31, 1996 which when exercised will be equal to the sum, if any, of (1) the market price of the Class A Common Stock on January 31, 2001 - $.01 (if the stock trades higher than $14.00 for 20 consecutive days before January 31, 2001) plus (2) the market price of the Class A Common Stock on January 31, 2001 - $.01 (if the stock trades higher than $15.00 for 20 consecutive days before January 31, 2001).

(10) Includes 23,820 vested options out of a total of 33,500 options to purchase shares of Class A Common Stock granted pursuant to Triathlon's 1995 Stock Option Plan, Triathlon's 1996 Stock Option Plan, or granted outside of any stock option plan. Does not include the remaining 9,680 stock options, which will vest at intervals extending to April 29, 2003, all of which will vest immediately upon any change in control of Triathlon, including the Merger (see footnotes 5, 7, and 8).

(11) Consists of options to purchase 60,200 shares of Class A Common Stock granted pursuant to Triathlon's 1995 Stock Option Plan, all of which have vested. Does not include 404,200 shares of Series B Preferred Stock, of which 50% become convertible into 202,100 shares of Class A Common Stock once the market price of Class A Common Stock has been greater than $14.00 for 20 consecutive days, and the remaining 50% of which become convertible into 202,100 shares of Class A Common Stock once the market price of Class A Common Stock has been greater than $15.00 for 20 consecutive days.

(12) Includes 320,000 shares of Class B Common Stock owned by Tomorrow Foundation, of which Mr. Sillerman is a Vice President and Director (see footnote 17). Also includes 86,000 shares of Class B Common Stock owned by Mr. Sillerman but over which Mr. Feuer exercises the right to vote pursuant to a Voting Trust Agreement dated March 12, 1998, and 136,852 shares of Class B Common Stock owned by Mr. Sillerman but over which Mr. Feuer exercises the right to vote pursuant to a Voting Trust Agreement dated August 5, 1998. (See footnote 6).

(13) Includes 680,000 shares of Class D Common Stock owned by Tomorrow Foundation, of which Mr. Sillerman is a Vice President and Director (see footnote 17).

(14) Consists of options to purchase 10,000 shares of Class A Common Stock granted pursuant to Triathlon's 1995 Stock Option Plan, all of which have vested. Does not include 30,000 shares of Series B Preferred Stock, of which 50% become convertible into 15,000 shares of Class A Common Stock once the market price of Class A Common Stock has been greater than $14.00 for 20 consecutive days, and the remaining 50% of which become convertible into 15,000 shares of Class A Common Stock once the market price of Class A Common Stock has been greater than $15.00 for 20 consecutive days.

(15) Consists of options to purchase 9,800 shares of Class A Common Stock granted pursuant to Triathlon's 1995 Stock Option Plan, all of which have vested. Does not include 65,800 shares of Series B Preferred Stock, of which 50% become convertible into 32,900 shares of Class A Common Stock once the market price of Class A Common Stock has been greater than $14.00 for 20 consecutive days, and the remaining 50% of which become convertible into 32,900 shares of Class A Common Stock once the market price of Class A Common Stock has been greater than $15.00 for 20 consecutive days.

(16) Includes 14,000 shares of Class B Common Stock owned by Mr. Tytel but over which Mr. Feuer exercises the right to vote pursuant to a Voting Trust Agreement dated March 12, 1998, and 185,069 shares of Class B Common Stock owned by Mr. Tytel but over which Mr. Feuer exercises the right to vote pursuant to a Voting Trust Agreement dated August 5, 1998. (See footnote 6).

(17) On June 29, 1998, Robert F.X. Sillerman transferred 1,000,000 shares of Class D Common Stock to the Foundation, a charitable organization. Pursuant to a Stockholder Agreement dated July 23, 1998, the Foundation agreed to convert 320,000 of its Class D Common Stock into Class B Common Stock. Robert F.X. Sillerman is the Vice President and a Director of the Foundation, and therefore may be deemed a beneficial owner of the shares owned by the Foundation. Likewise, Mr. Sillerman's wife, Laura B. Sillerman, who is the President of the Foundation, and Mitch Nelson, a Director of the Foundation, may also be deemed beneficial owners of the shares owned by the Foundation. On December 30, 1998, the Foundation entered into a "forward purchase contract" with an investment bank pursuant to which the Foundation agreed to deliver its shares of Triathlon stock to the investment bank at a future date in return for the payment of the purchase price for such shares on the date of execution of the forward purchase contract. Until delivered to the investment bank (which is not anticipated to occur until after the Merger), the Foundation will retain the right to vote the shares.

(18) Data regarding beneficial ownership of Class A Common Stock includes 335,699 shares of Class A Common Stock (through the potential conversion of 403,000 Depositary Shares) beneficially owned by Wellington Trust Company, NA, which number includes 199,920 shares of Class A Common Stock (through the potential conversion of 240,000 Depositary Shares) owned by the State Retirement and Pension System of Maryland. Data based on information contained in Schedules 13G/A filed with the SEC on February 10, 1998 and February 12, 1998. The address of Wellington Management Company, LLP ("Wellington Management") is 75 State Street, Boston, Massachusetts 02109. Wellington Management, in its capacity as investment advisor, may be deemed to own 690,557 shares of Class A Common Stock through the potential conversion of 829,000 Depositary Shares which are held of record by clients of Wellington Management. Wellington Management has shared power to vote with respect to 274,057 shares of Class A Common Stock and 329,000 Depositary Shares and shared power to dispose of 690,557 shares of Class A Common Stock and 829,000 Depositary Shares.

(19) Data based on information contained in an amendment to a Schedule 13D filed with the SEC on October 23, 1998, and information contained in a
       Schedule 13D filed with the SEC on October 16, 1997. The address of Wynnefield Partners Small Cap Value, L.P. ("Wynnefield Partnership") and Wynnefield Partners Small Cap Value, L.P. I ("Wynnefield Partnership I") is One Penn Plaza, Suite 4720, New York, New York 10119. The address of Wynnefield Small Cap Value Offshore Fund, Ltd. ("Wynnefield Offshore") is c/o Olympia Capital (Cayman) Ltd., Williams House, 20 Reid Street, Hamilton HM 11, Bermuda. Wynnefield Partnership, Wynnefield Partnership I, and Wynnefield Offshore own 180,926, 121,274, and 76,500 shares of Class A Common Stock, respectively. Wynnefield Partnership, Wynnefield Partnership I, and Wynnefield Offshore have sole voting and dispositive power over their respective shares of Class A Common Stock. Wynnefield Partnership, Wynnefield Offshore, and Wynnefield Partnership I also own 159,746, 55,000, and 85,254 Depositary Shares, respectively, the potential conversion of which is included in the total ownership of 628,600 Class A Common Stock. Wynnefield Partnership, Wynnefield Offshore, and Wynnefield Partnership I have sole voting and dispositive power over their Depositary Shares. Nelson Obus, Joshua Landes, and Robert Melnick are the general partners of Wynnefield Partnership and Wynnefield Partnership I and also serve as executives of the investment manager of Wynnefield Offshore.

(20) Data based on information contained in a Schedule 13G filed with the SEC on January 28, 1998. The address of Putnam Investments, Inc. ("Putnam") is One Post Office Square, Boston, Massachusetts 02109. Putnam, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., may be deemed to beneficially own 379,156 shares of Class A Common Stock. Putnam has shared voting power over 84,337 shares of Class A Common Stock and shared dispositive power over 379,156 shares of Class A Common Stock. Putnam Investment Management, Inc., a wholly-owned subsidiary of Putnam, is the investment advisor to the Putnam family of mutual funds and has shared dispositive power over 257,826 shares of Class A Common Stock. The Putnam Advisory Company, Inc., a wholly-owned subsidiary of Putnam, is the investment advisor to Putnam's institutional clients and has shared voting and dispositive power over 121,330 shares of Class A Common Stock. Shares of Class A Common Stock referenced in this footnote are beneficially owned by clients of Putnam Investment Management, Inc. and Putnam Advisory Company, Inc.

(21) Data based on information contained in a Schedule 13G filed with the SEC on February 13, 1998. The address of General Motors Employees Domestic Group Pension Trust ("GM Trust") is 767 Fifth Avenue, New York, New York 10153. GM Trust, a trust formed under and for the benefit of one or more employee benefit plans of General Motors Corporation and its subsidiaries, may be deemed to beneficially own 362,855 shares of Class A Common Stock because it has shared voting and dispositive power over them. General Motors Investment Management Corporation is the investment advisor to GM Trust. General Motors Investment Management Corporation has shared voting and dispositive power over the 362,855 shares of Class A Common Stock, and therefore may be deemed to beneficially own them.

(22) Data based on information contained in an amendment to a Schedule 13G filed with the SEC on February 5, 1999 on behalf of Morgan Stanley Dean Witter & Co. ("Morgan") and Morgan Stanley Dean Witter Advisors, Inc. ("Morgan Advisors"). The address of Morgan is 1585 Broadway, New York, New York, 10036. Morgan and Morgan Advisors may be deemed to beneficially own 325,703 shares of Class A Common Stock. Morgan and Morgan Advisors have shared voting power over 325,703 shares of Class A Common Stock and shared dispositive power over 325,703 shares of Class A Common Stock.

(23) Data regarding beneficial ownership of Class A Common Stock includes 199,920 shares of Class A Common Stock (through the potential conversion of 240,000 Depositary Shares) owned by the State Retirement and Pension System of Maryland. Data based on information contained in Schedules 13G/A filed with the SEC on February 11, 1998. The address of the Wellington Trust Company, NA ("Wellington Trust") is 75 State Street, Boston, Massachusetts 02109. Wellington Trust, in its capacity as investment advisor, may be deemed to beneficially own 335,699 shares of Class A Common Stock and 403,000 Depositary Shares, which are held of record by its clients. Wellington Trust has shared voting power over 135,779 shares of Class A Common Stock and over 163,000 Depositary Shares, and has shared dispositive power over 335,699 shares of Class A Common Stock and 403,000 Depositary Shares.

(24) Data based on information contained in a Schedule 13G filed with the SEC on February 17, 1998. The address of the State Retirement and Pension System of Maryland ("SRPS") is 301 West Preston Street, Baltimore, Maryland 21201. SRPS may be deemed to beneficially own 199,920 shares of Class A Common Stock through the potential conversion of 240,000 Depositary Shares. SRPS has shared voting and dispositive power over 199,920 shares of Class A Common Stock through the potential conversion of 240,000 Depositary Shares.

(25) Data based on information contained in a Schedule 13D filed with the SEC on February 5, 1998. The address of Third Point Management Company L.L.C. ("Third Point") is 277 Park Avenue, 26th Floor, New York, New York 10172. Third Point, in its capacity as discretionary investment manager, and Daniel S. Loeb, as sole managing member of Third Point, may be deemed to beneficially own 182,400 shares of Class A Common Stock, which are held of record by its clients. Third Point and Mr. Loeb have shared voting and dispositive power over 182,400 shares of Class A Common Stock.

(26) Data based on information contained in a Schedule 13D filed with the SEC on July 24, 1998. The address of P. Schoenfeld Asset Management LLC ("PSAM") is 1330 Avenue of the Americas, 34th Floor, New York, New York 10019. PSAM, in its capacity as discretionary investment manager, and Peter M. Schoenfeld, as sole managing member of PSAM, may be deemed to hold 179,400 shares of Class A Common Stock which are held of record by PSAM's clients. PSAM and Mr. Schoenfeld share voting and dispositive power over 179,400 shares of Class A Common Stock.

(27) Data based on information contained in an amendment to a Schedule 13G filed with the SEC on January 28, 1999. The business address of Messrs. Blau and Metzger is 520 Madison Avenue, New York, New York 10022. Messrs. Blau and Metzger are the managing partners of BEM Partners, L.P. ("BEM"). Messrs. Blau and Metzger may be deemed to beneficially own 174,000 shares of Class A Common Stock because they are primarily responsible for managing the assets of BEM, which holds 174,000 shares of Class A Common Stock. Messrs. Blau and Metzger have shared voting and dispositive power over 174,000 shares of Class A Common Stock.

(28) Data based on information contained in a Schedule 13D filed with the SEC on August 4, 1998. The address of both Loeb Partners Corporation ("LPC") and Loeb Arbitrage Fund ("LAF") is 61 Broadway, New York, New York 10006. LPC and LAF are registered broker/dealers. LPC has sole voting and dispositive power over 13,419 shares of Class A Common Stock, and shared voting and dispositive power over 8,579 shares of Class A Common Stock. LAF has sole voting and dispositive power over 151,327 shares of Class A Common Stock. Mr. Arthur E. Lee is the President of Loeb Arbitrage Management, Inc., the general partner of LAF, and he is also the Executive Vice President of LPC. Mr. Thomas L. Kempner is the President, Chief Executive Officer, and a Director of LPC.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

       The following selected financial data are derived from the Consolidated Financial Statements of Triathlon that appear in Triathlon's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998, which are attached to this Proxy Statement as Annex C and Annex D, respectively, and incorporated herein by reference. The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of Triathlon and Notes thereto that appear in such Annual Report.

                                                          Predecessor(1)
                                             ---------------------------------------
                                                                         Nine Months       June 29, 1995
                                                   Year Ended               Ended          (Triathlon's
                                                  December 31,            September        Inception) to
                                             ----------------------          30,           December 31,
                                               1993          1994           1995              1995(2)
                                               ----          ----           ----              -------

STATEMENT OF OPERATIONS
Net revenues...........................      $  2,651      $  2,750        $   1,756         $   1,108
Station operating expenses.............         3,098         2,814            1,900             1,015
Depreciation and amortization..........           323           395              420               145
Corporate expenses.....................            --            72              132               234
Deferred compensation..................            --            --               81               227
DOJ information request costs..........            --            --               --                --
                                             --------      --------        ---------         ---------
Operating (loss) income................          (770)         (531)            (777)             (513))
Interest (expense) income - net........          (151)         (170)            (143)               60
Other income (expense).................             8              7              12                --
                                             --------      --------        ---------         ---------
Loss before extraordinary items and
    income benefit.....................          (913)         (694)            (908)             (453)
Income tax benefit.....................          (336)         (101)              --                --
                                             --------      --------        ---------         ---------
Loss before extraordinary item.........          (577)         (593)            (908)             (453)
Extraordinary item.....................            --            --               --                --
                                             --------      --------        ---------         ---------
Net loss...............................          (577)         (593)            (908)             (453)
Preferred stock dividend requirement...            --            --               --                --
                                             --------      --------        ---------         ---------
Net loss applicable to common stock....      $   (577)    $    (593)       $    (908)        $    (453)
                                             ========     =========        =========         =========
LOSS PER BASIC COMMON SHARE:
    Loss before extraordinary item.....                                                      $   (0.21)
    Extraordinary item.................                                                             --
                                                                                             ---------
Net loss per basic common share........                                                      $   (0.21)
                                                                                             =========
Weighted average basic common shares
    outstanding........................                                                          2,154
                                                                                             =========




                                                      Year Ended                      Nine Months Ended
                                                     December 31,                       September 30,
                                             ---------------------------       ------------------------------
                                                1996              1997             1997              1998
                                                ----              ----             ----              ----
                                                                               (unaudited)       (unaudited)
STATEMENT OF OPERATIONS
Net revenues...........................      $  18,963         $  33,641        $  22,996          $  28,703
Station operating expenses.............         13,678            23,415           16,194             19,412
Depreciation and amortization..........          1,427             4,134            2,723              3,573
Corporate expenses.....................          1,719             2,068            1,481              1,589
Deferred compensation..................            366               390              292                 99
DOJ information request costs..........            300                --               --                 --
                                             ---------         ---------        ---------          ---------
Operating (loss) income................          1,473             3,634            2,306              4,030
Interest (expense) income - net........         (1,852)           (4,365)          (2,860)            (4,532)
Other income (expense).................            (60)             (138)              --               (934)
                                             ---------         ---------        ---------          ---------
Loss before extraordinary items and
    income benefit.....................           (439)             (869)            (554)            (1,436)
Income tax benefit.....................             --                --               --                 --
                                             ---------         ---------        ---------          ---------
Loss before extraordinary item.........           (439)             (869)            (554)            (1,436)
Extraordinary item.....................           (320)             (958)            (958)                --
                                             ---------         ---------        ---------          ---------
Net loss...............................           (759)           (1,827)          (1,512)            (1,436)
Preferred stock dividend requirement...         (4,414)           (5,507)          (4,131)            (4,131)
                                             ---------         ---------        ---------          ---------
Net loss applicable to common stock....       $ (5,173)        $  (7,334)       $  (5,643)         $  (5,567)
                                              ========         =========        =========          =========
LOSS PER BASIC COMMON SHARE:
    Loss before extraordinary item.....       $  (0.97)        $   (1.30)       $   (0.96)         $   (1.14)
    Extraordinary item.................       $  (0.10)        $   (0.20)       $   (0.20)                --
                                             ---------         ---------        ---------          ---------
Net loss per basic common share........       $  (1.07)        $   (1.50)       $   (1.16)         $   (1.14)
                                              ========         =========        =========          =========
Weighted average basic common shares
    outstanding........................          4,842             4,882            4,877              4,893
                                              ========         =========        =========          =========

                                                          Predecessor(1)
                                             ----------------------------------------
                                                                          Nine Months       June 29, 1995
                                                    Year ended               Ended          (Triathlon's
                                                   December 31,            September        Inception) to
                                             ----------------------           30,           December 31,
                                                1993          1994           1995              1995(2)
                                             --------     ---------       ----------           -------

OTHER OPERATING DATA
Broadcast cash flow(3).................      $   (447)    $     (64)      $     (144)          $    93
Cash capital expenditures..............            10             6               83                55
Net cash (used in) provided by
    operating activities...............          (231)          (70)            (183)             (682)
Net cash provided by (used in)
    investing activities...............            (2)        2,091              (83)           (7,377)
Net cash provided by (used in)
    financing activities...............           204        (2,036)             285            13,105

BALANCE SHEET DATA (AS OF THE END OF
      THE PERIOD)
Cash and cash equivalents..............      $     32     $      16        $      35           $ 5,046
Working capital (deficit)(4)...........        (1,316)       (1,426)          (1,470)            5,122
Intangible assets-net..................         3,282         2,891            2,823             5,603
Total assets...........................         5,114         4,857            4,599            13,735
Long term debt(5)......................         9,896         4,129            4,304                --
Stockholders' equity (deficit).........        (5,003)          406             (363)           12,879

                                                        Year ended                      Nine Months Ended
                                                       December 31,                        September 30,
                                               --------------------------        ----------------------------
                                                  1996              1997             1997              1998
                                               --------         ---------        ---------          ---------
                                                                                 (unaudited)       (unaudited)
OTHER OPERATING DATA
Broadcast cash flow(3).................        $  5,285         $  10,226        $   6,802          $   9,291
Cash capital expenditures..............           1,555               869              582              1,290
Net cash (used in) provided by
    operating activities...............           1,330             3,482              837              3,147
Net cash provided by (used in)
    investing activities...............         (65,273)          (45,525)         (64,030)            (1,150)
Net cash provided by (used in)
    financing activities...............          61,980            40,732           62,425             (3,402)

BALANCE SHEET DATA (AS OF THE END OF
      THE PERIOD)
Cash and cash equivalents..............        $  3,083         $   1,771        $   2,315          $     366
Working capital (deficit)(4)...........           4,492           (55,405)           3,412            (59,370)
Intangible assets-net..................          65,159           111,674          112,756            109,130
Total assets...........................          88,394           132,741          154,288            129,667
Long term debt(5)......................          13,000            60,333           80,800             61,062
Stockholders' equity (deficit).........          64,382            57,896           59,493             52,431

(1) Predecessor represents the combined historical financial information of Triathlon's initial Wichita stations (consisting of KFH-AM, KWSJ-FM, KQAM-AM and KRBB-FM) for the years ended December 31, 1993 and 1994 and for the nine months ended September 30, 1995.

(2) Triathlon commenced radio station operations on September 13, 1995.

(3) Although broadcast cash flow, defined as earnings before interest, taxes, depreciation, amortization and corporate expenses, is not a measure of performance calculated in accordance with generally accepted accounting principals, Triathlon believes that broadcast cash flow is accepted by the broadcasting industry as a generally recognized measure of performance and is used by analysts who report publicly on the performance of broadcasting companies.

(4) Working capital represents the difference between current assets and current liabilities.

(5) Long term debt includes the current portion of long term debt included in current liabilities.

                       MARKET PRICES AND DIVIDEND POLICY

         The table below sets forth the high and low sales prices per share of Class A Common Stock and the Depositary Shares, as reported by the Nasdaq National Market or the Nasdaq SmallCap Market, for the calendar quarters indicated. (The shares of Class A Common Stock have traded on the Nasdaq National Market since June 2, 1997; prior to that date, the shares traded on The Nasdaq Stock Market's SmallCap Market.)

                                                                  CLASS A COMMON STOCK        DEPOSITARY SHARES
                                                                   HIGH          LOW          HIGH          LOW
                                                                   ----          ---          ----          ---
1996:
         First Quarter(1)............................            $11 3/8       $10 1/4      $11 1/8      $10 1/4
         Second Quarter..............................             10 3/4         7 7/8       11 1/4        9 5/8
         Third Quarter...............................              9 1/8         6 3/4       11            8 3/4
         Fourth Quarter..............................             10 1/8         8           11            8
1997:
         First Quarter...............................            $ 8 3/4       $ 7          $10 1/4      $ 8
         Second Quarter..............................              8             5 1/2        9 1/4        7 1/2
         Third Quarter...............................              9 3/16        6 7/8       10 1/4        8 1/2
         Fourth Quarter..............................             11 1/2         8 3/16      12            8 5/8
1998:
         First Quarter...............................            $11 1/2       $ 9 7/8      $12 1/8      $10
         Second Quarter..............................             11 1/8         9 5/8       12           10
         Third Quarter...............................             14             9 1/2       12            9 1/2
         Fourth Quarter .............................             11 13/16       8            9 7/8        9
1999:
         First Quarter (through February 12, 1999)               $12            10 5/8        9 3/4        9 1/4

         ------------------

         (1) The Depositary Shares were first quoted on March 5, 1996.

         On July 23, 1998, the last trading day preceding the public announcement of the execution of the Merger Agreement, the high and low sale prices of the Class A Common Stock as reported by the Nasdaq National Market were $14.00 and $11 1/2 and the high and low sale prices of the Depositary Shares as reported by the Nasdaq National Market were $12 and $11 5/8. On February 12, 1999, the last day trading day prior to the date of this Proxy Statement, the high and low sale prices of the Class A Common Stock, as reported by the Nasdaq National Market, were both $11 5/8 and the high ask and low bid prices of the Depositary Shares, as reported by the Nasdaq National Market, were $10 1/4 and $9 1/4. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT PRICE QUOTATION FOR THE CLASS A COMMON STOCK AND THE DEPOSITARY SHARES.

         No cash dividends have been declared or paid on the Class A Common Stock since Triathlon's incorporation. In addition, Triathlon's current credit facility and the Merger Agreement prohibit the payment of cash dividends. See "The Merger Agreement--Covenants."

                           FORWARD-LOOKING STATEMENTS

         This Proxy Statement, including the Annexes attached hereto, contains forward-looking statements. Future events and actual results, financial or otherwise, may differ materially from the results set forth in or implied in the forward-looking statements. Factors that might cause such a difference include the risks and uncertainties involved in Triathlon's business, including, but not limited to, the possible inability to obtain regulatory approvals required to consummate the Merger, the effect of economic and market conditions, the level and volatility of interest rates, the impact of current or pending legislation and regulation and the other risks and uncertainties discussed in "Risk Factors" in this Proxy Statement and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Triathlon's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, which is attached as Annex C to this Proxy Statement.

                              INDEPENDENT AUDITORS

         Ernst & Young LLP serves as Triathlon's independent auditors. A representative of Ernst & Young LLP will be at the Special Meeting to answer questions by stockholders and will have the opportunity to make a statement if so desired.

                                 OTHER MATTERS

         The Board of Directors knows of no other matter to be acted upon at the Special Meeting. However, if any other matters are properly brought before the Special Meeting, the persons named in the accompanying form of proxy card as proxies by the holders of Class A Common Stock and Class B Common Stock will vote thereon in accordance with their best judgment.

                             AVAILABLE INFORMATION

         Triathlon is subject to the information requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the SEC. The reports, proxy statements and other information filed by Triathlon with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the SEC: Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of the material also can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Triathlon is an electronic filer under the EDGAR (Electronic Data Gathering, Analysis and Retrieval) system maintained by the SEC. The SEC maintains a Web Site (http://www.sec.gov) on the Internet that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. In addition, material filed by Triathlon can be inspected at the offices of The Nasdaq Stock Market, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The information contained in Triathlon's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and Triathlon's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 is incorporated herein by reference, as permitted by the rules and regulations of the SEC. Copies of both such reports are attached to this Proxy Statement as Annexes.

                             STOCKHOLDER PROPOSALS

         Under the rules of the SEC, any Triathlon stockholder who wishes to submit a proposal for presentation at Triathlon's 1999 Annual Meeting of Stockholders (if the Merger has not been consummated prior to the date that Meeting is to be held) must submit the proposal to Triathlon at its principal executive offices, Attention: Secretary. The proposal must be received no later than September 30, 1999 for inclusion, if appropriate, in Triathlon's proxy statement and form of proxy card relating to the 1999 Annual Meeting. Proposals which Triathlon's stockholders intend to present at the 1999 Annual Meeting of Stockholders (if such a meeting is held) pursuant to Rule 14a-8 promulgated under the Exchange Act and wish to have included in Triathlon's proxy materials relating to that meeting must be received by Triathlon a reasonable time prior to the date that Triathlon distributes the proxy materials to its stockholders.


         Under the rules of the SEC, if a stockholder fails to notify Triathlon of its intention to bring a non-Rule 14a-8 proposal before the 1999 Annual Meeting within a reasonable time prior to the date that Triathlon distributes the proxy materials relating to such meeting to its stockholders, then the proxy card solicited by the Board of Directors of Triathlon may grant discretionary voting authority to the proxies named in the proxy card with respect to the non-Rule 14a-8 proposal.

                                       BY ORDER OF THE BOARD OF DIRECTORS


                                       Kraig G. Fox
                                       Secretary

February 12, 1999

                                                                        ANNEX A











                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                   CAPSTAR RADIO BROADCASTING PARTNERS, INC.,

                          TBC RADIO ACQUISITION CORP.

                                      AND

                         TRIATHLON BROADCASTING COMPANY

                           DATED AS OF JULY 23, 1998

                               TABLE OF CONTENTS

                                                                           PAGE


                                   ARTICLE 1

                                   THE MERGER
SECTION 1.01.        The Merger.............................................A-2
SECTION 1.02.        Closing................................................A-2
SECTION 1.03.        Effective Time.........................................A-2
SECTION 1.04.        Effects of the Merger..................................A-2
SECTION 1.05.        Certificate of Incorporation and By-laws...............A-2
SECTION 1.06.        Directors..............................................A-3
SECTION 1.07.        Officers...............................................A-3

                                   ARTICLE 2

                 EFFECT OF THE MERGER ON THE SECURITIES OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 2.01.        Effect on Capital Stock and Derivative Securities......A-3
SECTION 2.02.        Exchange of Certificates...............................A-6
SECTION 2.03.        Warrants, Options and SARs.............................A-7

                                   ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

SECTION 3.01.        Representations and Warranties of the Company..........A-9
SECTION 3.02.        Representations and Warranties of Parent and Sub......A-29

                                   ARTICLE 4

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 4.01.        Conduct of Business...................................A-32
SECTION 4.02.        No Solicitation.......................................A-37
SECTION 4.03.        Stockholders Meeting..................................A-38
SECTION 4.04.        Assistance............................................A-39
SECTION 4.05.        Releases..............................................A-39
SECTION 4.06.        Termination of Certain Affiliate Transactions.........A-39
SECTION 4.07.        Signal Downgrade/Upgrade..............................A-39

                                   ARTICLE 5

                             ADDITIONAL AGREEMENTS

SECTION 5.01.        Access to Information; Confidentiality................A-40

SECTION 5.02.        Reasonable Efforts....................................A-40
SECTION 5.03.        Benefit Plans; Vacation...............................A-42
SECTION 5.04.        Indemnification, Exculpation and Insurance............A-43
SECTION 5.05.        Fees and Expenses; Deposit............................A-44
SECTION 5.06.        Public Announcements..................................A-47
SECTION 5.07.        Closing Extension.....................................A-47
SECTION 5.08.        Citadel JSA...........................................A-49
SECTION 5.09.        Environmental Assessments.............................A-50
SECTION 5.10.        Conversion of Class D Common Stock....................A-51
SECTION 5.11.        Acquisition of Antelope Creek Property................A-52

                                   ARTICLE 6

                              CONDITIONS PRECEDENT

SECTION 6.01.        Conditions to Each Party's Obligation To
                       Effect the Merger...................................A-53
SECTION 6.02.        Conditions to Obligations of Parent and Sub...........A-53
SECTION 6.03.        Conditions to Obligation of the Company...............A-55

                                   ARTICLE 7

                       TERMINATION, AMENDMENT AND WAIVER

SECTION 7.01.        Termination...........................................A-56
SECTION 7.02.        Effect of Termination.................................A-58
SECTION 7.03.        Amendment.............................................A-58

                                   ARTICLE 8

                               GENERAL PROVISIONS

SECTION 8.01.        Nonsurvival of Representations and Warranties.........A-59
SECTION 8.02.        Notices...............................................A-59
SECTION 8.03.        Definitions...........................................A-60
SECTION 8.04.        Interpretation........................................A-64
SECTION 8.05.        Counterparts..........................................A-64
SECTION 8.06.        Entire Agreement; No Third-Party Beneficiaries........A-65
SECTION 8.07.        Governing Law.........................................A-65
SECTION 8.08.        Assignment............................................A-65
SECTION 8.09.        Enforcement...........................................A-65
SECTION 8.10.        Director and Officer Liability........................A-65
SECTION 8.11.        Termination Date......................................A-66
SECTION 8.12.        Binding Effect........................................A-66
SECTION 8.12.        Binding Effect........................................A-66

                          AGREEMENT AND PLAN OF MERGER


           This AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of July 23, 1998, among Capstar Radio Broadcasting Partners, Inc., a Delaware corporation ("Parent"), TBC Radio Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Triathlon Broadcasting Company, a Delaware corporation (the "Company").

           WHEREAS, the respective Boards of Directors of Parent, Sub and the Company, and Parent acting as the sole stockholder of Sub, have approved the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement;

           WHEREAS, as a condition of the willingness of Parent and Sub to enter into this Agreement, simultaneously with the execution of this Agreement by the parties hereto, each of the record holders of outstanding capital stock of the Company listed on Schedule A attached hereto (collectively, the "Principal Stockholders") is entering into a Stockholder Agreement dated as of the date hereof (collectively, the "Stockholder Agreements") with Parent, Sub and the Company which provides, among other things, that, subject to the terms and conditions thereof, each of the Principal Stockholders will vote all shares of Capital Stock (as defined in Section 2.01(c)(i)) with respect to which such Principal Stockholder possesses the power to vote or direct the vote thereof (whether by direct ownership, voting trust, voting agreement, proxy or otherwise) in favor of the Merger and the approval and adoption of this Agreement and the transactions contemplated hereby to the extent such shares are entitled to vote thereon;

           WHEREAS, as a condition to the willingness of Parent and Sub to enter into this Agreement, simultaneously with the execution of this Agreement by the parties hereto, each of the record holders of outstanding Series B Convertible Preferred Stock, par value $.01 per share, of the Company ("Series B Preferred Stock") listed on Schedule B attached hereto (collectively, the "Series B Preferred Stockholders") is entering into a Series B Agreement dated as of the date hereof (the "Series B Agreement") with Parent and the Company;

           WHEREAS, contemporaneously with the execution and delivery hereof, Norman Feuer has entered into a Termination Agreement (the "Termination Agreement") with Parent and the Company, which establishes the terms and provisions under which such individual's employment with the Company shall terminate;

           WHEREAS, the Board of Directors of the Company has approved for purposes of Section 203 of the Delaware General Corporation Law (the "DGCL") the terms of the Stockholder Agreements and the transactions contemplated thereby;

           WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

           NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE 1

                                   THE MERGER

           SECTION 1.01. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

           SECTION 1.02. CLOSING. Subject to the provisions of Article 6, the closing of the Merger (the "Closing") will take place at the offices of Vinson & Elkins L.L.P., 2001 Ross Avenue, Suite 3700, Dallas, Texas 75201, on the earlier of (i) April 30, 1999 (as such date may be extended pursuant to Section 5.07), or (ii) such time, date or place as Parent shall specify by providing written notice to the Company at least five (5) business days prior to such date, provided that, at any time and from time to time prior to the occurrence of the Closing, the date of Closing specified in any such notice may be delayed by Parent on up to three separate occasions to a date not later than the Termination Date by Parent delivering written notice to the Company at any time prior to the occurrence of the Closing (the "Closing Date"), provided that upon the third of such delays, Parent will pay the Company $25,000 within five business days after the date such notice is given.

           SECTION 1.03. EFFECTIVE TIME. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as Sub and the Company shall agree should be specified, and is so specified, in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

         SECTION 1.04. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the DGCL.

         SECTION 1.05. CERTIFICATE OF INCORPORATION AND BY-LAWS.

              (a) The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

              (b) The by-laws of Sub as in effect at the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

           SECTION 1.06. DIRECTORS. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

           SECTION 1.07. OFFICERS. The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE 2

                 EFFECT OF THE MERGER ON THE SECURITIES OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

         SECTION 2.01. EFFECT ON CAPITAL STOCK AND DERIVATIVE SECURITIES. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or Sub:

              (a) CAPITAL STOCK OF SUB. Each issued and outstanding share of capital stock of Sub shall be converted into and become a number of fully paid and nonassessable shares of Class A Common Stock, par value $.01 per share, of the Surviving Corporation equal to the quotient realized by dividing (i) the sum of the aggregate number of shares of Class A Common Stock (as defined in Section 2.01(b)(i)) determined on a fully-diluted basis immediately prior to the Effective Time by (ii) the aggregate number of shares of capital stock of Sub issued and outstanding immediately prior to the Effective Time. The term "on a fully-diluted basis" shall mean, as of any date, the number of shares of Class A Common Stock then outstanding (including any Dissenting Shares (as defined in Section 2.01(e)) and shares of Class A Common Stock that are owned by and held in the treasury of the Company), together with the aggregate number of shares of Class A Common Stock that the Company may be required, as of such date or thereafter, to issue (with or without notice, lapse of time or the action of any third party) pursuant to any outstanding securities, options, warrants, commitments, agreements, arrangements or undertakings of any kind (including, without limitation, the Options, Warrants (as such terms are defined in Section 2.03) and all Preferred Stock (as defined in Section 8.03) and assuming the maximum number of shares of Common Stock (as defined in Section 2.01(b)(iv)) issuable thereunder).

              (b) CONVERSION OF COMMON STOCK.

                   (i) Each issued and outstanding share of Class A Common Stock, par value $.01 per share, of the Company ("Class A Common Stock") (other than shares to be canceled in accordance with Section 2.01(d) and Dissenting Shares) shall be converted into the right to receive the Common Per Share Price (as defined in Section 8.03) (the "Class A Merger Consideration"), payable to the holder thereof in cash, without any interest thereon, upon surrender of the certificate representing such share; and all such shares of Class A Common Stock shall no longer be outstanding and automatically shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Class A Common Stock shall cease to have any rights with respect thereto, except the right to receive the Class A Merger Consideration to be paid in consideration therefor upon surrender of such certificate in accordance with Section 2.02, without interest.

                   (ii) Each issued and outstanding share of Class B Common Stock, par value $.01 per share, of the Company ("Class B Common Stock") (other than shares to be canceled in accordance with Section 2.01(d) and Dissenting Shares) shall be converted into the right to receive the Common Per Share Price (the "Class B Merger Consideration"), payable to the holder thereof in cash, without any interest thereon, upon surrender of the certificate representing such share; and all such shares of Class B Common Stock shall no longer be outstanding and automatically shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Class B Common Stock shall cease to have any rights with respect thereto, except the right to receive the Class B Merger Consideration to be paid in consideration therefor upon surrender of such certificate in accordance with Section 2.02, without interest.

                   (iii) Each issued and outstanding share of Class C Common Stock, par value $.01 per share, of the Company ("Class C Common Stock") (other than shares to be canceled in accordance with Section 2.01(d) and Dissenting Shares) shall be converted into the right to receive the Common Per Share Price (the "Class C Merger Consideration"), payable to the holder thereof in cash, without any interest thereon, upon surrender of the certificate representing such share; and all such shares of Class C Common Stock shall no longer be outstanding and automatically shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Class C Common Stock shall cease to have any rights with respect thereto, except the right to receive the Class C Merger Consideration to be paid in consideration therefor upon surrender of such certificate in accordance with Section 2.02, without interest.

                   (iv) Each issued and outstanding share of Class D Common Stock, par value $.01 per share, of the Company ("Class D Common Stock" and together with the Class A Common Stock, the Class B Common Stock and the Class C Common Stock, the "Common Stock") (other than shares to be canceled in accordance with Section 2.01(d) and Dissenting Shares) shall be converted into the right to receive the Common Per Share Price (the "Class D Merger Consideration" and, together with the Class A Merger Consideration, the Class B Merger Consideration and the Class C Merger Consideration, the "Common Stock Merger Consideration"), payable to the holder thereof in cash, without any interest thereon, upon surrender of the certificate representing such share; and all such shares of Class D Common Stock shall no longer be outstanding and automatically shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Class D Common Stock shall cease to have any rights with respect thereto, except the right to receive the Class D Merger Consideration to be paid in consideration therefor upon surrender of such certificate in accordance with Section 2.02, without interest.

              (c) CONVERSION OF THE PREFERRED STOCK AND DEPOSITARY SHARES.

                   (i) Each issued and outstanding share of 9% Mandatory Convertible Preferred Stock, par value $.01 per share, of the Company ("Mandatory Preferred Stock"; the

         Common Stock, the Mandatory Preferred Stock and the Series B
         Preferred Stock are sometimes collectively referred to herein as the "Capital Stock") (other than shares to be canceled in accordance with
         Section 2.01(d) and Dissenting Shares) shall be converted into the right to receive the Mandatory Preferred Per Share Price (as defined in Section 8.03) (the "Mandatory Preferred Merger Consideration"), payable to the holder thereof in cash, without any interest thereon, upon surrender of the certificate representing such share; and all such shares of Mandatory Preferred Stock shall no longer be outstanding and automatically shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Mandatory Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Mandatory Preferred Merger Consideration to be paid in consideration therefor upon surrender of such certificate in accordance with Section 2.02, without interest.

                   (ii) Each Depositary Share shall be converted into the right to receive the Depositary Share Merger Consideration (as defined in Section 8.03), payable to the holder thereof in cash, without any interest thereon, upon surrender and exchange of the receipt representing such Depositary Share. The Company shall cooperate with Parent in notifying the Depositary (as defined in Section 8.03) to establish the duties and responsibilities of the Depositary, on terms reasonably acceptable to Parent, in distributing the Depositary Share Merger Consideration (as defined in Section 8.03) to holders of Depositary Shares.

                   (iii) Each issued and outstanding share of Series B Preferred Stock (other than shares to be canceled in accordance with Section 2.01(d) and Dissenting Shares) shall be converted into the right to receive $.01 (the "Series B Merger Consideration" and, together with the Common Stock Merger Consideration and the Mandatory Preferred Merger Consideration, the "Merger Consideration"), payable to the holder thereof in cash, without any interest thereon, upon surrender of the certificate representing such share; and all such shares of Series B Preferred Stock shall no longer be outstanding and automatically shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Series B Preferred Stock shall cease to have any rights with respect thereto, except the right to receive $.01 per share to be paid in consideration therefor upon surrender of such certificate in accordance with Section 2.02, without interest.

              (d) CANCELLATION OF TREASURY STOCK AND PARENT-OWNED STOCK. Each share of Common Stock and Preferred Stock that is owned by the Company or by any wholly-owned Subsidiary (as defined in Section 8.03) of the Company and each share of Common Stock and Preferred Stock that is owned by Parent, Sub or any other wholly-owned Subsidiary of Parent automatically shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

              (e) DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, shares of Common Stock and Preferred Stock that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders who properly have exercised appraisal rights with respect thereto under Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the consideration therefor specified in this Section 2.01, but the holders of Dissenting Shares shall be entitled to receive such payment as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall withdraw or lose the right to appraisal and payment under the DGCL, each such holder's shares of Common Stock or Preferred Stock thereupon shall be deemed to have been converted as of the Effective Time into the right to receive the consideration therefor specified in this Section 2.01, without any interest thereon, as provided in Section 2.02, and such shares shall no longer be Dissenting Shares.

         SECTION 2.02. EXCHANGE OF CERTIFICATES.

              (a) PAYING AGENT. At or prior to the Effective Time, Parent shall enter into an agreement with a bank or trust Company mutually acceptable to Parent and the Company (the "Paying Agent"), which shall provide that Parent shall deposit with the Paying Agent immediately after the Effective Time, for the benefit of the holders of shares of Common Stock and shares of Preferred Stock for exchange in accordance with this Article 2, through the Paying Agent, cash in the aggregate amount required to make the payments specified in Section 2.01, in respect of the Common Stock and the Preferred Stock issued and outstanding at the Effective Time (other than Dissenting Shares and shares canceled in accordance with Section 2.01(d)), such sum of cash being hereinafter referred to as the "Exchange Fund." The Paying Agent shall, pursuant to irrevocable instructions, deliver cash in exchange for surrendered certificates representing Common Stock or Preferred Stock in accordance with Sections 2.01 and 2.02.

              (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time but no later than three business days following the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Common Stock or Preferred Stock (collectively, the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the consideration payable therefor pursuant to
Section 2.01. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the consideration which such holder has the right to receive pursuant to the provisions of this Article 2, and the Certificate so surrendered shall forthwith be canceled. If any holder of Common Stock or Preferred Stock shall be unable to surrender such holder's Certificates because such Certificates have been lost, stolen or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity agreement in form and substance reasonably satisfactory to the Parent. In the event payment is requested to be made to a person other than the person in whose name a surrendered Certificate is registered in the books of the Company, cash representing the consideration payable pursuant to Section 2.01 may be paid to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes (as defined in Section 3.01(j)(ix)) required by reason of payment of the consideration specified in Section 2.01 to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable.

Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the consideration specified in this Article 2. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article 2.

              (c) TRANSFER BOOKS. At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Common Stock or shares of Preferred Stock which were outstanding immediately prior to the Effective Time. On or after the Effective Time, any Certificates presented to the Surviving Corporation or the Paying Agent for any reason, except notations thereon that a stockholder has elected to exercise his rights to appraisal pursuant to Delaware law, shall be canceled and exchanged as provided in this Article 2.

              (d) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this
Article 2 shall thereafter look only to Parent for payment of the consideration therefor specified in this Article 2.

              (e) NO LIABILITY. None of Parent, Sub, the Company or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

              (f) INVESTMENT OF EXCHANGE FUND. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis, provided that any such investment is guaranteed as to payment of principal and interest by the federal government of the United States. Any interest and other income resulting from such investments shall be paid to Parent.

              (g) WITHHOLDING OF TAX. Parent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any former holder of Capital Stock such amount as Parent (or any Affiliate thereof) or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the "Code"), or state, local or foreign Tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of Capital Stock in respect of which such deduction and withholding was made by Parent.

         SECTION 2.03. WARRANTS, OPTIONS AND SARS.

              (a) WARRANTS. At the Effective Time, each then outstanding warrant to purchase shares of Common Stock pursuant to the Warrants to purchase Class A Common Stock dated September 7, 1995 (the "Warrant Agreement") (whether or not then presently exercisable) (collectively, the "Warrants"), shall continue to be outstanding subject to the respective terms and conditions of the agreements relating thereto and, subsequent to the Effective Time, shall be exercisable for cash, with each agreement evidencing the Warrants immediately prior to the Effective Time evidencing the right to receive (without payment of the per share exercise price of such Warrant) an amount in cash, without any interest thereon, for each share of Class A Common Stock subject to such Warrant, equal to the difference between the Common Per Share Price and the per share exercise price of such Warrant to the extent such difference is a positive number, less any applicable withholding Taxes. The aggregate consideration payable to each Warrant holder shall be rounded to the nearest penny. The surrender of a Warrant to the Company in exchange for the consideration set forth in this Section 2.03(a) shall, to the extent permitted by law, be deemed a release of any and all rights the holder had or may have had in respect of such Warrant.

              (b) OPTIONS. At the Effective Time, each then outstanding option to purchase shares of Common Stock granted by the Company (whether or not then presently vested or exercisable) (collectively, the "Options"), shall be canceled, and each holder of a canceled Option shall be entitled to receive, as soon as practicable (but in no event later than one business day) after the Effective Time, in consideration for the cancellation of such Option, an amount in cash, without any interest thereon, for each share of Common Stock subject to such Option equal to the difference between the Common Per Share Price and the per share exercise price of such Option to the extent such difference is a positive number, less any applicable withholding Taxes. Each agreement evidencing the Options immediately prior to the Effective Time that are settled pursuant to this Section shall be deemed for all purposes to evidence solely the right to receive the consideration per Option as provided in this Section 2.03(b). The aggregate cash consideration payable to each holder of Options shall be rounded up to the nearest penny. The surrender of an Option to the Company in exchange for the consideration set forth in this Section 2.03(b) shall, to the extent permitted by law, be deemed a release of any and all rights the holder had or may have had in respect of such Option.

              (c) STOCK APPRECIATION RIGHTS. At the Effective Time, each then outstanding stock appreciation right with respect to shares of Common Stock granted by the Company (whether or not presently exercisable) (collectively, the "SARs") shall be canceled, and each holder of a canceled SAR shall be entitled to receive, as soon as practicable (but in no event later than one business day) after the Effective Time, in consideration for the cancellation of such SAR, an amount in cash, without any interest thereon, for each share of Common Stock subject to such SAR equal to (i) with respect to each then outstanding 1996 SAR (as defined in Section 8.03), one-half of the difference between $0.01 and the Common Per Share Price or (ii) with respect to each then outstanding 1995 SAR (as defined in Section 8.03) and all other outstanding SARs, the difference between the Common Per Share Price and the per share base price of such SAR to the extent such difference is a positive number, in all cases less any applicable withholding Taxes. Each agreement evidencing the SARs immediately prior to the Effective Time that are settled pursuant to this
Section 2.03(c) shall be deemed for all purposes to evidence solely the right to receive the consideration per SAR as provided in this Section 2.03(c). The aggregate consideration payable to each SAR holder shall be rounded up to the nearest penny. The surrender of a SAR to the Company in exchange for the consideration set forth in this Section 2.03(c) shall, to the extent permitted by law, be deemed a release of any and all rights the holder had or may have had in respect of such SAR.

              (d) OPTION AND SAR TRANSFER BOOKS. At and after the Effective Time, there shall be no transfers on the books of the Company of the Options or SARs which were outstanding immediately prior to the Effective Time. On or after the Effective Time, any certificates or agreements evidencing Options or SARs presented to the Surviving Corporation for any reason shall be canceled and exchanged as provided in this Article 2.

                                   ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

         SECTION 3.01. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Parent and Sub as follows:

              (a) ORGANIZATION, STANDING AND CORPORATE POWER. Each of the Company and each of its Subsidiaries (as defined in Section 8.03) is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized and has the requisite corporate or other such entity power and authority to carry on its business as now being conducted. Each of the Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect (as defined in Section 8.03) on the Company. The Company has delivered (or, in the case of the Company's Subsidiaries, made available) to Parent prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and by-laws, as in effect on the date of this Agreement, and the certificate of incorporation and by-laws (or comparable organizational documents) of its Subsidiaries, in each case as amended to date.

              (b) SUBSIDIARIES. Section 3.01(b)(i) of the Company Disclosure Schedule (as defined in Section 8.03) sets forth a true and complete list, as of the date hereof, of each Subsidiary of the Company, together with the jurisdiction of incorporation or organization and the percentage of each Subsidiary's outstanding capital stock or other equity interests owned by the Company or another Subsidiary of the Company. Except as set forth in Section 3.01(b)(ii) of the Company Disclosure Schedule, all the outstanding shares of capital stock of, or other ownership interests in, each Subsidiary of the Company have been validly issued and (with respect to corporate Subsidiaries) are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Except for the capital stock of its Subsidiaries and the partnership interests listed in Section 3.01(b)(iii) of the Company Disclosure Schedule, as of the date hereof, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, limited liability company, partnership, joint venture or other entity.

              (c) CAPITAL STRUCTURE.

                   (i) The authorized capital stock of Company consists of 30,000,000 shares of Class A Common Stock, 1,689,256 shares of Class B Common Stock, 367,344 shares of Class C Common Stock, 1,444,366 shares of Class D Common Stock and 4,000,000 shares of preferred stock, par value $.01 per share ("Authorized Preferred Stock"), of which, as of the date of this Agreement, (A) 3,172,533 shares of Class A Common Stock are issued and outstanding, (B) 244,890 shares of Class B Common Stock are issued and outstanding, (C) 31,000 shares of Class C Common Stock are issued and outstanding, (D) 1,444,366 shares of Class D Common Stock are issued and outstanding, (E) 600,000 shares of Authorized Preferred Stock are designated as Series B
         Preferred Stock, 565,000 shares of which are issued and outstanding,
         (F) 598,000 of the Authorized Preferred Stock are designated as Mandatory Preferred Stock, 583,400 shares of which are issued and outstanding, and (G) no shares of Class A Common Stock, Class B Common Stock, Class C Common Stock or Class D Common Stock are held by the Company in its treasury or by any of the Company's Subsidiaries.

                   (ii) As of the date hereof, there are no bonds, debentures, notes or other indebtedness issued or outstanding having the right to vote on any matters on which holders of Common Stock or Authorized Preferred Stock may vote, including without limitation the Merger.

                   (iii) Section 3.01(c)(iii) of the Company's Disclosure Schedule sets forth a complete and correct list as of the date hereof, of each holder of record of shares of Class B Common Stock, Class C Common Stock, Class D Common Stock and Series B Preferred Stock and, in each case, the number of shares held of record by each such holder.

                   (iv) Giving effect to the applicable provisions of the Company's Amended and Restated Certificate of Incorporation (the "Restated Certificate"), the Certificate of Designation of Series B Convertible Preferred Stock (the "Series B Designation"), the Certificate of Designations of Preferred Stock of Triathlon Broadcasting Company to be designated 9% Mandatory Convertible Preferred Stock (the "Mandatory Designation") and all other instruments affecting the rights of holders of Capital Stock to which the Company is a party or is bound (which, if any, other than the Restated Certificate, the Series B Designation, the Mandatory Designation and the Transaction Documents (as defined in Section 8.03), are set forth in Section 3.01(c)(iv) of the Company Disclosure Schedule):

                        (A) each outstanding share of Class D Common Stock is
              convertible into one share of Class A Common Stock or, in the event of an occurrence set forth in paragraph 4.2(f)(iii)(B) of Article Four of the Restated Certificate, one share of Class B Common Stock, in each case subject to any necessary FCC (as defined in Section 3.01(d)(iii)) approval and approval under the HSR Act (as defined in Section 3.01(d)(iii)); other than as set forth in paragraph 4.2(f)(iii)(B) of the Restated Certificate and any restrictions or required approval of the FCC or under the HSR Act, there are no restrictions or limitations, contractual or otherwise, binding upon the Company or to which the Company is subject that prohibit or limit the right of a holder of Class D Common Stock to convert shares of Class D Common Stock into shares of Class A Common Stock or Class B Common Stock; and the conversion of any Class D Common Stock into shares of Class A Common Stock or Class B Common Stock will not violate or result in or constitute a default under the Credit Agreement or any other loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding to which the Company is a party or by which it or any of its properties or assets are bound;

                        (B) as of the date hereof, no event has occurred
              permitting any outstanding shares of Series B Preferred Stock to become convertible into any shares of Capital Stock; and

                        (C) as of the date hereof, each outstanding share of
              Mandatory Preferred Stock is convertible into 8.33 shares of Class A Common Stock, and no event has occurred requiring any adjustment to the Redemption Rate (as defined in paragraph 6(a) of the Mandatory Designation), pursuant to paragraph 8 of the Mandatory Designation or otherwise, or the Optional Conversion Rate (as defined in Paragraph 7(a) of the Mandatory Designation), pursuant to paragraph 8 of the Mandatory Designation or otherwise.

                   (v) Except as set forth in Section 3.01(c)(v) of the Company Disclosure Schedule, there are no outstanding stock options, stock appreciation rights or other rights to receive shares of Capital Stock granted under the Option Plans. Without limiting the generality of the foregoing, except as set forth in Section 3.01(c)(v) of the Company Disclosure Schedule, there are no outstanding "Options" as defined in the Option Plans. Section 3.01(c)(v) of the Company Disclosure Schedule sets forth a complete and correct list, as of the date hereof, of the holders of all Warrants, Options and SARs, and the number, class and series of shares subject to each such Warrant, Option and SAR, and the exercise or base prices thereof. Except for the Options, Warrants, Class B Common Stock, Class C Common Stock, Class D Common Stock, Series B Preferred Stock and Mandatory Preferred Stock (as to which no more than 7,388,728 shares of Class A Common Stock and, except for 1,444,366 shares of Class B Common Stock issuable upon conversion of outstanding Class D Common Stock, no shares of any other class or series of Capital Stock are issuable upon exercise or conversion thereof, as applicable) and, except as set forth above or in Section 3.01(c)(v) of the Company Disclosure Schedule, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking ("Derivative Securities"). Except as set forth in the Mandatory Designation, the Series B Designation and in Section 3.01(c)(iv) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries, and during the period commencing on March 4, 1996, and ending on July 31, 1997, the Company took such actions as necessary to satisfy the requirements of paragraph 9 of the Mandatory Designation and has not at any time been required to repurchase any shares of Mandatory Preferred Stock pursuant to paragraph 9 of the Mandatory Designation.

                   (vi) All outstanding shares of capital stock of the Company and its Subsidiaries are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive or similar rights.

                   (vii) Except as contemplated hereby or in the other Transaction Documents or as set forth in Section 3.01(c)(vii) of the Company Disclosure Schedule, there are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting agreements or trusts, proxies or other agreements or contractual obligations to which the Company or any Subsidiary is a party or bound with respect to the voting or disposition of any shares of the capital stock of the Company or any of its Subsidiaries and, to the Company's knowledge, as of the date hereof, there are no other stockholder agreements, voting agreements or trusts, proxies or other agreements or contractual obligations among the stockholders of the Company with respect to the voting or disposition of any shares of the capital stock of the Company or any of its Subsidiaries.

              (d) AUTHORITY; NONCONTRAVENTION.

                   (i) The Company has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and, subject to the Stockholder Approval (as defined in Section 3.01(k)), to consummate the transactions contemplated by the Transaction Documents. The execution and delivery of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate action on the part of the Company, subject to the Stockholder Approval. Each of the Transaction Documents to which the Company is a party has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

                   (ii) Except as disclosed in Section 3.01(d)(ii) of the Company Disclosure Schedule, the execution and delivery by the Company of the Transaction Documents to which the Company is a party do not, and compliance by the Company with the provisions of the Transaction Documents will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, (i) subject to, with respect to the Merger, Stockholder Approval, the certificate of incorporation or by-laws of the Company or the comparable organizational documents of any of its Subsidiaries, (ii) subject to the consents and other matters referred to in Section 3.01(d)(iii), any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or their respective properties or assets, including without limitation those agreements set forth in
         Section 3.01(o)(v) of the Company Disclosure Schedule or (iii) subject to the governmental filings and other matters referred to in Section 3.01(d)(iii), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, Liens, judgments, orders, decrees, statutes, laws, ordinances, rules or regulations that individually or in the aggregate could not reasonably be expected to (x) have a Material Adverse Effect on the Company, (y) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect or (z) delay in any material respect or prevent the consummation of any of the transactions contemplated by the Transaction Documents.

                   (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency (a "Governmental Entity") or other Person, is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of the Transaction Documents by the Company or the consummation by the Company of the transactions contemplated by the Transaction Documents, except for (1) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (2) the filing with the Securities and Exchange Commission (the "SEC") of (A) a proxy statement relating to the Stockholders Meeting (as defined in Section 4.03), as amended or supplemented from time to time (the "Proxy Statement") and (B) such reports under
         Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with the Transaction Documents and the transactions contemplated by the Transaction Documents; (3) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business; (4) such filings with and approvals and authorizations of the Federal Communications Commission or any successor entity (the "FCC") as may be required under the Communications Act of 1934, as amended, and the rules, regulations and policies of the FCC thereunder (collectively, the "Communications Act"), including filings and approvals in connection with the transfer of control of the FCC Licenses (as defined in Section 3.01(p)); (5) such other filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval necessitated by the Merger or the transactions contemplated by the Transaction Documents;
         (6) such consents, approvals, orders or authorizations the failure of which to be made or obtained could not reasonably be expected to have a Material Adverse Effect on the Company, impair the ability of the Company to perform its obligations under this Agreement in any material respect or delay in any material respect or prevent the consummation of the transactions contemplated by the Transaction Documents; and (7) as disclosed in Section 3.01(d)(iii) of the Company Disclosure Schedule.

              (e) FILED DOCUMENTS; UNDISCLOSED LIABILITIES.

                   (i) The Company and its Subsidiaries have filed, except, in the case of (B) and (C), where the failure to file could not reasonably be expected to have a Material Adverse Effect on the Company, and delivered or made available to Parent true and complete copies of, all reports, schedules, forms, statements and other documents required to be filed with (A) the SEC (collectively, the "Company SEC Documents"), (B) any applicable state securities authorities (collectively, the "Blue Sky Reports") and (C) any other Governmental Entities including the FCC (collectively, the "Other Company Reports").

                   (ii) As of their respective dates, the Company SEC Documents and Blue Sky Reports complied in all material respects with the requirements of the Securities Act, the Exchange Act, or applicable state securities laws, as the case may be, and the rules and regulations of the SEC and applicable state securities authorities promulgated thereunder applicable to such Company SEC Documents and Blue Sky Reports; and the Other Company Reports were prepared in all material respects in accordance with the requirements of applicable law. None of the Company SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Documents has been revised or superseded by a later filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                   (iii) The Company's Consolidated Balance Sheets as of December 31, 1996 and 1997, and the Company's Consolidated Statements of Operations, Cash Flows and Stockholders' Equity for the years ended December 31, 1995, 1996 and 1997, included in the Company's Form 10-K for the year ended December 31, 1997, as filed with the SEC (the "Form 10-K"), and the Company's Consolidated Balance Sheets as of March 31, 1998, and the Company's Consolidated Statements of Operations, Cash Flows and Stockholders' Equity for the three months ended March 31, 1998, included in the Company's Form 10-Q for the period ended March 31, 1998, as filed with the SEC (the "Form 10-Q") (collectively, the "Current Financial Statements"), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC and pro forma financial statements as required by SEC Regulation S-X) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries on a consolidated basis as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

                   (iv) Except (A) as set forth on Section 3.01(e) of the Company Disclosure Schedule, (B) as set forth in the Current Financial Statements, (C) liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 1997, and (D) liabilities under the Transaction Documents, neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be recognized or disclosed on a consolidated balance sheet of the Company and its consolidated Subsidiaries or in the notes thereto.

              (f) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Form 10- Q, as contemplated by the Transaction Documents or as disclosed in
Section 3.01(f) of the Company Disclosure Schedule, since December 31, 1997, each of the Company and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice, and there has not been (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any capital stock of the Company (other than regular cash dividends on shares of Mandatory Preferred Stock declared and paid on each scheduled quarterly record date and payment date, respectively, in accordance with the terms of the Mandatory Designation as in effect on the date hereof), (ii) any split, combination or reclassification of any capital stock of the Company or any of its Subsidiaries or (other than issuances of shares of Class A Common Stock upon the exercise of Options or Warrants and/or issuances of Class A Common Stock and/or Class B Common Stock upon conversion after the date hereof of shares of Capital Stock outstanding on December 31, 1997) any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company or any of its Subsidiaries, (iii)
(x) any granting by the Company or any of its Subsidiaries to any executive officer or other key employee of the Company or any of its Subsidiaries of any increase in compensation, except for normal increases in the ordinary course of business consistent with past practice or as required under employment or other agreements or benefit arrangements in effect as of December 31, 1997, or (y) any granting by the Company or any of its Subsidiaries to any such executive officer of any increase in severance or termination pay, except as was required under any employment, severance, termination or other agreements or benefit arrangements in effect as of December 31, 1997, (iv) except as required by a change in generally accepted accounting principles, any change in accounting methods, principles or practices by the Company or any of its Subsidiaries materially affecting its assets, liabilities or business or (v) any event, circumstance, or fact that has resulted in a Material Adverse Change in the Company.

              (g) LITIGATION. Except as disclosed in the Form 10-K, the Form 10-Q or in Section 3.01(g) of the Company Disclosure Schedule, there is no suit, action, proceeding or indemnification claim (including any proceeding by or before the FCC but excluding proceedings of general applicability to the radio industry and proceedings by or before any Federal Antitrust Agencies (as defined in Section 5.02(b)) or the FCC relating to the transactions contemplated hereby and proceedings arising under the Communications Act relating to such transactions) pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that, individually or in the aggregate, reasonably could be expected to (i) have a Material Adverse Effect on the Company or any of its Subsidiaries, (ii) impair the ability of the Company to perform its obligations under the Transaction Documents in any material respect or (iii) delay in any material respect or prevent the consummation of any of the transactions contemplated by the Transaction Documents, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries which reasonably could be expected to have, any effect referred to in clause (i), (ii) or (iii) above, except for any suit, action or proceeding asserted after the date hereof by any stockholders of the Company in connection with any of the transactions contemplated by the Transaction Documents.

              (h) ABSENCE OF CHANGES IN BENEFIT PLANS. Except (x) as disclosed in Section 3.01(h) of the Company Disclosure Schedule, (y) for normal increases in the ordinary course of business consistent with past practice or as required by law or (z) as contemplated by the Transaction Documents, since December 31, 1997, there has not been any adoption or amendment in any material respect by the Company or any of its Subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other material plan providing material benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries. Without limiting the foregoing, except as disclosed in Section 3.01(h) of the Company Disclosure Schedule, since December 31, 1997, there has not been any change in any actuarial or other assumption used to calculate funding obligations with respect to any Pension Plan (as defined below), or in the manner in which contributions to any Pension Plan are made or the basis on which such contributions are determined. Except as disclosed in Section 3.01(h) of the Company Disclosure Schedule and except for the Termination Agreement, there exist no employment, consulting or severance agreements currently in effect between the Company or any of its Subsidiaries and any current or former employee, officer or director of the Company or any of its Subsidiaries providing for annual base compensation or other payments (including amounts payable upon consummation of the transactions contemplated by the Transaction Documents) in excess of $100,000.

              (i) ERISA COMPLIANCE. Except as disclosed in Section 3.01(i) of the Company Disclosure Schedule:

                   (i) The Company has delivered or made available to Parent each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (a "Pension Plan"), each "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) (a "Welfare Plan"), each stock option, stock purchase, deferred compensation plan or arrangement, employment agreement, severance plan or agreement, consulting agreement and each other employee fringe benefit plan or arrangement maintained, contributed to or required to be maintained or contributed to by the Company, any of its Subsidiaries or any other Person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a "Commonly Controlled Entity"), which is currently in effect for the benefit of any current or former employees, officers, directors or independent contractors of the Company or any of its Subsidiaries or with respect to which the Company or any Commonly Controlled Entity has any material contingent liability (collectively, "Benefit Plans"). The Company has delivered or made available to Parent true, complete and correct copies of (w) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan for which the filing of any such report is required by ERISA or the Code, (x) the most recent summary plan description for each Benefit Plan for which the preparation of any such summary plan description is required by ERISA, (y) each currently effective trust agreement, insurance or group annuity contract and each other funding or financing arrangement relating to any Benefit Plan and (z) a schedule of employer expenses with respect to each Benefit Plan for the current plan year of each Benefit Plan.

                   (ii) Each Benefit Plan has been administered in material compliance with its terms, the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements. To the knowledge of the Company, there are no investigations by any governmental agency, termination proceedings or other claims (except routine claims for benefits payable under the Benefit Plans), suits or proceedings pending or threatened against any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan that, individually or in the aggregate, reasonably could be expected to result in a Material Adverse Effect on the Company.

                   (iii) (A) No Pension Plan is subject to the minimum funding standards imposed by Section 412 of the Code.

                   (iv) Each Pension Plan that is intended to be a tax-qualified plan has been the subject of a determination letter from the Internal Revenue Service to the effect that such Pension Plan and related trust is qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code; to the knowledge of the Company, no such determination letter has been revoked, revocation of such letter has not been threatened nor has such Pension Plan been amended since the effective date of its most recent determination letter in any respect that would adversely affect its qualification. The Company has delivered or made available to Parent a copy of the most recent determination letter received with respect to each Pension Plan for which such a letter has been issued, as well as a copy of any pending application for a determination letter. To the knowledge of the Company, no event has occurred that could subject the Company or any Pension Plan to any liability under
         Section 502 of ERISA that, individually or in the aggregate, reasonably could be expected to result in a Material Adverse Effect on the Company.

                   (v) (A) Neither the Company nor any of its Subsidiaries has engaged in a "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) that involves the assets of any Benefit Plan that reasonably could be expected to subject the Company, any of its Subsidiaries, any employee of the Company or its Subsidiaries or, to the knowledge of the Company, a non-employee trustee, non-employee administrator or other non-employee fiduciary of any trust created under any Benefit Plan to any Tax or penalty on prohibited transactions imposed by Section 4975 of the Code that, individually or in the aggregate, reasonably could be expected to result in a Material Adverse Effect on the Company; (B) within the past five years, the Company has not maintained any Pension Plan that is subject to Title IV of ERISA; and (C) none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any non-employee trustee, non-employee administrator or other non-employee fiduciary of any Benefit Plan has breached the fiduciary duty provisions of ERISA or any other applicable law in a manner that, individually or in the aggregate, has had or is reasonably likely to result in a Material Adverse Effect on the Company.

                   (vi) No Commonly Controlled Entity sponsors any Pension Plan that is a "defined benefit pension plan" (as defined in Section 3(35) of ERISA) (a "Defined Benefit Plan").

                   (vii) No Commonly Controlled Entity has incurred any liability under Title IV of ERISA.

                   (viii) No Commonly Controlled Entity has engaged in a transaction described in Section 4069 of ERISA that could subject the Company to liability at any time after the date hereof that individually, or in the aggregate, reasonably could be expected to result in a Material Adverse Effect on the Company.

                   (ix) No Commonly Controlled Entity has withdrawn from any multi-employer plan (as defined in Section 3(37) or 4001(a)(3) of ERISA) where such withdrawal has resulted in any "withdrawal liability" (as defined in Section 4201 of ERISA) that has not been fully paid.

                   (x) Prior to the date hereof, the Company has made available to Parent copies of all agreements and Benefit Plans under which any employee of the Company or any of its Subsidiaries will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Benefit Plan or under any employment, severance, termination or compensation agreement as a result of the transactions contemplated by this Agreement and Section 3.01(i) of the Company Disclosure Schedule sets forth any severance payments contained in such agreements or Benefit Plans which provide for payments in excess of $100,000 to any such employee.

                   (xi) No Benefit Plan provides that payments pursuant to such Benefit Plan may be made in securities of a Commonly Controlled Entity, nor does any trust maintained pursuant to any Benefit Plan hold any securities of a Commonly Controlled Entity.

                   (xii) Notwithstanding any of the foregoing to the contrary, the representations and warranties of this Section 3.01(i), other than clauses (i) and (ix), shall not apply to any multi-employer plan (as defined in Section 3(37) or 4001(a)(3) of ERISA), nor shall they apply with respect to any actions or omissions of a Pension Plan prototype plan sponsor of which the Company has no knowledge.

              (j) TAXES.

                   (i) Each of the Company, its Subsidiaries and any affiliated, consolidated, combined, unitary or similar group of which the Company or any of its Subsidiaries is or was a member (a "Tax Group") has filed all federal, state and other material tax returns and reports required to be filed by it or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file or to have extensions granted that remain in effect individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on the Company. All returns filed by the Company, each of its Subsidiaries and any Tax Group are complete and accurate in all material respects to the knowledge of the Company. The Company and each of its Subsidiaries has paid (or the Company has paid on its behalf) all Taxes shown as due on such returns, and the Current Financial Statements reflect an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

                   (ii) No deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on the Company, and no requests for waivers of the time to assess any such Taxes have been granted or are pending that, individually or in the aggregate, reasonably could be expected to have a Material Adverse Effect on the Company.

         The statute of limitations on assessment or collection of any Federal income taxes due from the Company, any of its Subsidiaries or any Tax Group has expired for all taxable years of the Company, any of its Subsidiaries or any Tax Group through 1991. No audit or other proceeding by any court, governmental or regulatory authority or similar Person is pending in regard to any material Taxes due from or with respect to the Company or any of its Subsidiaries or any material tax return filed by, or with respect to the Company, any of its Subsidiaries or any Tax Group, other than normal and routine audits by non-federal governmental authorities. None of the assets or properties of the Company or any of its Subsidiaries is subject to any tax lien, other than any such liens for Taxes which are not yet due and payable, which may thereafter be paid without penalty or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with generally accepted accounting principles ("Permitted Tax Liens").

                   (iii) No consent to the application of Section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to the Company or, for so long as the Company has owned any Subsidiary, by or with respect to such Subsidiary. None of the Company or any of its Subsidiaries has agreed to make any material adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method, and there is no application pending with any taxing authority requesting permission for any changes in any accounting method of the Company or any of its Subsidiaries which, in each respective case, will or would reasonably cause the Company or any of its Subsidiaries to include any material adjustment in taxable income for any taxable period (or portion thereof) ending after the Closing Date.

                   (iv) Except as set forth in the Form 10-K or the Form 10-Q, neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, any tax sharing agreement, tax allocation agreement or similar contract, agreement or arrangement.

                   (v) Neither the Company nor any of its Subsidiaries has executed or entered into with the Internal Revenue Service, or any taxing authority, a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local, foreign or other income tax law, which will require any increase in taxable income or alternative minimum taxable income, or any reduction in tax credits for, the Company or any of its Subsidiaries for a taxable period ending after the Closing Date.

                   (vi) Except as disclosed in Section 3.1(j) of the Company Disclosure Schedule, there is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount by the Company or any Subsidiary that would not be deductible by the Company or any of its Subsidiaries by reason of Section 280G of the Code or that would constitute compensation whose deductibility is limited under Section 162(m) of the Code.

                   (vii) The Company is not a party to nor has it assumed any "corporate acquisition indebtedness" as defined in Section 279(b) of the Code or any obligations described in Section 279(a) of the Code.

                   (viii) There are no excess loss accounts or deferred intercompany transactions between the Company and/or any of its Subsidiaries within the meaning of Treas. Reg. ss.ss. 1.1502-13 or 1.1502-19, respectively.

                   (ix) As used in this Agreement, "Taxes" shall include all Federal, state and local income, franchise, use, property, sales, excise and other taxes, tariffs or governmental charges of any nature whatsoever, domestic or foreign, including any interest, penalties or additions with respect thereto.

              (k) VOTING REQUIREMENTS. The affirmative vote of the holders of a majority of the voting power of all outstanding shares of Class A Common Stock, Class B Common Stock and Mandatory Preferred Stock, voting as a single class, is the only vote of the holders of any class or series of Company's capital stock necessary to approve and adopt this Agreement and the Merger. The votes required in the preceding sentence are collectively referred to herein as the "Stockholder Approval."

              (l) STATE TAKEOVER STATUTES. The Board of Directors of the Company has approved the terms of this Agreement and the Stockholder Agreements and the consummation of the Merger and the other transactions contemplated by this Agreement and the Stockholder Agreements, and such approval is sufficient to render inapplicable to the Merger and the other transactions contemplated by this Agreement and the Stockholder Agreements, the restrictions on business combinations set forth in Section 203 of the DGCL. To the Company's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement, the Stockholder Agreements or any of the transactions contemplated by this Agreement or the Stockholder Agreements, and no provision of the certificate of incorporation, by-laws or other governing instruments of the Company or any of its Subsidiaries would, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of the Company and its Subsidiaries that may be acquired or controlled by Parent.

              (m) LABOR MATTERS. Neither the Company nor any of its Subsidiaries is the subject of any suit, action or proceeding which is pending or, to the knowledge of the Company, threatened, asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or applicable state statutes) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages and conditions of employment, in any such case, that reasonably could be expected to result in a material liability of the Company and its Subsidiaries. No strike or other labor dispute involving the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, and, to the knowledge of the Company, there is no activity involving any employees of the Company or any of its Subsidiaries seeking to certify a collective bargaining unit or engaging in any other organizational activity, except for any such dispute or activity which could not reasonably be expected to have a Material Adverse Effect on the Company.

              (n) COMPLIANCE WITH APPLICABLE LAWS. Each of the Company and each of its Subsidiaries has in effect all Federal, state and local governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or defaults, individually or in the aggregate, could not reasonably be expected to (i) have a Material Adverse Effect on the Company, (ii) impair the ability of the Company to perform its obligations under this Agreement in any material respect or (iii) delay in any material respect or prevent the consummation of the transactions contemplated by this Agreement. Except as disclosed in the Form 10-K or the Form 10-Q, the Company and its Subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for possible noncompliance which, individually or in the aggregate, could not reasonably be expected to (x) have a Material Adverse Effect on the Company, (y) impair the ability of the Company to perform its obligations under this Agreement in any material respect or (z) delay in any material respect or prevent the consummation of the transactions contemplated by this Agreement.

              (o) CONTRACTS; DEBT INSTRUMENTS.

                   (i) Section 3.01(o)(i) of the Company Disclosure Schedule lists all defaults that, to the Company's knowledge, currently exist, or that have existed at any time since December 31, 1997, and all conditions which upon the passage of time or the giving of notice would cause a violation or default, under the Credit Agreement (as defined in Section 8.03) (collectively, "Credit Defaults"), and identifies each such Credit Default that currently exists and each such Credit Default with respect to which a waiver or forbearance has been requested or obtained.

                   (ii) Except as disclosed in Sections 3.01(o)(i) and 3.02(o)(ii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that, individually or in the aggregate, could not reasonably be expected to (x) have a Material Adverse Effect on the Company, (y) impair the ability of the Company to perform its obligations under this Agreement in any material respect or (z) delay in any material respect or prevent the consummation of the transactions contemplated by this Agreement. The agreements described in Section 3.01(o) of the Company Disclosure Schedule are in full force and effect and are binding on the Company and each of the Subsidiaries to the extent any such entity is a party thereto.

                   (iii) The Company has made available to Parent (x) true and correct copies of the Credit Agreement and all other loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness of the Company or any of its Subsidiaries in an aggregate principal amount in excess of $50,000 is outstanding or may be incurred and (y) accurate information regarding the respective principal amounts outstanding thereunder as of the date hereof. For purposes of this Agreement,"Indebtedness" shall mean, with respect to any Person, without duplication, (A) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (B) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (D) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such Person's business), (E) all capitalized lease obligations of such Person, (F) all obligations of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (G) all obligations of such Person under interest rate or currency hedging transactions (valued at the termination value thereof), (H) all letters of credit issued for the account of such Person and (I) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person.

                   (iv) Except for agreements that are terminable by the Company upon not more than 60 days prior notice without payment of any termination fee or other amounts (other than commissions earned prior to termination), neither the Company nor any of its Subsidiaries is a party to any sales representation, commission, agent or similar agreement or arrangement with any person related to the sale of advertising or other air time to be provided by the Company's broadcast operations.

                   (v) Section 3.01(o)(v) of the Company Disclosure Schedule sets forth a true and complete list of the following, true and complete copies of which have been provided or made available to
         Parent:

                        (A) all joint sales agreements ("JSAs") and local
              marketing agreements ("LMAs") to which the Company or any Subsidiary of the Company is a party or by which the Company or any Subsidiary of the Company is otherwise bound; except as set forth in Section 3.01(o)(v) of the Company Disclosure Schedule, no JMAs or LMAs set forth therein require the payment by the Company or any Subsidiary of the Company of any renewal or similar fees to maintain such agreements in force;

                        (B) each other contract, agreement or other instrument
              to which the Company or any Subsidiary of the Company is a party or by which the Company or any Subsidiary of the Company otherwise is bound that by its terms reasonably could be expected to require the future payment by or to the Company or any Subsidiary of the Company of $50,000 or more or, in the case of employment agreements with any employee of the Company or its Subsidiaries entered into in the ordinary course of business consistent with past practice, $100,000 or more;

                        (C) all contracts, agreements or other instruments to
              which the Company or any Subsidiary of the Company is a party or otherwise is bound which by its terms prohibits or restricts the rights of the Company or any Subsidiary of the Company to conduct broadcast operations in any market or geographic region or prohibits or restricts the right of any other party to such contract, agreement or instrument to conduct broadcast operations in any market or geographic region.

         Each contract or agreement disclosed or required to be disclosed in
         Section 3.01(o)(v) of the Company Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding obligation of the Company and each Subsidiary of the Company to the extent any such entity is a party thereto and, to the knowledge of the Company, each other party thereto. Neither the Seller nor the Company has received from any other party to such contract or agreement any notice, whether written or oral, of termination or intention to terminate such contract or agreement. Except as set forth in Section 3.01(o)(v) of the Company Disclosure Schedule, neither the Company nor, to the knowledge of the Company, any other party to such contract or agreement is in violation or breach of or default under any such contract or agreement (or with or without notice or lapse of time or both, would be in violation or breach of or default under any such contract or agreement), which violation, breach or default has had or reasonably could be expected to have a Material Adverse Effect on the Company. Except as set forth in Section 3.01(o)(v) of the Company Disclosure Schedule, none of the contracts or agreements disclosed or required to be disclosed therein contains any change of control or similar provision that would give the other party thereto the right to terminate any such contract or agreement as a result of the execution and delivery of this Agreement or the consummation of the Merger.

              (p) FCC LICENSES; OPERATIONS OF LICENSED FACILITIES. The Company and its Subsidiaries have operated the radio stations for which the Company or any of its Subsidiaries holds licenses from the FCC (the "Licensed Facilities") in material compliance with the terms of the Permits issued by the FCC to the Company and its Subsidiaries for the operation of the Licensed Facilities (the "FCC Licenses"), and the Communications Act, except for possible non-compliance which could not reasonably be expected to (i) have a Material Adverse Effect on the Company, (ii) impair the ability of the Company to perform its obligations under this Agreement in any material respect or (iii) delay in any material respect or prevent the consummation of the transactions contemplated by this Agreement. The Company and its Subsidiaries have filed or made all applications, reports and other disclosures required by the FCC to be filed or made with respect to the Licensed Facilities and have paid all FCC regulatory fees with respect thereto except for possible filings, disclosures or payments that if not so filed, disclosed or paid could not reasonably be expected to (x) have a Material Adverse Effect on the Company, (y) impair the ability of the Company to perform its obligations under this Agreement in any material respect or (z) delay in any material respect or prevent the consummation of the transactions contemplated by this Agreement. The Company and each of its Subsidiaries are the authorized legal holders of all FCC Licenses necessary or used in the operation of the businesses of the Licensed Facilities as presently operated except where the absence of such FCC Licenses could not reasonably be expected to have a Material Adverse Effect on the Company. All such FCC Licenses are validly held and are in full force and effect, unimpaired by any act or omission of the Company, each of its Subsidiaries or their respective officers, employees or agents, except for such lack of being in full force and effect or for such impairment that (A) could not reasonably be expected to have a Material Adverse Effect on the Company, (B) could not reasonably be expected to prevent the continued operation of the Licensed

Facilities as presently operated, (C) could not reasonably be expected to impair the ability of the Company to perform its obligations under this Agreement in any material respect and (D) could not reasonably be expected to delay in any material respect or prevent the consummation of the transactions contemplated by this Agreement. Except as disclosed in Section 3.01(p) of the Company Disclosure Schedule, as of the date hereof, no application, action or proceeding is pending for the renewal or major modification of any of the FCC Licenses and, to the Company's knowledge, there is not now before the FCC any material investigation, proceeding, notice of violation, order of forfeiture or complaint against the Company or any of its Subsidiaries relating to any of the Licensed Facilities that, if adversely decided, reasonably could be expected to have a Material Adverse Effect on the Company, impair the ability of the Company to perform its obligations under this Agreement in any material respect or delay in any material respect or prevent the consummation of the transactions contemplated by this Agreement (and the Company is not aware of any basis that would cause the FCC not to renew any of the FCC Licenses that are renewable). Except as disclosed in Section 3.01(p) of the Company Disclosure Schedule, there is not now pending and, to the Company's knowledge, there is not threatened, any action by or before the FCC to revoke, suspend, cancel, rescind or modify in any material respect any of the FCC Licenses that, if adversely decided, reasonably could be expected to have a Material Adverse Effect on the Company.

              (q) ENVIRONMENTAL MATTERS. Section 3.01(q)(i) of the Company Disclosure Schedule sets forth a true and complete list of all Phase I, Phase II or similar reports currently in the possession of the Company or that have been prepared for or on behalf of or at the direction of the Company regarding the environmental condition of any real properties or facilities that currently are, or in the past have been, leased, owned or operated by the Company or any of its Subsidiaries ("Environmental Reports"), and true and correct copies of all Environmental Reports in the possession of the Company or that, to the Company's knowledge, are available to the Company have been delivered to Parent. Except as disclosed in Section 3.01(q) of the Company Disclosure Schedule or in the Environmental Reports, to the knowledge of the Company:

                   (i) the real property and facilities owned by the Company or any of its Subsidiaries and the operations of the Company or any of its Subsidiaries thereon comply in all material respects with all Environmental Laws;

                   (ii) no judicial proceedings are pending or threatened against the Company or any of its Subsidiaries alleging the violation of any Environmental Laws, and there are no administrative proceedings pending or threatened against the Company or any of its Subsidiaries alleging the material violation of any Environmental Laws and no written notice from any Governmental Entity or any private or public Person has been received by the Company or any of its Subsidiaries claiming any material violation of any Environmental Laws in connection with any real property or facility owned by the Company or any of its Subsidiaries, or requiring any material remediation, clean-up, modification, repairs, work, construction, alterations, or installations on or in connection with any real property or facility owned, operated or leased by the Company or any of its Subsidiaries that are necessary to comply with any Environmental Laws and that have not been complied with or otherwise resolved to the satisfaction of the party giving such notice;

                   (iii) all material Permits required to be obtained or filed by the Company or any of its Subsidiaries under any Environmental Laws in connection with the Company's or any of its Subsidiaries' operations, including those activities relating to the generation, use, storage, treatment, disposal, release, or remediation of Hazardous Substances (as such term is defined in Section 3.01(q)(iv) hereof), have been duly obtained or filed, and the Company and each of its Subsidiaries are in compliance in all material respects with the terms and conditions of all such Permits;

                   (iv) all Hazardous Substances used or generated by the Company or any of its Subsidiaries on, in, or under any of the Company's or any of its Subsidiaries owned, operated, or leased real property or facilities are and have at all times been generated, stored, used, treated, disposed of, and released by such Persons or on their behalf in such manner as not to result in any material Environmental Costs or Liabilities. "Hazardous Substances" means (A) any hazardous materials, hazardous wastes, hazardous substances, toxic wastes, and toxic substances as those or similar terms are defined under any Environmental Laws; (B) any asbestos or any material which contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (C) PCBs, or PCB-containing materials, or fluids; (D) radon; (E) any other hazardous, radioactive, toxic or noxious substance, material, pollutant, contaminant, constituent, or solid, liquid or gaseous waste regulated under any Environmental Law;
         (F) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any fractions or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof; and (G) any substance that, whether by its nature or its use, is subject to regulation under any Environmental Laws or with respect to which any Environmental Laws or Governmental Entity requires environmental investigation, monitoring or remediation. "Environmental Costs or Liabilities" means any material losses, liabilities, obligations, damages, fines, penalties, judgments, settlements, actions, claims, costs and expenses (including, without limitation, reasonable fees, disbursements and expenses of legal counsel, experts, engineers and consultants, and the reasonable costs of investigation or feasibility studies and performance of remedial or removal actions and cleanup activities) in connection with (A) any violation of any Environmental Laws, (B) order of, or contract of the Company or any of its Subsidiaries with, any Governmental Entity or any private or public Persons arising out of or resulting from the treatment, storage, disposal or release by the Company or any of its Subsidiaries of any Hazardous Substances in material violation of any Environmental Law or (C) a claim by any private or public Person arising out of any material exposure of any Person or property to Hazardous Substances in material violation of any Environmental Law;

                   (v) there are not now, nor have there been in the past, on, in or under any property or facilities when owned by the Company or any of its Subsidiaries or when owned, leased or operated by any of their predecessors, any Hazardous Substances that are in a condition or location that materially violates any Environmental Law or that has required or reasonably could be expected to require any material remediation under any Environmental Laws or give rise to a claim for material damages or compensation by any affected Person or to any material Environmental Costs or Liabilities and that have not been cured, complied with, remediated, or resolved to the satisfaction of such affected Person or paid or resolved in all material respects; and

                   (vi) neither the Company nor any of its Subsidiaries has received any written notification from any source advising the Company or any of its Subsidiaries that: (A) it is a potentially responsible party under CERCLA or any other Environmental Laws; (B) any real property or facility currently or previously owned, operated, or leased by it is identified or proposed for listing as a federal National Priorities List ("NPL") (or state-equivalent) site or a Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS") list (or state-equivalent) site; or (C) any facility to which it has ever transported or otherwise arranged for the disposal of Hazardous Substances is identified or proposed for listing as an NPL (or state-equivalent) site or CERCLIS (or state-equivalent) site.

              (r) BOARD RECOMMENDATION. As of the date hereof, the Board of Directors of the Company, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby are advisable and are fair to and in the best interests of the Company's stockholders and have approved the same and (ii) resolved to recommend that the Company's stockholders approve this Agreement and the transactions contemplated herein.

              (s) PROPERTY.

                   (i) Section 3.01(s)(i) of the Company Disclosure Schedule sets forth all of the real property owned in fee by the Company and its Subsidiaries that are material to the conduct of business of the Company and its Subsidiaries, taken as a whole. Each of the Company and its Subsidiaries owns fee title to each parcel of real property owned by it free and clear of all Liens, except for Permitted Liens (as defined in this Section 3.01(s)).

                   (ii) With respect to the tangible properties and assets of the Company and its Subsidiaries (excluding real property) that are material to the conduct of the broadcast operations of the Company and its Subsidiaries, the Company and its Subsidiaries have good title to, or hold pursuant to valid and enforceable leases, all such properties and assets, with only such exceptions as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company and subject to the Permitted Liens. All of the assets of the Company and its Subsidiaries have been maintained and repaired for their continued operation and are in good operating condition, reasonable wear and tear excepted, and usable in the ordinary course of business, except where the failure to be in such repair or condition or so usable individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on the Company.

                   (iii) Section 3.01(s)(ii) of the Company Disclosure Schedule sets forth each lease, sublease, license, sublicense or other agreement (collectively, the "Property Leases") under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property or personal property material to the conduct of the businesses of the Company and its Subsidiaries, taken as a whole or any real property leased or licensed by the Company or its Subsidiaries. Except to the extent that
         (x) it could
         not reasonably be expected to have a Material Adverse Effect on the Company, or (y) the term of such Property Lease has expired or been terminated and the Company or its Subsidiaries continues to use or occupy any of the subject property on a period to period basis (i.e., "month to month"), each Property Lease is valid, binding and in full force and effect, all rent and other sums and charges which are due and payable by the Company and its Subsidiaries as tenants thereunder are current except as set forth in Section 3.01(s)(ii) of the Company Disclosure Schedule, and neither the Company nor any of its Subsidiaries has received actual notice that any party thereto is in default in any material respect under any lease, sublease, license, sublicense or use or occupancy agreement listed in Section 3.01(s)(ii) of the Company Disclosure Schedule. Each of the Company and its Subsidiaries has a valid leasehold interest (including subleasehold and subleasehold estates) and/or right of use under a license or sublicense agreement or other possessory rights in each location used or occupied for broadcast purposes (whether office, studio, tower, transmitter building and/or antenna) leased, subleased, subsubleased, licensed, sublicensed or used by it free and clear of all Liens, except for Permitted Liens.

                   (iv) As used in this Agreement, "Permitted Liens" shall mean: (i) statutory liens securing payments not yet delinquent or the validity of which are being contested in good faith by appropriate actions, (ii) purchase money liens arising in the ordinary course,
         (iii) liens for Taxes and special assessments (e.g., for municipal improvements) not yet due and payable and/or delinquent, (iv) liens reflected or reserved against in the unaudited balance sheet of the Company dated as of March 31, 1998, included in the Form 10-Q (which have not been discharged), (v) liens which in the aggregate do not materially detract from the value for use for broadcasting purposes or materially impair the present and continued use of the properties or assets subject thereto in the usual and normal conduct of the radio broadcast business of the Company and its Subsidiaries, (vi) liens on leases, subleases, sub-subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefitting or created by any superior estate, right or interest which is prior in right or prior in lien to that of the subject lease, sublease, sub-sublease, easement, license, right of use, right to access or right of way, (vii) any liens set forth in the title policies, endorsements, title commitments, title certificates and title reports relating to the Company's interests in real property identified in Section 3.01(s)(iv) of the Company Disclosure Schedule, true and correct copies of which have been made available to Parent and Sub, (viii) any leases, subleases, occupancy agreements or licenses set forth in Section 3.01(s) of the Company Disclosure Schedule, (ix) the lien of any and all security agreements, documents, mortgages and deeds of trust held by, or for the benefit of, AT&T Commercial Finance Corporation and/or Union Bank of California, as co-lenders under the Credit Agreement, and their respective successors and assigns, (x) any state of facts that an accurate survey or personal inspection of the Company's real property (whether owned, leased or licensed) would show, provided same does not material adversely affect the use thereof for their present broadcasting purposes, (xi) encroachments of stoops, areas, cellar steps or doors, trim, copings, retaining walls, bay windows, balconies, sidewalk elevators, fences, fire escapes, cornices, foundations, footings and similar projections, if any, on, over or under any of the Company's real property (whether owned, leased or licensed) or the streets or sidewalks abutting any of such real property, and the rights of governmental authorities to require the removal of any such projections and variations between record lines of such real property and retaining walls and the like, if any, (xii) any easements or rights of use, if any, created in favor of any public utility or municipal department or agency for electricity, steam, gas, telephone, cable television, water, sewer or other services in any street or avenue abutting the Company's real property (whether owned, leased or licensed), and the right, if any, to use and maintain wires, cables, terminal boxes, lines, service connections, poles, mains and facilities servicing any of such real property or in, on, over or across any of such real property, (xiii) covenants, easements, restrictions, agreements, consents and other instruments, now of record, provided same do not materially adversely interfere with the use of the Company's real property (whether owned, leased or licensed) for their present broadcast purposes, (xiv) variations, if any, between tax lot lines and property lines, (xv) deviations, if any, of fences or shrubs from property lines, (xvi) any other declaration or instrument affecting any of the Company's real property (whether owned, leased or licensed) necessary or appropriate to comply with any law, ordinance, regulation, zoning resolution or requirement of applicable governmental authorities or any other public authority, applicable to the maintenance, demolition, construction, alteration, repair or restoration of the improvements at the Company's real property (whether owned, leased or licensed), which does not materially adversely affect the use of thereof for their present broadcast purposes, (xvii) the provisions of the applicable zoning resolution and other regulations, resolutions and ordinances and any amendments thereto now or hereafter adopted, provided same do not materially adversely interfere with the use of the Company's real property for their present broadcast purposes, (xviii) Liens described in the Form 10-K or Form 10-Q, and (xix) any other Liens set forth in
         Section 3.01(s) of the Company Disclosure Schedule. For the purposes hereof "Company's real property" and "Company's interests in real property" shall include the real property and interests therein owned or held (as leasehold interests or otherwise) respectively by the Company and/or its Subsidiaries.

              (t) AFFILIATE RELATIONSHIPS. Except as set forth in Sections 3.01(c)(vii) and 3.01(t) of the Company Disclosure Schedule or as contemplated in the Transaction Documents (including Section 4.01(a)(vi) hereof), no director, officer, Affiliate or "associate" (as such term is defined in Rule 12b-2 under the Exchange Act) of the Company (other than any of its wholly-owned Subsidiaries) (i) currently is a party to any transaction which would be required to be disclosed by the Company under Item 404 of Regulation S-K of the Securities Act, (ii) has any outstanding indebtedness or other similar obligations to the Company or any of its Subsidiaries that, individually or in the aggregate, exceed $60,000 or (iii) is otherwise a party to any contract, arrangement or understanding with the Company or any of its Subsidiaries that, individually or in the aggregate, require any payments or create liabilities or obligations of any party thereto in excess of $60,000 (the transactions and relationships described in clauses (i), (ii) and (iii) collectively referred to as "Affiliate Relationships").

              (u) ACQUISITIONS; RELATED OBLIGATIONS.

                   (i) Except as disclosed in Section 3.01(u) of the Company Disclosure Schedule or in the Form 10-K, since December 31, 1995, neither the Company nor any Subsidiary of the Company has engaged in any Significant Transaction or entered into or become bound by any agreement or binding obligation to engage in any Significant Transaction. For purposes of this Agreement, "Significant Transaction" shall mean (A) any acquisition or disposition of (1) any business, limited liability company, association or other business organization or division thereof or any material partnership interest or material joint venture interest, (2) any material assets or properties other than in the ordinary course of business or (3) any radio broadcast station, (B) any disposition of any Subsidiary of the Company or (C) any acquisition of any subsidiary or other business enterprise from any third party.

                   (ii) Except as disclosed in Section 3.01(u) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is a party to or bound by any written contract or other binding agreement (whether written or oral), related to any Significant Transaction (whether engaged in before or after December 31, 1995) pursuant to which the Company or any Subsidiary of the Company has any continuing indemnity obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) to any third party or any obligations (whether absolute, accrued, asserted, unasserted or contingent or otherwise, and whether pursuant to any earn-out or post-closing adjustment) to issue any shares of Capital Stock or other securities of the Company or any securities of any Subsidiary of the Company or otherwise provide additional, or refund amounts received as, purchase consideration as part of any such Significant Transaction. The Company has not received (as of the date hereof) any written or, to the Company's knowledge, any other demand or threatened demand for indemnification or issuance of Capital Stock or other securities of the Company under any contract or agreement set forth in Section 3.01(u) of the Company Disclosure Statement that was not satisfied in full on or prior to December 31, 1997.

              (v) BROKERS.

                   (i) Except for the engagement by the Company of Goldman, Sachs & Co. ("GSC"), neither the Company nor any Subsidiary of the Company has engaged any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement. The fees, commissions, expenses and other amounts payable by the Company to GSC with respect to the transactions contemplated by this Agreement shall be calculated pursuant to the engagement letter agreement dated October 28, 1997, between GSC and the Company.

                   (ii) The Board of Directors of the Company (or the Independent Committee) has received from GSC a fairness opinion related to the transactions contemplated by this Agreement, in form and substance acceptable to the Board of Directors of the Company, indicating that the terms of this Merger are fair, from a financial point of view, to the holders of Common Stock of the Company.

         SECTION 3.02. REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB. Parent and Sub represent and warrant to the Company as follows:

              (a) ORGANIZATION, STANDING AND CORPORATE POWER. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted or currently proposed to be conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on Parent or materially impair or delay the consummation of the transactions contemplated by this Agreement. Parent has delivered to the Company prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and by-laws and the certificate of incorporation and by-laws of Sub, in each case as amended to the date hereof.

              (b) AUTHORITY; NON-CONTRAVENTION.

                   (i) Each of Parent and Sub has all requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to consummate the transactions contemplated by the Transaction Documents. The execution and delivery by each of Parent and Sub of the Transaction Documents to which it is a party and the consummation by Parent and Sub of the transactions contemplated by the Transaction Documents have been unanimously approved by the Board of Directors of Parent and Sub and duly authorized by all necessary corporate action on the part of Parent and Sub, and no other corporate proceedings on the part of Parent and Sub are necessary to authorize the Transaction Documents or to consummate such transactions. No vote of Parent stockholders is required to approve the Transaction Documents or the transactions contemplated hereby. Each of the Transaction Documents has been duly executed and delivered by Parent and Sub and, assuming due authorization, execution and delivery of the Transaction Documents by the Company and the other parties thereto, constitutes a valid and binding obligation of Parent and Sub, enforceable against Parent and Sub in accordance with its terms.

                   (ii) The execution and delivery by each of Parent and Sub of the Transaction Documents to which it is a party do not, and the consummation of the transactions contemplated by the Transaction Documents and compliance with the provisions of the Transaction Documents by Parent or Sub, as the case may be, will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent, Sub or any of Parent's other Subsidiaries under, (i) the articles or certificate of incorporation or by-laws of Parent and Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent, Sub or such other Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence and subject to such divestitures of radio stations attributable to Parent as are required for compliance with the provisions of the Communications Act and FCC regulations regarding radio multiple ownership, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Sub or such other Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, Liens, judgments, orders, decrees, statutes, laws, ordinances, rules or regulations that individually or in the aggregate could not reasonably be expected to (x) have a Material Adverse Effect on Parent, (y) impair the ability of Parent and Sub to perform their respective obligations under the Transaction Documents in any material respect or (z) delay in any material respect or prevent the consummation of any of the transactions contemplated by the Transaction Documents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of the Transaction Documents or the consummation by Parent or Sub, as the case may be, of any of the transactions contemplated by the Transaction Documents, except for (1) the filing of a pre-Merger notification and report form by Parent under the HSR Act; (2) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business; (3) such filings with and approvals of the FCC as may be required under the Communications Act, including filings and approvals in connection with the transfer of control of the FCC Licenses; and (4) such consents, approvals, orders or authorizations the failure of which to be made or obtained could not reasonably be expected to have a Material Adverse Effect on Parent, impair the ability of Parent to perform its obligations in any material respect or delay in any material respect or prevent the consummation of the transactions contemplated by this Agreement.

              (c) INFORMATION SUPPLIED. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

              (d) FINANCING. Parent has available, or at the Closing will have available, sufficient funds (through existing credit arrangements or otherwise) to enable it to consummate the transactions contemplated by the Transaction Documents on their respective terms and conditions. Parent's and Sub's obligations hereunder are not subject to any conditions regarding their ability to obtain financing for the consummation of the transactions contemplated by the Transaction Documents. Parent and Sub are each able to lawfully certify in the FCC Applications (as defined in Section 5.02(b)) that it is financially qualified to consummate the transactions contemplated hereby.

              (e) LITIGATION. There is no suit, action, proceeding or indemnification claim (including any proceeding by or before the FCC but excluding proceedings of general applicability to the radio industry) pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries that individually or in the aggregate reasonably could be expected to (i) impair the ability of Parent or Sub to perform its obligations under the Transaction Documents in any material respect or (ii) delay in any material respect or prevent the consummation of any of the transactions contemplated by the Transaction Documents, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries having, or which reasonably could be expected to have, any effect referred to in clause (i) or (ii) above, except for any suit, action or proceeding asserted after the date hereof by any stockholders of the Company in connection with any of the transactions contemplated by this Agreement.

                                   ARTICLE 4

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

         SECTION 4.01. CONDUCT OF BUSINESS.

              (a) CONDUCT OF BUSINESS BY THE COMPANY. During the period from the date of this Agreement to the Effective Time, except as contemplated by the Transaction Documents and the transactions contemplated thereby, the Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations (including the Communications Act). Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as contemplated by the Transaction Documents and the transactions contemplated thereby, the Company shall not, and shall not permit any of its Subsidiaries to, without the consent of Parent:

                   (i) (A) except as set forth in Section 4.01(a)(i) of the Company Disclosure Schedule, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent and scheduled quarterly cash dividends on outstanding shares of Mandatory Preferred Stock, payable in arrears on the dates and as set forth in accordance with the present terms contained in the Mandatory Designation, (B) split, combine or reclassify any of its capital stock or (other than issuances of Class A Common Stock upon the exercise of Options or Warrants outstanding, and in accordance with their terms as in effect, as of the date hereof and issuances of Common Stock upon conversion of outstanding Capital Stock in accordance with the terms of the instruments governing the rights of the holders thereof as in effect on the date hereof) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) except pursuant to the terms of the Series B Designation as in effect on the date hereof, purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                   (ii) except as set forth in Section 4.01(a)(ii) of the Company Disclosure Schedule, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities other than (A) the issuance of Class A Common Stock upon the exercise of Options outstanding on the date of this Agreement and in accordance with their present terms, (B) the issuance of Class A Common Stock upon conversion of the Class B Common Stock, the Class C Common Stock, Class D Common Stock or any Mandatory Preferred Stock, in each case in accordance with their present terms as contained in the Restated Certificate or the Mandatory Designation, as applicable,
         (C) the issuance of Class B Common Stock upon the conversion of Class D

         Common Stock in accordance with the present terms contained in the Restated Certificate, and (D) the issuance of Class A Common Stock upon the exercise of Warrants outstanding on the date of this Agreement and in accordance with their present terms.

                   (iii) amend its certificate of incorporation, by-laws or other comparable organizational documents;

                   (iv) except and to the extent as set forth in Section 4.01(a)(iv) and (v) of the Company Disclosure Schedule and as contemplated by Section 5.11, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, (A) any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof, (B) any assets that individually or in the aggregate are material to the Company and its Subsidiaries taken as a whole or (C) any broadcast radio stations;

                   (v) except and to the extent as set forth in Section 4.01(a)(iv) and (v) of the Company Disclosure Schedule, sell, lease, license, mortgage or otherwise encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose of (A) any of its properties or assets, other than in the ordinary course of business consistent with past practices of the Company, but, with respect to sales or dispositions, in no event involving an asset having a fair market value in excess of $50,000 unless such asset is replaced with an asset or assets of substantially equal values or (B) any broadcast radio stations;

                   (vi) except as set forth in Section 4.01(a)(vi) of the Company Disclosure Schedule, except to finance capital expenditures permitted by clause (vii) below, except as contemplated by Section 5.11, and except for borrowings for working capital purposes not in excess of $60,500,000 (including amounts outstanding under the Credit Agreement) at any one time outstanding incurred in the ordinary course of business consistent with past practice and except for intercompany Indebtedness between the Company and any of its Subsidiaries or between such Subsidiaries, (A) incur or guarantee any Indebtedness for borrowed money or any other Indebtedness, not to exceed $50,000 in the aggregate at any one time incurred or guaranteed in the ordinary course of business, or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any direct or indirect wholly owned Subsidiary of the Company or to officers and employees of the Company or any of its Subsidiaries for travel, business or relocation expenses in the ordinary course of business;

                   (vii) except as set forth under the caption "Committed Projects" in Section 4.01(a)(vii) of the Company Disclosure Schedule, make or agree to make any new capital expenditures which in the aggregate are in excess of $25,000; provided, however, that with the consent of Parent, the Company may make additional capital expenditures (which consent shall not be unreasonably withheld with respect to those capital expenditures set forth under the caption "Proposed Projects" in Section 4.01(a)(vii) of the Company Disclosure Schedule or capital expenditures to the extent required to replace or repair property and equipment of the Company damaged after the date of this Agreement);

                   (viii) make any tax election that reasonably could be expected to have a Material Adverse Effect on the Company or settle or compromise any material income Tax liability;

                   (ix) except as set forth in Section 4.01(a)(ix) of the Company Disclosure Schedule or as required by law (or, with respect to the Citadel JSA (as defined in Section 5.08), as permitted under
         Section 5.08), and except in the ordinary course of business and as could not reasonably be expected to have a Material Adverse Effect on the Company, modify, amend, terminate or fail to renew (to the extent such contract or agreement can be unilaterally renewed by the Company of any of its Subsidiaries) any contract or agreement to which the Company or any Subsidiary is a party, including the Credit Agreement, or waive, release or assign any material rights or claims thereunder;

                   (x) make any material change to its accounting methods, principles or practices, except as may be required by generally accepted accounting principles;

                   (xi) fail to act in the ordinary course of business consistent with past practices of the Company exercising commercially reasonable care to (A) preserve substantially intact the Company's and each of its Subsidiaries' present business organization, (B) keep available the services of any employee with an employment contract with the Company or any of its Subsidiaries, and (C) preserve its present relationships with customers, suppliers and others having business dealings with them;

                   (xii) fail to use commercially reasonable efforts to maintain the material assets of the Company and each of its Subsidiaries in their current physical condition, except for ordinary wear and tear and damage, provided that nothing contained herein shall be deemed to require the Company or its Subsidiaries to undertake or complete any capital improvements or replacements;

                   (xiii) merge or consolidate with or into any other legal entity or dissolve or liquidate any of its Subsidiaries;

                   (xiv) except as set forth in Section 4.01(a)(xiv) of the Company Disclosure Schedule and as required by the terms and provisions of the Termination Agreement or other written contracts between the Company or any of its Subsidiaries and an employee thereof as in existence on the date of this Agreement or except in connection with the extension of any collective bargaining agreements, (A) adopt or amend any Benefit Plan other than in the ordinary course of business consistent with past practice or as required by law, (B) change the vacation policy with respect to the accrual, loss or use of vacation time with respect to any employee of the Company or its Subsidiaries, (C) materially increase in any manner the aggregate compensation or fringe benefits (including, without limitation, commissions) of any officer, director, or employee or other station and broadcast personnel of the Company or any of its Subsidiaries (whether employees or independent contractors) other than as required by law, (D) pay any discretionary bonuses to any employee or consultant of the Company or any Subsidiary of the Company or (E) make any loans to any employee or consultant of the Company or any Subsidiary of the Company in lieu of any bonus otherwise required to be paid or determined in the discretion of the Board of Directors of the Company as payable to any employee or consultant of the Company or any Subsidiary of the Company;

                   (xv) except as set forth in Section 4.01(a)(xv) of the Company Disclosure Schedule, pay, discharge, or satisfy any material (on a consolidated basis for the Company and its Subsidiaries taken as a whole) claims, liabilities, or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business consistent with past practice, or fail to pay or otherwise satisfy (except if being contested in good faith) any material (on a consolidated basis for the Company and its Subsidiaries taken as a whole) accounts payable, liabilities, or obligations when due and payable;

                   (xvi) except as set forth in Section 4.01(a)(xvi) of the Company Disclosure Schedule, enter into any agreement with any Person other than Parent or any of the Company's Subsidiaries with respect to any local marketing agreement, time brokerage agreement, joint sales agreement, non-compete agreement or any other similar agreement;

                   (xvii) engage in any Affiliate Relationships or other transactions with any of its Affiliates (other than among the Company and its Subsidiaries and among such Subsidiaries), other than transactions disclosed in Section 4.01(a)(xvii) of the Company Disclosure Schedule which could not reasonably be expected to have a Material Adverse Effect on the Company, impair the ability of the Company to perform its obligations under the Transaction Documents in any material respect or delay in any material respect or prevent the consummation of the transactions contemplated by the Transaction Documents;

                   (xviii) fail to declare and pay in cash on each scheduled quarterly record date and payment date, respectively, all accrued and unpaid dividends on outstanding Mandatory Preferred Stock, subject to restrictions imposed by the Credit Agreement or under applicable laws;

                   (xix) take any action that would cause or result in any adjustment to the Redemption Rate or Optional Conversion Rate (each as defined in the Mandatory Designation) as provided in paragraph 8 of the Mandatory Designation or otherwise;

                   (xx) except as disclosed on Section 4.01(xx) of the Company Disclosure Schedule, enter into any contract or agreement which, if in effect as of the date hereof, would have been required to be disclosed in Section 3.01(o)(v) of the Company Disclosure Schedule; or

                   (xxi) authorize, or commit or agree to take, any of the foregoing actions.

              (b) OTHER ACTIONS. The Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, except as otherwise expressly permitted by the Transaction Documents, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Merger set forth in

Article 6 not being satisfied. In addition, the Company further covenants that from and after the date hereof until the Effective Time, without the prior written consent of Parent, the Company shall not, except as otherwise set forth in Section 4.01(b) of the Company Disclosure Schedule, take any action that could reasonably be expected to (x) impair or delay in any material respect obtaining the FCC Consent (as defined in Section 6.01(b)) or complying with or satisfying the terms thereof or (y) result in imposition of materially adverse conditions on the FCC Consent. On and prior to the Effective Time, Parent and Sub shall remain qualified under the Communications Act and otherwise to consummate the transactions contemplated herein, subject to such divestitures of radio stations attributable to Parent as are required for compliance with the provisions of the Communications Act and FCC regulations regarding radio multiple ownership.

              (c) ADVICE OF CHANGES. The Company and Parent shall promptly advise the other party orally and in writing of (i) any representation or warranty made by the advising party contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by the advising party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by the advising party under this Agreement or (iii) any change or event having, or which reasonably could be expected to have, a Material Adverse Effect on such party or on the truth of its respective representations and warranties or the ability of the conditions set forth in Article 6 to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

              (d) NOTIFICATION OF CERTAIN MATTERS. If Parent (or its Affiliates) or the Company receives an administrative or other order or notification relating to any violation or claimed violation of the rules and regulations of the FCC, or of any Governmental Entity, that could affect Parent's, Sub's or the Company's ability to consummate the transactions contemplated hereby, or should Parent (or its Affiliates) or the Company become aware of any fact (including any change in law or regulations (or any interpretation thereof by the FCC)) relating to the qualifications of Parent (and its controlling Persons) that reasonably could be expected to cause the FCC to withhold its consent to the transfer of control of the FCC Licenses contemplated hereunder, Parent or the Company, as the case may be, shall promptly notify the other party thereof and the Company shall use all reasonable efforts to take such steps as may be necessary, to remove any such impediment of the Company to consummate the transactions contemplated by this Agreement. In addition, Parent or the Company, as the case may be, shall give to the other party prompt written notice of (i) the occurrence, or failure to occur, of any event of which it becomes aware that has caused or that would be likely to cause any representation or warranty of Parent and Sub or the Company, as the case may be, contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date, and (ii) the failure of Parent and Sub or the Company, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

         SECTION 4.02. NO SOLICITATION.

              (a) From and after the date hereof until the termination of this Agreement, neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors, representatives, agents or Affiliates (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) (collectively, "Representatives") will, and the Company will cause the employees and Representatives of the Company and its Subsidiaries not to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Takeover Proposal (as defined in Section 8.03), (ii) enter into any agreement with respect to any Takeover Proposal or give any approval of the type referred to in Section 3.01(l) with respect to any Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that if at any time prior to the receipt of the Stockholder Approval, the Board of Directors of the Company determines in good faith, based on the advice of outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company (and its Representatives) may, in response to an unsolicited Takeover Proposal of the sort referred to in clause (x) of the definition of "Superior Proposal" as contained in Section 8.03 that involves consideration to the Company's stockholders with a value that the Company's Board of Directors reasonably believes, after receiving advice from the Company's financial advisor, is superior to the consideration provided for in the Merger, and subject to compliance with Section 4.02(c), (x) furnish information with respect to the Company pursuant to a customary confidentiality agreement (having terms substantially similar to those contained in the Confidentiality Agreement (as defined in Section 5.01)) to any Person making such proposal and (y) participate in negotiations regarding such proposal. The Company shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by the Company or any Representatives with respect to any Takeover Proposal existing on the date hereof. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 4.02(a) by the Company.

              (b) Neither the Board of Directors of the Company nor any committee thereof (including without limitation the Independent Committee) shall (x) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval (including, without limitation, either the Board of Directors' or the Independent Committee's resolution providing for such approval) or recommendation by such Board of Directors or such committee of this Agreement or the Merger or (y) approve or recommend, or propose to approve or recommend, any Takeover Proposal, except in the case of clause (x) or (y), in connection with a Superior Proposal (as defined in Section 8.03) and then only at or after the termination of this Agreement pursuant to Section 7.01(c).

              (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.02, the Company promptly shall advise Parent orally and in writing of any request for information or of any Takeover Proposal or any inquiry with respect to or which could reasonably be expected to lead to any Takeover Proposal, the identity of the Person making any such request, Takeover Proposal or inquiry and all the terms and conditions thereof. The Company will keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry.

              (d) Nothing contained in this Section 4.02 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act; provided, however, neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by Section 4.02(b), withdraw or modify, or propose to withdraw or modify, its approval or recommendation with respect to this Agreement or the Merger (including, without limitation, either the Board of Directors' or the Independent Committee's resolution providing for such approval) or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

         SECTION 4.03. STOCKHOLDERS MEETING.

              (a) The Company will, as soon as practicable following the date of this Agreement duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of obtaining the Stockholder Approval. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this
Section 4.03 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal. The Company will, through its Board of Directors and the Independent Committee, recommend to its stockholders the approval and adoption of this Agreement and the Merger and such recommendation and approval shall be set forth in the Proxy Statement, except to the extent that the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger and terminated this Agreement in accordance with
Section 7.01(c).

              (b) The Company shall prepare and file a preliminary Proxy Statement with the SEC within six weeks following the date of this Agreement and shall use its commercially reasonable efforts to respond to any comments of the SEC or its staff, and, to the extent permitted by law, to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the SEC staff and in any event at least twenty (20) business days prior to the Stockholders Meeting. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondences between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. Prior to the filing of the Proxy Statement or any amendment thereto with the SEC, the Company shall provide the Parent and its legal counsel with a reasonable opportunity to review and comment on such document. If at any time prior to the Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects. Parent shall cooperate with and provide such information as is reasonably requested by the Company in the preparation of the Proxy Statement or any amendment or supplement thereto.

         SECTION 4.04. ASSISTANCE. If Parent requests, the Company will cooperate, and the Company will cause each of its Subsidiaries and will request its accountants, at the sole cost and expense of Parent, to cooperate in all reasonable respects in connection with any financing efforts of Parent or its Affiliates (including providing reasonable assistance in the preparation of one or more registration statements or other offering documents relating to debt and/or equity financing) and any other filings that may be made by Parent or its Affiliates with the SEC, all at the sole expense of Parent and during normal business hours, upon reasonable prior notice and in such manner as will not unreasonably interfere with the conduct of the Company's or any of its Subsidiaries' businesses. Subject to the foregoing, the Company shall, and shall cause each of its Subsidiaries to, (i) furnish to its independent accountants (or, if requested by Parent to Parent's independent public accountants), such customary management representation letters as its accountants may reasonably require of the Company as a condition to its execution of any required accountants' consents necessary in connection with the delivery of any "comfort" letters requested by financing sources of Parent or its Affiliates, and (ii) furnish to Parent all financial statements (audited and unaudited) and other information in the possession of the Company or any of its Subsidiaries or their representatives or agents as Parent shall reasonably determine is required in connection with such financing.

         SECTION 4.05. RELEASES. The Company shall (a) use its commercially reasonable efforts to receive, prior to the Effective Time, an Option, SAR and Warrant Surrender Agreement, Release and Waiver in substantially the form attached hereto as Annex A (a "Release Agreement") from each Person (other than the Persons named in Section 4.05 of the Company Disclosure Schedule (the "Executive Group")) who is the holder of any Options or SARs and (b) obtain from each member of the Executive Group a Release Agreement.

         SECTION 4.06. TERMINATION OF CERTAIN AFFILIATE TRANSACTIONS. At or prior to the Effective Time, the Company will amend or terminate each of the agreements set forth Part I of Section 4.06 of the Company Disclosure Schedule, and all other Affiliate Relationships then existing other than those set forth in Part II of Section 4.06 of the Company Disclosure Schedule, in each case without any liability to, or fees or payments by, the Company or any of its Subsidiaries resulting from such termination (other than payments made pursuant to the express terms of the agreements related to periods or services provided prior to the termination date of such agreements) except as expressly set forth in Part I of Section 4.06 of the Company Disclosure Schedule, and so that as of and after the Effective Time none of the Company, the Surviving Corporation or any of their Subsidiaries will have any liability or obligations thereunder.

         SECTION 4.07. SIGNAL DOWNGRADE/UPGRADE. The Company shall use commercially reasonable efforts to execute an agreement with Saga Communications of Iowa, Inc. ("Saga") on terms reasonably acceptable to Parent (the "Saga Agreement") for the downgrade, if necessary, of Saga's signal for KIOA-FM, Des Moines, Iowa, from Channel 227C to 227C1, and the upgrade by the Company of its signal for KTNP(FM), Bennington, Nebraska, from 227A to 227C3. The Company shall use commercially reasonable efforts to obtain the FCC's consent for such downgrade and upgrade.

                                   ARTICLE 5

                             ADDITIONAL AGREEMENTS

         SECTION 5.01. ACCESS TO INFORMATION; CONFIDENTIALITY.

              (a) The Company shall, and shall cause its Subsidiaries to, afford to Parent and to the officers, employees, accountants, counsel, financial advisors, lenders and other representatives of Parent, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause its Subsidiaries to, prepare or cause to be prepared, or furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Except as required by law or the rules or regulations of the Nasdaq Stock Market or any national stock exchange, Parent agrees that, until the earlier of (i) two years from the date of this Agreement and (ii) the Effective Time, Parent will not, and will cause its Subsidiaries and Representatives not to, disclose, in whole or in part, to any other Person any nonpublic information obtained from the Company other than to Representatives of Parent in connection with an evaluation of the transactions contemplated by this Agreement, and Parent will not, and will cause its Subsidiaries and the Representatives of the Parent and its Subsidiaries not to, use any of such nonpublic information to directly or indirectly divert or attempt to divert any business, customer or employee of the Company or any of its Subsidiaries.

              (b) Parent and Sub shall prepare or cause to be prepared, and furnish promptly to the Company such information concerning the business, properties and personnel of Parent and Sub as the Company may reasonably request for including in the Proxy Statement or as otherwise required to be included in any filings required to be made by the Company with any Governmental Entity in connection with the transactions contemplated by this Agreement. Except as required by law or the rules of regulations of the Nasdaq Stock Market or any national stock exchange, the Company agrees that, until the earlier of (i) two years from the date of this Agreement and (ii) the Effective Time, the Company will not, and will cause its Subsidiaries and the Representatives of the Company and its Subsidiaries not to, without the prior written consent of Parent, disclose, in whole or in part, to any other Person any nonpublic information obtained from Parent that is not provided for use in the Proxy Statement, other than to Representatives of the Company and its Subsidiaries in connection with the preparation for the consummation of the transactions contemplated by this Agreement, and the Company will not, and will cause its Subsidiaries and the Representatives of the Company and its Subsidiaries not to, use any of such nonpublic information to directly or indirectly divert or attempt to divert any business, customer or employee of Parent or any of its Subsidiaries.

         SECTION 5.02. REASONABLE EFFORTS.

              (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Transaction Documents, including (i) the obtaining of all necessary consents, approvals or waivers from third parties ("Third Party Consents"), (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging any of the Transaction Documents or the consummation of the transactions contemplated by the Transaction Documents (such as in connection with the transfer of control of the FCC Licenses), including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (iii) the waiver from the lenders under the Credit Agreement of all prepayment premiums, penalties and fees payable under the terms of the Credit Agreement and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Transaction Documents. Except for making the filings contemplated in Section 5.02(b), notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement shall obligate Parent or Sub to use reasonable efforts to obtain approval of the FCC Applications or clearance under the HSR Act and the grant of any waivers in connection therewith. However, notwithstanding the preceding sentence, Parent shall obtain approval of the FCC Applications (as defined in Section 5.02(b)) and clearance under the HSR Act and the grant of any waivers in connection therewith prior to the Termination Date (as defined in Section 7.01(b)(ii)) unless the failure to obtain such clearance, consents and waivers is primarily the result of Acts or Changes. For purposes of this Agreement "Acts or Changes" shall mean (A) acts or omissions on the part of the Company or any of its Subsidiaries in conducting their respective operations and activities other than relating to the number of licenses or amount of revenues in a particular market and other than relating to the Citadel JSA, (B) a breach by the Company of its obligations under this Agreement, or (C) a statutory change or enactment made by Congress which (1) decreases the number of radio licenses which an entity may own nationally or locally or (2) adversely relates to the concentration of radio licenses which an entity may own in a market and, as a result of the change or enactment referred to in either clause (1) or (2) above, Parent's performance of its obligations under this Agreement would result in a Material Adverse Effect on Parent and its Attributable Entities, taken as a whole. For purposes of the preceding sentence, "Attributable Entities" shall mean Parent and any entities whose radio licenses would be attributable to Parent under applicable FCC rules or regulations or under the HSR Act.

              (b) In connection with and without limiting the foregoing, Parent and the Company shall file the applications (the "FCC Applications") with the FCC for the transfer of control of the FCC Licenses contemplated hereunder within 21 business days after the date hereof. Additionally, as soon as practicable after the date of this Agreement, but in no event more than 21 business days after the date of this Agreement, Parent and the Company will file or will cause to be filed all notifications and documents in connection with this Agreement required to be filed pursuant to the HSR Act, and the rules and regulations promulgated under the HSR Act. Parent and the Company will make or cause to be made all such other filings and submissions under the HSR Act and regulations thereunder required to consummate the transactions contemplated by this Agreement. Both Parent and the Company will request early termination of the waiting period imposed by the HSR Act. Parent and the Company will coordinate and cooperate with one another in exchanging information and reasonable assistance as the other may request in connection with notifications or other filings made under the HSR Act. Parent and the Company shall keep the other party apprised of the status of any inquiries made by the U.S. Department of Justice, Antitrust Division, or the Federal Trade Commission (collectively, the "Federal Antitrust Agencies"), with respect to the transactions contemplated by this Agreement. Both Parent and the Company shall use their best efforts to cause a termination of the waiting period imposed by the HSR Act without the entry by a court of competent jurisdiction of an order enjoining the consummation of or the transactions contemplated by this Agreement; provided that, Parent shall consent to the divestiture of such properties as may be necessary to receive approval by the Federal Antitrust Agencies without entry of such an injunction; provided, however, that Parent and Sub (and their Affiliates) shall not be required by this provision to divest any interest they may hold in any television station. Parent shall pay all expenses and assume all obligations with respect to such divestitures. As may be reasonably requested by Parent, and subject to the receipt of confidentiality agreements reasonably acceptable to the Company, the Company shall provide to potential third party buyers identified by Parent reasonable access to the business, assets and operations of the Company and its Subsidiaries, on a basis consistent with that described in Section 5.01, as may be necessary to cooperate with Parent in connection with its efforts to effectuate, contemporaneously with the Effective Time, divestitures of the assets and properties of the Company and its Subsidiaries, and the Company shall otherwise reasonably cooperate with Parent by making any required governmental filing in connection with such divestitures. If control of Parent and Sub will change during the pendency of the FCC Applications, Parent shall amend the FCC Applications accordingly as may be necessary so long as such amendment does not delay the Closing beyond the Termination Date.

              (c) In connection with and without limiting the foregoing, the Company and its Board of Directors shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement, the Stockholder Agreements or any of the other transactions contemplated by this Agreement or the Stockholder Agreements and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement, the Stockholder Agreements or any other transaction contemplated by this Agreement or the Stockholder Agreements, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement and the Stockholder Agreements may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Stockholder Agreements and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement and the Stockholder Agreements.

         SECTION 5.03. BENEFIT PLANS; VACATION.

                   (i) Parent shall take such action as may be necessary so that on and after the Effective Time and for one year thereafter, directors (who are employees of the Company or any of its Subsidiaries), officers and employees of the Company and its Subsidiaries shall be provided employee benefits, plans and programs (including but not limited to incentive compensation, deferred compensation, pension, life insurance, medical (which eligibility shall not be subject to any exclusions for any pre-existing conditions if such individual has met the participation requirements of such benefits, plans or programs of the Company or its Subsidiaries), profit sharing (including 401(k), severance, salary continuation and fringe benefits) which are no less favorable in the aggregate than those generally available to similarly situated directors, officers and employees of Capstar Broadcasting Corporation and its Subsidiaries. For purposes of eligibility to participate and vesting in all benefits provided to directors, officers and employees, the directors, officers and employees of the Company and its Subsidiaries will be credited with their years of service with the Company and its

           Subsidiaries and prior employers to the extent service with the Company and its Subsidiaries and prior employers is taken into account under plans of the Company and its Subsidiaries. Upon termination of any health plan of the Company or any of its Subsidiaries, individuals who were directors, officers or employees of the Company or its Subsidiaries at the Effective Time shall, if employed by the Company and its Subsidiaries, become eligible to participate in such health plans established by Parent. Amounts paid before the Effective Time by directors, officers and employees of the Company and its Subsidiaries under any health plans of the Company shall after the Effective Time be taken into account in applying deductible and out-of-pocket limits applicable under the health plans of Parent provided as of the Effective Time to the same extent as if such amounts had been paid under such health plans of Parent.

                   (ii) Parent shall permit and shall cause the Surviving Corporation to permit all individuals who are employees of the Company and its Subsidiaries immediately prior to the Effective Time to retain and take any paid vacation days accrued but not taken or lost under the Company's and its Subsidiaries' vacation policies prior to the Effective Time, provided that such vacation days are taken or paid in lieu of being taken within one year after the Effective Time.

         SECTION 5.04. INDEMNIFICATION, EXCULPATION AND INSURANCE.

              (a) The certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses than are set forth in the certificate of incorporation and by-laws of the Company, as in effect on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of (i) individuals who at any time prior to the Effective Time were directors, officers or employees or agents of the Company or any of its Subsidiaries or (ii) any of Howard Tytel, Robert F.
X. Sillerman, any member of the Sillerman Group or each of their respective officers, directors, employees, agents and shareholders, unless such modification shall be required by law.

              (b) From and after the Effective Time, Parent and the Surviving Corporation shall indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer, director, employee or agent of the Company or any of its Subsidiaries and each of Howard Tytel, Robert F. X. Sillerman, any member of the Sillerman Group and each of their respective officers, directors, employees, agents and shareholders (collectively, the "Indemnified Parties"), to the same extent as such Indemnified Parties were indemnified by the Company and its Subsidiaries as of the date of the Agreement, against all losses, reasonable expenses (including reasonable attorneys' fees), claims, damages, liabilities or amounts that are paid in settlement of, or otherwise in connection with, any threatened or actual claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on or arising in whole or in part out of the fact that the Indemnified Party (or the Person controlled by the Indemnified Party) is or was a director, officer, employee, agent, representative or consultant of the Company or any of its Subsidiaries and pertaining to any matter existing or arising out of actions or omissions occurring at or prior to the Effective Time (including without limitation any claim arising out of this Agreement or any of the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent permitted under Delaware law, and shall pay any expenses, as incurred, in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware law. Without limiting the foregoing, in the event any such Claim is brought against any of the Indemnified Parties, (i) such Indemnified Parties may retain counsel (including local counsel) satisfactory to them and which shall be reasonably satisfactory to Parent and the Surviving Corporation and they shall pay all reasonable fees and expenses of such counsel for such Indemnified Parties; and
(ii) Parent and the Surviving Corporation shall use all reasonable efforts to assist in the defense of any such Claim, provided that Parent and the Surviving Corporation shall not be liable for any settlement effected without their written consent, which consent, however, shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, nothing contained in this Section 5.04 shall be deemed to grant any right to any Indemnified Party which is not permitted to be granted to an officer, director or employee of Parent under Delaware law, assuming for such purposes that Parent's certificate of incorporation and bylaws provide for the maximum indemnification permitted by law.

              (c) Parent will cause to be maintained for a period of not less than six years from the Effective Time the Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time ("D&O Insurance") for all Persons who are directors and officers of the Company or otherwise are covered by the D&O Insurance on the date of this Agreement, so long as the annual premium therefor would not be in excess of 200% of the last annual premium therefor paid prior to the date of this Agreement (the "Maximum Premium"); provided, however, that Parent may, in lieu of maintaining such existing D&O Insurance as provided above, cause coverage to be provided under any policy maintained for the benefit of Parent or any of its Subsidiaries, so long as the terms thereof are no less advantageous to the intended beneficiaries thereof than the existing D&O Insurance. If the existing D&O Insurance expires, is terminated or canceled during such six-year period, Parent will use all reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the covered Persons than the existing D&O Insurance. The Company represents to Parent that the Maximum Premium is $234,000.

         SECTION 5.05. FEES AND EXPENSES; DEPOSIT.

              (a) Except as provided below in this Section 5.05, and as provided in Section 5.11 and Section 7.02, and except for FCC filing fees in connection with the filing of the FCC Applications and filing fees under the HSR Act in connection with the transactions contemplated by this Agreement, 50% of which shall be paid by Parent and 50% of which shall be paid by the Company, all fees and expenses incurred in connection with the Merger, this Agreement, the Stockholder Agreements and the transactions contemplated by this Agreement and the Stockholder Agreements shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

              (b) The Company shall pay, or shall cause to be paid, in same day funds to Parent, or its designee, the following specified termination fee (the "Termination Fee") if this Agreement is terminated as follows: (i) if this Agreement is terminated pursuant to Section 7.01(b)(i), then a

Termination Fee of $2,500,000 shall be payable; (ii) if this Agreement is terminated pursuant to Section 7.01(f), then a Termination Fee of $1,666,667 shall be payable; or (iii) if this Agreement is terminated pursuant to Section 7.01(c) or (d) (including a conditional termination pursuant to the proviso contained in Section 7.01(d)), then a Termination Fee of $5,000,000 shall be payable contemporaneously with such termination.

              (c) In the event that this Agreement is terminated pursuant to
Section 7.01(b)(i) and within one year of such termination definitive documentation with respect to a Takeover Proposal has been entered into or 50% or more of the outstanding shares of Common Stock or voting securities representing 50% or more of the voting power of the outstanding capital stock of the Company (giving effect to the conversion of outstanding Mandatory Preferred Stock to Class A Common Stock if, and at the rate at which, the Mandatory Preferred Stock is then convertible into shares of Class A Common Stock) has been acquired pursuant to a tender offer made as a Takeover Proposal, then the Company shall pay, or shall cause to be paid, contemporaneously with the consummation of the acquisition pursuant to such Takeover Proposal or acquisition pursuant to such Tender Offer, in same day funds to Parent, or its designee, an additional amount of Termination Fee in an amount equal to $2,500,000.

              (d) In the event that this Agreement is terminated pursuant to
Section 7.01(b)(i), 7.01(c), 7.01(d) or 7.01(e), the Company shall pay upon demand, or shall cause to be paid, in same day funds to Parent, or its designee, such amount as may be required to reimburse Parent and its Affiliates (the "Reimbursement Amount") for all reasonable out-of-pocket fees, costs and expenses incurred by any of them in connection with their due diligence efforts or the transactions contemplated hereby, including, without limitation, (i) fees, costs and expenses of accountants, counsel, financial advisors and other similar advisors, (ii) fees paid to any Governmental Entity, (iii) costs of all Phase I Assessments and Phase II Assessments and (iv) fees, costs and expenses paid or payable to third parties under any financing commitments or similar arrangements or in connection with financing transactions or efforts, including, without limitation, any purchaser or underwriter's discounts relating to the sale of the debt or equity financing or (except for the principal amount payable in connection therewith, but including all accrued interest payable in connection therewith) the making of any repurchase offer in respect of such financing (collectively, "Expenses"); provided however, the Reimbursement Amount shall not exceed (x) $1,000,000 in the case of a termination under either Section 7.01(b)(i), 7.01(c) or 7.01(d) and (y) $50,000 in the case of a termination under Section 7.01(e).

              (e) The Termination Fee and Reimbursement Amount shall be paid by the Company without reservation of rights or protests and the Company upon making such payment shall be deemed to have released and waived any and all rights that it may have to recover such amounts.

              (f) Concurrently with the execution of this Agreement, in order to secure Parent's and Sub's performance under this Agreement and as security for damages that may be payable by Parent or Sub to the Company hereunder, Parent shall place into escrow pursuant to the Deposit Escrow Agreement in the form attached as Annex B hereto (the "Escrow Agreement") an irrevocable letter of credit (the "Letter of Credit") in the sum of $9,000,000 substantially in the form attached as Annex C hereto. The Letter of Credit will provide that the Company can draw the amount thereof after its release to the Company from the Escrow Agreement.

              (g) If this Agreement is terminated pursuant to (i) Section 7.01(b)(ii) and as of such Termination Date the conditions set forth in Sections 6.01(b), Section 6.01(c) or both Sections 6.01(b) and 6.01(c) have not been fulfilled other than a nonfulfillment primarily due to Acts or Changes;
(ii) Section 7.01(b)(iii) and such order, injunction, decree, ruling or other action is entered or taken by the FCC (or any court of competent jurisdiction and arises under the Communications Act) or any Federal Antitrust Agency and is not primarily due to Acts or Changes; (iii) Section 7.01(b)(iv) by the Company;
(iv) Section 7.01(b)(vi); (v) Section 7.01(b)(ii) and as of such Termination Date the condition set forth in Section 6.01(d) is not satisfied as a result of a Mandatory Preferred Preliminary Order (as defined in Section 5.07), (vi)
Section 7.01(b)(ii) and as of such Termination Date the conditions in Section
6.01 and all conditions in Section 6.02 other than Section 6.02(d) shall have been satisfied, then Parent and Company shall promptly instruct the escrow agent under the Escrow Agreement to release the Escrowed Property (as defined in the Escrow Agreement) to the Company and Parent promptly shall pay to the Company, by wire transfer in immediately available funds to an account designated in writing by the Company, an additional amount of $3,000,000 (the "Cash Fee"), and the Escrowed Property and the Cash Fee (collectively, the "Parent Fee") shall constitute liquidated damages. The parties agree that the foregoing liquidated damages are reasonable considering all the circumstances existing as of the date hereof and constitute the parties' good faith estimate of the actual damages reasonably expected to result from the termination of this Agreement as described in this Section 5.05(g). Except as contemplated by
Section 5.05(i) and Section 5.11, the Company agrees that, to the fullest extent permitted by law, the Company's right to payment of such liquidated damages as provided in this Section 5.05(g) shall be its sole and exclusive remedy if the Closing does not occur because of a termination of this Agreement as described in this Section 5.05(g) or with respect to any damages whatsoever that the Company may suffer or allege to suffer as a result of any Claim or cause of action asserted by the Company relating to or arising from breaches of the representations, warranties or covenants of Parent or Sub contained in this Agreement and to be made or performed at or prior to the Closing. If this Agreement is terminated either by Parent or the Company pursuant to any provision of Section 7.01 other than a termination described in clauses (i),
(ii), (iii), (iv), (v) or (vi) of this Section 5.05(g), then, Parent and the Company shall instruct the escrow agent under the Escrow Agreement to release the Letter of Credit to Parent. Each of clauses (i) through (vi) of this
Section 5.05(g) is independent from each other and nothing in any one clause modifies or limits any other clause.

              (h) As a condition to the release of the Escrowed Property and the payment of the Cash Fee to the Company under Section 5.05(g), the Company shall deliver to the Parent an agreement which irrevocably and unconditionally releases, acquits, and forever discharges Parent and Sub and their respective successors, assigns, officers, directors, employees, agents, stockholders, Subsidiaries, Parent companies and other Affiliates (corporate or otherwise) (the "Released Parties") of and from any and all Released Claims, including, without limitation, all Released Claims arising out of, based upon, resulting from or relating to the negotiation, execution, performance, breach or otherwise related to or arising out of the Transaction Documents or any agreement entered into in connection therewith or related thereto. "Released Claims" as used herein shall mean any and all charges, complaints, claims, causes of action, promises, agreements, rights to payment, rights to any equitable remedy, rights to any equitable subordination, demands, debts, liabilities, express or implied contracts, obligations of payment or performance, rights of offset or recoupment, accounts, damages, costs, losses or expenses (including attorneys' and other professional fees and expenses) held by the Company or any of its Subsidiaries, whether known or unknown, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, direct or derivative relating to the transactions contemplated by the Transaction Documents, provided, however, that Released Claims shall not include claims for unpaid expenses and interest described in Section 5.05(i) relating to the release of the Escrowed Property, the payment of the Cash Fee or delivery of the Escrowed Property, or for any escrow expenses unpaid by Parent and withheld by the escrow agent from the Escrowed Property pursuant to the Escrow Agreement.

              (i) In the event that this Agreement is terminated and Parent and the Company do not promptly agree on who is entitled to the Escrowed Property and the Cash Fee then, upon a Final Determination (as defined in the Escrow Agreement), which shall be binding with respect to the whole of the Parent Fee, the non-prevailing party shall pay to the prevailing party (x) the amount of the reasonable fees and expenses actually incurred by the prevailing party in connection with obtaining the Final Determination and (y) if the Company is the prevailing party, interest on the face amount of the Parent Fee at the annual rate of 10% commencing as of the date of the termination or purported termination of this Agreement and ending as of (A) with respect to the Escrowed Property, the date that the Escrowed Property has been released from escrow to the prevailing party and (B) with respect to the Cash Fee, the date the full amount of the Cash Fee has been tendered for delivery to the Company as provided in Section 5.05(g).

         SECTION 5.06. PUBLIC ANNOUNCEMENTS. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or the National Association of Securities Dealers, Inc. The parties agree that the initial press release(s) to be issued with respect to the transactions contemplated by this Agreement and the Stockholder Agreements shall be in the form(s) heretofore agreed to by the parties.

         SECTION 5.07. CLOSING EXTENSION.

              (a) Extension. Subject to Section 1.02, Parent may extend the initial Termination Date set forth in Section 7.01(b)(ii)(A) for up to three calendar months, in Half-Month Intervals (as defined in Section 8.03), by providing the Company notice of its election to do so on or prior to the then scheduled Termination Date. In the event that Parent elects to extend the Termination Date pursuant to the immediately preceding sentence, the Common Per Share Price shall be increased by $.125 and the Mandatory Preferred Per Share Price shall be increased by $1.04 for each Half-Month Interval (or portion thereof) that the Termination Date is extended, beginning on the first day of each such Half-Month Interval; provided, however, that no such increase shall be paid if:

                   (A)(i) all conditions to the obligations of Parent and Sub to effect the Merger set forth in Section 6.01 have been satisfied, except for the conditions set forth in either

         Section 6.01(b), 6.01(c) or both Sections 6.01(b) and
         6.01(c), as applicable, (ii) the failure to satisfy the conditions set forth in either Section 6.01(b), 6.01(c) or both Sections 6.01(b) and 6.01(c), as applicable, is primarily the result of Acts or Changes and
         (iii) all the conditions to the obligations of Parent and Sub to effect the Merger set forth in Section 6.02 (other than Sections 6.02(c) and 6.02(d)) have been satisfied or waived by Parent and Sub; provided, that if within ten business days after the later of the satisfaction of the conditions in Section 6.01(b) and the satisfaction of the conditions in Section 6.01(c) (the "Satisfaction Date"), Parent fails to consummate the Merger, the Common Per Share Price shall be increased by $.125 and the Mandatory Preferred Per Share Price shall be increased by $1.04 for each Half-Month Interval beginning as of the first Half-Month Interval which commences after the Satisfaction Date; or

                   (B)(i) the Merger shall be restrained or otherwise prohibited by a temporary or preliminary judicial order, decree, ruling or other action arising from claims or litigation involving the Company and its stockholders (collectively, the "Preliminary Order") and (ii) Parent delivers to the Company on or prior to the applicable Termination Date written notice to the effect that it shall consummate the Merger within ten business days after the lifting or withdrawal of the Preliminary Order; provided, that, if the Preliminary Order is entered, issued, made or rendered in a Mandatory Preferred Proceeding (as defined in Section 8.03) on the grounds or basis of, solely or among other grounds or bases, the Mandatory Preferred Per Share Price or any other treatment of the Mandatory Preferred Stock pursuant to this Agreement (a "Mandatory Preferred Preliminary Order") and the Mandatory Preferred Preliminary Order has not been lifted or withdrawn by the close of business on June 15, 1999, then Parent may extend the Termination Date until July 31, 1999, in Half-Month Intervals, but the Common Per Share Price shall be increased by $.125 and the Mandatory Preferred Per Share Price shall be increased by $1.04 for each Half-Month Interval (or portion thereof) that the Termination Date is so extended, beginning on June 16, 1999; and provided, further, that, if, within ten business days after the date of the lifting or withdrawal of the Preliminary Order, Parent fails to consummate the Merger and such failure is not due to the Company's failure to fulfill any of the conditions contained in Sections 6.01, Section 6.02 or both Sections 6.01 and 6.02 that are to be fulfilled by it, the Common Per Share Price shall be increased by $0.25 and the Mandatory Preferred Per Share Price shall be increased by $2.08 for each Half-Month Interval (or portion thereof) after the initial Termination Date provided for herein (and the increase in the Common Per Share Price and the Mandatory Preferred Per Share Price provided for in the immediately preceding proviso shall not apply). In the event that the Preliminary Order has not been lifted or withdrawn by the close of business on July 31, 1999, then either Parent or the Company may extend the date of the Closing for an additional 45 days by delivering, prior to August 1, 1999, written notice to the other party to such effect. In the event that (x) neither Parent nor the Company elects to extend the Closing for such additional 45-day period or (y) either Parent or the Company elects to extend the Closing for such 45-day period and the Preliminary Order has not been lifted or withdrawn prior to the end of such 45-day period, then this Agreement shall terminate without any liability or obligation on the part of either party other than payment of fees and expenses pursuant to
         Section 5.05(a) and the obligation to release the Letter of Credit to Parent, unless such Preliminary Order is a Mandatory Preferred Preliminary Order in which case this Agreement shall not automatically terminate and the provisions of Section 7.01 and 5.05 shall apply; or

                   (C) to the extent that the Termination Date is extended solely as a result of the operation of Section 7.01(f).

              (b) Mandatory Preferred Preliminary Order. In the event any Mandatory Preferred Preliminary Order is entered, issued, made, or rendered that prohibits or restricts the ability of any of the parties to this Agreement to consummate the transactions contemplated hereby, including the Stockholders Meeting or the Merger, the Company and Parent shall cooperate and use commercially reasonable efforts to promptly cause such prohibitions or restrictions to be lifted, including without limitation, with respect to the Company, taking steps necessary to appeal any such action. Subject to the foregoing sentence, notwithstanding any other provisions of this Agreement to the contrary, Parent and Sub acknowledge and agree that none of the treatment of the Mandatory Preferred Stock as contemplated by this Agreement, the bringing of any Mandatory Preferred Proceeding, or any change, effect, event or occurrence arising therefrom or the resolution thereof that is materially adverse to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company or its Subsidiaries shall, in any case (i) constitute a breach of any representation or warranty made by the Company in any Transaction Document, or (ii) constitute a default, nonsatisfaction or violation by the Company of any covenant, condition or agreement contained in any Transaction Document.

         SECTION 5.08. CITADEL JSA.

              (a) Notwithstanding Section 4.01(ix), without the prior written consent of Parent, the Company may at any time, at its option, terminate the Joint Sales Agreement dated December 15, 1995, between Pourtales Radio Partnership, Pourtales Holdings, Inc., Springs Radio, Inc. and KVUU/KSSS, Inc. (collectively, the "JSA Group") and Citadel Broadcasting Company ("Citadel") (the "Citadel JSA"); provided that in the event the termination of the Citadel JSA results or reasonably could be expected to result in any payment becoming due from the Company to Citadel then the Company shall not terminate the Citadel JSA without the prior consent of Parent, which consent shall not be unreasonably withheld. Notwithstanding the foregoing or anything contained herein to the contrary, Parent and Sub acknowledge and agree that the termination of the Citadel JSA by the Company as permitted in this Section 5.08 and/or by any member of the JSA Group, the termination of the Citadel JSA as required by an order of the United States Department of Justice to which the Company or any member of the JSA Group is subject, the bringing of any suit, action, proceeding or claim relating to or arising from or in connection with the Citadel JSA or its termination, the entering, issuance or rendering of any award, decision, injunction, judgment, order, ruling, decree, or verdict by any court, administrative agency, or other governmental body or by any arbitrator relating to the Citadel JSA or its termination, or any change, effect, event or occurrence arising under the Citadel JSA or as a result of the termination of the Citadel JSA that is materially adverse to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company and its Subsidiaries shall not, in any case, (i) constitute a breach of any representation or warranty made by the Company in the Transaction Documents, or (ii) constitute a default, non-satisfaction or violation by the Company of any covenant, condition or agreement contained in the Transaction Documents.

              (b) The Company agrees to cooperate, and to take such action within its control to cause each member of the JSA Group to cooperate with Parent and Sub in their efforts to reach a mutually satisfactory arrangement with the DOJ and Citadel regarding the Citadel JSA, unless the Citadel JSA shall have been terminated as permitted by Section 5.08(a).

         SECTION 5.09. ENVIRONMENTAL ASSESSMENTS.

              (a) On or prior to the date of this Agreement, Parent has delivered to the Company a written notice identifying, with respect to the parcels of real property for which Environmental Reports were delivered as contemplated by Section 3.01(q) (the "ER Properties"), those parcels of the ER Property with respect to which Parent will require additional Phase I or Phase II environmental assessments to be prepared ("Open ER Properties").

              (b) Within 15 business days after the date of this Agreement, Parent may request, and upon such request the Company shall cause to be performed by an environmental consultant mutually agreed to by the Company and Parent, a Phase I environmental assessment audit (the "Phase I Assessment") with respect to any of the Open ER Properties or any other of the Company's real property or any facilities owned, operated or leased by the Company or any of its Subsidiaries (other than the ER Properties with respect to which a Phase I Assessment was delivered at least five business days prior to the date of this Agreement and which was not designated as an Open ER Property) and the improvements and other assets located thereon. Parent will bear the costs and expenses of the Phase I Assessments. The Phase I Assessments are to be conducted for the mutual benefit of the Company and Parent and shall be performed in a manner that at a minimum satisfies the requirements of ASTM Practice E 1527-94. The Company covenants and agrees that, upon receipt of the notice referred to above, it shall diligently pursue the performance of the requisite Phase I Assessments to their completion, with draft copies of the Phase I Assessments made available to Parent by no later than 45 days after delivery to the Company of Parent's request therefor.

              (c) Parent may request a Phase II environmental assessment (a "Phase II Assessment") within 15 business days after the date of this Agreement with respect to any Open ER Property for which a Phase I Assessment is not requested pursuant to Section 5.09(b), and within 15 business days after delivery to the Company of a notice of Environmental Exceptions with respect to any Open ER Property or other Company real property for which a Phase I Assessment is requested pursuant to Section 5.09(b). Upon each such request, the Company shall cause to be performed by an environmental consultant mutually agreed to by the Company and Parent a Phase II Assessment of such property and the improvements and other assets located thereon; provided, however, the Company shall not be obligated to cause a Phase II Assessment to be performed with respect to any leased real property unless the Company is able to obtain written consent for the Phase II Assessment from the landlord, which consent the Company shall use its best efforts to obtain. Parent will bear the costs and expenses of the Phase II Assessment. The Company covenants and agrees that, upon receipt of the notice referred to above, it shall diligently pursue the performance of the requisite Phase II Assessments to their completion, with draft copies of the Phase II Assessments made available to Parent by no later than 60 days after delivery to the Company of Parent's request therefor. The Phase II Assessments are to be conducted for the mutual benefit of the Company and Parent, and each Phase II Assessment shall be performed in a manner reasonably anticipated to identify (i) the presence of Hazardous Substances on or affecting the Company property to which the Phase II Assessment relates; (ii) any other environmental conditions existing at the property that reasonably could be expected to (A) adversely affect the use of such real property as currently used by the Company and its Subsidiaries, (B) to require the Surviving Corporation to engage in remediation or corrective action to cleanup or stabilize such conditions or (C) subject the Surviving Corporation to third party liability or sanctions, fines, or penalties by a Governmental Entity as a result of the existence or migration of any such environmental conditions; and
(iii) any violation of Environmental Laws upon or associated with such real property or any improvements or assets located therein (collectively, "Environmental Exceptions") and shall include an estimate of the total cost of remediating or taking other actions to clean up or stabilize, to the extent required under applicable law or as otherwise necessary to enable the Surviving Corporation to continue its broadcast operations as presently conducted, such Environmental Exceptions (collectively, the "Estimated Remediation Costs").

              (d) If the Estimated Remediation Costs exceeds $500,000 in the aggregate, then Parent shall have the right, exercisable by written notice given to the Company within five (5) business days after Parent's receipt of the final Phase II Assessment requested pursuant to this Section 5.09, to elect to terminate this Agreement; provided, that, upon the giving by Parent of written notice electing to terminate this Agreement pursuant to this Section, 5.09(d), Parent and the Company agree to cooperate in good faith to attempt to determine (i) Estimated Remediation Costs related to any parcel of the Company's real property that may be abandoned and/or the leasehold interest with respect thereto terminated by the Company and its Subsidiaries prior to the Effective Time without any future material liability with respect to any Environmental Exceptions related thereto ("Abandoned Property"), (ii) the costs of terminating any such leasehold interests or abandoning such Abandoned Property, as applicable (including without limitation estimated future liabilities with respect to any Environmental Exceptions related thereto), and acquiring replacement real property (in fee or by leasehold) as reasonably acceptable to Parent and sufficient to permit continued operation by the Surviving Corporation as previously conducted on the Abandoned Property ("Replacement Costs") and (iii) if any real property interest may be abandoned as contemplated in clause (i) of this Section 5.09(d), to identify and procure replacement property as contemplated by clause (ii) of this Section 5.09(d), and, if within 60 days after the giving of such notice, Parent and the Company agree that (A) the Estimated Remediation Cost less (B) the Estimated Remediation Cost related to any Abandoned Property plus (C) all Replacement Costs do not exceed $500,000, then Parent shall not have the right to terminate this Agreement pursuant to this Section 5.09(d). If Parent and the Company fail to reach such agreement within the 60 day period referred to in the preceding sentence, this Agreement shall terminate at the close of business on such 60th day.

         SECTION 5.10. CONVERSION OF CLASS D COMMON STOCK. The Company agrees that, except as Parent and the Company may otherwise jointly determine in their sole discretion, within ten business days after the date of this Agreement, the Company shall file with the FCC a Form 316 application (the "Form 316 Application") for any necessary FCC authorization for the conversion of shares of Class D Common Stock to shares of Class B Common Stock by those Persons and in such amounts as set forth on Schedule C attached hereto. In the event that the FCC staff formally or informally advises the Company that FCC authorization is not needed for the stock conversion specified in the Form 316 Application, the Company shall within five (5) business days thereafter (the "Dismissal Date") file a letter with the FCC requesting dismissal of the Form 316 Application.

         SECTION 5.11. ACQUISITION OF ANTELOPE CREEK PROPERTY.

              (a) As soon as practicable after the execution of this Agreement, to the extent permitted by the Credit Agreement:

                   (i) The Company will use commercially reasonable efforts to negotiate and complete remaining documentation (the "Acquisition Documents") pursuant to which a newly formed Subsidiary of the Company or one of its Subsidiaries will purchase the parcel of real property (and the improvements situated therein) located at 4630 Antelope Creek Drive in Lincoln, Lancaster County, Nebraska (the "Target Property"), provided (A) that Parent will be entitled to participate in the negotiation of such documentation and (B) neither the Company nor any Subsidiary will (x) enter into any Acquisition Documents until Parent has consented thereto in writing, which consent may be withheld by parent in its sole discretion or (y) be required to enter into any Acquisition Documents prior to completion of the Financing Documents as provided in Section 5.11(a)(ii) or after the termination of this Agreement; and

                   (ii) Parent and the Company will negotiate in good faith to complete definitive documentation (the "Financing Documents") in a form reasonably acceptable to the parties pursuant to which Parent will provide to the Company nonrecourse financing in an original principal amount equal to the purchase price for the Target Station as agreed to by Parent (the "Target Financing").

              (b) Upon completion of the Acquisition Documents and the Financing Documents, Parent will fund, simultaneously with the acquisition of the Target Property pursuant to the Acquisition Documents, the Target Financing in an amount equal to the purchase price for the Target Property, and the Company will direct such funding to be made, on behalf of the Company, directly to the seller of the Target Property.

              (c) The Company shall engage counsel reasonably acceptable to the Parent to represent the Company in negotiating the Acquisition Documents and the Financing Documents. Parent will reimburse, subject to the terms of Section 5.11(d), the Company for all costs and expenses (including reasonable attorneys' fees but excluding costs related to employees and other in-house personnel of the Company and its Subsidiaries) incurred by the Company in negotiating the Financing Documents and the Acquisition Documents and in connection with the acquisition of the Target Property, whether or not consummated ("Target Costs and Expenses").

              (d) At any time prior to the consummation of the acquisition by the Company of the Target Property pursuant to the Acquisition Documents, Parent may suspend or terminate the obligations of Parent and the Company under this Section 5.11 by providing written notice to the Company, in which case the Company shall cease all efforts related to the Acquisition Documents, the Financing Documents and the acquisition of the Target Property; provided that any such notice shall not affect Parent's obligations under Section 5.11(c) to pay the Target Costs and Expenses accrued or incurred prior to the Company's receipt of such notice; provided further, that if the Company does not cease its efforts related to the Acquisition Documents, the Financing Documents and the acquisition of the Target Property notwithstanding the terms of this Section 5.11(d), the Company shall bear the Target Costs and Expenses accrued or incurred on and after the date of the Company's receipt of such notice.

              (e) The Company shall use commercially reasonable efforts to attempt to obtain the consent under the Credit Agreement for the transactions contemplated by this Section 5.11.

              (f) Any change, effect, event or occurrence arising under the Acquisition Documents, the Financing Documents or otherwise in connection with the acquisition of the Target Property that is materially adverse to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company and its Subsidiaries shall not, in any case, (i) constitute a breach of any representation or warranty made by the Company in the Transaction Documents, or (ii) constitute a default, non-satisfaction or violation by the Company of any covenant, condition or agreement contained in the Transaction Documents.

                                   ARTICLE 6

                              CONDITIONS PRECEDENT

         SECTION 6.01. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

              (a) STOCKHOLDER APPROVAL. The Stockholder Approval shall have been obtained.

              (b) FCC CONSENTS. The FCC shall have issued the FCC consent ("FCC Consent") approving the applications for transfer of control of the FCC Licenses for the operation of the Licensed Facilities in connection with the Merger.

              (c) HSR ACT. The applicable waiting period under the HSR Act shall have expired or terminated.

              (d) NO INJUNCTIONS OR RESTRAINTS. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any court of competent jurisdiction or other Governmental Entity preventing the consummation of the Merger shall be in effect.

         SECTION 6.02. CONDITIONS TO OBLIGATIONS OF PARENT AND SUB. The obligations of Parent and Sub to effect the Merger are further subject to satisfaction or waiver of the following conditions:

              (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such date; provided, however, that this condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties (without regard to any materiality or Material Adverse Effect qualifier(s) contained therein) reasonably could be expected to have a Material Adverse Effect on the Company, and except to the extent that any inaccuracies of such representations and warranties are a result of changes in the United States financial markets generally or are a result of matters arising after the date hereof that affect the broadcast industry generally. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

              (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

              (c) FCC CONSENT. The FCC Consent shall not contain any conditions that would be materially adverse to either the Parent, the Surviving Corporation or their Affiliates and such conditions are primarily the result of Acts or Changes.

              (d) FINAL ORDER. The FCC Consent shall be a Final Order. A "Final Order" shall be an action by the FCC (i) that has not been reversed, stayed, enjoined, set aside, annulled or suspended, (ii) with respect to which no timely request for stay or review, petition for reconsideration or appeal has been filed by a non-party to this Agreement (or an Affiliate of Parent) or the FCC Applications or sua sponte action of the FCC with comparable effect is pending and (iii) as to which the normal time for filing any such request, petition or appeal or for the taking of any such sua sponte action by the FCC has expired.

              (e) RELEASE AGREEMENTS. The Release Agreement from each member of the Executive Group as contemplated in Section 4.05 shall have been obtained.

              (f) THIRD PARTY CONSENTS. All Third Party Consents, other than with respect to the Credit Agreement and other than those the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect on the Company, shall have been obtained.

              (g) AFFILIATE TRANSACTIONS. The Company shall have terminated all Affiliate Relationships listed on Part I of Schedule 4.06 and shall have complied in all material respects with its covenant in Section 4.06.

              (h) BROKERAGE FEE. The Company shall have obtained, and provided a copy to Parent, of a final invoice from GSC with respect to all fees, commissions, expenses and other amounts payable by the Company to GSC with respect to the transactions contemplated by this Agreement and the aggregate amount thereof (including amounts paid by the Company prior to the date of such invoice, which amounts shall be reflected on such invoice) shall not exceed $1,500,000.

              (i) CAPITALIZATION. There shall not be outstanding:

                   (i) any capital stock of the Company other than:

                        (A) a number of shares of Common Stock equal to or less
              than the sum of (1) 4,892,789, (2) the number of shares of Class A Common Stock issued upon the conversion of shares of Mandatory Preferred Stock converted to Class A Common Stock prior to the Effective Time, and (3) 509,050 less the number of shares of Common Stock subject to then outstanding Warrants and Options; and

                        (B) a number of shares of Mandatory Preferred Stock
              equal to or less than 583,400 less the number of shares of Mandatory Preferred Stock converted to Class A Common Stock prior to the Effective Time; and

                        (C) a number of shares of Series B Preferred Stock
              equal to 565,000; or

                   (ii) any Derivative Securities other than Options and Warrants to purchase a number of shares of Class A Common Stock equal to or less than 509,050 less the number of shares of Common Stock for which Warrants and Options have been exercised from and after the date of this Agreement;

                   (iii) capital stock of the Company and Derivative Securities outstanding other than as set forth in (i) and (ii) above ("Excess Equity") for which Equity Consideration of $500,000 (plus the exercise or base price of any such Derivative Security which has been exercised after the date hereof and received by the Company) or less (the "Equity Limit") would be payable pursuant to Article II of this Agreement;

provided that the condition in this Section 6.02(i) shall be deemed to be satisfied even if the Equity Consideration to be paid pursuant to Article II of this Agreement for such Excess Equity exceeds the Equity Limit to the extent the amount of such excess is (i) applied to reduce by like amount the consideration to be paid by Parent or Sub pursuant to the Transaction Documents (other than by a decrease in the Equity Consideration) or (ii) or paid to Parent by a third party, in each case in a manner reasonably acceptable to Parent (including payments, in the case of payments provided for in clause
(ii), to adjust for tax liability, if any).

         SECTION 6.03. CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

              (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such date); provided, however, that this condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties (without regard to any materiality or Material Adverse Effect qualifier(s) contained therein) reasonably could be expected to have a material adverse effect on Parent's ability to perform its obligations under the Transaction

Documents. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

              (b) PERFORMANCE OF OBLIGATIONS OF PARENT AND SUB. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

                                   ARTICLE 7

                       TERMINATION, AMENDMENT AND WAIVER

         SECTION 7.01. TERMINATION. This Agreement may be terminated prior to the Effective Time whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

              (a) by mutual written consent of Parent, Sub and the Company by mutual action of their respective Boards of Directors;

              (b) by either Parent or the Company:

                   (i) (A) if, upon a vote at a duly held Stockholders Meeting or any adjournment thereof at which the Stockholder Approval shall have been voted upon, the Stockholder Approval shall not have been obtained or (B) unless (1) prohibited by an event described in either clause (iii), (v) or (vi) of this Section 7.01(b), (2) prohibited by an order, injunction, decree or ruling or any other action entered, issued, made or rendered by a Governmental Entity or (3) resulting from any act or omission of Parent or Sub or their Affiliates, as of 11:59 p.m., central time, of the day immediately prior to the Termination Date either (x) no Stockholders Meeting shall have been held or (y) if held no vote shall have been taken in respect of the Stockholder Approval;

                   (ii) if the Merger shall not have been consummated on or before the Termination Date; the term "Termination Date" shall mean 11:59 p.m., central time, on (A) April 30, 1999 or (B) if such date has been extended by Parent as provided in Section 5.07 or by the operation of Section 7.01(f), the date as so extended;

                   (iii) if any Governmental Entity shall have issued an order, injunction, decree or ruling or taken any other action permanently enjoining, restraining or otherwise permanently prohibiting the Merger and such order, injunction, decree, ruling or other action shall have become final and nonappealable (other than a judicial order, decree, ruling or other action contemplated by Section 7.01(b)(v) or 7.01(b)(vi));

                   (iv) in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 6.02(a) or (b) or Section 6.03(a) or (b), as applicable, and (B) cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach provided in no event shall such thirty (30) day period extend beyond the Termination Date (a "Material Breach") (provided that the terminating party is not then in Material Breach of any representation, warranty, covenant or other agreement contained in this Agreement);

                   (v) if the Merger shall have been permanently restrained, enjoined or otherwise permanently prohibited by a judicial order, decree, ruling or other action arising from Claims or litigation involving the Company and its stockholders (other than a Mandatory Preferred Proceeding);

                   (vi) if the Merger shall have been permanently restrained, enjoined or otherwise permanently prohibited by a judicial order, decree, ruling or other action entered, issued, made or rendered in a Mandatory Preferred Proceeding on the ground or basis of, solely or among other grounds or bases, the Mandatory Preferred Per Share Price or any other treatment of the Mandatory Preferred Stock pursuant to this Agreement;

              (c) by the Company prior to obtaining the Stockholder Approval, if (i) the Board of Directors of the Company shall have determined in good faith, based on the advice of outside counsel, that it is necessary, in order to comply with its fiduciary duties to the Company's stockholders under applicable law, to terminate this Agreement to enter into an agreement with respect to or to consummate a transaction constituting a Superior Proposal,
(ii) the Company shall have given notice to Parent advising Parent that the Company has received a Superior Proposal from a third party, specifying the material terms and conditions of such Superior Proposal (including the identity of the third party) and the material terms and conditions of any agreements or arrangements to be entered into in connection with a Superior Proposal with respect to the Principal Stockholders and that the Company intends to terminate this Agreement in accordance with this Section 7.01(c), and (iii) either (A) Parent shall not have revised its takeover proposal within five business days after the date on which such notice is deemed to have been given to Parent, or
(B) if Parent within such period shall have revised its takeover proposal, the Board of Directors of the Company, after receiving advice from the Company's financial advisor, shall have determined in its good faith reasonable judgment that the third party's Takeover Proposal is superior to Parent's revised takeover proposal; provided that the Company may not effect such termination pursuant to this Section 7.01(c) unless the Company has contemporaneously with such termination tendered payment to Parent, or its designee, of the Termination Fee and the Reimbursement Amount (if and to the extent that Parent has provided to the Company documentation reasonably acceptable to the Company in support of the amounts claimed) that is due Parent or its designee pursuant to Section 5.05;

              (d) by Parent if (i) the Board of Directors or the Independent Committee of the Company shall have failed in the Proxy Statement to make the recommendation contemplated by Section 4.03, (ii) a tender offer or exchange offer for 50% or more of the outstanding shares of Common Stock or voting securities representing 50% or more of the voting power of the outstanding capital stock of the Company (giving effect to the conversion of outstanding Mandatory Preferred Stock to Class A Common Stock if, and at the rate at which, the Mandatory Preferred Stock is then convertible into shares of Class A Common Stock) is commenced (other than by the Company or its Affiliates) and the Board of Directors of the Company fails to timely recommend against the stockholders of the Company tendering their shares into such tender offer or exchange offer, or (iii) a Takeover Proposal has been publicly announced by the Company and the Board of Directors of the Company shall fail to publicly reaffirm its approval or recommendation of the Merger and this Agreement on or before the tenth business day following the date on which such Takeover Proposal shall have been announced; provided that Parent in exercising its termination rights hereunder may condition the effectiveness of such termination upon receipt of the Termination Fee and Reimbursement Amount (if and to the extent that Parent has provided to the Company documentation reasonably acceptable to the Company in support of the amounts claimed) that are due Parent or its designee pursuant to
Section 5.05;

              (e) by Parent if Parent has the right to terminate this Agreement pursuant to Section 5.09;

              (f) By Parent, if, at any time after the date hereof, the condition in Section 6.02(i) would not be satisfied if the Closing were being held at such time, upon five days written notice of termination hereunder; provided, that, if at any time prior to the delivery by Parent of such termination notice, the Company delivers notice to Parent that the condition in
Section 6.02(i) would not be satisfied if the Closing were being held at the time of such notice, then Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(f) for fifteen days. If, after such fifteen days, the condition in Section 6.02(i) remains unsatisfied, then Parent may terminate this Agreement within two business days. If Parent does not so terminate this Agreement, then Parent shall no longer be entitled to terminate this Agreement pursuant to this Section 7.01(f) unless the Equity Consideration payable for the Excess Equity increases from the amount payable at the date Parent was entitled to terminate the Agreement. If, prior to the effective date of any termination by Parent under this Section 7.01(f), the condition in
Section 6.02(i) is satisfied, then Parent shall no longer have a right to terminate this Agreement pursuant to this Section 7.01(f) unless such condition again becomes unsatisfied.

              (g) by Parent if the Saga Agreement has not been entered into as provided in Section 4.07 on or before August 15, 1998; provided that if the Company gives written notice to Parent at any time after this date of this Agreement that the Company does not intend to enter into the Saga Agreement as provided in Section 4.07, then Parent may terminate this Agreement by giving written notice to the Company on or after the tenth day after Parent's receipt of such notice, and if Parent does not terminate this Agreement within such ten-day period, Parent no longer shall be entitled to terminate this Agreement pursuant to this Section 7.01(g).

         SECTION 7.02. EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, (i) other than the provisions of the last sentence of Section 5.01(a), Section 5.05,
Section 5.11, this Section 7.02 and Article 8, and (ii) except to the extent that such termination results from the Material Breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which case subject to Section 5.05 the non-breaching party will be entitled to recover damages and its Expenses.

         SECTION 7.03. AMENDMENT. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after the Stockholder Approval has been obtained, no amendment shall be made which reduces the consideration payable in the Merger or adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

                                   ARTICLE 8

                               GENERAL PROVISIONS

         SECTION 8.01. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This
Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         SECTION 8.02. NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

              (a)  if to Parent or Sub, to

                   Capstar Broadcasting Corporation
                   600 Congress Avenue, Suite 1400
                   Austin, Texas  78701
                   Telecopy No.:  (512) 340-7890
                   Attention:  William S. Banowsky, Jr.

                   with a copy to:

                   Vinson & Elkins L.L.P.
                   3700 Trammell Crow Center
                   2001 Ross Avenue
                   Dallas, Texas  75201
                   Telecopy No.:  (214) 220-7716
                   Attention:  Michael D. Wortley

                   and

              (b)  if to the Company, to

                   Triathlon Broadcasting Company
                   Symphony Towers
                   750 B Street, Suite 1920
                   San Diego, California  92101
                   Telecopy No.:  (619) 239-4270
                   Attention:  Norman Feuer

                   with a copy to:

                   Baker & McKenzie
                   Two Allen Center
                   1200 Smith Street, Suite 1200
                   Houston, Texas  77002
                   Telecopy No.:  (713) 427-5090
                   Attention:  Amar Budarapu

         SECTION 8.03. DEFINITIONS. For purposes of this Agreement:

              (a) "1996 SARs" means the stock appreciation rights granted pursuant to Cash-Only Stock Appreciation Rights Agreements dated January 31, 1996, between the Company and each of Jeffrey Leiderman and Frank E. Barnes, III, providing for the grant to each individual of cash-only stock appreciation rights in respect of 2,000 shares of Class A Common Stock.

              (b) "1995 SARs" means the stock appreciation rights granted pursuant to Cash-Only Stock Appreciation Rights Agreements dated October 30, 1995, between the Company and each of Jeffrey Leiderman, Frank E. Barnes, III, and John D. Miller, providing for the grant to each individual of cash-only stock appreciation rights in respect of 1,000 shares, 1,000 shares and 5,000 shares, respectively, of Class A Common Stock.

              (c) "Acts and Changes" has the meaning assigned thereto in
Section 5.02(a).

              (d) an "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; for purposes of this Agreement, an Affiliate of the Company shall be deemed to include all members of the Sillerman Group;

              (e) "Affiliate Relationship" has the meaning assigned thereto in
Section 3.01(t).

              (f) "Business Day" or "business day" means any day other than a Saturday, Sunday or other day on which commercial banks in Dallas, Texas or New York, New York are authorized or required to close by applicable law.

              (g) "Claim" has the meaning assigned thereto in Section 5.04(b).

              (h) "Common Per Share Price" means $13.00, as such amount may be increased pursuant to Section 5.07.

              (i) "Company Disclosure Schedule" means the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement.

              (j) "Credit Agreement" means, collectively, (a) the Amended and Restated Loan Agreement dated as of May 30, 1997, among Triathlon Broadcasting of Wichita, Inc., Triathlon Broadcasting of Lincoln, Inc., Triathlon Broadcasting of Omaha, Inc., Triathlon Broadcasting of Spokane, Inc., Triathlon Broadcasting of Tri-Cities, Inc., Triathlon Broadcasting of Colorado Springs, Inc., Triathlon Broadcasting of Little Rock, Inc. and AT&T Commercial Finance Corporation, as administrative agent, and the other lenders named therein, as amended, and (b) any and all guaranty, security and other agreements or documents executed and delivered in connection therewith, as each has been successively extended, renewed or modified.

              (k) "Deposit Agreement" means the Deposit Agreement dated as of March 8, 1996, among the Company, the holders of Depositary Shares and ChaseMellon Shareholder Services as the depositary.

              (l) "Depositary" means ChaseMellon Shareholder Services, as depositary under the Deposit Agreement, or any successor depositary of the Depositary Shares.

              (m) "Depositary Share Merger Consideration" means an amount of cash per Depositary Share equal to 10% of the Mandatory Preferred Per Share Price.

              (n) "Depositary Shares" means the Depositary Shares, each representing a one-tenth interest in a share of Mandatory Preferred Stock, on deposit with ChaseMellon Shareholder Services, as depositary.

              (o) "Environmental Laws" means all applicable laws and rules of common law pertaining to the environment and natural resources, including the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. ss. 9601 et seq.) ("CERCLA"), the Emergency Planning and Community Right to Know Act, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Hazardous and Solid Waste Amendments Act of 1984, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Safe Drinking Water Act, the Oil Pollution Act of 1990, the Hazardous Materials Transportation Act, and any similar or analogous statutes, regulations and decisional law of any governmental authority, as each of the foregoing may be amended and in effect on or prior to the Closing;

              (p) "Equity Consideration" means the aggregate of the Merger Consideration, the Option Consideration, the SAR Consideration and the Warrant Consideration.

              (q) "Equity Limit" has the meaning assigned thereto in Section 6.02(i);

              (r) "Estimated Remediation Costs" has the meaning assigned thereto in Section 5.09;

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

              (s) "Expenses" has the meaning assigned thereto in Section
5.05(d);

              (t) "FCC" has the meaning assigned thereto in Section 3.01(d);

              (u) "Federal Antitrust Agencies" has the meaning assigned thereto in Section 5.02(b);

              (v) "Governmental Entity" has the meaning assigned thereto in
Section 3.01(d)(iii).

              (w) "Half-Month Interval" means, (x) with respect to each extension of a Termination Date pursuant to Section 5.07, if the Termination Date being extended is the last day of a calendar month (without regard to the effect of Section 8.11), the period beginning on the first day of the next succeeding calendar month occurring after the Termination Date then being extended (giving effect to Section 8.11) and ending on the fifteenth calendar day of such succeeding calendar month, subject to Section 8.11, or (y) if the Termination Date being extended is the fifteenth calendar day of a calendar month (as established by a prior extension of the Termination Date by a Half-Month Interval and without regard to the effect of Section 8.11), the period beginning on the first day after the later of (1) the fifteenth day of that calendar month or (2) the Termination Date being extended (giving effect to Section 8.11) and ending on the last day of that calendar month, subject to
Section 8.11.

              (x) "Indebtedness" has the meaning assigned thereto in Section 3.01(o)(iii);

              (y) "Mandatory Preferred Per Share Price" means $108.30, plus any accrued but unpaid dividends on the Mandatory Preferred Stock accrued as of and through the date immediately prior to the Effective Time, as such amount may be increased pursuant to Section 5.07.

              (z) "Mandatory Preferred Proceeding" means any action, suit or proceeding commenced after the date hereof against the Company or any director, officer, employee, agent, representative or consultant of the Company by any holder of the Mandatory Preferred Stock that requests an order, injunction, decree or ruling or any other action enjoining, restraining or otherwise prohibiting the Merger on the grounds or basis of, solely or among other grounds or bases, the Mandatory Preferred Per Share Price or any other treatment of the Mandatory Preferred Stock pursuant to this Agreement.

              (aa) "Material Adverse Change" or "Material Adverse Effect" means, when used in connection with the Company or Parent, any change, effect, event or occurrence that is materially adverse to the business, properties, assets, condition (financial or otherwise) or results of operations of such party and its Subsidiaries taken as a whole, other than any change, effect, event or occurrence relating to the United States economy in general or to the United States radio broadcasting industry in general, and, as applicable, not specifically relating to the Company or Parent or their respective Subsidiaries.

              (bb) "Option Consideration" means the aggregate consideration payable pursuant to Section 2.03(b) with respect to Options outstanding as of the Effective Time.

              (cc) "Option Plans" means the Company's 1995 Stock Option Plan and the Company's 1996 Stock Option Plan.

              (dd) "Permitted Liens" has the meaning assigned thereto in
Section 3.01(s)(iv);

              (ee) "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

              (ff) "Preferred Stock" means the Series B Preferred Stock and the Mandatory Preferred Stock.

              (gg) "Saga Agreement" has the meaning assigned thereto in Section 4.06.

              (hh) "SAR Consideration" means the aggregate consideration payable pursuant to Section 2.03(c) with respect to SARs outstanding as of the Effective Time.

              (ii) "Sillerman Group" means Robert F. X. Sillerman, Sillerman Communications Management Corporation, Sillerman Communications Corporation and all other Affiliates of Robert F. X. Sillerman.

              (jj) "Stockholder Approval" has the meaning assigned thereto in
Section 3.01(k).

              (kk) a "Subsidiary" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

              (ll) "Superior Proposal" means (x) a bona fide Takeover Proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the shares and/or voting power of Common Stock then outstanding, voting securities representing 50% or more of the voting power of the outstanding capital stock of the Company (giving effect to the conversion of outstanding Mandatory Preferred Stock to Class A Common Stock if, and at the rate at which, the Mandatory Preferred Stock is then convertible into shares of Class A Common Stock), or all or substantially all the assets of the Company, and (y) otherwise on terms which the Board of Directors of the Company determines in its good faith reasonable judgment to be more favorable to the Company's stockholders than the Merger (based on the opinion of the Company's independent financial advisor that the value of the consideration provided for in such proposal is superior to the value of the consideration provided for in the Merger), for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Board of Directors of the Company, based on advice from the Company's independent financial advisor, is reasonably capable of being financed by such third party and for which the Board of Directors of the Company determines, in its good faith reasonable judgment, that such proposed transaction is reasonably likely to be consummated without undue delay.

              (mm) "Takeover Proposal" means any proposal for a merger, consolidation or other business combination involving the Company or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, more than 25% of the voting power (giving effect to the conversion of outstanding Mandatory Preferred Stock to Class A Common Stock if, and at the rate at which, the Mandatory Preferred Stock is then convertible into shares of Class A Common Stock) of, or a substantial portion of the assets of, the Company and its Subsidiaries, taken as a whole; provided, however, that such term does not include the transactions contemplated by the Transaction Documents.

              (nn) "Taxes" has the meaning assigned thereto in Section 3.01(j)(ix).

              (oo) "Termination Date" has the meaning assigned thereto in
Section 7.01(b)(ii).

              (pp) "Transaction Documents" means this Agreement, the Escrow Agreement, the Stockholders Agreements, the Release Agreements, the Series B Agreements and the Termination Agreement.

              (qq) "Voting securities" or "voting power" means, with respect to any Person, all outstanding securities entitled to vote generally on the election of directors of that Person.

              (rr) "Warrant Consideration" means the aggregate consideration payable pursuant to Section 2.03(a) with respect to Warrants outstanding as of the Effective Time.

         SECTION 8.04. INTERPRETATION. When a reference is made in this Agreement to an Article, Section or Annex, such reference shall be to an Article or Section of, or an Annex to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns and, in the case of an individual, to his heirs and estate, as applicable.

         SECTION 8.05. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         SECTION 8.06. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement (including the documents and instruments referred to herein) (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article 2 and Section 5.04 are not intended to confer upon any Person other than the parties any rights or remedies.

         SECTION 8.07. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         SECTION 8.08. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of law or otherwise; provided, however, that (i) upon notice to the Company and without releasing Parent or Sub from any of their obligations or liabilities hereunder, Parent or Sub may assign or delegate any or all of their rights or obligations under this Agreement to any Affiliate thereof, to any purchaser of all or substantially all of the assets of Parent or Sub, or any Person with or into which Parent, Sub or Capstar Broadcasting Corporation merges or consolidates, and (ii) nothing in this Agreement shall limit Parent's or Sub's ability to make a collateral assignment of its rights under this Agreement to any institutional lender that provides funds to Parent or Sub without the consent of the Company. The Company shall execute an acknowledgment of such assignment(s) and collateral assignments in such forms as Parent or its institutional lenders may from time to time reasonably request; provided, however, that unless written notice is given to the Company that any such collateral assignment has been foreclosed upon, the Company shall be entitled to deal exclusively with Parent as to any matters arising under this Agreement or any of the other agreements delivered pursuant hereto. In the event of such an assignment, the provisions of this Agreement shall inure to the benefit of and be binding on such successors and assignees.

         SECTION 8.09. ENFORCEMENT. The Company agrees that irreparable damage would occur and that Parent would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which it is entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Delaware or a Delaware state court.

         SECTION 8.10. DIRECTOR AND OFFICER LIABILITY. The directors, officers, and stockholders of Parent and its Affiliates shall not have any personal liability or obligation arising under this Agreement (including any Claims that the Company may assert) other than as an assignee of this Agreement or as otherwise provided herein. Except to the extent that a person is a party signatory thereto in his personal capacity, the directors, officers and stockholders of the Company and their respective Affiliates shall not have any personal liability or obligation arising under this Agreement (including any Claims that Parent or Sub may assert).

         SECTION 8.11. TERMINATION DATE. Notwithstanding any provision of this Agreement to the contrary, in the event that any Termination Date provided for hereunder (including any Termination Date occurring at the end of any Half-Month Interval) shall fall on a non-Business Day, then such Termination Date automatically shall be extended to the first Business Day following such scheduled Termination Date.

         SECTION 8.12. BINDING EFFECT. This Agreement is binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns.

           [The rest of this page has intentionally been left blank.]

           IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                       CAPSTAR RADIO BROADCASTING
                                       PARTNERS, INC.

                                       By: /s/ William S. Banowsky, Jr.
                                          -------------------------------------
                                           Name:  William S. Banowsky, Jr.
                                           Title: Vice President


                                       TBC RADIO ACQUISITION CORP.

                                       By: /s/ William S. Banowsky, Jr.
                                          -------------------------------------
                                           Name:  William S. Banowsky, Jr.
                                           Title: Vice President


                                       TRIATHLON BROADCASTING COMPANY

                                       By: /s/  Norman Feuer
                                          -------------------------------------
                                           Name:  Norman Feuer
                                           Title: President

                                                                        ANNEX B

                        OPINION OF GOLDMAN, SACHS & CO.

PERSONAL AND CONFIDENTIAL
-------------------------


July 23, 1998


Board of Directors
Triathlon Broadcasting Company
Symphony Towers
750 B Street, Suite 1920
San Diego, California  92101

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Class A Common Stock, par value $.01 per share, Class B Common Stock, par value $.01 per share, Class C Common Stock, par value $.01 per share, and Class D Common Stock, par value $.01 per share (collectively, the "Shares"), of Triathlon Broadcasting Company (the "Company") of the $13.00 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of July 23, 1998, among Capstar Radio Broadcasting Partners, Inc. ("Buyer"), TBC Radio Acquisition Corp., a wholly-owned subsidiary of Buyer, and the Company (the "Agreement").

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. In addition, we have provided certain investment banking services to Buyer, including acting as (i) an agent in the syndication of its $1.4 billion senior secured credit facility in April 1998 and (ii) an underwriter of its approximately $590 million initial public offering of Class A Common Stock, par value $.01 per share, in May 1998. We are also familiar with Hicks, Muse, Tate and Furst, Inc. ("Hicks Muse"), which has a controlling equity interest in Buyer, acting recently as (i) a co-manager of an approximately $2.0 billion bank financing for Hicks Muse in February 1998, (ii) joint book-running manager of a $1.0 billion issuance of common stock of a company in which Hicks Muse has an equity interest in March 1998, and (iii) an advisor on the recent sales of two companies in which Hicks Muse had a controlling equity interest. Goldman, Sachs & Co. may provide investment banking services to Buyer and its subsidiaries and Hicks Muse and its affiliates in the future.

Triathlon Broadcasting Company
July 23, 1998
Page 2


In connection with this opinion, we have reviewed, among other things, the Agreement; the Registration Statement of the Company on Form S-1, dated September 7, 1995, relating to its initial public offering of Class A Common Stock, par value $.01 per share; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the two years ended December 31, 1997; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; the Certificate of Designation relating to the 9% Mandatory Convertible Preferred Stock, par value $.01 per share (the "Mandatory Preferred"), of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding its past and current business operations, financial condition and future prospects. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies, the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the broadcasting industry specifically and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. Furthermore, we have not been asked to consider, and our opinion does not address, the fairness of any amounts to be received by holders of the Mandatory Preferred and Series B Convertible Preferred Stock, par value $.01 per share, of the Company pursuant to the Agreement. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the $13.00 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 10-K                          ANNEX C
(Mark One)

[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
                  For the fiscal year ended December 31, 1997

                                       OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

             For the transition period from           to

                                ---------------

                         Commission file number 0-26530
                         TRIATHLON BROADCASTING COMPANY
             (Exact name of Registrant as specified in its charter)

            Delaware                                33-0668235
  (State or other jurisdiction                   (I.R.S. Employer
of incorporation or organization)               Identification No.)

                                Symphony Towers
                            750 B Street, Suite 1920
                          San Diego, California 92101
                                 (619) 239-4242
   (Address of principal executive offices and Registrant's telephone number)

                                ---------------

   Securities registered pursuant to Section 12(b) of the Exchange Act: None

      Securities registered pursuant to Section 12(g) of the Exchange Act:

                      CLASS A COMMON STOCK, $.01 PAR VALUE
    DEPOSITARY SHARES, EACH REPRESENTING A ONE-TENTH INTEREST IN A SHARE OF
            9% MANDATORY CONVERTIBLE PREFERRED STOCK, $.01 PAR VALUE
                                (Title of Class)

                                ---------------

         Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

         Indicate by check mark if disclosure of delinquent filers pursuant to
Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

         The aggregate market value of the Class A Common Stock (one vote per share) held by non-affiliates, computed by reference to the average closing bid and asked price of the Class A Common Stock on March 17, 1998, was $31,761,104.

         The number of shares of the Registrant's Class A Common Stock, $.01 par value, Class B Common Stock, $.01 par value, Class C Common Stock, $.01 par value, Class D Common Stock, $.01 par value, and Depositary Shares, each representing a one-tenth interest in a share of 9% Mandatory Convertible Preferred Stock, outstanding as of March 17, 1998, was 3,172,533, 244,890, 31,000, 1,444,366, and 5,834,000, respectively.

                      DOCUMENTS INCORPORATED BY REFERENCE
         None.

                                                       PART I

ITEM 1.           BUSINESS

GENERAL

         Triathlon Broadcasting Company (the "Company") owns and operates radio stations primarily in medium and small markets in the midwestern and western United States. The Company generally defines medium and small markets as those ranked below the top 70 markets in terms of population by The Arbitron Company. On January 1, 1996, the Company owned and operated, sold advertising on behalf of or provided programming to three FM and two AM radio stations in Wichita, Kansas. The Company has significantly expanded its operations and currently owns and operates, sells advertising on behalf of or provides programming to 22 FM and 10 AM radio stations in six markets. The Company also owns Pinnacle Sports Productions LLC, a regional sports radio network (the "Sports Network"), which broadcasts all of the games of the men's football, basketball and baseball and women's basketball and volleyball teams of the University of Nebraska over a network of approximately 61 radio stations located in the western United States.

         The following chart sets forth certain information with respect to the Company's radio stations:

                                                                 NUMBER OF STATIONS        BREAKDOWN OF STATIONS
                MARKET                     MARKET RANK(1)        CURRENTLY OPERATED         CURRENTLY OPERATED
------------------------------------       --------------        ------------------        -------------------
                                                                                            AM             FM
                                                                                           -----          ----
Omaha, Nebraska (2).................              72                      4                  1             3

Spokane, Washington.................              87                      8(3)(4)            3             5

Wichita, Kansas.....................              89                      6                  2             4

Colorado Springs, Colorado..........              94                      4(5)               2             2

Lincoln, Nebraska (2)...............             171                      4                 --             4

Tri-Cities, Washington (6)..........             202                      6(7)               2             4
                                                                      -------              ----          ----
         Total                                                           32                 10            22

(1) Market rankings as determined by The Arbitron Company for the Fall 1997 Radio Market Report.

(2) The Company also acquired the Sports Network pursuant to the Pinnacle Acquisition.

(3) Includes four stations for which Citadel Broadcasting Company sells advertising pursuant to a joint sales agreement.

(4) Includes one station that is not owned by the Company but on which it sells advertising pursuant to a joint sales agreement.

(5) Consists of four stations owned by the Company for which Citadel Broadcasting Company sells advertising pursuant to a joint sales agreement.

(6) The Tri-Cities, Washington market consists of the cities of Richland, Kennewick and Pasco in the State of Washington.

(7) Includes two stations that are not owned by the Company but on which it provides services and sells advertising pursuant to local marketing agreements.

STRATEGY

         Operations. The Company believes that its management group and its advisors have substantially greater experience in the management of radio stations in all market sizes than is generally available to other companies operating stations in medium and small markets. The Company believes that such expertise can be applied to improve the financial performance and the broadcast cash flow, defined as net revenues less station operating expenses ("Broadcast Cash Flow"), of medium and small market stations by enhancing revenues while controlling costs. The Company seeks to enhance the financial performance of its stations through the application of management techniques developed or refined by its officers and consultants through extensive experience with large, medium and small radio market operations. These techniques include: (i) targeted programming designed to increase audience share within specific demographic groups considered to be particularly attractive to advertisers; (ii) sales and marketing programs intended to increase both audience share and advertising time, from which substantially all of the Company's revenues are derived; (iii) effective advertising inventory control; and (iv) the implementation of operating efficiencies to reduce costs, which may include instituting cost controls, operating the stations as groups in their respective markets and lowering overhead by combining and centralizing administrative and financial functions of its stations.

         The Company conducts extensive market research to refine and enhance programming at each of its stations. The stations currently employ a variety of programming formats, including Adult Contemporary, Current Hits, New Age Contemporary, Pop Alternative, Country, Classic Rock, Oldies, Album-Oriented Rock, Nostalgia, Middle-of-the-Road, Classic Hits and Talk/News/Sports. While the Company's performance is dependent on audience ratings (like other radio broadcasting companies), it is also dependent on aggressive marketing, promotional and selling techniques to successfully sell advertising time in its markets. Local advertising and promotional tie-ins with local events are designed to heighten public awareness of the stations. The Company believes that the ownership of a group of radio stations within a market enables it to offer to advertisers a broader range of creative advertising packages, as well as greater overall coverage of the market. As a result, the Company believes that it can strengthen its competitive position with respect to television and other media and improve advertising inventory control.

         Acquisitions. The Company's strategy includes the expansion of its operations by acquiring multiple radio stations in medium and small markets and the enhancement of the financial performance of the stations that it owns and operates through the application of management techniques developed or refined by its officers and consultants through extensive experience with large, medium and small radio market operations. Pursuant to the Telecommunications Act of 1996 (the "Telecom Act"), the Federal Communications Commission ("FCC") has modified its ownership rules to generally (i) eliminate the limit on the total number of radio stations that one entity may own nationally and (ii) increase the number of radio stations that one entity may own locally. See "--Federal Regulation of Radio Broadcasting." The Company intends to pursue acquisition opportunities made possible by the Telecom Act and to increase the total number of stations that it owns in the western and midwestern United States. The Company believes that multiple-station ownership (especially in its targeted medium to small markets) will achieve cost savings by eliminating duplicative sales and overhead expenses, will increase revenues by offering advertisers a broader range of advertising packages and will enhance competitive strength against other local advertising media.

         The Company believes that, although prices have escalated as a result of consolidation in the radio industry, there are still radio stations available for acquisition at prices that reflect relatively attractive multiples of Broadcast Cash Flow due to the limited number of well capitalized competitors in the Company's market segment. However, the Company's ability to implement its acquisition strategy is dependent upon the availability of financing. On May 30, 1997 the Company entered into a definitive credit agreement (the "Amended Credit Agreement") with AT&T Commercial Finance Corporation ("AT&T-CFC") and Union Bank of California, N.A.("Union Bank") (collectively, the "Lenders"), to refinance approximately $40.0 million borrowed under its existing credit facility (the "Credit Agreement") and to borrow up to an additional $40.0 million. The Company received approximately $20.0 million from the Little Rock Disposition (as defined herein) during the fourth quarter of 1997, which amount the Company used to repay a portion of the amount outstanding under the Amended Credit Agreement. The Company currently has the ability to borrow approximately $20.0 million to continue its acquisition strategy, provided that certain financial ratios and other covenants under the Amended Credit Agreement are met which would, in turn, depend largely upon the cash flow available from acquisition targets. The Company's ability to obtain additional financing is dependent upon a number of factors, including, but not limited to, the availability of equity financing. It is management's present intention not to issue additional equity except to finance acquisitions at prices representing lower multiples of Broadcast Cash Flow than the multiple at which equity in the Company is sold. See "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources."

RADIO STATION ACQUISITIONS

         The Company was incorporated in February 1995 and commenced operations in September 1995 with the acquisition of four radio stations in the Wichita, Kansas market. Since its inception on June 29, 1995 (the "Company's Inception") through the date hereof, the Company (i) has purchased a total of 34 radio stations, including certain stations on which the Company already sold advertising or provided programming, (ii) has disposed of a total of five radio stations, (iii) has continued one local marketing agreement ("LMA") and one joint sales agreement ("JSA"), and (iv) has added one LMA.


ACQUISITIONS COMPLETED DURING 1996

         For the year ended December 31, 1996 ("Fiscal Year 1996"), the Company purchased a total of 23 radio stations, including certain stations on which the Company already sold advertising or provided programming, as follows:

         On January 24, 1996, the Company entered the Lincoln, Nebraska market when it purchased radio stations KZKX-FM and KTGL-FM from Pourtales Radio Partnership ("Pourtales") for an aggregate of approximately $9.7 million. On January 29, 1996, the Company entered into a JSA with, and on June 13, 1996 purchased, radio stations KIBZ-FM, KKNB-FM and KHAT-AM, also operating in the Lincoln, Nebraska market, from Rock Steady, Inc. for approximately $3.3 million.
KHAT-AM was not broadcasting at the time of purchase and the Company subsequently allowed its license to expire.

         In the Colorado Springs, Colorado and Spokane, Washington markets, the Company has provided programming since January 16, 1996 pursuant to an LMA with Pourtales for radio stations KSPZ-FM, KVUU-FM, KVOR-AM and KTWK-AM (collectively, the "Colorado Stations"), and KKZX-FM, KEYF-FM, KEYF-AM and KUDY-AM (collectively, the "Spokane Stations"). At the same time, to take advantage of certain sales synergies in these markets, the Company entered into a JSA with Citadel Broadcasting Company with respect to the Colorado Stations and the Spokane Stations (the "Citadel JSA.")

         On February 1, 1996 the Company began providing programming and selling advertising pursuant to an LMA with Silverado Broadcasting Company in the Spokane, Washington market for radio stations KISC-FM, KNFR-FM and KAQQ-AM (collectively, the "Silverado Stations") and assumed the rights and obligations under a JSA for an additional radio station, KCDA-FM. The Company acquired the Silverado Stations on May 15, 1996 for an aggregate of $8,750,000.

         On April 10, 1996, the Company entered the Omaha, Nebraska market, as a complement to its radio stations in the Lincoln, Nebraska market, by acquiring radio station KRRK-FM (subsequently renamed KTNP-FM) from 93.3, Inc. and radio station KXKT-FM from Valley Broadcasting Company for approximately $2.7 million and $8.1 million, respectively.

         On April 19, 1996, the Company entered the Tri-Cities, Washington market, which consists of the cities of Richland, Kennewick and Pasco in the State of Washington, by acquiring radio stations KIOK-FM and KALE-AM from Sterling Realty Organization for an aggregate of approximately $1.2 million.

         On July 1, 1996, the Company also began providing programming and selling advertising in the Tri-Cities, Washington market pursuant to an LMA with Pourtales with respect to radio stations KEGX-FM and KTCR-AM
(collectively, the "Tri-Cities Stations"), and assumed the rights and obligations under an LMA with respect to radio station KNLT-FM.

         On November 22, 1996, the Company acquired the Colorado Stations, the Spokane Stations, the Tri-Cities Stations, and radio station KEYN-FM in the Wichita, Kansas market (which the Company has been operating pursuant to a JSA with Pourtales since September 13, 1995). The aggregate purchase price for these radio stations was approximately $22.9 million.


ACQUISITIONS COMPLETED DURING 1997

         For the year ended December 31, 1997 ("Fiscal Year 1997"), the Company purchased a total of seven radio stations, including certain stations on which the Company already sold advertising or provided programming, as follows:

         On January 9, 1997 the Company purchased radio stations KZSN-FM and KZSN-AM, both operating in the Wichita, Kansas market (collectively, the "Wichita Southern Skies Acquisition"), and on April 25, 1997, the Company purchased radio stations KSSN-FM and KMVK-FM, both operating in the Little Rock, Arkansas market, from Southern Skies Corporation for an aggregate of (i) $22.6 million and (ii) 46,189 shares of the Company's Class A Common Stock, $.01 par value (the "Class A Common Stock"), valued at approximately $486,000. In addition, the Company is obligated to pay $750,000 pursuant to a non-competition agreement with one of the principals of Southern Skies Corporation.

         Also on April 25, 1997, the Company purchased radio station KOLL-FM, operating in the Little Rock, Arkansas market, from its affiliate SFX Broadcasting, Inc. ("SFX") for $4.1 million. The Company had provided programming and sold advertising for KOLL-FM pursuant to an LMA since March 15, 1996. See "Item 13. Certain Relationships and Related Transactions--The Little Rock Acquisition."

         On May 15, 1997, the Company purchased the Sports Network for approximately $3.3 million, which may be increased by $1.7 million if the University of Nebraska renews its contract with the Company in 2001 for a minimum of an additional three-year term. While renewal of the contract with the University of Nebraska cannot be assured, based on discussions the Company has had with the University of Nebraska, the Company presently knows of no reason why the contract would not be renewed.

         On June 2, 1997, the Company added to its presence in the Omaha, Nebraska market by purchasing radio stations KFAB-AM and KGOR-FM and the exclusive Muzak franchise for the Lincoln, Nebraska and Omaha, Nebraska markets from American Radio Systems Corporation for an aggregate purchase price of $38.0 million.

         Since the Company's Inception, the Company's acquisitions have been accounted for using the purchase method of accounting. The operating results of the acquired stations are included in the Company's consolidated statements of operations from their respective dates of acquisition or from the dates on which the respective LMA or JSA began.


DISPOSITIONS

         On October 1, 1997, the Company completed the disposition of radio stations KOLL-FM, KSSN-FM and KMVK-FM, each operating in the Little Rock, Arkansas market (collectively, the "Little Rock Disposition"), pursuant to an agreement with Clear Channel Radio, Inc. The aggregate sale price was $20.0 million. The Company did not recognize a gain or loss on the Little Rock Disposition. During the period from the date of acquisition through date of sale, the Company capitalized a loss of approximately $235,000, principally resulting from interest expense, related to the stations sold pursuant to the Little Rock Disposition.

RETENTION OF GOLDMAN, SACHS & CO.

         The Company is aware that its current group of radio stations combined with the trend towards consolidation in the industry may present an attractive opportunity to maximize stockholder value through a sale of the Company's assets or by the combination of the Company's business with that of a larger broadcasting company. The Company will continue to consider all available opportunities and has engaged Goldman, Sachs & Co. to actively explore alternatives to maximize stockholder value.


CITADEL JSA

         The Department of Justice, Antitrust Division ("DOJ") is investigating the Citadel JSA in connection with the concentration of radio station ownership in the Colorado Springs, Colorado and Spokane, Washington markets. See "Item 3. Legal Proceedings." The DOJ is increasingly scrutinizing the radio broadcasting industry, and has required the termination of a radio station JSA that, in the opinion of the DOJ, would have given a radio station owner, together with its proposed acquisition of other radio stations in the area, control over more than 60% of radio advertising revenue in the area.

         The Citadel JSA currently may be deemed to provide Citadel with control over approximately 52.7% and 55.2% of the radio advertising revenue in the Spokane, Washington market and the Colorado Springs,

Colorado market, respectively. The Citadel JSA provided approximately 15.1% of the Company's net revenues during Fiscal Year 1997. In the event that the DOJ requires the termination or modification of the Citadel JSA, the Company believes that such termination or modification will not have a long-term material adverse effect on the Company because the Company believes that it can provide more efficiently the services currently performed by Citadel given the fee structure of the Citadel JSA. The Company has begun preparations for an orderly transition in the event that the DOJ requires the termination of the Citadel JSA.

         During the period that the Company operated the Colorado Stations and the Spokane Stations pursuant to an LMA, the Company recognized the Citadel JSA fee as net revenue. As of November 22, 1996, when the Company purchased the Colorado Stations and the Spokane Stations, the Company included the related stations' operating expenses in its consolidated statements of operations as expenses and the reimbursement of the expenses and the Citadel JSA fee as revenues. The inclusion of the reimbursement expenses results in a permanent reduction in the Company's Broadcast Cash Flow Margin (Broadcast Cash Flow as a percentage of net revenues). See "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operation."


THE STATIONS AND THE MARKETS

         The following table summarizes certain information with respect to the radio stations that the Company owns and operates, provides programming to or sells advertising on behalf of:

                                                                                                  1997                     TOTAL
                                                              STATION RANK     1997 AUDIENCE    STATION   NUMBER OF      EXPIRATION
                 MARKET      STATION              TARGET      AMONG TARGET    SHARE FOR TARGET  REVENUE   STATIONS IN   DATE OF FCC
   STATION(1)     RANK      FORMAT (2)         DEMOGRAPHICS  DEMOGRAPHICS(2)   DEMOGRAPHICS(2)   RANK(2)   MARKET(2)   AUTHORIZATION
---------------  ------    -----------------   ------------  ---------------  ----------------  --------  -----------  -------------
OMAHA MARKET       72                                                                                        20

   KXKT-FM               Country             Adults 25-54          4               8.8%            3                      2/1/05

   KGOR-FM               Oldies              Adults 25-54          5               6.8%            5                      6/1/05

   KTNP-FM               Pop Alternative     Adults 18-34          4               8.5%           10                      6/1/05

   KFAB-AM               Talk/News/Sports    Adults 25-54          8               5.0%            4                      6/1/05

SPOKANE MARKET     87                                                                                        22

   KKZX-FM(4)            Classic Rock        Adults 25-54          1              16.2%            1                     2/1/98(3)

   KISC-FM               Adult Contemporary  Adults 25-54          4               6.6%            2                      2/1/06

   KNFR-FM               Country             Adults 25-54          7               5.9%            4                     2/1/98(3)

   KEYF-FM(4)            Oldies              Adults 25-54          8               5.6%            6                      2/1/06

   KAQQ-AM               Middle-of-the-Road  Adults 35-64         13*              3.2%           11                      2/1/06

   KCDA-FM(5)            Country             Adults 25-54         13*              2.9%           12                      10/1/05

   KEYF-AM(4)            Oldies              Adults 25-54         21                .3%           N/A                     2/1/06

   KUDY-AM(4)            Religion            Adults 25-64         --                --            N/A                     2/1/06

WICHITA MARKET     89                                                                                        20

   KZSN-FM               Country             Adults 25-54          2              10.6%            2                      6/1/05

   KRBB-FM               Adult Contemporary  Adults 25-54          3               8.7%            3                      6/1/05

   KEYN-FM               Oldies              Adults 25-54          5               7.0%            7                      6/1/05

   KWSJ-FM               New Age             Adults 25-54          9               4.5%           12                      6/1/05
                         Contemporary

   KFH-AM                Talk/News/Sports    Adults 35-64          8               4.7%           13                      6/1/05

   KQAM-AM               Talk/News/Sports    Adults 35-64         18               1.0%           15                      6/1/05

COLORADO SPRINGS   94                                                                                        17
MARKET

   KSPZ-FM(4)            Oldies              Adults 25-54         6*               5.6%            5                      4/1/05

   KVUU-FM(4)            Adult Contemporary  Adults 25-54          6*              5.6%            7                      4/1/05

   KVOR-AM(4)            News/Talk           Adults 25-54          9               4.8%           10                      4/1/05

   KTWK-AM(4)            Nostalgia           Adults 35-64         13*              1.4%           N/A                     4/1/05

LINCOLN MARKET    171                                                                                        16

   KZKX-FM               Country             Adults 25-54          2               9.8%            1                      6/1/05

   KTGL-FM               Classic Rock        Adults 25-54          1              11.0%            2                      6/1/05

                                                                                                  1997                     TOTAL
                                                              STATION RANK     1997 AUDIENCE    STATION   NUMBER OF      EXPIRATION
                 MARKET      STATION              TARGET      AMONG TARGET    SHARE FOR TARGET  REVENUE   STATIONS IN   DATE OF FCC
   STATION(1)     RANK      FORMAT (2)         DEMOGRAPHICS  DEMOGRAPHICS(2)   DEMOGRAPHICS(2)   RANK(2)   MARKET(2)   AUTHORIZATION
---------------  ------    -----------------   ------------  ---------------  ----------------  --------  -----------  -------------
   KIBZ-FM               Album-Orientated    Adults 18-34          2*              9.3%            7                      6/1/05
                         Rock

   KKNB-FM               Pop Alternative     Adults 18-34          6               5.6%           10                      6/1/05

TRI-CITIES        202                                                                                        15
MARKET(6)

   KEGX-FM               Classic Hits        Adults 25-54          2*              7.8%            2                     2/1/98(3)

   KIOK-FM               Country             Adults 25-54          2*              7.8%            3                     2/1/98(3)

   KNLT-FM(7)            Oldies              Adults 25-54         10               3.1%            7                     2/1/98(3)

   KTCR-AM               News/Talk/Sports    Adults 35-64          3*              7.1%           11                     2/1/98(3)

   KALE-AM               News/Talk           Adults 35-64         12               2.0%           12                     2/1/98(3)

   KUJ-FM(7)             Current Hit         Adults 18-34          7               5.9%                                  2/1/98(3)

-------------
*    Tied in rank with other stations in the market.
(1) Some stations are licensed to a different community located within the market they serve.
(2) Based upon The Arbitron Company's Fall 1997 Radio Market Report for the respective markets and BIA's MasterAccess database for the first quarter of 1998.
(3) Renewal application pending. The licenses for these stations will continue in effect by operation of law until FCC action on such renewal application.
(4) Citadel Broadcasting Company sells advertising on these stations pursuant to the Citadel JSA.
(5)  The Company sells advertising on these stations pursuant to a JSA.
(6) The Tri-Cities market consists of the cities of Richland, Kennewick and Pasco in the State of Washington.
(7) The Company provides programming to and sells advertising on this station pursuant to an LMA.


ADVERTISING

         The primary source of the Company's revenues is the sale of broadcasting time for local, regional and national advertising. Stations' sales staffs generate most of the stations' local advertising sales, which comprise approximately 81% of the Company's revenues (exclusive of Citadel JSA fees received). To generate national advertising sales, the Company engages an advertising representative for each of its stations who specializes in national advertising sales and is compensated on a commission-only basis. Most advertising contracts are short-term and generally run only for a few weeks.

         The Company believes that radio is an efficient and cost-effective means for advertisers to reach specific demographic groups, because radio is a precisely-targeted medium and is highly flexible due to the short lead time between production and broadcast and the relative ease of production of commercials. To ensure that an advertising message will be heard mainly by its targeted customer base, an advertiser can choose to advertise on a station with a format that appeals to a specific demographic group. In addition, radio can more readily reach people in the workplace and in their cars than television and other media.

         Advertising rates charged by a radio station are based primarily on
(i) the station's ability to attract audiences in the demographic groups targeted by advertisers (as measured by ratings service surveys quantifying the number of listeners tuned to the station at various times of the day and week),
(ii) the supply of and demand for radio advertising time and (iii) competing forms of advertising. Rates are generally highest during morning and afternoon drive-time hours.

         Depending on the format of a particular station, there are predetermined numbers of advertisements that are broadcast each hour. The Company endeavors to determine the number of advertisements broadcast per hour that can maximize available revenue dollars without jeopardizing listening levels. Although the number of advertisements broadcast during a given time period may vary, the total number of slots available for broadcast advertising on a particular station generally does not vary significantly from year to year.


COMPETITION

         The radio broadcasting industry is highly competitive. The financial results of each of the Company's stations are dependent to a significant degree upon its audience ratings and its share of the overall advertising revenue within its geographic market. The Company's stations compete for audience share and advertising revenues directly with other FM and AM radio stations, as well as with other media, within their respective markets. Radio stations compete for listeners primarily on the basis of program content and by hiring high-profile talent with appeal to a particular demographic group. The Company competes for advertising revenues principally through effective promotion of its stations' listener demographics and audience shares, and through the number of listeners in a target group that can be reached for the price charged for the air-time.

         The Company's audience ratings and market share are subject to change, and any adverse change in audience rating and market share in any particular market could have a material adverse effect on the Company's business, financial condition and results of operations. Although the Company competes with other radio stations with comparable programming formats in most of its markets, the Company's stations could suffer a reduction in ratings or advertising revenue and could require increased promotional and other expenses if another station in a given market were to convert its programming format to a format similar to one of the Company's radio stations, if a new radio station were to adopt a competitive format, or if an existing competitor were to strengthen its operations. As a result of the Telecom Act, certain radio broadcasting companies have become significantly larger and have greater financial resources than the Company. Furthermore, the Telecom Act will permit other radio broadcasting companies to enter the markets in which the Company operates or may operate in the future. Although the Company believes that each of its stations is able to compete effectively in its market, there can be no assurance that any of the Company's stations will be able to maintain or increase its current audience ratings and advertising revenue market share.

         The Company's stations also compete for advertising revenues with other media, including newspapers, broadcast television, cable television, magazines, billboard advertising, transit advertising and direct mail advertising. Factors that affect a station's competitive position include its appeal to demographic groups that advertisers seek to reach, its authorized power, terrain, assigned frequency, audience characteristics, local program acceptance and the number and characteristics of other stations in the market area. The radio broadcasting industry also is subject to competition from new media technologies that are being developed or introduced, such as the delivery of audio programming by cable television systems or the introduction of digital audio broadcasting. See "--Federal Regulation of Radio Broadcasting--Proposed Changes." The radio broadcasting industry historically has grown despite the introduction of new technologies for the delivery of entertainment and information, such as television broadcasting, cable television, audio tapes and compact disks. There can be no assurance, however, that the development or introduction in the future of any new media technology will not adversely affect the radio broadcasting industry generally or the Company in particular.


SEASONALITY

         The Company's revenues vary throughout the year. As is typical in the radio broadcasting industry, the Company's first quarter generally produces the lowest revenues for the year and the fourth quarter generally produces the highest revenues for the year. The Company's operating results in any period may be affected by the incurrence of advertising and promotion expenses that do not necessarily produce commensurate revenues until the impact of the advertising and promotion is realized in future periods.


EMPLOYEES

         As of December 31, 1997, the Company had approximately 316 full-time and 120 part-time employees, none of whom were represented by unions. The Company believes that its relations with its employees are good.

         The Company endeavors to enter into employment agreements with on-air personalities and station general managers whose services are deemed by the Company to be important for its continued success. In addition, the Company has entered into a long-term employment agreement with its President and Chief Executive Officer. See "Item 11. Executive Compensation--Employment Agreement."

FEDERAL REGULATION OF RADIO BROADCASTING

         Adoption of the Telecom Act in February 1996 eliminated the national limits and liberalized the local limits on radio station ownership by a single company. However, the DOJ has indicated that, in certain cases, ownership of the number of radio stations permitted by the Telecom Act may result in the undue concentration of ownership within a market or otherwise have an anti-competitive effect. The DOJ is increasingly scrutinizing acquisitions of radio stations and the entering into of JSAs and LMAs. In particular, the DOJ has indicated that a prospective buyer of a radio station may not enter into an LMA in connection with the acquisition of such station before expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended. The DOJ also has required the termination of a radio station JSA that, in the opinion of the DOJ, would have given a radio station owner, together with its proposed acquisition of other radio stations in the market, control over more than 60% of the sales of radio advertising revenue in the market. Certain of the JSAs entered into by the Company have been the subject of inquiries from the DOJ. See "--Citadel JSA" and "Item 3. Legal Proceedings." There can be no assurance that future inquiries or policy and rule-making activities of the FCC or the DOJ will not adversely impact the Company's operations (including existing stations or markets) or its expansion strategy.

         The ownership, operation and sale of radio stations are subject to the jurisdiction of the FCC, which acts under authority granted by the Communications Act of 1934, as amended (the "Communications Act"). Among other things, the FCC assigns frequency bands for broadcasting; determines the particular frequencies, locations and operating power of stations; issues, renews, revokes and modifies station licenses; determines whether to approve changes in ownership or control of station licenses; regulates equipment used by stations; adopts and implements regulations and policies that directly or indirectly affect the ownership, operation and employment practices of stations; and has the power to impose penalties for violations of its rules or the Communications Act.

         The following is a brief summary of certain provisions of the Communications Act and of specific FCC regulations and policies. Reference should be made to the Communications Act, FCC rules and the public notices and rulings of the FCC for further information concerning the nature and extent of federal regulation of broadcast stations.

         FCC Licenses. Radio stations operate pursuant to broadcasting licenses that are granted by the FCC for maximum terms of eight years and are subject to renewal upon application to the FCC. During certain periods when renewal applications are pending, petitions to deny license renewals can be filed by interested parties, including members of the public. The FCC will grant a renewal application if it finds that the station has served the public interest, convenience and necessity, that there have been no serious violations by the licensee of the Communications Act or the rules and regulations of the FCC and that there have been no other violations by the licensee of the Communications Act or the rules and regulations of the FCC that, when taken together, would constitute a pattern of abuse.

         Ownership Matters. The Communications Act prohibits the assignment of a broadcast license or the transfer of control of a broadcast licensee without the prior approval of the FCC. In determining whether to grant such approval, the FCC considers a number of factors pertaining to the licensee, including compliance with various rules limiting common ownership of media properties, the "character" of the licensee and those persons holding "attributable" interests therein and compliance with the Communications Act's limitations on alien ownership.

         To obtain the FCC's prior consent to transfer control of or assign a broadcast license, appropriate applications must be filed with the FCC. If the transfer or assignment application involves a "substantial change" in ownership or control, the application is placed on public notice for a period of approximately 30 days, during which petitions to deny the application may be filed by interested parties, including members of the public. If the transfer or assignment application does not involve a "substantial change" in ownership or control, it is a "pro forma" application. The "pro forma" application is nevertheless subject to having informal objections filed against it. If the FCC grants a transfer or assignment application, interested parties have approximately 30 days from public notice of the grant to seek reconsideration or review of that grant. The FCC normally has approximately an additional ten days to set aside that grant on its own motion.

         As a result of the Telecom Act, the limit on the number of radio stations one entity may own nationally has been eliminated and the limits on the number of radio stations one entity may own locally is as follows: (i) in a market with 45 or more commercial radio stations, an entity may own up to eight commercial radio stations, not more than five of which are in the same service (FM or AM); (ii) in a market with between 30 and 44 (inclusive) commercial radio stations, an entity may own up to seven commercial radio stations, not more than four of which are in the same service; (iii) in a market with between 15 and 29 (inclusive) commercial radio stations, an entity may own up to six commercial radio stations, not more than four of which are in the same service; and (iv) in a market with 14 or fewer commercial radio stations, an entity may own up to five commercial radio stations, not more than three of which are in the same service, except that an entity may not own more than 50% of the stations in such market. FCC ownership rules continue to permit an entity to own one FM and one AM station locally regardless of market size. For the purposes of these rules, in general, a radio station being programmed pursuant to an LMA by an entity is not counted as an owned station for purposes of determining the programming entity's local ownership limits unless the entity already owns a radio station in the market of the station with which the entity has the LMA; and a radio station whose advertising time is being sold pursuant to a JSA is currently not counted as an owned station of the entity selling the advertising time even if that entity owns a radio station in the market of the station with which the entity has the JSA. As a result of the elimination of the national ownership limits and the liberalization of the local ownership limits effected by the Telecom Act, radio station acquisitions are subject to antitrust review by the DOJ even if approved by the FCC. The DOJ also has indicated an intention to review such acquisitions carefully. The DOJ has articulated what it believes to be the relevant market for competitive analysis in the radio broadcasting industry, but no court has determined its validity.

         The Communications Act and FCC rules also prohibit the common ownership, operation or control (i) of a radio broadcast station and a television broadcast station serving the same geographic market, subject to a presumptive waiver of such prohibition for stations located in the largest television markets if certain conditions are satisfied (the Telecom Act directs the FCC to extend such waiver policy to the top 50 television markets), and
(ii) of a radio broadcast station and a daily newspaper serving the same geographic market. Under these rules, absent waivers, the Company would not be permitted to acquire any daily newspaper or television broadcast station (other than low-power television) in any geographic market in which it owns broadcast properties. The FCC has pending an inquiry to determine whether it should liberalize its waiver policy with respect to common ownership of a daily newspaper and one or more radio stations in the same market.

         The FCC generally applies its ownership limits to "attributable" interests held by an individual, corporation, partnership or other association. In the case of corporations holding (or through subsidiaries controlling) broadcast licenses, the interests of officers, directors and those who, directly or indirectly, have the right to vote 5% or more of the corporation's stock (or 10% or more of such stock in the case of insurance companies, investment companies and bank trust departments that are passive investors) are generally attributable, except that, in general, no minority voting stock interest will be attributable if there is a single holder of more than 50% of the outstanding voting power of the corporation. Also, under certain circumstances, the FCC's "cross-interest" policy may prohibit one party from acquiring an attributable interest in one media outlet (newspaper, radio and television station) and a substantial non-attributable economic interest in another media outlet in the same market. The FCC has outstanding a notice of proposed rulemaking that, among other things, seeks comment on whether the FCC should modify its attribution rules by (i) restricting the availability of the single majority stockholder exemption, (ii) attributing under certain circumstances certain interests such as non-voting stock or debt, and (iii) attributing JSAs under certain circumstances. The Company cannot predict the outcome of this proceeding or how it will affect the Company's business.

         Robert F.X. Sillerman, a significant stockholder who has non-voting common and preferred stock interests in the Company, is Executive Chairman of SFX, a publicly traded radio broadcasting company, which has attributable interests in radio stations. Heretofore, the FCC has not considered Mr. Sillerman's interest in the Company to be an attributable one. However, Mr. Sillerman's non-voting stock interests in the Company are convertible into voting stock interests under certain circumstances, including the receipt of necessary FCC approval. The FCC is examining, through outstanding rulemaking proceedings, whether to change the criteria for considering an interest to be attributable. Some commenters in the rulemaking proceedings have urged that the test of attribution should not be voting power but rather influence over the licensee. If the FCC were to determine that Mr. Sillerman's interest in the Company was attributable, then Mr. Sillerman might be required to reduce the number of his attributable interests to the then-applicable permissible limits contained in the FCC's ownership rules.

         The Communications Act prohibits the issuance of a broadcast license to, or the holding of a broadcast license by, any corporation of which more than 20% of the capital stock is owned of record or voted by non-U.S. citizens or their representatives or a foreign government or a representative thereof or a corporation organized under the laws of a foreign country ("Aliens"). The Communications Act also authorizes the FCC, if the FCC determines that it would be in the public interest, to prohibit the issuance of a broadcast license to, or the holding of a broadcast license by, any corporation directly or indirectly controlled by any other corporation of which more than 25% of the capital stock is owned of record or voted by Aliens. The Company has been advised that the FCC staff has interpreted this provision to require a finding that such a grant or holding would be in the public interest before a broadcast license may be granted to or held by any such corporation. The Company has also been advised that the FCC staff has made such a finding only in limited circumstances. The FCC has issued interpretations of existing law under which these restrictions in modified form apply to other forms of business organizations, including partnerships. As a result of these provisions, the licenses granted to the radio station subsidiaries of the Company by the FCC could be revoked if, among other restrictions imposed by the FCC, more than 25% of the Company's stock were directly or indirectly owned or voted by Aliens. The Certificate of Incorporation contains limitations on Alien ownership and control of the Company that are substantially similar to those contained in the Communications Act.

         Local Marketing Agreements. Over the past few years, a number of radio stations, including certain of the Company's stations, have entered into what have commonly been referred to as LMAs. While these agreements may take varying forms, pursuant to a typical LMA, separately owned and licensed radio stations agree to enter into cooperative arrangements of varying sorts, subject to compliance with the requirements of antitrust laws and with the FCC's rules and policies. Under these types of arrangements, separately-owned stations could agree to function cooperatively in terms of programming, advertising sales, etc., subject to the requirement that the licensee of each station shall maintain independent control over the programming and operations of its own station. One typical type of LMA is a programming agreement between two separately-owned radio stations serving a common service area, whereby the licensee of one station programs substantial portions of the broadcast day on the other licensee's station, subject to ultimate editorial and other controls being exercised by the latter licensee, and sells advertising time during such program segments. Such arrangements are an extension of the concept of "time brokerage" agreements, under which a licensee of a station sells blocks of time on its station to an entity or entities that program the blocks of time and which sell their own commercial advertising announcements during the time periods in question.

         The FCC has specifically revised its cross-interest policy to make that policy inapplicable to time brokerage arrangements. Furthermore, over the past few years, the staff of the FCC's Mass Media Bureau has held that LMAs are not contrary to the Communications Act, provided that the licensee of the station which is being substantially programmed by another entity maintains complete responsibility for and control over programming and operations of its broadcast station and assures compliance with applicable FCC rules and policies.

         The FCC's multiple ownership rules specifically permit radio station LMAs to continue to be entered into and implemented, but provide that a licensee of a station that brokers more than 15% of the time on another station serving the same market will be considered to have an attributable ownership interest in the brokered station for purposes of the FCC's multiple ownership rules. As a result, in a market in which the Company owns a radio station, the Company would not be permitted to enter into an LMA with another local radio station in the same market that it could not own under the local ownership rules, unless the Company's programming constitutes 15% or less of the other local station's programming time on a weekly basis. The FCC's rules also prohibit a broadcast licensee from simulcasting more than 25% of its programming on another station in the same broadcast service (i.e., AM-AM or FM-FM) through a time brokerage or LMA arrangement where the brokered and brokering stations which it owns or programs serve substantially the same area.

         Joint Sales Agreements. Under a typical JSA, the licensee of one radio station sells the advertising time of another licensee's radio station. Currently, JSAs are not deemed by the FCC to be attributable. However, the FCC has outstanding a notice of proposed rulemaking concerning, among other things, whether JSAs should be considered attributable interests under certain circumstances. If JSAs become attributable interests as a result of such rulemaking, the Company would be required to terminate any JSA it might have with a radio station with which the Company could not have an LMA.

         The DOJ has indicated that it may consider that a JSA between radio broadcasters in the same market violates the antitrust law's prohibition against competitors agreeing on prices. The Company's JSA in the Wichita, Kansas market has been, and the Citadel JSA in the Colorado Springs, Colorado market and the Spokane, Washington market are being, investigated by the DOJ, but the DOJ has not indicated the outcome of its investigation of the Citadel JSA. See "--Citadel JSA." The Company has terminated its JSA in the Wichita, Kansas market.

         Programming and Operation. The Communications Act requires broadcasters to serve the "public interest." The FCC gradually has relaxed or eliminated many of the more formalized procedures it had developed in the past to promote the broadcast of certain type of programming responsive to the needs of a station's community of license. A licensee continues to be required, however, to present programming that is responsive to issues of the station's community, and to maintain certain records demonstrating such responsiveness. Complaints from listeners concerning a station's programming often will be considered by the FCC when it evaluates renewal applications of a licensee, although such complaints may be filed at any time and generally may be considered by the FCC at any time. Stations also must follow various rules promulgated under the Communications Act that regulate, among other things, political advertising, sponsorship identifications, the advertisement of contests and lotteries, obscene and indecent broadcasts, and technical operations, including limits on radio frequency radiation. In addition, licensees must develop and implement affirmative action programs designed to promote equal employment opportunities, and must submit reports to the FCC with respect to these matters on an annual basis and in connection with a renewal application.

         Failure to observe these or other rules and policies can result in the imposition of various sanctions, including monetary forfeitures, the grant of "short" (less than the maximum) renewal terms or, for particularly egregious violations, the denial of a license renewal application or the revocation of a license.

         Proposed Changes. The Congress and/or the FCC have under consideration, and in the future may consider and adopt, new laws, regulations and policies regarding a wide variety of matters that could affect, directly or indirectly, the operation, ownership and profitability of the Company's radio broadcast stations, result in the loss of audience share and advertising revenues for the Company's radio broadcast stations and affect the ability of the Company to acquire additional radio broadcast stations or finance such acquisitions. Such matters may include: changes to the license renewal process; spectrum use or other fees on FCC licensees; revisions to the FCC's equal employment opportunity rules and other matters relating to minority and female involvement in the broadcasting industry; proposals to change rules relating to political broadcasting; technical and frequency allocation matters; proposals to permit expanded use of FM translator stations; proposals to restrict or prohibit the advertising of beer, wine and other alcoholic beverages on radio; changes in the FCC's cross-interest, multiple ownership and attribution policies; changes to broadcast technical requirements; delivery by telephone companies of audio and video programming to the home through existing phone lines; proposals to limit the tax deductibility of advertising expenses by advertisers; and proposals to auction the right to use the radio broadcast spectrum to the highest bidder.

         The FCC has authorized the use of a new technology, digital audio broadcasting ("DAB"), to deliver audio programming by satellite and is considering terrestrial DAB. In April 1997, the FCC awarded two licenses for DAB. DAB will provide a medium for the delivery by satellite or terrestrial means of multiple new audio programming formats to local and national audiences. It is not presently known precisely how this technology may be used in the future by existing radio broadcast stations either on existing or alternate broadcasting frequencies.

         The Company cannot predict what other matters might be considered in the future by the FCC and/or Congress. The implementation of the Telecom Act or any of these proposals or changes may have a material adverse impact on the Company's business, financial condition or results of operations.

FORWARD-LOOKING INFORMATION

         Except for the historical information contained in this Report, certain items herein, including, without limitation, certain matters discussed under "Item 3. Legal Proceedings" and under "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operation," are forward-looking statements. The matters referred to in such statements could be affected by the risks and uncertainties involved in the Company's business, including, without limitation, risks and uncertainties relating to leverage, the ability to obtain financing, the level and volatility of interest rates, integration of the acquisitions completed during Fiscal Year 1997, the ability of the Company to achieve certain cost savings, the management of growth, the introduction of new technology, changes in the regulatory environment, the popularity of radio as a broadcasting and advertising medium, changing consumer tastes, the effect of economic and market conditions, the impact of current or pending legislation and regulation and the other risks and uncertainties detailed in "--Competition" and "--Federal Regulation of Radio Broadcasting" and "Item 7. Management's Discussion and Analysis of Financial Condition and
Results of Operation." The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.


ITEM 2.  PROPERTIES

         The types of properties required to support each of the Company's radio stations include offices, studios and tower sites. A station's studios are generally housed with its offices in downtown or business districts. Tower sites are generally located so as to provide maximum market coverage.

         The Company's corporate headquarters are leased and located at 750 B Street, Suite 1920, San Diego, California. The lease for this location will expire in January, 2000. The Company's radio station office, studio and transmitter sites are leased principally with lease terms that expire within one to 19 years. The Company does not anticipate any difficulties in renewing those leases that expire within the next five years. The Company owns substantially all of the equipment used in its radio broadcasting business.

         There has been speculation within the broadcasting industry that the adoption and implementation of digital television standards may create a tower capacity shortage which would most likely affect FM radio broadcasters, particularly those who lease FM broadcasting sites on television towers. Although the Company leases FM broadcasting sites on television towers, the Company presently believes that in the event that a tower capacity shortage develops, it would not have a material adverse effect on the Company's business, financial condition or results of operations.

         The Company believes that its properties are in good condition and suitable for its operations; however, the Company continually looks for opportunities to upgrade its properties.


ITEM 3.  LEGAL PROCEEDINGS

         In October 1996, the Company received a subpoena from the DOJ, seeking information related to the Company's JSAs in the Wichita, Kansas, Spokane, Washington and Colorado Springs, Colorado markets. The Company responded to the subpoena in or about February 1997 and has provided supplemental information requested by the DOJ, but the DOJ has not yet indicated its regulatory decision. In the event that the DOJ requires the termination or modification of the Citadel JSA, the Company believes that such termination or modification would have a favorable long-term impact on the

Company's operations, although the Company may suffer a short-term disruption in sales efforts caused by the transition, because the Company's income from the Citadel JSA, which is a share of the combined profits of the stations involved in the Citadel JSA, currently is negatively impacted by a disproportionate share of the combined operating expenses. The Company has begun preparations for an orderly transition in the event that the DOJ requires the termination of the Citadel JSA. See "Item I. Business--Citadel JSA."

         Management is not currently aware of any other material threatened or pending legal proceedings against the Company, that if adversely decided, would have a material adverse effect on the business, financial condition or results of operations of the Company.


ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

         None.


                                    PART II

ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS


MARKET INFORMATION FOR SECURITIES

         The Company's Class A Common Stock and the Depositary Shares, each representing a one-tenth interest in a share of 9% Mandatory Convertible Preferred Stock, $.01 par value per share (the "Depositary Shares"), are quoted on the Nasdaq SmallCap Market ("Nasdaq") under the symbols TBCOA and TBCOL, respectively. The high and low bid prices for the Class A Common Stock and the Depositary Shares for the quarters indicated below are as reported by Nasdaq and reflect interdealer prices, without retail markup, markdown or commissions and may not represent actual transactions.


                            CLASS A COMMON STOCK (1)

                                       1996                     1997
                             ------------ ------------ ------------ -----------

QUARTER ENDED                   HIGH          LOW         HIGH         LOW
---------------------------- ------------ ------------ ------------ -----------

March 31................       11 3/8       10 1/4        8 3/4       7

June 30.................       10 3/4        7 7/8        8           5 1/2

September 30............        9 1/8        6 3/4        9 3/16      6 7/8

December 31.............       10 1/8        8           11 1/2       8 3/16


                             DEPOSITARY SHARES (2)
-------------------------------------------------------------------------------

                                       1996                      1997
                             ------------------------- ------------------------

QUARTER ENDED                   HIGH          LOW         HIGH         LOW
---------------------------- ------------ ------------ ------------ -----------

March 31................       11 1/8       10 1/4       10 1/4        8

June 30.................       11 1/4        9 5/8        9 1/4        7 1/2

September 30............       11            8 3/4       10 1/4        8 1/2

December 31.............       11            8           12            8 5/8

----------
(1)      The Class A Common Stock was first quoted on September 8, 1995.
(2)      The Depositary Shares were first quoted on March 5, 1996.

         As of March 17, 1998, there were 42 and 0 holders of record of the outstanding shares of the Class A Common Stock and the Depositary Shares, respectively. This information does not include beneficial owners of the Class A Common Stock or the Depositary Shares held in the name of a broker, dealer, bank, voting trustee or other nominee. The Company's Class B Common Stock, Class C Common Stock and Class D Common Stock are held of record by one holder, four holders and two holders, respectively. There is no public trading market for the Company's Class B Common Stock, Class C Common Stock or Class D Common Stock.

         The Company has not paid any dividends on its common stock. The holders of the Depositary Shares have received and are entitled to receive when, as, and if dividends are declared on the Preferred Stock by the Company's Board of Directors (the "Board") out of funds legally available therefor, cumulative preferential dividends accruing at the rate of 9% per annum (or $.945 per Depositary Share per annum), payable quarterly in arrears on each of March 31, June 30, September 30, and December 31. Accumulated, unpaid dividends bear interest at a rate of 10.5% per annum. The Company has announced that it will pay a regular quarterly dividend to preferred stockholders of record as of March 20, 1998. The payment will be $2.36 per preferred share or $0.236 per Depositary Share. Except for payment of the dividends with respect to the Depositary Shares, the Company intends to retain future earnings, if any, to finance the development and expansion of its business and, therefore, does not anticipate paying any cash dividends on its other securities in the foreseeable future. The decision whether to pay dividends will be made by the Board in light of conditions then existing, including the Company's results of operations, financial condition and requirements, business conditions and other factors.

RECENT SALES OF UNREGISTERED SECURITIES

         In January and April 1997, the Company issued 22,464 and 23,725 shares of Class A Common Stock, respectively, in connection with the acquisition of certain radio stations from Southern Skies Corporation. The shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. A registration statement on Form S-3 which included 22,464 shares of Class A Common Stock issued in January 1997 was declared effective by the Securities and Exchange Commission ("SEC") on February 6, 1997.

         The Company issued 5,000 shares of Class A Common Stock to the owners of KCDA-FM effective July, 1997, as an inducement to extend the JSA with respect to KCDA-FM in the Spokane, Washington market.

         No options granted under the Company's 1995 Stock Option Plan and 1996 Stock Option Plan have been exercised as of March 17, 1998. Although the 1997 Stock Option Plan was approved by the Board of Directors, no options have been granted.

ITEM 6.   SELECTED FINANCIAL DATA.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

         The following selected financial data are derived from the Consolidated Financial Statements of the Company. The selected financial data should be read in conjunction with "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and Notes thereto.




                                                           PREDECESSOR(3)
                                                ------------------------------------      JUNE 29,
                                                    YEAR ENDED                             1995           YEAR ENDED
                                                   DECEMBER 31,           NINE           (COMPANY'S       DECEMBER 31,
                                                -------------------   MONTHS ENDED      INCEPTION TO ----------------------
                                                                      SEPTEMBER 30,     DECEMBER 31,
                                                   1993      1994         1995            1995(4)       1996      1997
                                                ---------  --------  ----------------   ------------ ----------  ----------

STATEMENT OF OPERATIONS

NET REVENUES                                     $  2,651  $  2,750  $          1,756     $   1,108   $  18,963   $  33,641

STATION OPERATING EXPENSES                          3,098     2,814             1,900         1,015      13,678      23,415

DEPRECIATION AND AMORTIZATION                         323       395               420           145       1,427       4,134

CORPORATE EXPENSES                                     --        72               132           234       1,719       2,068

DEFERRED COMPENSATION                                  --        --                81           227         366         390

DOJ INFORMATION REQUEST COSTS                          --        --                --            --         300          --
                                                ---------- --------- -----------------    ---------- ----------- -----------


OPERATING (LOSS) INCOME                              (770)     (531)             (777)         (513)      1,473       3,634

INTEREST (EXPENSE) INCOME - NET                      (151)     (170)             (143)           60      (1,852)     (4,365)

OTHER INCOME (EXPENSE)                                  8         7                12            --         (60)       (138)
                                                ---------- --------- -----------------    ---------- ----------- -----------


LOSS BEFORE EXTRAORDINARY ITEM AND INCOME TAX
  (BENEFIT)                                          (913)     (694)             (908)         (453)       (439)       (869)

INCOME TAX (BENEFIT)                                 (336)     (101)               --            --          --          --
                                                ---------- --------- -----------------    ---------- ----------- -----------


LOSS BEFORE EXTRAORDINARY ITEM                       (577)     (593)             (908)         (453)       (439)       (869)

EXTRAORDINARY ITEM                                     --        --                --            --        (320)       (958)
                                                ---------- --------- -----------------    ---------- ----------- -----------


NET LOSS                                             (577)     (593)             (908)         (453)       (759)     (1,827)

PREFERRED STOCK DIVIDEND REQUIREMENT                   --        --                --            --      (4,414)     (5,507)
                                                ---------- --------- -----------------    ---------- ----------- -----------


NET LOSS APPLICABLE TO COMMON STOCK               $  (577)  $  (593)  $          (908)     $   (463)   $ (5,173)   $ (7,334)
                                                ========== ========= =================    ========== =========== ===========



LOSS PER COMMON SHARE - BASIC:

LOSS BEFORE EXTRAORDINARY ITEM                                                             $  (0.21)   $  (0.97)   $  (1.30)

EXTRAORDINARY ITEM                                                                               --        0.10    $  (0.20)
                                                                                          ========== =========== ===========

NET LOSS PER COMMON SHARE                                                                  $  (0.21)   $  (1.07)   $  (1.50)
                                                                                          ========== =========== ===========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING -                                                  2,154       4,842       4,882
BASIC
                                                                                          ========== =========== ===========




                                                           PREDECESSOR(3)
                                                -------------------------------------    JUNE 29,
                                                    YEAR ENDED                             1995           YEAR ENDED
                                                   DECEMBER 31,           NINE          (COMPANY'S       DECEMBER 31,
                                                -------------------   MONTHS ENDED     INCEPTION) TO ----------------------
                                                                      SEPTEMBER 30,     DECEMBER 31,
                                                   1993      1994         1995            1995(4)       1996      1997
                                                ---------  --------  ----------------   ------------ ----------  ----------
OTHER OPERATING DATA

BROADCAST CASH FLOW (1)                         $   (447)  $   (64)  $          (144)     $     93   $   5,285   $  10,226

CASH CAPITAL EXPENDITURES                             10         6                83            55       1,555         869

NET CASH (USED IN) PROVIDED BY OPERATING            (231)      (70)             (183)         (682)      1,330       3,482
ACTIVITIES

NET CASH PROVIDED BY (USED IN) INVESTING              (2)    2,091               (83)       (7,377)    (65,273)    (45,525)
ACTIVITIES
NET CASH PROVIDED BY (USED IN) FINANCING             204    (2,036)              285        13,105      61,980      40,732
ACTIVITIES



                                                           PREDECESSOR(3)
                                                -------------------------------------    JUNE 29,
                                                    YEAR ENDED                             1995           YEAR ENDED
                                                   DECEMBER 31,           NINE          (COMPANY'S       DECEMBER 31,
                                                -------------------   MONTHS ENDED     INCEPTION) TO ----------------------
                                                                      SEPTEMBER 30,     DECEMBER 31,
                                                   1993      1994         1995            1995(4)       1996      1997
                                                ---------  --------  ----------------   ------------ ----------  ----------
BALANCE SHEET DATA (AS OF THE END OF THE
PERIOD)
CASH AND CASH EQUIVALENTS                       $     32   $    16      $         35      $   5,046   $   3,083   $   1,771

WORKING CAPITAL                                   (1,316)   (1,426)           (1,470)         5,122       4,492       3,032

INTANGIBLE ASSETS, NET                             3,282     2,891             2,823          5,603      65,159     111,674

TOTAL ASSETS                                       5,114     4,857             4,599         13,735      88,394     132,741

LONG TERM DEBT (2)                                 9,896     4,129             4,304             --      13,000      60,333

STOCKHOLDERS' EQUITY                              (5,003)      406              (363)        12,879      64,382      57,896


(1)  ALTHOUGH BROADCAST CASH FLOW, DEFINED AS EARNINGS BEFORE INTEREST, TAXES,
     DEPRECIATION, AMORTIZATION AND CORPORATE EXPENSES, IS NOT A MEASURE OF
     PERFORMANCE CALCULATED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING
     PRINCIPALS, THE COMPANY BELIEVES THAT BROADCAST CASH FLOW IS ACCEPTED BY
     THE BROADCASTING INDUSTRY AS A GENERALLY RECOGNIZED MEASURE OF PERFORMANCE
     AND IS USED BY ANALYSTS WHO REPORT PUBLICLY ON THE PERFORMANCE OF
     BROADCASTING COMPANIES.

(2)  LONG TERM DEBT INCLUDES CURRENT PORTION OF LONG TERM DEBT INCLUDED IN
     CURRENT LIABILITIES.

(3)  PREDECESSOR REPRESENTS THE COMBINED HISTORICAL FINANCIAL INFORMATION OF
     THE INITIAL WICHITA STATIONS (CONSISTING OF KFH-AM, KWSJ-FM, KQAM-AM AND
     KRBB-FM) FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1994 AND FOR THE NINE
     MONTHS ENDED SEPTEMBER 30, 1995.

(4) THE COMPANY COMMENCED RADIO STATION OPERATIONS ON SEPTEMBER 13, 1995.


ITEM 7.   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
          CONDITION AND RESULTS OF OPERATION.

     The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the consolidated financial statements and related notes thereto. The following discussion contains certain forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, risks and uncertainties relating to leverage, the ability to obtain financing, the level and volatility of interest rates, integration of the acquisitions completed during Fiscal Year 1997, the ability of the Company to achieve certain cost savings, the management of growth, the introduction of new technology, changes in the regulatory environment, the popularity of radio as a broadcasting and advertising medium, changing consumer tastes, the effect of economic and market conditions, and the impact of current or pending legislation and regulation. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

GENERAL

     The Company owns and operates radio stations primarily in medium and small markets in the midwestern and western United States. The Company currently owns and operates, sells advertising on behalf of or provides programming to 22 FM and 10 AM radio stations in six markets. The Company also owns the Sports Network.

 MARKET                                                   AM           FM
 ---------------------------------------------------- ------------ ------------

 Omaha, Nebraska(1)................................        1            3

 Spokane, Washington(2)(3).........................        3            5

 Wichita, Kansas...................................        2            4

 Colorado Springs, Colorado(4).....................        2            2

 Lincoln, Nebraska(1)..............................       --            4

 Tri-Cities, Washington(5)(6)......................        2            4
                                                      ------------ ------------

      Total........................................       10           22
                                                      ============ ============


(1) The Company also acquired the Sports Network pursuant to the Pinnacle Acquisition.

(2) Includes four stations for which Citadel Broadcasting Company sells advertising pursuant to a joint sales agreement.

(3) Includes one station that is not owned by the Company but on which it sells advertising pursuant to a joint sales agreement.

(4) Consists of four stations owned by the Company for which Citadel Broadcasting Company sells advertising pursuant to a joint sales agreement.

(5) The Tri-Cities, Washington market consists of the cities of Richland, Kennewick and Pasco in the State of Washington.

(6) Includes two stations that are not owned by the Company but on which it provides services and sells advertising pursuant to local marketing agreements.

         The performance of a radio station group, such as the Company, is customarily measured by its ability to generate Broadcast Cash Flow. Although Broadcast Cash Flow is not a measure of performance calculated in accordance with generally accepted accounting principles ("GAAP"), the Company believes that Broadcast Cash Flow is accepted by the broadcasting industry as a generally recognized measure of performance and is used by analysts who report publicly on the performance of broadcasting companies. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income, net income, net cash provided by operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with GAAP.

         The primary source of the Company's revenues is the sale of advertising time on its radio stations. The Company's most significant station operating expenses are employee salaries and commissions, programming expenses and advertising and promotional expenditures. The Company seeks to reduce expenses at the stations by implementing cost controls, operating the stations as groups in their respective markets and lowering overhead by combining and centralizing administrative and financing functions of its stations.

         The Company's revenues are primarily affected by the advertising rates that its radio stations charge. The Company's advertising rates are in large part based on a station's ability to attract audiences in the demographic groups targeted by its advertisers, as measured principally by The Arbitron Company (an independent rating service) on a quarterly basis. Because audience ratings in local markets are crucial to a station's financial success, the Company endeavors to develop strong listener loyalty. The Company seeks to diversify the formats on its stations as a means to insulate it from the effects of changes in the musical tastes of the public in any particular format. The number of advertisements that can be broadcast without jeopardizing audience levels (and the resulting ratings) is limited in part by the format of a particular station. The Company's stations strive to maximize revenue by constantly managing the number of commercials available for sale and adjusting prices based upon local market conditions. In the broadcasting industry, radio stations often utilize trade (or barter) agreements which exchange advertising time for goods or services (such as travel or lodging), instead of for cash. The Company generates most of its revenue from local advertising, which is sold primarily by a station's sales staff. During Fiscal Year 1997, approximately 81% of the Company's revenues (exclusive of Citadel JSA fees received) were from local advertising. To generate national advertising sales, the Company engages independent advertising sales representatives that specialize in national sales for each of its stations.

         The radio broadcasting industry is highly competitive. The financial results of each of the Company's stations are dependent to a significant degree upon its audience ratings and its share of the overall advertising revenue within the station's geographic market. See "Item 1. Business--Competition."

         The Company's revenues vary throughout the year. As is typical in the radio broadcasting industry, the Company's first calendar quarter generally produces the lowest revenues for the year, and the fourth calendar quarter generally produces the highest revenues for the year. The Company's operating results in any period may be affected by the incurrence of advertising and promotion expenses that do not necessarily produce commensurate revenues until the impact of the advertising and promotion is realized in future periods. See "Item 1. Business--Seasonality."

         Following the passage of the Telecom Act, the DOJ indicated its intention to investigate certain existing industry practices that had not been previously subject to anti-trust review. The DOJ is investigating the Citadel JSA in connection with the concentration of radio station ownership in the Colorado Springs, Colorado and Spokane, Washington markets. In a recent case unrelated to the Company, the DOJ has, for the first time, requested the termination of a radio station JSA that, in the opinion of the DOJ, would have given a radio station owner, together with its proposed acquisition of other radio stations in the area, control over more than 60% of radio advertising revenue in the area. The Citadel JSA provided approximately 15% of the Company's net revenues in Fiscal Year 1997. In the event that the DOJ requires the termination or modification of the Citadel JSA, the Company believes that such termination or modification would have a favorable long term impact on the Company's operations, although the Company may suffer a short-term disruption in sales efforts caused by the transition, because the Company's income from the Citadel JSA, which is a share of the combined profits of the stations involved in the Citadel JSA, currently is negatively impacted by a disproportionate share of the combined operating expenses. The Company has begun preparations for an orderly transition in the event that the DOJ requires the termination of the Citadel JSA.

RESULTS OF OPERATIONS

         The Company's consolidated financial statements are not directly comparable from period to period due to acquisition activity. The Company's acquisitions during the period from September 13, 1995, the date on which the Company commenced radio station operations, through December 31, 1997, have all been accounted for using the purchase method of accounting. These acquisitions were as follows:

         1995 Acquisitions and Operating Agreements

         o In September 1995, the Company acquired KRBB-FM, KFH-AM, KWSJ-FM (formerly KXLK-FM) and KQAM-AM, each operating in the Wichita, Kansas market (the "Initial Wichita Stations"). In addition, the Company entered into a JSA to sell all of the advertising time on KEYN-FM, also operating in the Wichita, Kansas market.

         1996 Acquisitions and Operating Agreements:

         o In January 1996, the Company acquired KTGL-FM and KZKX-FM, both operating in the Lincoln, Nebraska market.

         o In April 1996, the Company acquired KTNP-FM (formerly KRRK-FM) and KXKT-FM, both operating in the Omaha, Nebraska market, and KALE-AM and KIOK-FM, both operating in the Tri-Cities, Washington market.

         o In May 1996, the Company acquired KISC-FM, KNFR-FM and KAQQ-AM, each operating in the Spokane, Washington market. The Company had been operating these stations pursuant to an LMA since March 1, 1996. In addition, on March 1, 1996, the Company assumed the rights and obligations under two JSAs related to KCDA-FM and KNJY-FM, both operating in the Spokane, Washington market. The JSA related to KNJY-FM terminated on December 31, 1996.

         o In June 1996, the Company acquired KIBZ-FM and KKNB-FM, both operating in the Lincoln, Nebraska market. The Company had sold advertising on KIBZ-FM and KKNB-FM pursuant to a JSA since January 1996.

         o In November 1996, the Company acquired KVOR-AM, KSPZ-FM, KTWK-AM and KVUU-FM, each operating in the Colorado Springs, Colorado market; KEYF-FM, KEYF-AM, KUDY-AM and KKZX-FM, each operating in the Spokane, Washington market; KEYN-FM, operating in the Wichita, Kansas market; and KEGX-FM and KTCR-AM, both operating in the Tri-Cities, Washington market (the "Tri-Cities Stations"), and assumed an LMA for radio station KNLT-FM, also operating in the Tri-Cities, Washington market. The Company had operated the Colorado Springs and Spokane Stations acquired in November 1996 under an LMA since January 1996. These stations are subject to the Citadel JSA, pursuant to which Citadel sells all the advertising time on these stations. The Company had also operated the Tri-Cities Stations acquired from Pourtales in November 1996 under an LMA from July to November 1996.

         o During the four months ended December 31, 1996, the Company sold advertising on radio stations KKRD-FM, KRZZ-FM and KNSS-AM, each operating in the Wichita, Kansas market, pursuant to a JSA ("Wichita JSA"), which terminated on December 31, 1996.

         1997 Acquisitions and Operating Agreements

         o In January 1997 the Company purchased radio stations KZSN-FM and KZSN-AM, both operating in the Wichita, Kansas market.

         o In April 1997, the Company purchased radio stations KSSN-FM and KMVK-FM, both operating in the Little Rock, Arkansas market.

         o In April 1997, the Company purchased radio station KOLL-FM, operating in the Little Rock, Arkansas market. Since March 1996, the Company had provided programming and sold advertising for radio station KOLL-FM pursuant to a LMA.

         o In May 1997, the Company purchased the Sports Network, which broadcasts all of the men's football, basketball and baseball games and women's basketball and volleyball games of the University of Nebraska.

         o In June 1997, the Company purchased radio stations KFAB-AM and KGOR-FM, each operating in the Omaha, Nebraska market, and the exclusive Muzak franchise for the Lincoln and Omaha, Nebraska markets.

         o In October 1997, the Company completed the disposition of radio stations KOLL-FM, KSSN-FM and KMVK-FM, each operating in the Little Rock, Arkansas market.

         On February 12, 1997, the Company changed its fiscal year end from March 31st to December 31st, effective December 31, 1996. For comparative purposes, the Company's operating results for the fiscal periods ending March 31 have been restated as of December 31 for the affected years. Accordingly, the following compares Fiscal Year 1997 to Fiscal Year 1996, and Fiscal Year 1996 to the period from the Company's Inception until December 31, 1995 ("Partial Year 1995").


FISCAL YEAR 1997 COMPARED TO FISCAL YEAR 1996

         Net revenues increased approximately $14.7 million or 77% to approximately $33.6 million for Fiscal Year 1997 from approximately $19.0 million for Fiscal Year 1996 as a result of acquisitions consummated during Fiscal Year 1997 and the growth at continuously owned and operated stations. On a same station basis for the radio stations owned and operated as of December 31, 1997, net revenues increased to $37.1 million for Fiscal Year 1997 from approximately $32.4 million for Fiscal Year 1996 which represented a 15% increase. Despite the growth in net revenues, the Company's revenues were adversely impacted by disruptions in sales efforts as a result of the pending sales of radio stations to the Company prior to the Company's ownership and the restructuring of sales management and turnover of sales staff during the periods after the acquisitions of stations. Revenues increased during Fiscal Year 1997 due to the inclusion in net revenues of the reimbursement for operating expenses under the Citadel JSA, beginning November 22, 1996, the date of acquisition of the stations involved in the Citadel JSA. No reimbursement was recorded during the period when the Company operated those radio stations pursuant to an LMA.

         Station operating expenses increased by approximately $9.7 million or 71% in Fiscal Year 1997 to approximately $23.4 million from approximately $13.7 million for Fiscal Year 1996 primarily due to the inclusion of expenses related to the acquisitions consummated during Fiscal Year 1997. On a same station basis for the radio stations owned and operated by the Company as of December 31, 1997, operating expenses for Fiscal Year 1997 increased to approximately $26.1 million from $23.3 million for Fiscal Year 1996, which represented a 12% increase. Station operating expenses during the period prior to the Company's operation and/or ownership lack comparability in some instances as a result of the absence of certain costs including salaries for owner-management. The benefits of continuing implementation of the Company's cost reduction programs and efficiencies of combined operations in the markets served during Fiscal Year 1997 did not fully offset the impact of the additional required costs not incurred in the prior year by the former owners such as the addition of a General Manager to a station that was managed personally by the prior owner. Further, station operating expenses during Fiscal Year 1997 include amounts expended for radio stations subject to the Citadel JSA, beginning November 22, 1996, the date of acquisition of the stations involved in the Citadel JSA. No expenses were recorded during the period when the Company operated these stations pursuant to an LMA.

         Broadcast Cash Flow for Fiscal Year 1997 increased to approximately $10.2 million from approximately $5.3 million for Fiscal Year 1996, an increase of 92%. Broadcast Cash Flow Margin for Fiscal Year 1997 increased to 30%, an increase over the Broadcast Cash Flow Margin of 28% for Fiscal Year 1996, due to increases in net revenues exceeding increases in operating expenses as described above. On a same station basis, Broadcast Cash Flow for Fiscal Year 1997 increased approximately 22% as compared to Fiscal Year 1996, primarily due to increased revenue in all markets and the cost reduction program implemented by the Company. Broadcast Cash Flow Margin in Fiscal Year 1997 was reduced by approximately three percentage points by the impact of recording as revenues the reimbursement of expenses under the Citadel JSA and including the related expenses in station operating expenses.

         Depreciation and amortization expense for Fiscal Year 1997 was approximately $4.1 million versus approximately $1.4 million for Fiscal Year 1996. The increase was attributable to the additional depreciation of fixed assets and amortization of intangible assets resulting from acquisitions consummated during Fiscal Year 1997.

         Corporate expenses consisted primarily of officer's salary, financial consulting and professional fees and expenses. Corporate expenses for Fiscal Year 1997 were approximately $2.1 million as compared to approximately $1.7 million for Fiscal Year 1996. The increase is due to the loss of reimbursement of expenses by Pourtales pursuant to the Shared Expense Agreement (as defined herein) as a result of the Company's acquisition of the Pourtales owned stations and increased expenses related to acquisitions completed in Fiscal Year 1997. Included in corporate expense are fees paid to SFX for services rendered by The Sillerman Companies ("TSC") under the Amended and Restated SCMC Agreement (as defined herein) of approximately $554,000 and $359,000 for Fiscal Year 1997 and Fiscal Year 1996, respectively.

         The Company recorded deferred compensation expense of approximately $390,000 for Fiscal Year 1997 and approximately $366,000 for Fiscal Year 1996. This recurring expense is related to stock, stock options and stock appreciation rights granted to officers, directors and advisors in prior periods, but is not currently affecting cash flow.

         Operating income for Fiscal Year 1997 was approximately $3.6 million as compared to approximately $1.5 million for Fiscal Year 1996. The increase in operating income results principally from the inclusion of results of operations for stations acquired during Fiscal Year 1997.

         Net interest expense for Fiscal Year 1997 was approximately $4.4 million as compared to $1.9 million for Fiscal Year 1996. The net increase in expense was principally due to the associated interest expense incurred as a result of the increased borrowings to complete the Company's acquisition of radio stations during Fiscal Year 1997.

         Net loss before extraordinary item and income taxes for Fiscal Year 1997 was approximately $869,000 versus a loss of approximately $439,000 for Fiscal Year 1996. The Company incurred extraordinary losses of $958,080 and $320,000 in Fiscal Year 1997 and Fiscal Year 1996, respectively, in connection with the early extinguishment of debt. Net loss for Fiscal Year 1997 and Fiscal Year 1996 was approximately $1.8 million and approximately $759,000, respectively. Net loss applicable to common stock was approximately $7.3 million for Fiscal Year 1997 as compared to approximately $5.2 million for Fiscal Year 1996. The increase in the net loss applicable to common stock was principally due to increased depreciation, amortization and interest expense related to acquisitions consummated and the increased provision for dividends in Fiscal Year 1997 on the Depositary Shares.

FISCAL YEAR 1996 COMPARED TO PARTIAL YEAR 1995

         Net revenues increased approximately $17.9 million to approximately $19.0 million for Fiscal Year 1996 from approximately $1.1 million for Partial Year 1995, as a result of acquisitions, LMAs and JSAs entered into during Fiscal Year 1996 and the growth at continuously owned and operated stations. On a same station basis for the radio stations owned and operated as of December 31, 1996, excluding the Wichita JSA, net revenues were approximately $21.4 million for Fiscal Year 1996 which is comparable on a same station basis for the year ended December 31, 1995. The Company was impacted by anticipated temporary declines in revenue related to format changes on three radio stations and disruptions in sales efforts as a result of the pending sales of radio stations to the Company prior to the Company's ownership and the restructuring of sales management and turnover of sales staff during the periods after the acquisitions of stations.

         Station operating expenses increased by approximately $12.7 million in Fiscal Year 1996 to approximately $13.7 million from approximately $1.0 million for Partial Year 1995 primarily due to the inclusion of expenses related to the acquisitions and operating agreements entered into during Fiscal Year 1996. On a same station basis for the radio stations owned and operated by the Company as of December 31, 1996, excluding the Wichita JSA, operating expenses for Fiscal Year 1996 decreased to approximately $16.1 million from $17.0 million which represented a 5% decrease in operating expenses from the year ended December 31, 1995. The benefits of the Company's cost reduction programs and efficiencies of combined operations in the markets served were partially offset by increased promotional expense principally related to station format changes in three of its markets.

         Broadcast Cash Flow for Fiscal Year 1996 was approximately $5.3 million with Broadcast Cash Flow Margin of 28% versus Broadcast Cash Flow of approximately $93,000 and Broadcast Cash Flow Margin of 8% for Partial Year 1995. On a same station basis for the radio stations owned and operated by the Company as of December 31, 1996, excluding the Wichita JSA, Broadcast Cash Flow for Fiscal Year 1996 increased approximately 19% as compared to the year ended December 31, 1995, principally due to increased revenue in all markets and the cost reduction program implemented by the Company.

         Depreciation and amortization expense for Fiscal Year 1996 was approximately $1.4 million versus approximately $145,000 for Partial Year 1995. The increase was attributable to the additional depreciation of fixed assets and amortization of intangible assets resulting from acquisitions consummated during Fiscal Year 1996.

         Corporate expenses consisted primarily of officer's salary, financial consulting and professional fees and expenses. Corporate expenses for Fiscal Year 1996 were approximately $1.7 million as compared to approximately $234,000 for Partial Year 1995. The increase is principally due to increased expenses related to acquisitions consummated in Fiscal Year 1996. Included in corporate expense are fees paid to SFX for services rendered by TSC under the Amended and Restated SCMC Agreement (as defined herein) of approximately $359,000 and $20,000 for Fiscal Year 1996 and Partial Year 1995, respectively.

         The Company recorded deferred compensation expense of approximately $366,000 for Fiscal Year 1996 and approximately $227,000 for Partial Year 1995. This recurring expense is related to stock, stock options and stock appreciation rights granted to officers, directors and advisors in prior periods, but is not currently affecting cash flow.

         Operating income for Fiscal Year 1996 was approximately $1.5 million as compared to a loss of approximately $513,000 for Partial Year 1995. The increase in operating income results principally from the inclusion of results of operations for stations acquired during Fiscal Year 1996.

         Net interest expense for Fiscal Year 1996 was approximately $1.9 million as compared to net interest income of approximately $60,000 for Partial Year 1995. The net increase in expense was principally due to the associated interest expense incurred in connection with the borrowings to complete the Company's acquisition of radio stations during Fiscal Year 1996.

         Net loss before extraordinary item for Fiscal Year 1996 was approximately $439,000 versus a loss of approximately $453,000 for Partial Year 1995. The Company incurred extraordinary losses of $320,000 in Fiscal Year 1996 in connection with the early extinguishment of debt. Net loss for Fiscal Year 1996 and Partial Year 1995 was approximately $759,000 and $453,000, respectively. Net loss applicable to common stock for Fiscal Year 1996 was approximately $5.2 million as compared to approximately $453,000 million for Partial Year 1995. The increase in the net loss applicable to common stock was principally due to increased depreciation, amortization and interest expense related to acquisitions consummated and the provision for dividends in Fiscal Year 1996 on the Depositary Shares.


LIQUIDITY AND CAPITAL RESOURCES

         Since the Company's Inception, the Company's principal sources of funds have been the proceeds from the Initial Public Offering of approximately $12.9 million, the borrowing of $9.0 million from AT&T-CFC to complete the acquisition of two stations in Lincoln, Nebraska in January 1996 (the "Initial Credit Agreement"), net proceeds of approximately $56.4 million from the Preferred Stock Offering (as defined herein), the borrowing of $40.0 million under the Credit Agreement, and the borrowing of $78.5 million under the Amended Credit Agreement. The cost of the acquisitions completed through December 31, 1997, including the stations subject to the Little Rock Disposition, of approximately $130.9 million were financed with the proceeds from the Initial Public Offering, the Initial Credit Agreement, the Preferred Stock Offering (as defined herein), the Credit Agreement and the Amended Credit Agreement. In addition, the Company received $20 million from the consummation of the Little Rock Disposition which was used to pay down debt from the Amended Credit Agreement.

         Cash flow provided by operating activities for Fiscal Year 1997 was approximately $3.5 million as compared to cash flow provided by operating activities for Fiscal Year 1996 of approximately $1.3 million, which increase resulted primarily from the increased income from operations. Cash used in investing activities was approximately $45.5 million for Fiscal Year 1997 and approximately $65.3 million for Fiscal Year 1996. Cash used in investing activities primarily related to the acquisitions of radio stations completed during these periods. Cash flow from financing activities during these periods amounted to approximately $40.7 million during Fiscal Year 1997 and approximately $62.0 million during Fiscal Year 1996, and principally related to borrowings under the Amended Credit Agreement, the Credit Agreement and net proceeds from the Preferred Stock Offering (as defined herein).

         During 1997, the Company completed a refinancing of its credit facility with AT&T-CFC by entering into the Amended Credit Agreement with AT&T-CFC and Union Bank in an aggregate amount of $80.0 million. Giving effect to the Little Rock Disposition, as of December 31, 1997 the Company had borrowed $58.5 million under the Amended Credit Agreement, had $1.5 million available to finance operations and $20.0 million available to finance additional acquisitions. The Company's ability to borrow funds under the Amended Credit Agreement is conditioned on meeting certain financial ratios as well as those imposed by provisions of the Depositary Shares. Therefore, the maximum amounts which might become available under the facility, and the maximum amounts actually available to the Company at any particular time may be less. The Amended Credit Agreement provides that, during the pendency of an event of default, the Company's ability to pay cash dividends with respect to the Depositary Shares will be restricted. The Amended Credit Agreement consists of four senior secured credit facilities.

         The first facility is a revolver in the maximum amount of $35.0 million (the "Initial Revolver"). The Initial Revolver bears interest at a rate based, at the Company's option, on LIBOR or an alternative base rate which is substantially equivalent to the Lenders' prime rate. The interest rate may vary from LIBOR + 0.50% (or the alternative base rate + 1.50%) to LIBOR + 2.75% (or the alternative base rate + 1.50%), based upon the Company's consolidated leverage ratio. The amount available under the Initial Revolver decreases on a quarterly basis, in amounts ranging from $350,000 per quarter beginning July 1, 1998 to approximately $1.8 million per quarter beginning in 2003. Currently, with the Company's borrowings under the Initial Revolver at $33.5 million, the first principal payment will be due on July 1, 1999. The final maturity of the Initial Revolver is April 1, 2004.

         The second facility is a term loan in the maximum amount of $25.0 million (the "Term Loan"). The Term Loan will bear interest at LIBOR + 3.50% (or the alternative base rate + 2.50%). The principal of the Term Loan must be reduced by $31,250 per quarter beginning July 1, 1998, until the final maturity on July 1, 2004.

         The third facility was a term loan in the amount of $20.0 million (the "Little Rock Facility") which was repaid from the proceeds of the Little Rock Disposition.

         The fourth facility (the "Acquisition Revolver") will be made available to the Company to fund future acquisitions in an aggregate amount of up to $20 million. The amount available may be reduced pursuant to total debt limitations specified in the Amended Credit Agreement. The Acquisition Revolver will bear interest at LIBOR + 3.50% (or the alternative base rate + 2.50%). The principal of the Acquisition Revolver must be reduced by $125,000 per year (paid on a quarterly basis) until the final maturity on July 1, 2004.

         The Amended Credit Agreement contains financial leverage and coverage ratios, and restriction on capital expenditures and other payments. As of December 31, 1997, the Company did not meet certain financial covenants. The Company's lenders have granted it waivers as of December 31, 1997 with respect to these covenants. Management believes that it is probable that it will not comply with one of these covenants in its quarterly tests during 1998 and the lenders have indicated that they are only willing to grant waivers on a quarter by quarter basis. Accordingly, the entire debt outstanding under the Amended Credit Agreement has been reclassified as a current liability on its balance sheet for the year ended December 31, 1997. Based on discussions with its lenders, management is confident that, if required, it will be able to obtain the appropriate waivers in the future. However, in the event that such waivers are not granted, management, after consultation with its regular financing sources, believes that the Company would be able to refinance the Amended Credit Agreement on acceptable terms.

         The Company has incurred additional indebtedness pursuant to the Pinnacle Acquisition consisting of a note in the amount of $525,000 to Havelock Bank of Lincoln, Nebraska, which the Company assumed from the prior owners and which was repaid in November 1997, and notes to the prior owners which require a payment of $1.0 million on each of May 15, 1998 and 1999. The purchase price of the Pinnacle Acquisition may be increased by $1.7 million if the University of Nebraska renews its contract with the Company in 2001 for a minimum of an additional three year term and the payment of such would be required at the time the renewal is obtained. While renewal of the contract with the University of Nebraska cannot be assured, based on discussions the Company has had with the University of Nebraska, the Company presently knows of no reason why the contract would not be renewed. Additionally, under the Company's broadcast rights agreement with the University of Nebraska, annual rights fee payments of approximately $1.7 million during the year ended December 31, 1999 and approximately $1.8 million during the year ended December 31, 2000 are due on October 1 of each year, or, at the option of the Company each year, may be paid in seven equal principal installments plus interest at the prime rate.

         During the year ended December 31, 1998, it is anticipated that the Company will be able to meet its capital needs, including interest expense, dividends, corporate expense, capital expenditures and other commitments, from cash on hand, cash provided from operations which assumes continued substantial improvement in the operating results of the Company's radio stations, and additional borrowings which may be available under the Amended Credit Agreement. There can be no assurance, however, that the stations will achieve the cash flow levels required to meet its capital needs. The Company's ability to make these improvements will be subject to prevailing economic conditions and to legal, financial, business, regulatory, industry and other factors, many of which are beyond the Company's control.

         The Company will be required to incur additional indebtedness or raise additional equity financing to fund its operations in the event that its operations do not improve and in connection with possible future acquisitions of radio properties and is likely to need to incur or raise such additional financing when the balloon payments are due in 2004 under the Amended Credit Agreement. There can be no assurance that the Company will be able to incur such additional indebtedness or raise additional equity on terms acceptable to the Company, if at all. Without such sources of funding, it is unlikely that the Company will be able to continue to implement its acquisition strategy.

         The Company is aware that its current group of radio stations combined with the trend towards consolidation in the industry may present an attractive opportunity to maximize stockholder value through a sale of the Company's assets or by the combination of the Company's business with that of a larger broadcasting company. The Company will continue to consider all available opportunities and has engaged Goldman, Sachs & Co. to actively explore alternatives to maximize stockholder value.

POTENTIAL "YEAR 2000" PROBLEMS

         It is possible that the Company's currently installed computer systems, software products or other business systems will not always accept input of, store, manipulate or output dates in the year 2000 or thereafter without error or interruption (the "Year 2000 Issue"). The Company is conducting a review of its computer systems to attempt to identify ways in which its systems could be affected by problems in correctly processing date information. At this time, the Company does not expect the Year 2000 Issue to have a material adverse effect on its operations. However, there can be no assurance that the Company will identify all date-handling problems in its computer systems in advance of their occurrence or that the Company will be able to successfully remedy problems that are discovered. The expenses of the Company's efforts to identify and address such problems, or the expenses or liabilities to which the Company may become subject as a result of such problems, though unlikely, could have a material adverse effect on the Company's business, results of operations and financial condition.

RECENT ACCOUNTING PRONOUNCEMENTS

         In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("FAS 130"), which is effective for years beginning after December 15, 1997. FAS 130 establishes new rules for the reporting and display of comprehensive income and its components. FAS 130 is effective for financial statements for fiscal years beginning after December 15, 1997, and therefore, the Company will adopt the new requirements in 1998. Management has not completed its review of FAS 130, but does not anticipate that its adoption will have a material effect on the consolidated financial statements.

         In June 1997, FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of An Enterprise and Related Information" ("FAS 131"), which is effective for years beginning after December 15, 1997. FAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas and major customers. FAS 131 is effective for financial statements for fiscal years beginning after December 15, 1997, and therefore the Company will adopt the new requirements in 1998. Management has not completed its review of FAS 131, but does not anticipate that its adoption will have a material effect on the consolidated financial statements.

         In February 1998, FASB issued Statement of Financial Accounting Standards No. 132, "Employer's Disclosures about Pensions and Other Post-Retirement Benefits" ("FAS 132"), which is effective for years beginning after December 15, 1997. FAS 132 standardizes the disclosure requirements for pension and other post-retirement benefits to the extent practicable, requires additional information on charges in the benefit obligations and fair value of plan assets that will facilitate financial analysis, and eliminates certain disclosure. FAS 132 is effective for financial statements for fiscal years beginning after December 15, 1997, and therefore the Company will adopt the new requirements in 1998. Management has not completed its review of FAS 132 but does not anticipate that its adoption will have a material effect on the consolidated financial statements.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

         Information required by Item 8 of Part II is incorporated herein by reference to the Consolidated Financial Statements filed with this report. See "Item 14. Exhibits, Financial Statement Schedules, Lists and Reports on Form 8-K."


ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

         There have been no changes in the Company's independent accountants or disagreements with the Company's independent accountants on accounting matters or financial disclosures.


                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

         The directors and executive officers of the Company are as follows:


            NAME                   AGE                POSITION
---------------------------- ----------------- ---------------------------

John D. Miller                      53         Chairman of the Board

Norman Feuer                        60         Chief Executive Officer,
                                               President and Director

William G. Thompson                 37         Chief Financial Officer

Kraig G. Fox                        29         Secretary

Dennis R. Ciapura                   52         Director

Frank E. Barnes III                 48         Director

Jeffrey W. Leiderman                51         Director

---------------------------- ----------------- ---------------------------


         The Amended and Restated Certificate of Incorporation of the Company authorizes the Board to fix the number of directors from time to time, but at no less than two directors. The Board has fixed the number of directors at five. The holders of the Depositary Shares and the Class A Common Stock voting together as a single class, with each Depositary Share entitled to 4/5 of a vote and each share of Class A Common Stock entitled to one vote, are entitled to elect two of the Company's directors (the "Independent Directors"). The remaining directors are elected by the holders of the Depositary Shares, the Class A Common Stock and the Class B Common Stock, with the holders of the Depositary Shares having 4/5 of a vote per share, the holders of the Class A Common Stock having one vote per share and the holders of the Class B Common Stock having ten votes per share. Directors hold office until the next annual meeting of stockholders following their election or until their successors are elected and qualified. Officers are elected annually by the Board and serve at the discretion of the Board. In the event that dividends on the Depositary Shares are in arrears and unpaid for six consecutive quarterly dividend periods, the holders of the Depositary Shares (voting separately as a class) will be entitled to vote for the election of two additional directors of the Company, subject to certain limitations.

CERTAIN INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

         John D. Miller has served as Chairman of the Board of the Company since June 1995. Mr. Miller has been the President of Rothschild Ventures, Inc., a private investment group, since July 1995. In addition, Mr. Miller was the President of Starplough, Inc. from February 1994 to June 1995. Mr. Miller formed Starplough, Inc. as a private investment company focusing on investing in medium-sized companies. He was the Managing Director of Clipper Group, a private equity investment group, from March 1993 to March 1994. From 1969 to 1993, Mr. Miller served in various capacities with The Equitable Companies Incorporated (the "Equitable"), a full service insurance and investment company. Immediately prior to his retirement from The Equitable in 1993, Mr. Miller served as the President and Chief Executive Officer of Equitable Capital Management Corp., an investment and advisory subsidiary of The Equitable.

         Norman Feuer has served as President, Chief Executive Officer and a Director of the Company since June 1995. In addition, Mr. Feuer served as acting Chief Financial Officer and Treasurer from June 1996 until November 1996. From September 1992 to September 1995, Mr. Feuer served as the Chief Operating Officer responsible for the day-to-day operations of all of the radio stations owned by Pourtales which sold radio stations to the Company. From 1990 to 1992, Mr. Feuer served as a consultant to numerous radio broadcasting companies. From 1985 to 1990, Mr. Feuer served as the Executive Vice President and Chief Operating Officer of Noble Broadcasting Group, then one of the largest independently owned radio companies in the United States. From 1983 to 1985, Mr. Feuer served as the President of the Radio Division of Viacom, Inc. From 1970 to 1983, Mr. Feuer served as vice president and general manager of several radio station properties. From 1967 to 1970, Mr. Feuer served in various capacities for CBS Radio.

         William G. Thompson has served as Chief Financial Officer of the Company since September 1997 after serving as Corporate Controller for the Company since October 1995. Mr. Thompson served as the Corporate Controller for Pourtales from October 1995 until November 1996, and served in other accounting management positions with Pourtales since 1992. From 1986 to 1992, Mr. Thompson held various accounting management positions including Chief Financial Officer of Unicom Broadcasting, Inc. from 1991 to 1992.

         Kraig G. Fox has served as the Secretary of the Company since June 1996. Since December 1993, Mr. Fox has been Manager--Business and Legal Affairs for TSC. Since July 1995, Mr. Fox has been Secretary of The Marquee Group, Inc. ("Marquee"), a publicly-traded company engaged in various aspects of sports-related media, and had served as Secretary to Multi-Market Radio, Inc., a publicly-traded company engaged in the ownership and operation of radio stations ("MMR"), from April 1995 until November 1996, when Multi-Market Radio, Inc. was acquired by SFX. Mr. Fox earned a J.D. degree from Hofstra University in 1993.

         Dennis R. Ciapura has served as a Director of the Company since October 1995. He is the President of Performance Broadcasting, which has provided consulting services since October 1995 to SFX in the area of capital planning and control, acquisition due diligence and technology management. From January 1995 to October 1995, Mr. Ciapura was Senior Vice President of SFX. From August 1986 to December 1995, he was an Executive Vice President for Noble Broadcasting Group.

         Frank E. Barnes III has served as a Director of the Company since October 1995. He has been the Executive Director of Carolina Barnes Corporation, an investment and merchant banking firm, since August 1989. Carolina Barnes Corporation, through its affiliate, Carolina Barnes Capital, Inc., which is owned by Mr. Barnes, has provided corporate financial services for companies in media, entertainment, communications, maritime transportation and real estate since 1989. His previous experience includes senior corporate finance positions at major Wall Street firms and he currently serves on the boards of B&H Bulk Carriers Ltd. and Carolina Barnes Capital, Inc.

         Jeffrey W. Leiderman has served as a Director of the Company since October 1995. Since 1970, he has been the President of Leiderman Associates, which provides insurance and financial consulting services. From 1982 to 1987, he served as the Chairman of the Board of two public companies, American Medical Technology, Inc. and American Pipeline & Exploration Co. He was a board member of Minami International Corp., a Japanese trading and manufacturing company, from 1987 to 1991.

PRINCIPAL EXECUTIVE OFFICERS OF THE SILLERMAN COMPANIES

         Information is set forth below with respect to Messrs. Robert F. X. Sillerman and Howard J. Tytel, who make significant contributions to the business of the Company through their positions with TSC, which provides consulting and advisory services to the Company, and with Sillerman Communications Management Corporation ("SCMC"). TSC provides services to the Company on behalf of SCMC which has retained final responsibility for the performance of its agreement with the Company. Messrs. Sillerman and Tytel, under the direction of the Chief Executive Officer and the Board, have assisted, and will continue to assist, the Company in planning and negotiating acquisitions of radio stations as well as obtaining financing and maintaining the Company's ongoing relationships with financial institutions. See "Item 13. Certain Relationships and Related Transactions--Services Provided by TSC Pursuant to Amended and Restated Financial Consulting Agreement with SCMC" and "--Additional Arrangements with SCMC, SFX and Radio Investors."

         Robert F. X. Sillerman, 49, has been the Executive Chairman of the Board of SFX since July 1995; and from 1992 through June 1995, he served as the Chairman of the Board and Chief Executive Officer of SFX. Mr. Sillerman has been the Chairman of the Board and Chief Executive Officer of SCMC, a private investment company which makes investments in and provides financial consulting services to companies engaged in the media business, and of TSC, a private company that makes investments in and provides financial advisory services to media-related companies, since their formation more than five years ago. In addition, Mr. Sillerman has been the Chief Executive Officer of Radio Investors, Inc. ("Radio Investors") since February 1995 and, through privately held entities, controls the general partner of Sillerman Communication Partners, L.P. Mr. Sillerman is also the Chairman of the Board and a founding stockholder of Marquee, a publicly-traded company organized in 1995 that is engaged in various aspects of sports-related media. For the last twenty years, Mr. Sillerman has been a senior executive of and principal investor in numerous entities operating in the broadcasting business. In 1993, Mr. Sillerman became the Chancellor of the Southampton campus of Long Island University.

         Howard J. Tytel, 51, has been a Director and the Executive Vice President and Secretary of SFX since 1992 and Executive Vice President and General Counsel of SCMC and TSC since their formation more than five years ago. In addition, Mr. Tytel has been Executive Vice President and General Counsel of Radio Investors since February 1995 and is a Director and a founder of Marquee. Mr. Tytel was a Director of Country Music Television from 1988 to 1991. From March 1995 until March 1997, Mr. Tytel was a Director of Interactive Flight Technologies, Inc., a publicly-traded company providing computer-based in-flight entertainment. For the last twenty years, Mr. Tytel has been associated with Mr. Sillerman in various capacities with entities operating in the broadcasting business. Since 1993, Mr. Tytel has been Of Counsel to the law firm of Baker & McKenzie, which currently represents the Company, SFX, and other entities with which Messrs. Sillerman and Tytel are affiliated on various matters.

         There are no family relationships among the Company's executive officers and directors.


SECTION 16(a) BENEFICIAL OWNERSHIP OF REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities (collectively, the "Covered Stockholders"), to file with the SEC initial reports of ownership and reports of changes of ownership of certain equity securities of the Company. The Covered Stockholders are required by the SEC's regulations to furnish the Company with copies of all
Section 16(a) forms they file. Section 16(b) of the Exchange Act requires the Covered Stockholders to return to the Company any profit resulting from the purchase and sale or the sale and purchase of the Company's securities consummated within a period of less than six months.

         Based solely on a review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during Fiscal Year 1997, the Covered Stockholders complied with all of the filing requirements applicable to them as indicated in the above paragraph.

ITEM 11. EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The table below sets forth all reportable compensation awarded to, earned by or paid to the Chief Executive Officer for services rendered in all capacities to the Company and its subsidiaries. No other individual officer received annual compensation in excess of $100,000 for Fiscal Year 1997.


                           SUMMARY COMPENSATION TABLE

                                                                                     LONG TERM COMPENSATION
                      ------------------------------------------------------- --------------------------------------

                                       ANNUAL COMPENSATION                                   AWARDS
                      ------------------------------------------------------- --------------------------------------

        NAME AND        YEAR    SALARY ($)   BONUS ($)                        RESTRICTED STOCK       SECURITIES
       PRINCIPAL                                            OTHER ANNUAL        AWARD(S) ($)         UNDERLYING
        POSITION                                         COMPENSATION ($)(3)                      OPTIONS/SARS (#)
--------------------  -------   ----------  ----------   -------------------  -----------------   ----------------

    Norman Feuer,       1997     154,675    50,000 (1)           --                  --                 --
       Chief
       Executive
       Officer

                        1996     150,900    70,000 (2)           --                  --              15,000 (5)


                        1995      43,750        --               --              60,000 (4)             --
                       Period


--------------

(1) On April 30, 1997, the Board approved a bonus for Mr. Feuer in the amount of $50,000 in recognition of the Company's performance during Fiscal Year 1996 and pursuant to the bonus clauses in Mr. Feuer's employment agreement. The bonus was offset against loans granted to Mr. Feuer on March 31, 1997. See "--Employment Agreement."

(2) On April 30, 1996, the Board approved a bonus for Mr. Feuer in the amount of $70,000 in recognition of the Company's performance during Fiscal Year 1996 and pursuant to the bonus clauses in Mr. Feuer's employment agreement. A portion of this bonus was used to offset loans granted to Mr. Feuer on March 31, 1997. See "--Employment Agreement."

(3) The aggregate amount of perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of the salary and bonus for the Chief Executive Officer during Fiscal Year 1997, Fiscal Year 1996, and Partial Year 1995.

(4) On February 8, 1996, Mr. Feuer received an award of 60,000 shares of Series B Convertible Preferred Stock (the "Compensation Stock"), which converts into an equal number of shares of Class A Common Stock upon the occurrence of certain events. The Compensation Stock is non-voting and vests in equal installments over five years beginning on February 8, 1997. One half of the Compensation Stock automatically converts into shares of Class A Common Stock if the market price per share of Class A Common Stock equals or exceeds $14.00 for 20 consecutive trading days, and the balance of the Compensation Stock automatically converts into Class A Common Stock if the market price equals or exceeds $15.00 for 20 consecutive trading days. Assuming the Compensation Stock converted into 60,000 shares of Class A Common Stock, based on the closing sales price on February 27, 1998, this award would have had a value of approximately $634,000.

(5) These options were granted on October 30, 1995 and vested in two equal annual installments on October 30, 1996 and October 30, 1997. In addition to the options, on October 30, 1995, Mr. Feuer received the right to a cash bonus in the amount of $90,000, representing the difference between $5.50 (the price of the Class A Common Stock at the Initial Public Offering) and $11.50 (the closing price of the Class A Common Stock on October 30, 1995) multiplied by 15,000. The bonus vested in two equal installments on October 30, 1996 and October 30, 1997 and will be paid upon exercise of Mr. Feuer's options. Mr. Feuer has not exercised any options.

         The following table provides information with respect to stock options held by the Chief Executive Officer as of December 31, 1997. The Chief Executive Officer was not granted any options during Fiscal Year 1997 nor did the Chief Executive Officer exercise any options during Fiscal Year 1997.

         AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END
                               OPTION/SAR VALUES

                                                                     NUMBER OF
                                                                      SECURITIES             VALUE OF UNEXERCISED
                                                                UNDERLYING UNEXERCISED           IN-THE-MONEY
                                                                   OPTION/SARS AS OF          OPTIONS/SARS AS OF
                                                                 DECEMBER 31, 1997(#)      DECEMBER 31, 1997($)(1)

                      SHARES ACQUIRED                                EXERCISABLE/                EXERCISABLE/
       NAME           ON EXERCISE (#)    VALUE REALIZED ($)          UNEXERCISABLE              UNEXERCISABLE
-------------------   ---------------    ------------------    ------------------------    ------------------------
Norman Feuer                 __                  __                   15,000/0                      0/0

-------------------

(1) The options were not in-the-money since the exercise price of $11.50 per share exceeded the closing sales price of the Class A Common Stock on February 27, 1998. However, on that date the exercise of vested options would have entitled the Chief Executive Officer to a bonus payment of approximately $76,000. See footnote (6) to the Summary Compensation Table above.


EMPLOYMENT AGREEMENT

         Mr. Feuer has entered into an employment agreement with the Company (the "Employment Agreement"), pursuant to which he has agreed to serve as the Company's President and Chief Executive Officer for an initial term of five years, beginning on September 13, 1995. Mr. Feuer receives an annual base salary of $150,000, with annual increases based on increases in the consumer price index and pursuant to the Board's recommendation. Mr. Feuer also receives an annual bonus of $25,000 if there are no defaults during the year under any of the Company's financing agreements with its lenders; and, if there are any defaults thereunder which are waived or cured with no material cost to the Company, then Mr. Feuer will receive one-half of such bonus and shall receive the remaining one-half at the sole discretion of the Board. Mr. Feuer will also receive an annual bonus of $25,000 upon the Company's achievement of performance goals to be mutually agreed upon, and an additional bonus at the discretion of the Board (the "Discretionary Bonus"). If the Discretionary Bonus is less than $50,000 in any year, then the Company will loan to Mr. Feuer an amount equal to $50,000 less the Discretionary Bonus. If Mr. Feuer remains employed by the Company for the full term of his five year employment agreement, then such loan amounts will be forgiven. The Company loaned to Mr. Feuer $25,000 on October 12, 1995, and an additional $25,000 on January 10, 1996. These two loans were offset against the bonus in the amount of $70,000 which was approved by the Board on April 30, 1996 in recognition of the Company's performance in Fiscal Year 1996 and pursuant to the bonus clauses described above. In addition, the Company loaned to Mr. Feuer $25,000 in each of May, July and October 1996, and in January 1997. The loans granted in May and July 1996 were offset against the bonus in the amount of $50,000 which was approved by the Board on April 30, 1997. On that date, the Board also granted to Mr. Feuer an additional loan in the amount of $50,000 (the "Additional Loan"). The loans granted in October 1996 and January 1997 have been restated to provide, and the Additional Loan provides, that such loans do not bear interest and mature at September 13, 2000, or, if extended, at the end of the extension period. The loans further provide that, in the event of a change of control or upon termination of Mr. Feuer's employment agreement prior to September 13, 2000, unless extended, these loans will be forgiven. Additionally, the Company loaned to Mr. Feuer $25,000 in each of April, July and October 1997 as advance payments on his future bonus. See "Item 13. Certain Relationships and Related Transactions--Loans to Chief Executive Officer and Director."

         The Employment Agreement provides that in the event that Mr. Feuer's employment is terminated without "Cause" or in the event of a "Constructive Termination Without Cause," Mr. Feuer will be entitled to a payment equal to 12 months of his base salary and bonuses (excluding the Discretionary

Bonus) for
the year, prorated through the date of termination. In the event that Mr. Feuer becomes disabled, the Company is obligated to pay his full base salary and bonuses (excluding the Discretionary Bonus) for the first six months of such disability and 75% of his base salary for the remainder of the term of the Employment Agreement. The Employment Agreement defines "Cause" as conviction of a felony involving moral turpitude which would render Mr. Feuer unable to perform his duties under the Employment Agreement or conduct that constitutes willful gross neglect or willful gross misconduct. "Constructive Termination Without Cause" is defined in the Employment Agreement as a reduction of Mr. Feuer's base salary or the failure of the Company to pay Mr. Feuer's bonuses, the failure to reelect Mr. Feuer to, or the removal of Mr. Feuer from, his position as an officer and director of the Company, a diminution of his duties and responsibilities, or the failure of the Company to obtain a written assumption of its obligations under the Employment Agreement by any successor to all or substantially all of the Company's assets within 15 days after a merger or similar transaction.

         In the event that Mr. Feuer voluntarily terminates his employment for reasons other than death or disability or a "Constructive Termination Without Cause," Mr. Feuer will be required to surrender to the Company certain of his shares of Class B Common Stock. If the voluntary termination occurs prior to two and one-half years from the date of employment, then Mr. Feuer must surrender all of his shares of Class B Common Stock. If the termination occurs after two and one-half years but prior to three and one-half years, after three and one-half years but prior to four and one-half years, or after four and one-half years but prior to five years, then he must surrender 50%, 25% and 20%, respectively, of his shares of Class B Common Stock.


DIRECTORS' COMPENSATION

         Each of Messrs. Miller, Barnes and Leiderman receive $1,000 for each meeting of the Board that he attends. In addition, each of Messrs. Barnes and Leiderman receive $750 for any committee meeting that he attends which is not held in conjunction with a meeting of the Board. Each of Messrs. Miller, Leiderman and Barnes also received a one-time cash payment of $20,000, which was paid in February 1998, in connection with their membership in a special committee of the Board created to oversee the efforts of Goldman, Sachs & Co. to explore alternatives to maximize stockholder value. No other compensation is paid to directors for attending meetings of the Board meetings or its committees.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table gives information concerning the beneficial ownership of the Company's voting capital stock as of February 27, 1998 by: (i) each person known to the Company to own beneficially more than 5% of any class of Common Stock or Depositary Shares of the Company, (ii) the Chief Executive Officer and each of the directors and (iii) all directors and executive officers of the Company as a group.



                        Class A               Class B                 Class D               Depositary
                     Common Stock         Common Stock (2)       Common Stock (2)           Shares (3)
Name and         ---------------------  --------------------  -----------------------  ----------------------
Address of                                                                                                     Percentage
Beneficial       Number of   Percent    Number of   Percent    Number of    Percent    Number     Percent       of Total
Owner (1)          Shares    of Class     Shares    of Class     Shares     of Class   of Shares   of Class   Voting Power
---------------- ----------- ---------- ----------- --------- ------------- ---------- ---------- ----------- --------------
John D. Miller      25,000(4)    *         --         --          --           --         --         --             *

Norman Feuer        15,000(5)    *      244,890(6)    100%        --           --         --         --           23.9%

William G.           2,500(7)    *         --         --          --           --         --         --             *
Thompson

Dennis R.            5,000(8)    *         --         --          --           --         --         --             *
Ciapura

Jeffrey W.           1,000       *         --         --          --           --         --         --             *
Leiderman

Robert F.X.         60,200(9)   1.8%       --         --         1,136,852    78.7%       --         --          --(10)
Sillerman

C. Terry            10,000(11)   *         --         --           122,445    8.5%        --         --          --(12)
Robinson

Howard J. Tytel      9,800(13)   *         --         --           185,069    12.8%       --         --          --(14)

Wellington         690,806     21.8%       --         --          --           --       829,000     14.2%         13.2%
Management
Company, LLP
(15)

Putnam             379,156     12.0%       --         --          --           --         --         --            3.7%
Investments,
Inc. (16)

General Motors     362,855     11.4%       --         --          --           --         --         --            3.5%
Employees
Domestic Group
Pension Trust
(17)

Wellington         335,820     10.6%       --         --          --           --       403,000      6.9%          6.4%
Trust Company,
NA (18)

Morgan             325,703     10.3%       --         --          --           --         --         --            3.2%
Stanley, Dean
Witter,
Discover & Co.
 (19)

Wynnefield         295,500      9.3%        --         --          --           --         --         --           2.9%
Partners Small
Cap Value,
L.P. (20)

Lawrence M.        205,000      6.5%        --         --          --           --         --         --           2.0%
Blau and Mark
Metzger (21)

State              199,992      6.3%        --         --          --           --      240,000      4.1%          3.8%
Retirement and
Pension System
of Maryland(22)

Third Point        182,400      5.7%        --         --          --           --         --         --           1.8%
Management
Company L.L.C.
&Daniel S. Loeb
(23)

All Directors       48,500(24)  1.5%      244,890      100%        --           --         --         --          24.3%(25)
and Executive
Officers as a
Group
(6 persons)

-------------------
*       Less than 1%

(1) Except as otherwise noted, the address of each of the persons named is c/o Triathlon Broadcasting Company, Symphony Towers, 750 B Street, Suite 1920, San Diego, California 92101. The information as to beneficial ownership is based on statements furnished to the Company by the beneficial owners. As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the disposition of, a security. For purposes of this table, a person is deemed as of March 17, 1998 to have "beneficial ownership" of any security that such person has the right to acquire within 60 days of March 17, 1998. Unless noted otherwise, stockholders possess sole voting and dispositive power with respect to shares listed on this table. This table does not include the Class C Common Stock of the Company, which is non-voting and convertible into Class A Common Stock upon transfer. There were 31,000 shares of Class C Common Stock outstanding on February 27, 1998. This table also does not include 565,000 shares of Series B Convertible Preferred Stock issued on February 8, 1996 which vests in equal parts over a five year period beginning on February 8, 1997. The Series B Convertible Preferred Stock is non-voting and convertible into 565,000 shares of Class A Common Stock in the event that the market price of the Class A Common Stock exceeds certain levels.

(2) Each share of Class B Common Stock has ten votes and each share of Class B Common Stock and Class D Common Stock (non-voting) automatically converts into one share of Class A Common Stock upon the sale of such stock to a non-affiliate of the Company. In addition, each share of Class D Common Stock is convertible into one share of Class B Common Stock or

         Class A Common Stock at the option of the holder (subject to FCC approval) provided that the Company is in default for borrowed money from an institutional lender and such default has not been cured or waived by such lender. Except as disclosed herein, the Company is not aware of the existence of any arrangements that would result in a change of control of the Company.

(3) Each Depositary Share has 4/5 of a vote. Assuming the conversion or redemption of all Depositary Shares into shares of Class A Common Stock (at the rate of .833 shares of Class A Common Stock per Depositary Share) and the conversion of the shares of Class D Common Stock into shares of Class B Common Stock, Messrs. Feuer and Sillerman would beneficially own 68% of the voting power of the Company.

(4) Does not include 3,000 shares of Series B Convertible Preferred Stock, of which 50% become convertible into 1,500 shares of Class A Common Stock once the price of Class A Common Stock has been greater than $14 for 20 consecutive days, and the remaining 50% of which become convertible into 1,500 shares of Class A Common Stock once the price of Class A Common Stock has been greater than $15 for 20 consecutive days.

(5) Consists of options to purchase 15,000 shares of Class A Common Stock granted pursuant to the Company's 1995 Stock Option Plan, which are exercisable within 60 days of March 17, 1998. In addition to the options, on October 30, 1995, Mr. Feuer received the right to a cash bonus in the amount of $90,000, representing the difference between $5.50 (the price of the Class A Common Stock at the Initial Public Offering) and $11.50 (the closing price of the Class A Common Stock on October 30, 1995), multiplied by 15,000. The bonus vested in two equal installments on October 30, 1996 and October 30, 1997 and will be paid upon exercise of Mr. Feuer's options. Mr. Feuer has not exercised any options.

(6) Includes 86,000 shares of Class B Common Stock owned by Mr. Sillerman and 14,000 shares of Class B Common Stock owned by Mr. Tytel. Mr. Feuer may be deemed to beneficially own such 100,000 shares of Class B Common Stock because he retains power to vote such 100,000 shares pursuant to a voting trust agreement. Mr. Feuer had previously pledged such shares to Messrs. Sillerman and Tytel to secure Mr. Feuer's obligation to deliver 40.835% of the consideration received from the sale of all or a portion of the 244,890 shares of Class B Common Stock owned by Mr. Feuer. On March 12, 1998, the 100,000 shares of Class B Common Stock were transferred to Messrs. Sillerman and Tytel subject to a voting trust. At the same time, Mr. Feuer's pledge to Messrs. Sillerman and Tytel was terminated. In the event that Messrs. Sillerman and Tytel exercise their right of first refusal to purchase all 244,890 shares owned by Mr. Feuer (which may require prior FCC approval), Mr. Sillerman will hold approximately 9.9% of the voting power without giving effect to the conversion of the Class D Common Stock. In addition, varying percentages of Mr. Feuer's shares are subject to surrender to the Company in the event that he voluntarily terminates his employment prior to the expiration of the term of his employment agreement. Does not include 60,000 shares of Series B Convertible Preferred Stock, of which 50% become convertible into 30,000 shares of Class A Common Stock once the price of Class A Common Stock has been greater than $14 for 20 consecutive days, and the remaining 50% of which become convertible into 30,000 shares of Class A Common Stock once the price of Class A Common Stock has been greater than $15 for 20 consecutive days. See "Item 11. Executive Compensation--Employment Agreement" and "Item 13. Certain Relationships and Related Transactions--Agreement between Mr. Feuer and Radio Investors."

(7) Consists of options to purchase 2,500 shares of Class A Common Stock granted pursuant to the Company's 1995 Stock Option Plan, which are exercisable within 60 days of March 17, 1998.

(8) Consists of options to purchase 5,000 shares of Class A Common Stock granted pursuant to the Company's 1995 Stock Option Plan, which are exercisable within 60 days of March 17, 1998. In addition to the options, on October 30, 1995, Mr. Ciapura received the right to a cash bonus in the amount of $30,000, representing the difference between $5.50 (the price of the Class A Common Stock at the Initial Public Offering) and $11.50 (the closing price of the Class A Common Stock on October 30, 1995), multiplied by 5,000. The bonus vested in two equal installments on October 30, 1996 and October 30, 1997 and will be paid on the exercise of Mr. Ciapura's options. Mr. Ciapura has not exercised any options. Does not include 2,000 shares of Series B Convertible Preferred Stock, of which 50% become convertible into 1,000 shares of Class A Common Stock once the price of Class A Common Stock has been greater than $14 for 20 consecutive days, and the remaining 50% of which become convertible into 1,000 shares of Class A Common Stock once the price of Class A Common Stock has been greater than $15 for 20 consecutive days.

(9) Consists of options to purchase 60,200 shares of Class A Common Stock granted pursuant to the Company's 1995 Stock Option Plan, which are exercisable within 60 days of March 17, 1998. Does not include 404,200 shares of Series B Convertible Preferred Stock, of which 50% become convertible into 202,100 shares of Class A Common Stock once the price of Class A Common Stock has been greater than $14 for 20 consecutive days, and the remaining 50% of which become convertible into 202,100 shares of Class A Common Stock once the price of Class A Common Stock has been greater than $15 for 20 consecutive days.

(10) If the shares of Class D Common Stock are converted into shares of Class B Common Stock, Mr. Sillerman would beneficially hold 46.0% of the total voting power of the Company. If the shares of Class D Common Stock are converted into shares of Class A Common Stock, Mr. Sillerman would beneficially hold 9.7% of the total voting power of the Company.

(11) Consists of options to purchase 10,000 shares of Class A Common Stock granted pursuant to the Company's 1995 Stock Option Plan, which are exercisable within 60 days of March 17, 1998. Does not include 30,000 shares of Series B Convertible Preferred Stock, of which 50% become convertible into 15,000 shares of Class A Common Stock once the price of Class A Common Stock has been greater than $14 for 20 consecutive days, and the remaining 50% of which become convertible into 15,000 shares of Class A Common Stock once the price of Class A Common Stock has been greater than $15 for 20 consecutive days.

(12) If the shares of Class D Common Stock are converted into shares of Class B Common Stock, Mr. Robinson would beneficially hold 5.0% of the total voting power of the Company. If the shares of Class D Common Stock are converted into shares of Class A Common Stock, Mr. Robinson would beneficially hold 1.0% of the total voting power of the Company.

(13) Consists of options to purchase 9,800 shares of Class A Common Stock granted pursuant to the Company's 1995 Stock Option Plan, which are exercisable within 60 days of March 17, 1998. Does not include 65,800 shares of Series B Convertible Preferred Stock, of which 50% become convertible into 32,900 shares of Class A Common Stock once the price of Class A Common Stock has been greater than $14 for 20 consecutive days, and the remaining 50% of which become convertible into 32,900 shares of Class A Common Stock once the price of Class A Common Stock has been greater than $15 for 20 consecutive days.

(14) If the shares of Class D Common Stock are converted into shares of Class B Common Stock, Mr. Tytel would beneficially hold 7.5% of the total voting power of the Company. If the shares of Class D Common Stock are converted into shares of Class A Common Stock, Mr. Tytel would beneficially hold 1.6% of the total voting power of the Company.

(15) Includes 335,820 shares of Class A Common Stock (through the potential conversion of 403,000 Depositary Shares) beneficially owned by Wellington Trust Company, NA, which number includes 199,962 shares of Class A Common Stock (through the potential conversion of 240,000 Depositary Shares) owned by the State Retirement and Pension System of Maryland. Data based on information contained in a Schedule 13G/A filed with the SEC on February 10, 1998. The address of Wellington Management Company, LLP ("Wellington Management") is 75 State Street, Boston, Massachusetts 02109. Wellington Management, in its capacity as investment advisor, may be deemed to own 690,806 shares of Class A Common Stock through the potential conversion of 829,000 Depositary Shares which are held of record by clients of Wellington Management. Wellington Management has shared power to vote with respect to 274,156 shares of Class A Common Stock and 329,000 Depositary Shares and shared power to dispose of 690,806 shares of Class A Common Stock and 829,000 Depositary Shares.

(16) Data based on information contained in a Schedule 13G filed with the SEC on January 28, 1998. The address of Putnam Investments, Inc. ("Putnam") is One Post Office Square, Boston, Massachusetts 02109. Putnam, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., may be deemed to beneficially own 379,156 shares of Class A Common Stock. Putnam has shared voting power over 84,337 shares of Class A Common Stock and shared dispositive power over 379,156 shares of Class A Common Stock. Putnam Investment Management, Inc., a wholly-owned subsidiary of Putnam, is the investment adviser to the Putnam family of mutual funds and has shared dispositive power over 257,826 shares of Class A Common Stock. The Putnam Advisory Company, Inc., a wholly-owned subsidiary of Putnam, is the investment advisor to Putnam's institutional clients and has shared voting and dispositive power over 121,330 shares of Class A Common Stock. Shares of Class A Common Stock referenced in this footnote are beneficially owned by clients of Putnam Investment Management, Inc. and Putnam Advisory Company, Inc.

(17) Data based on information contained in a Schedule 13G filed with the SEC on February 13, 1998. The address of General Motors Employees Domestic Group Pension Trust ("GM Trust") is 767 Fifth Avenue, New York, New York 10153. GM Trust, a trust formed under and for the benefit of one or more employee benefit plans of General Motors Corporation and its subsidiaries, may be deemed to beneficially own 362,855 shares of Class A Common Stock. GM Trust has shared voting and dispositive power over 362,855 shares of Class A Common Stock. General Motors Investment Management Corporation is the investment adviser to GM Trust. It may be deemed to beneficially own 362,855 shares of Class A Common Stock, and has shared voting and dispositive power over 362,855 shares of Class A Common Stock.

(18) Includes 199,962 shares of Class A Common Stock (through the potential conversion of 240,000 Depositary Shares) owned by the State Retirement and Pension System of Maryland. Data based on information contained in a Schedule 13G/A filed with the SEC on February 11, 1998. The address of the Wellington Trust Company, NA ("Wellington Trust") is 75 State Street, Boston, Massachusetts 02109. Wellington Trust, in its capacity as investment adviser, may be deemed to beneficially own 335,820 shares of Class A Common Stock and 403,000 Depositary Shares, which are held of record by its clients. Wellington Trust has shared voting power over 135,828 shares of Class A Common Stock and over 163,000 Depositary Shares, and has shared dispositive power over 335,820 shares of Class A Common Stock and 403,000 Depositary Shares.

(19) Data based on information contained in a Schedule 13G filed with the SEC on February 17, 1998 on behalf of Morgan Stanley, Dean Witter, Discover & Co. ("Morgan"), Dean Witter Intercapital, Inc. ("DWI"), Dean Witter Convertible Securities Fund ("DWCS"), and Van Kampen American Capital Asset Management, Inc ("Van Kampen"). The address of Morgan is 1585 Broadway, New York, New York, 10036. Morgan may be deemed to beneficially own 325,703 shares of Class A Common Stock. Morgan has shared voting power over 325,703 shares of Class A Common Stock and shared dispositive power over 325,703 shares of Class A Common Stock. DWI, a wholly owned subsidiary of Morgan and the investment advisor for DWCS, may be deemed to beneficially own 325,703 shares of Class A Common Stock. Morgan has shared voting power over 325,703 shares of Class A Common Stock and shared dispositive power over 325,703 shares of Class A Common Stock. DCWS may be deemed to beneficially own 242,000 shares of Class A Common Stock. Morgan has shared voting power over 242,000 shares of Class A Common Stock and shared dispositive power over 242,000 shares of Class A Common Stock. As of the date the Schedule 13G was filed, Van Kampen had ceased to be the beneficial owner of more than 5% of the Company's Class A Common Stock.

(20) Data based on information contained in Amendment No. 2 to a Schedule 13D/A filed with the SEC on May 2, 1997. The address of Wynnefield Partners Small Cap Value, L.P. ("Wynnefield Partnership") is One Penn Plaza, Suite 4720, New York, New York, 10119. Wynnefield Partnership owns 265,500 shares of Class A Common Stock and Wynnefield Small Cap Value Offshore Fund, Ltd. ("Wynnefield Offshore") owns 30,000 shares of Class A Common Stock. Both Wynnefield Partnership and Wynnefield Offshore have sole voting and dispositive power over their respective shares. Nelson Obus and Joshua Landes are the general partners of Wynnefield Partnership and President and Executive Vice President, respectively, of the investment manager of Wynnefield Offshore.

(21) Data based on information contained in a Schedule 13D filed with the SEC on January 30, 1998. The business address of Messrs. Blau and Metzger is 520 Madison Avenue, New York, New York 10022. Messrs. Blau and Metzger are the managing partners of BEM Partners, L.P. ("BEM"), and the chairman and vice-chairman, respectively, of BEM International Management Ltd. ("BEM International"). Messrs. Blau and Metzger may be deemed to beneficially own 205,000 shares of Class A Common Stock because they are primarily responsible for managing the assets of BEM and BEM International, which hold 154,000 and 51,000 shares of Class A Common Stock, respectively. Messrs. Blau and Metzger have shared voting and dispositive power over 205,000 shares of Class A Common Stock.

(22) Data based on information contained in a Schedule 13G filed with the SEC on February 17, 1998. The address of the State Retirement and Pension System of Maryland ("SRPS") is 301 West Preston Street, Baltimore, Maryland 21201-2363. SRPS may be deemed to beneficially own 199,992 shares of Class A Common Stock through the potential conversion of 240,000 Depositary Shares. SRPS has shared voting and dispositive power over 199,992 shares of Class A Common Stock through the potential conversion of 240,000 Depositary Shares.

(23) Data based on information contained in a Schedule 13D filed with the SEC on February 5, 1998. The address of Third Point Management Company L.L.C. ("Third Point") is 277 Park Avenue, 26th Floor, New York, New York 10172. Third Point, in its capacity as discretionary investment manager, and Daniel S. Loeb, as sole managing member of Third Point, may be deemed to beneficially own 182,400 shares of Class A Common Stock, which are held of record by its clients. Third Point and Mr. Loeb have shared voting and dispositive power over 182,400 shares of Class A Common Stock.

(24) Includes options to purchase 22,500 shares of Class A Common Stock granted pursuant to the Company's 1995 Stock Option Plan which are exercisable within 60 days of March 17, 1998.

(25) In the event that all of the shares of Class D Common Stock are converted into Class B Common Stock, all Directors and Executive Officers as a group would hold of record approximately 10.1% of the total voting power of the Company.


ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

LOANS TO CHIEF EXECUTIVE OFFICER AND DIRECTOR

         In September 1997, the Company loaned $150,000 to Mr. Feuer, a director of the Company and its President and Chief Executive Officer. This loan accrues interest at a rate of 7.25%, for which Mr. Feuer pledged 35,294 shares of Class B Common Stock. All interest and principal are due in September, 2002.

         In addition, the Company loaned to Mr. Feuer $25,000 in each of May, July and October 1996 and January 1997. The loans granted in May and July 1996 were offset against a bonus in the amount of $50,000 which was approved by the Board on April 30, 1997. On that date, the Board also granted to Mr. Feuer the Additional Loan (in the amount of $50,000). The loans granted in October 1996 and January 1997 have been restated to provide, and the Additional Loan provides, that such loans do not bear interest and mature at September 13, 2000, or, if extended, at the end of the extension period. The loans further provide that, in the event of a change of control or upon termination of Mr. Feuer's employment agreement prior to September 13, 2000, unless extended, these loans will be forgiven. Additionally, the Company loaned to Mr. Feuer $25,000 in each of April, July and October 1997 as advance payments on his future bonus.

THE LITTLE ROCK ACQUISITION

         On April 25, 1997, the Company acquired radio station KOLL-FM from SFX, a company controlled by Robert F.X. Sillerman, for an aggregate purchase price of $4.1 million based upon an independent valuation regarding the acquisition. Prior to the acquisition, the Company provided programming and sold advertising on this station pursuant to an LMA with SFX. SCMC provided advisory services to MMR, the owner of KOLL-FM until it was acquired by SFX in November 1996, as well as to the Company with respect to the acquisition of KOLL-FM. The Little Rock Disposition included the sale of radio station KOLL-FM.

SERVICES PROVIDED BY TSC PURSUANT TO AMENDED AND RESTATED FINANCIAL CONSULTING AGREEMENT WITH SCMC

         On April 3, 1997, the Company and SCMC (which has provided services to the Company since the Company's Inception as described below) agreed that, while SCMC would remain liable to the Company for the performance of the services contained in the Amended and Restated SCMC Agreement (as defined herein), TSC will perform the services on behalf of SCMC. Both SCMC and TSC are controlled by Mr. Sillerman, and Messrs. Sillerman and Tytel are officers and directors of SCMC and TSC. See "Item 8. Financial Statements--Note 10--
Related Party Transactions."

         The Company entered into the Financial Consulting Agreement (the "SCMC Agreement") with SCMC effective as of June 30, 1995, pursuant to which the Company provided certain financial and advisory services. Pursuant to the SCMC Agreement, the Company paid to SCMC an aggregate of approximately $944,000 in advisory fees for the period from the Company's Inception through December 31, 1997. Additionally, the Company paid to SCMC fees in connection with radio station acquisitions completed, the Preferred Stock Offering, arrangement of borrowing facilities and the Little Rock Disposition which totaled approximately $163,000, $2.5 million and $1.9 million for the period from the Company's Inception to December 31, 1995, Fiscal Year 1996 and Fiscal Year 1997 respectively.

         On February 1, 1996, the Company entered into the Amended and Restated Financial Consulting Agreement (the "Amended and Restated SCMC Agreement") with SCMC, pursuant to which SCMC agreed to serve until June 1, 2005 as the Company's financial consultant and to provide customary financial and advisory services. Mr. Sillerman is a principal stockholder, Executive Chairman of the Board and Chief Executive Officer of SFX and is required to devote substantially all of his business time to matters relating to SFX. Mr. Tytel is a Director and Executive Officer of SFX. Each of Messrs. Sillerman and Tytel may have a fiduciary duty to offer to SFX opportunities involving radio stations.

         Under the Amended and Restated SCMC Agreement, SCMC has agreed to perform, or assist the Company in performing, among other things: (i) the placement of financing; (ii) the generation of financial reports and other data for the Company that are required for presentation to the lenders of the Company under the Company's senior credit agreements and the Company's investors as required under the securities laws; (iii) assistance with the preparation of the Company's regular books and records for audit by the Company's independent public accountants; (iv) the maintenance of relationships and connections with financial institutions participating in the financing of the Company; (v) preparation and delivery to the Company of quarterly reports and analyses of regional and national advertising activity in small and medium radio markets; (vi) the design and implementation of accounting systems appropriate and necessary for the operation of the Company; (vii) the purchase, installation and implementation of hardware and software appropriate to the accounting system to be utilized by the Company; (viii) the implementation of cash management systems to facilitate the collection of revenues for the Company and to maximize the investment income available from cash balances;
(ix) the establishment of regularized procedures for the payment of trade payables and the accumulation of cash balances available for interest and other debt service payments as they come due; and (x) the engagement of bookkeeping, accounting and other personnel necessary for the implementation of the Company's accounting systems.

         Pursuant to the terms of the Amended and Restated SCMC Agreement: (i) any radio broadcast opportunities outside of the top 70 markets in the United States and located west of the Mississippi River, other than Arkansas (the "Applicable Markets"), that come to the attention of SCMC, Mr. Sillerman or Mr. Tytel, will be brought first to the Company for its consideration prior to being presented to any other clients of SCMC and (ii) in cases in which SCMC, Mr. Sillerman or Mr. Tytel is rendering advice in a restructuring or similar circumstance to a radio company owning and operating stations outside of the top 70 markets and within the Applicable Markets, SCMC will present to the Company, subject to any fiduciary or confidentiality obligations to any of their clients, any opportunity for such a radio station acquisition by the Company, on terms at least as favorable to the Company as to any other potential buyer. To the extent Mr. Sillerman determines in good faith, with the concurrence of the Class A Directors, that the Company does not have the capacity to acquire a specific station outside the top 70 markets and within the Applicable Markets, then SCMC or any affiliate may acquire or invest in such station.

         The Amended and Restated SCMC Agreement requires the Company to pay to SCMC (whose right to receive such payments was assigned to SFX pursuant to the SCMC Termination Agreement) as compensation for its services under the Amended and Restated SCMC Agreement, the following annual advisory fees: (i) from February 1, 1996 until March 10, 1996, $240,000 per year; (ii) from March 10, 1996 until the date when the Company used the net proceeds of the Preferred Stock Offering (as defined herein), $300,000 per year; and (iii) from the date the Company has used the net proceeds of the Preferred Stock Offering (as defined herein) until June 1, 2005, $500,000 per year. SCMC and the Company have agreed in the Amended and Restated SCMC Agreement that the compensation for SCMC shall be increased by an amount to be mutually agreed upon by SCMC and the Company if (i) the time and effort spent by SCMC exceeds the level that was originally contemplated by the parties when they entered into the Amended and Restated SCMC Agreement or (ii) the Company acquires additional broadcast properties. On February 21, 1996, the Company and SCMC agreed to reduce the maximum annual advisory fees from $500,000 per year to $400,000 per year and subsequently, effective on January 1, 1997, such amount was increased to $500,000.

         The Company has agreed to consider engaging SCMC from time to time with respect to any future investment banking services that the Company may require. In the event that SCMC provides such services to the Company, the fees payable to SCMC shall not exceed (i) 1 1/2% of the total acquisition price as to any transaction in which SCMC provides merger and acquisition advice, (ii)
1 1/2% of the principal amount of any senior credit facility obtained by the Company, (iii) 4% of the proceeds to the Company from the issuance of any subordinated debt, and (iv) 7% of the proceeds to the Company from the sale of equity securities, provided that the total investment banking fees will not exceed 10% of the proceeds of any such sale of equity securities. These fees may be reduced to lower levels by mutual agreement between the Company and SCMC.

         In addition, the Company is obligated to advance $500,000 per year to SCMC (whose right to receive such payments was assigned to SFX pursuant to the SCMC Termination Agreement) in connection with services to be provided by SCMC; provided, however, that, if the agreement between SCMC and the Company is terminated or an unaffiliated person acquires a majority of the capital stock of the Company, the advanced fees must be repaid at such time. In January 1997, the Company made a payment of $750,000, representing advance fees for the years ended December 31, 1997. SCMC (or SFX) earned $570,000 in connection with the Omaha Acquisition, $49,500 in connection with the Pinnacle Acquisition, $600,000 in connection with the Amended Credit Agreement and $300,000 in connection with the Little Rock Disposition, which amounts will be offset against the $750,000 payment made in January 1997.

         SCMC has agreed to defer the payment of fees if such payment would cause a default under the Amended Credit Agreement unless a waiver is obtained from the Lenders. In addition, SCMC has agreed to defer two-thirds of its advisory fees during any period for which the Company is in arrears with respect to payment of dividends on the Preferred Stock.

         The Company is also required under the Amended and Restated SCMC Agreement to reimburse SCMC for all reasonable out-of-pocket disbursements incurred by SCMC in connection with the performance of services under the agreement. The Company has agreed to indemnify SCMC and its directors, officers, employees, affiliates and agents, and any person controlling such persons, with respect to any and all losses, claims, damages or liabilities, joint or several, to which any such indemnified party may be subject, and any and all expenses incurred in connection with any such claim, action or proceedings, insofar as such losses, claims, damages, liabilities, actions, proceedings or expenses arise out of or are based upon any matters that are the subject of the Amended and Restated SCMC Agreement, except with respect to such indemnified amounts that arise out of reckless or willful misconduct of such indemnified person.

         On April 15, 1996, in consideration for securities of SFX and the forgiveness of an outstanding loan, SCMC entered into an agreement with SFX (the "SCMC Termination Agreement"), pursuant to which SCMC assigned its right to receive fees payable pursuant to the Amended and Restated SCMC Agreement (and a similar agreement with MMR) to SFX, except for fees related to certain transactions pending on April 15, 1996. Pursuant to the SCMC Termination Agreement, SCMC has agreed to continue to provide the services described herein until the expiration of the Amended and Restated SCMC Agreement and not to perform any consulting or investment banking services for any person or entity, other than the Company, in the radio broadcasting industry or in any business which uses technology for the audio transmission of information or entertainment.

ADDITIONAL ARRANGEMENTS WITH SCMC, SFX AND RADIO INVESTORS

         The Company pays to SFX $2,500 per month as compensation for services provided to the Company by TSC for the functions of Secretary, accounting and investor relations. In addition, Kraig G. Fox, the

Company's Secretary, is an employee of SFX and does not receive any compensation directly from the Company. SFX compensates Mr. Fox for services rendered on behalf of the Company. SCMC provided these services to the Company prior to April 15, 1996, the date when the SCMC Termination Agreement was entered into.

AGREEMENT BETWEEN MR. FEUER AND RADIO INVESTORS

         Mr. Feuer and Radio Investors, which is controlled by Mr. Sillerman, have entered into an agreement, pursuant to which Mr. Feuer has assigned to Radio Investors 40.835% (the "Agreed Percentage") of all proceeds paid or payable to Mr. Feuer in connection with any sale or other disposition of, or dividend or other distribution payable on or with respect to, Mr. Feuer's shares of Class B Common Stock. On March 12, 1998, 100,000 shares of Class B Common Stock, the number of shares owned by Mr. Feuer represented by the Agreed Percentage, were issued to Messrs. Sillerman and Tytel subject to a voting trust whereby Mr. Feuer retains the voting power over the shares. At the time of such transfer, the pledge agreement between Mr. Feuer and Radio Investors was terminated. In addition, Mr. Feuer has also granted to Radio Investors a right of first refusal with respect to any sale or other disposition to a third party of the remaining 144,890 shares of Class B Common Stock held by Mr. Feuer. This right enables Radio Investors to acquire shares of Class B Common Stock at the proposed sale price. The conveyance of shares of Class B Common Stock to Radio Investors may require the prior approval of the FCC. See "Item
12. Security Ownership of Certain Beneficial Owners and Management."

RELATIONSHIP WITH RADIO ANALYSIS ASSOCIATES

         Radio Analysis Associates ("Radio Analysis"), a company owned 50% by Mr. Robinson and 50% by Radio Investors, was formed to provide marketing and consulting services to radio broadcasting companies and to the Company. The Company has been advised by Radio Analysis that any services provided to the Company will be provided at its actual cost. Radio Analysis has performed nonsubstantial statistical services to the Company which has not been billed to date. In connection with the formation of Radio Analysis, Radio Investors (which is controlled by Mr. Sillerman) contributed 244,890 shares of Class D Common Stock to Radio Analysis as a capital contribution. Upon the fulfillment of certain conditions, including FCC approval, if necessary, the Class D Common Stock is convertible into shares of Class B Common Stock. If the shares of Class D Common Stock are converted into shares of Class B Common Stock, Radio Analysis will hold approximately 9.9% of the combined voting power of the Company. See "Item 12. Security Ownership of Certain Beneficial Owners and Management."

ISSUANCES OF SECURITIES

         None.

GENERAL

         The Company believes that transactions between the Company and its officers, directors and principal stockholders or affiliates thereof have been on terms no less favorable to the Company than could be obtained from independent third parties. However, except for obtaining a fairness opinion with respect to the acquisition of KOLL-FM, the Company has not sought outside advice with respect to such transactions and, in certain instances, has not considered retaining any other provider of similar services. Since the Initial Public Offering, all transactions between the Company and its officers, directors and principal stockholders or affiliates thereof have been approved by the Company's Independent Directors.

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, LISTS AND REPORTS ON FORM 8-K

(a) (1) Financial Statements. See Index to Consolidated Financial Statements and Schedule which appears on Page F-1 herein.

      (2) Exhibits


         EXHIBIT
         NUMBER         DESCRIPTION OF EXHIBIT
         -------        ----------------------

         3.1 (2)  --    Amended and Restated Certificate of Incorporation of
                        Triathlon Broadcasting Company

         3.2 (6)  --    Certificate of Amendment to the Amended and Restated
                        Certificate of Incorporation of Triathlon Broadcasting
                        Company

         3.3 (1)  --    By-laws of the Company

         4.1 (2)  --    IPO Underwriters' Warrant

         4.2 (1)  --    Specimen Stock Certificate for Class A Common Stock

         4.3 (2)  --    Certificate of Designations of the Series B Convertible
                        Preferred Stock

         4.4 (2)  --    Form of Certificate of Designations of the 9% Mandatory
                        Convertible Preferred Stock

         4.5 (2)  --    Form of Deposit Agreement relating to the 9% Mandatory
                        Convertible Preferred Stock

         4.6 (2)  --    Form of Stock Certificate for 9% Mandatory Convertible
                        Preferred Stock

         4.7 (2)  --    Form of Depositary Receipt Evidencing Depositary Shares

        10.1 (1)  --    Purchase and Sale Agreement dated March 23, 1995 by and
                        between the Triathlon Broadcasting Company and Pourtales Radio Partnership

        10.2 (1)  --    Asset Purchase Agreement dated February 9, 1995 by and
                        between Wichita Acquisition Corp. and Marathon
                        Broadcasting Corporation

        10.3 (1)  --    Amendment to Purchase and Sale Agreement dated June 30,
                        1995 by and between Triathlon Broadcasting Company and Pourtales Radio Partnership

        10.4 (1)  --    Advertising Brokerage Agreement for Radio Station
                        KEYN-FM by and between Triathlon Broadcasting Company and Pourtales Radio Partnership

        10.5 (1)  --    Purchase and Sale Agreement among Triathlon
                        Broadcasting Company, Pourtales Radio Partnership,
                        Pourtales Holdings, Inc. and KVUU/KSSS, Inc.

        10.6 (2)  --    Subscription Agreements dated June 30, 1995, effective
                        as of May 1, 1995

        10.7 (1)  --    Office Lease by and between Knightsbridge Associates
                        and Force II Communications

        10.8 (2)  --    First Amendment to Office Lease by and between
                        Knightsbridge Associates and Force II Communications

        10.9 (2)  --    Assignment of Office Lease among Knightsbridge
                        Associates, Force II Communications and the Triathlon
                        Broadcasting Company

       10.10 (2)  --    Shared Expense Agreement dated September 13, 1995 by
                        and between Triathlon Broadcasting Company and Pourtales Radio Partnership

       10.11 (1)  --    Financial Consulting Agreement dated June 30, 1995 by
                        and between Triathlon Broadcasting Company and SCMC

    10.12 (1)(9)  --    Triathlon Broadcasting Company 1995 Stock Option Plan

    10.13 (1)(9)  --    Employment Agreement by and between Triathlon
                        Broadcasting Company and Norman Feuer

       10.14 (1)  --    Promissory Note dated June 15, 1995, issued to Radio
                        Investors, Inc.

       10.15 (1)  --    Agreement by and between Norman Feuer and Radio
                        Investors, Inc.

       10.16 (1)  --    Pledge Agreement by and between Norman Feuer and Radio
                        Investors, Inc.

       10.17 (1)  --    Form of Consulting Agreement among Triathlon
                        Broadcasting Company and the IPO Underwriters

         EXHIBIT
         NUMBER         DESCRIPTION OF EXHIBIT
         -------        ----------------------
       10.18 (1)  --    Amendment to Purchase and Sale Agreement dated August
                        4, 1995 by and between the Triathlon Broadcasting
                        Company and Pourtales Radio Partnership

       10.19 (1)  --    Amendment to Asset Purchase Agreement dated May 3, 1995
                        by and between Wichita Acquisition Corp. and Marathon
                        Broadcasting Corporation

       10.20 (1)  --    Amendment and Extension Agreement dated August 15, 1995
                        by and between Wichita Acquisition Corp. and Marathon
                        Broadcasting Corporation

       10.21 (1)  --    Amendment to Purchase and Sale Agreement dated March
                        23, 1995 by and between Triathlon Broadcasting Company and Pourtales Radio Partnership

       10.22 (1)  --    Second Amendment and Extension Agreement dated August
                        28, 1995 by and between Wichita Acquisition Corp. and
                        Marathon Broadcasting Corporation

       10.23 (2)  --    Amended and Restated Purchase and Sale Agreement dated
                        January 16, 1996 among Triathlon Broadcasting Company,
                        Pourtales Radio Partnership, Pourtales Holdings, Inc.,
                        Springs Radio, Inc., and KVUU/KSSS, Inc.

       10.24 (2)  --    Local Market Agreement dated as of January 15, 1996
                        among Pourtales Radio Partnership, Springs Radio, Inc.,
                        KVUU/KSSS, Inc. and Triathlon Broadcasting Company

       10.25 (2)  --    Letter agreement dated January 12, 1996 among Citadel
                        Broadcasting Company and Triathlon Broadcasting
                        Company, Pourtales Radio Partnership, Pourtales
                        Holdings, Inc., Spring Radio, Inc. and KVUU/KSSS, Inc.

       10.26 (2)  --    Joint Sales Agreement dated as of December 15, 1995
                        among Pourtales Radio Partnership, Pourtales Holdings,
                        Inc., Springs Radio, Inc., KVUU/KSSS, Inc. and Citadel
                        Broadcasting Company

       10.27 (2)  --    Programming Affiliation Agreement dated as of April 14,
                        1993 by and between KOTY-FM, Inc. and KUJ Limited
                        Partnership

       10.28 (2)  --    Asset Purchase Agreement dated as of December 8, 1995
                        among Valley Broadcasting, Inc., Meridien Wireless,
                        Inc. and Triathlon Broadcasting Company

       10.29 (2)  --    Asset Purchase Agreement dated as of December 8, 1995
                        by and between 93.3, Inc. and Triathlon Broadcasting
                        Company

       10.30 (2)  --    Asset Purchase Agreement dated as of September 5, 1995
                        by and between Rock Steady, Inc. and Lincoln Radio
                        Acquisition Corp.

       10.31 (2)  --    Joint Selling Agreement dated as of January 29, 1996 by
                        and between Rock Steady, Inc. and Lincoln Radio
                        Acquisition Corp.

       10.32 (2)  --    Asset Purchase Agreement dated as of February 8, 1996
                        by and between Sterling Realty Organization Co. and Triathlon Broadcasting Company

       10.33 (2)  --    Asset Purchase Agreement dated as of February 21, 1996
                        by and between Silverado Broadcasting Company and Triathlon Broadcasting Company

       10.34 (2)  --    Sales Representation Agreement dated June 9, 1993 by
                        and between Silverado Broadcasting Company and Lance
                        International, Inc.

       10.35 (2)  --    Sales Representation Agreement dated as of October 1,
                        1993 by and between Silverado Broadcasting Company and Rook Broadcasting of Idaho, Inc.

       10.36 (2)  --    Asset Purchase Agreement dated as of February 8, 1996
                        among Southern Skies Corporation, Arkansas Skies
                        Corporation, Triathlon Broadcasting of Little Rock,
                        Inc. and Triathlon Broadcasting Company

       10.37 (2)  --    Letter agreement with respect to KOLL-FM dated January
                        17, 1996 by and between Triathlon Broadcasting Company and Multi-Market Radio, Inc.

       10.38 (2)  --    Amended and Restated Financial Consulting
                        Agreement dated as of February 1, 1996 by and between Triathlon Broadcasting Company and Sillerman
                        Communications Management Corporation

       10.39 (2)  --    Loan Agreement dated as of January 23, 1996 among AT&T
                        Commercial Finance Corporation and Triathlon
                        Broadcasting of Wichita, Inc., Wichita Acquisition
                        Corp. and Triathlon Broadcasting of Lincoln, Inc.

         EXHIBIT
         NUMBER         DESCRIPTION OF EXHIBIT
         -------        ----------------------

       10.40 (2)  --    Letter from AT&T Commercial Finance Corporation dated
                        February 6, 1996

       10.41 (2)  --    First Amendment to Loan Agreement dated as of February
                        22, 1996 among AT&T Commercial Finance Corporation and
                        Triathlon Broadcasting of Wichita, Inc., Wichita
                        Acquisition Corp. and Triathlon Broadcasting of
                        Lincoln, Inc.

       10.42 (2)  --    Security Agreement dated as of January 23, 1996 between
                        Triathlon Broadcasting Company and AT&T Commercial
                        Finance Corporation

       10.43 (2)  --    Guaranty dated as of January 23, 1996 by Triathlon
                        Broadcasting Company to and with AT&T Commercial
                        Finance Corporation relating to $3.5 million term loan

       10.44 (2)  --    Guaranty dated as of January 23, 1996 by Triathlon
                        Broadcasting Company to and with AT&T Commercial
                        Finance Corporation relating to $5.5 million term loan

       10.45 (2)  --    Pledge Agreement dated January 23, 1996 from Triathlon
                        Broadcasting Company to AT&T Commercial Finance
                        Corporation

       10.46 (2)  --    Stock Purchase Warrant dated as of September 15, 1993
                        between Rook Broadcasting of Idaho, Inc. and Silverado
                        Broadcasting Company

       10.47 (2)  --    Put and Call Agreement effective as of September 15,
                        1993 between Silverado Broadcasting Company and Rook
                        Broadcasting of Idaho, Inc.

       10.48 (2)  --    Time Brokerage Agreement dated as of February 21, 1996
                        by and between Triathlon Broadcasting Company and Silverado Broadcasting Company

       10.49 (2)  --    Letter Agreement between Triathlon Broadcasting Company
                        and Sillerman Communications Management Corporation dated February 21, 1996 amending the Amended and Restated Financial Consulting Agreement

       10.50 (2)  --    Form of Cash-only Stock Appreciation Rights Agreement
                        dated October 30, 1995 by and between Triathlon
                        Broadcasting Company and Jeffrey Leiderman

       10.51 (2)  --    Form of Cash-only Stock Appreciation Rights Agreement
                        dated October 30, 1995 by and between Triathlon
                        Broadcasting Company and Frank E. Barnes III

       10.52 (2)  --    Form of stock option agreement issued pursuant to the
                        1995 Stock Option Plan to each of Norman Feuer, John D.
                        Miller, Dennis R. Ciapura, Radio Investors, Inc., Radio
                        Analysis Associates and Sillerman Communications
                        Management Corporation

       10.53 (2)  --    Form of Cash-only Stock Appreciation Rights Agreements
                        dated January 31, 1996 by and between Triathlon
                        Broadcasting Company and Jeffrey Leiderman

       10.54 (2)  --    Form of Cash-only Stock Appreciation Rights Agreements
                        dated January 31, 1996 by and between Triathlon
                        Broadcasting Company and Frank E. Barnes III

       10.55 (2)  --    Assignment dated February 21, 1996 from Silverado
                        Broadcasting Company to Triathlon Broadcasting Company

       10.56 (3)  --    Amendment dated November 26, 1996 to the Asset Purchase
                        Agreement dated as of February 8, 1996 by and between Triathlon Broadcasting of Little Rock, Inc., Triathlon
                        Broadcasting Company, Southern Skies Corporation and
                        Arkansas Skies Corporation

       10.57 (4)  --    Asset Purchase Agreement dated as of October 17, 1996
                        between Triathlon Broadcasting of Omaha, Inc. and
                        American Radio Systems Corporation

       10.58 (4)  --    Asset Purchase Agreement dated as of July 15, 1996
                        between Triathlon Broadcasting of Little Rock, Inc. and
                        Southern Starr of Arkansas, Inc.

       10.59 (3)  --    Loan Agreement dated November 19, 1996 among AT&T
                        Commercial Finance Corporation and Triathlon
                        Broadcasting of Wichita, Inc., Triathlon Broadcasting of Lincoln, Inc., Triathlon Broadcasting of Omaha,
                        Inc., Triathlon Broadcasting of Spokane, Inc.,
                        Triathlon Broadcasting of Tri- Cities, Inc., Triathlon
                        Broadcasting of Colorado Springs, Inc. and Triathlon
                        Broadcasting of Little Rock, Inc.

         EXHIBIT
         NUMBER         DESCRIPTION OF EXHIBIT
         -------        ----------------------

       10.60 (5)  --    Letter agreement dated May 21, 1996 between Sillerman
                        Communications Management Corporation and Triathlon
                        Broadcasting Company

       10.61 (6)  --    Letter agreement dated April 3, 1997 between Sillerman
                        Communications Management Corporation and Triathlon
                        Broadcasting Company

       10.62 (6)  --    Asset Purchase Agreement dated as of April 11, 1997
                        among Triathlon Broadcasting of Little Rock, Inc.,
                        Clear Channel Radio, Inc. and Clear Channel Radio
                        Licenses, Inc.

       10.63 (6)  --    Purchase and Sale Agreement dated as of April 23, 1997
                        by and between Paul R. Aaron, Triathlon Sports
                        Programming and TSPN, Inc.

       10.64 (6)  --    Purchase and Sale Agreement dated as of April 23, 1997
                        by and between Dale M. Jensen and Triathlon Sports
                        Programming, Inc.

       10.65 (7)  --    Sales Representation Agreement dated as of April 1,
                        1997 by and between Triathlon Broadcasting of Spokane, Inc. and Rook Broadcasting of Idaho, Inc.

       10.66 (8)  --    Amended and Restated Loan Agreement dated May 30, 1997
                        among AT&T Commercial Finance Corporation and Union
                        Bank of California, N.A. and Triathlon Broadcasting of
                        Wichita, Inc., Triathlon Broadcasting of Lincoln, Inc.,
                        Triathlon Broadcasting of Omaha, Inc., Triathlon
                        Broadcasting of Spokane, Inc., Triathlon Broadcasting of Tri-Cities, Inc., Triathlon Broadcasting of Colorado
                        Springs, Inc., and Triathlon Broadcasting of Little
                        Rock, Inc.

           10.67  --    Local Marketing Agreement dated February 11, 1998 by
                        and between Triathlon Broadcasting of Tri-Cities, Inc.
                        and Mark Jacky Broadcasting

              21  --    List of subsidiaries of the Company

              23  --    Consent of Ernst & Young LLP

              24  --    Power of Attorney (included on the signature page to
                        this Report)

              27  --    Financial Data Schedule for year ended December 31, 1997

-----------

(1) Incorporated by reference to the Registrant's Registration Statement on Form SB-2 (File No. 33-94316), as amended, originally filed with the SEC on July 6, 1995.

(2) Incorporated by reference to the Registrant's Registration statement on Form SB-2 (File No. 333-1186), as amended, originally filed with the SEC on February 9, 1996.

(3) Incorporated by reference to the Registrant's Report on Form 8-K filed with the SEC on December 9, 1996.

(4) Incorporated by reference to the Registrant's Quarterly Report on Form 10-QSB for the nine months ended on September 30, 1996 filed with the SEC on November 14, 1996.

(5) Incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the year ended on March 31, 1996 filed with the SEC on June 24, 1996.

(6) Incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the transition period from April 1, 1996 to December 31, 1996, filed with the Securities and Exchange Commission on May 13, 1997.

(7) Incorporated by reference to the Registrant's Quarterly Report on Form 10-QSB for the six months ended on June 30, 1997 filed with the SEC on August 14, 1997.

(8) Incorporated by reference to the Registrant's Report on Form 8-K filed with the SEC on June 17, 1997.

(9) Identifies a management contract or compensatory plan or arrangement of the Registrant.

(b) The following reports on Form 8-K were filed during the fourth quarter ended December 31, 1997.

         Form 8-K filed with Securities and Exchange Commission on October 16, 1997 reporting the completion of the disposition of radio stations KSSN-FM, KMVK-FM and KOLL-FM operating in the Little Rock, Arkansas market.

                                   SIGNATURES

         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: March 31, 1998                 TRIATHLON BROADCASTING COMPANY


                                      By: /s/ NORMAN FEUER
                                          --------------------------------------
                                          Norman Feuer
                                          President and Chief Executive Officer


                                      By: /s/ WILLIAM G. THOMPSON
                                          --------------------------------------
                                          William G. Thompson
                                          Chief Financial Officer

                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Norman Feuer and William G. Thompson, jointly and severally, as his or her attorney-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Report and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

                 SIGNATURE                                       TITLE                            DATE

/s/ John D. Miller                           Chairman of the Board of Directors               March 31, 1998
----------------------------------------
John D. Miller

/s/ Norman Feuer                             President, Chief Executive Officer and           March 31, 1998
----------------------------------------     Director (Principal Executive Officer)
Norman Feuer

/s/ William G. Thompson                      Chief Financial Officer (Principal Financial     March 31, 1998
----------------------------------------     and Accounting Officer)
William G. Thompson

/s/ Kraig G. Fox                             Secretary                                        March 31, 1998
----------------------------------------
Kraig G. Fox

/s/ Frank E. Barnes III                      Director                                         March 31, 1998
----------------------------------------
Frank E. Barnes III

/s/ Dennis R. Ciapura                        Director                                         March 31, 1998
----------------------------------------
Dennis R. Ciapura

/s/ Jeffrey Leiderman                        Director                                         March 31, 1998
----------------------------------------
Jeffrey Leiderman

                TRIATHLON BROADCASTING COMPANY AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                                             PAGE
                                                                                             ----
Report of Independent Auditors.............................................................   F-2

Consolidated Financial Statements:
   Consolidated Balance Sheets at December 31, 1996 and 1997...............................   F-3

   Consolidated Statements of Operations for the period from June 29, 1995
     (Company's Inception) to December 31, 1995 and the years ended
     December 31, 1996 and 1997............................................................   F-4

   Consolidated Statements of Cash Flows for the period from June 29, 1995
     (Company's Inception) to December 31, 1995 and the years ended
     December 31, 1996 and 1997............................................................   F-5

   Consolidated Statement of Stockholders' Equity for the period from June 29,
     1995 (Company's Inception) to December 31, 1995 and for the
     years ended December 31, 1996 and 1997................................................   F-6

Notes to Consolidated Financial Statements.................................................   F-8

Schedule II Valuation and Qualifying Accounts................................................ S-1



All other schedules have been omitted because the information is not applicable or is not material or because the information required is included in the consolidated financial statements or the notes thereto.

                         REPORT OF INDEPENDENT AUDITORS


BOARD OF DIRECTORS
TRIATHLON BROADCASTING COMPANY

         We have audited the accompanying consolidated balance sheets of Triathlon Broadcasting Company and Subsidiaries (the "Company") as of December 31, 1996 and 1997, and the consolidated statements of operations, cash flows and stockholders' equity for the period from June 29, 1995 (Company's Inception) to December 31, 1995 and the years ended December 31, 1996 and 1997. Our audits also included the financial statement schedule listed in the Index at Item 14(a) These financial statements and the schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the schedule based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Triathlon Broadcasting Company and Subsidiaries at December 31, 1996 and 1997, and the consolidated results of their operations and their cash flows for the period from June 29, 1995 (Company's Inception) to December 31, 1995 and the years ended December 31, 1996 and 1997 in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole presents fairly in all material respects the information set forth therein.

                                                              ERNST & YOUNG LLP

New York, New York
February 20, 1998, except for
   Note 7 as to which the
   date is March 31, 1998

                TRIATHLON BROADCASTING COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                      DECEMBER 31,
                                                                                1996              1997
                                                                             -----------      ------------
ASSETS
Current Assets:
  Cash and cash equivalents                                                   $3,082,521        $1,771,409
  Accounts receivable, net of allowance for doubtful accounts
       of $405,400 in 1996 and $589,860 in 1997                                4,522,957         7,510,020
  Notes receivable from officer                                                   75,000            75,000
  Other current assets                                                           289,772           874,678
                                                                             -----------      ------------
       Total current assets                                                    7,970,250        10,231,107

Property and equipment, net of accumulated depreciation
       and amortization                                                        7,534,248        10,279,780
Intangible assets, net of accumulated amortization                            65,159,423       111,673,866
Notes receivable from officer                                                          -           250,000
Long term note receivable                                                              -           266,333
Other assets, principally deposits for station acquisitions                    7,730,192            40,258
                                                                           ------------- -----------------
                                                                             $88,394,113      $132,741,344
                                                                           ============= =================
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable and accrued expenses                                      $ 2,962,969       $ 6,055,947
  Due to affiliates                                                              335,452            40,195
  Amended Credit Agreement                                                           -          58,500,000
  Current portion of other long-term debt                                        179,400           889,996
  Current portion of non-compete payable                                             -             150,000
                                                                      ------------------      ------------
       Total current liabilities                                               3,477,821        65,636,138

Other long-term debt, less current portion                                    12,820,600           943,396
Non-compete payable, less current portion                                              -           481,250
Deferred compensation                                                             84,575           155,000
Deferred taxes                                                                 7,629,550         7,629,550

Stockholders' Equity:
  Preferred stock, par value $.01; 4,000,000 shares authorized; Series B
    Convertible Preferred Stock; 600,000 shares designated;
       565,000 shares issued and outstanding                                       5,650             5,650
    9% Cumulative Mandatory Convertible Preferred Stock; 583,400
       shares issued and outstanding                                               5,834             5,834
  Class A Common Stock, par value $.01; 30,000,000 shares authorized;
       3,102,344 and 3,172,533 shares issued and outstanding in 1996
       and 1997, respectively                                                     31,023            31,725
  Class B Convertible Common Stock, par value $.01; 1,689,256 shares
       authorized; 244,890 shares issued and outstanding                           2,449             2,449
  Class C Convertible Common Stock, par value $.01; 367,344 shares authorized; 50,000 and 31,000 shares issued and outstanding
       in 1996 and 1997, respectively                                                500               310
  Class D Convertible Common Stock, par value $.01; 1,444,366 shares
       authorized, issued and outstanding                                         14,444            14,444
  Additional paid-in capital                                                  66,215,109        61,236,312
  Deferred compensation                                                         (682,000)         (362,667)
  Accumulated deficit                                                         (1,211,442)       (3,038,047)
                                                                          --------------   ---------------
      Total stockholders' equity                                              64,381,567        57,896,010
                                                                           -------------    --------------
                                                                            $ 88,394,113      $132,741,344
                                                                            ============      ============

                See notes to consolidated financial statements.

                TRIATHLON BROADCASTING COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                  JUNE 29, 1995
                                              (COMPANY'S INCEPTION)           YEAR ENDED
                                                TO DECEMBER 31,              DECEMBER 31,
                                                      1995              1996             1997
                                                      ----              ----             ----

Broadcast revenues                                  $ 1,210,291      $21,199,549       $37,173,722
Less: agency commissions                               (102,380)      (2,236,448)       (3,532,530)
                                                    -----------      -----------       -----------
Net revenues                                          1,107,911       18,963,101        33,641,192

Operating expenses:
  Station operating expenses                          1,015,106       13,678,117        23,414,919
  Depreciation and amortization                         145,258        1,426,759         4,134,523
  Corporate expenses including
    $359,000 and $554,000 of related
    party advisory fees in 1996 and
    1997 respectively                                   234,112        1,719,283         2,068,085
  Deferred compensation                                 226,583          365,992           389,759
  DOJ information request costs                             -            300,000                 -
                                                    -----------      -----------       -----------
  Total operating expenses                            1,621,059       17,490,151        30,007,286
                                                    -----------      -----------       -----------

(Loss) income from operations                          (513,148)       1,472,950         3,633,906

Interest expense                                              -       (2,581,423)       (4,766,153)
Interest income                                          59,900          729,403           401,294
Other income (expense)                                      642          (59,766)         (137,572)
                                                    -----------      -----------       -----------

Loss before extraordinary item                         (452,606)        (438,836)         (868,525)
Extraordinary item                                            -         (320,000)         (958,080)
                                                    -----------      -----------       -----------

Net loss                                               (452,606)        (758,836)       (1,826,605)
Preferred stock dividend requirement                          -        4,414,523         5,507,296
                                                    -----------      -----------       -----------

Net loss applicable to common stock                   $(452,606)     $(5,173,359)      $(7,333,901)
                                                      =========      ===========       ============

Loss per common share-basic:
  Loss before extraordinary item                      $   (0.21)       $   (0.97)        $   (1.30)
  Extraordinary item                                  $       -        $   (0.10)        $   (0.20)
                                                      ---------        ---------         ---------

Net loss per common share-basic                       $   (0.21)       $   (1.07)        $   (1.50)
                                                      =========        =========         =========

Weighted average common shares outstanding-basic      2,154,367        4,841,600         4,882,000
                                                      =========        =========         =========



                See notes to consolidated financial statements.

                TRIATHLON BROADCASTING COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                            JUNE 29, 1995
                                                        (COMPANY'S INCEPTION)           YEAR ENDED
                                                          TO DECEMBER 31,              DECEMBER 31,
                                                                1995              1996             1997
                                                                ----              ----             ----

CASH FLOW FROM OPERATING ACTIVITIES
Net loss                                                       $ (452,606)      $ (758,836)      $(1,826,605)
Adjustments to reconcile net loss to net cash (used in)
  provided by operating activities:
  Depreciation and amortization                                   145,258        1,426,759         4,134,523
  Deferred compensation                                           226,583          365,992           389,759
  Loss on early extinguishment of debt                                  -          320,000           958,080
  Imputed interest expense                                              -        1,705,556                 -
  Other non cash expense                                                -                -            42,761
  Changes in assets and liabilities, net of amounts acquired:
   Accounts receivable                                           (629,964)      (3,367,449)       (2,987,063)
   Other current assets                                          (150,731)           9,378          (190,000)
   Notes receivable from officer                                  (25,000)         (50,000)         (250,000)
   Other assets                                                  (104,720)               -                 -
   Accounts payable and accrued expenses                           79,896        1,885,213         3,092,978
   Due to affiliates                                              129,415         (207,088)          117,868
   Other current liabilities                                       99,705                -                  -
                                                               ----------        ---------         ----------

Net cash (used in) provided by operating activities              (682,164)       1,329,525         3,482,301
                                                               ----------        ---------         ---------

CASH FLOW FROM INVESTING ACTIVITIES
Acquisitions and dispositions of radio stations, net
  of cash acquired                                             (7,321,827)     (59,920,836)      (44,243,045)
Due to affiliates                                                       -       (3,797,517)         (413,125)
Capital expenditures                                              (55,097)      (1,554,614)         (868,781)
                                                               ----------      -----------       ------------

Net cash used in investing activities                          (7,376,924)     (65,272,967)      (45,524,951)
                                                               ----------      -----------       ------------

CASH FLOW FROM FINANCING ACTIVITIES
Deferred financing costs                                                -       (2,994,308)       (1,725,809)
Borrowings                                                              -       22,000,000       108,608,393
Debt repayment                                                          -       (9,000,000)      (60,643,750)
Net proceeds from sale of preferred stock                               -       56,388,612                 -
Net proceeds from sale of common stock                         13,105,030                -                 -
Proceeds from sale of warrants                                        240                -                 -
Preferred stock dividends paid                                          -       (4,414,523)       (5,507,296)
                                                               ----------       ----------        -----------

Net cash provided by financing activities                      13,105,270       61,979,781        40,731,538
                                                               ----------       ----------        ----------

Net increase (decrease) in cash and cash equivalents            5,046,182       (1,963,661)       (1,311,112)
Cash and cash equivalents at beginning of period                        -        5,046,182         3,082,521
                                                               ----------       ----------      ------------

Cash and cash equivalents at end of period                     $5,046,182      $ 3,082,521      $  1,771,409
                                                               ==========      ===========      ============

NON CASH OPERATING AND FINANCING ACTIVITIES:
  Restricted cash transferred by SCMC in exchange
     for issuance of common stock and liability                $   765,000     $          -     $           -
                                                               ===========     ============     =============

SUPPLEMENTAL ITEMS:
  Interest paid                                                $    13,000     $    371,210     $   4,377,029
                                                               ===========     ============     =============
  Issuance of Class A Common Stock in connection
     with acquisitions                                         $         -     $          -     $     486,250
                                                               ===========     ============     =============


                See notes to consolidated financial statements.

                TRIATHLON BROADCASTING COMPANY AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
 FOR THE PERIOD FROM JUNE 29, 1995 (COMPANY'S INCEPTION) TO DECEMBER 31, 1995,
                 AND THE YEARS ENDED DECEMBER 31, 1996 AND 1997

                                              Series B      Mandatory
                                            Convertible    Convertible                     Class B        Class C
                                             Preferred      Preferred       Class A      Convertible    Convertible
                                               Stock          Stock       Common Stock   Common Stock  Common Stock
                                             -----------   ------------   ------------   ------------  -------------

Issuance of 244,890 share of Class B
  Common Stock                               $          -    $         -     $        -     $    2,449     $       -
Issuance of 367,344 shares of Class C
  Common Stock                                          -              -              -              -         3,673
Issuance of 1,444,366 shares of Class D
  Common Stock                                          -              -              -              -             -
Issuance of 25,000 shares of Class A
  Common Stock                                          -              -            250              -             -
Issuance of 2,760,000 shares of Class A
  Common Stock upon the Initial Public
  Offering                                              -              -         27,600              -             -
Issuance of warrants to the underwriters
  of the Initial Public Offering                        -              -              -              -             -
Deferred compensation                                   -              -              -              -             -
Net loss                                                -              -              -              -             -
                                             -----------   ------------   ------------   ------------  -------------
Balances at December 31, 1995                           -              -         27,850          2,449         3,673

Issuance of 565,000 shares of Series B
  Convertible Preferred Stock                       5,650              -              -              -             -
Issuance of 583,400 shares of Mandatory
  Convertible Preferred Stock ($0.06 per                -          5,834              -              -             -
  share)
Conversion of 317,344 shares of Class C
 Common Stock into Class A Common Stock                 -              -          3,173              -        (3,173)
Grant of Stock Options to certain
  officers, directors and advisors                      -              -              -              -             -
Deferred compensation                                   -              -              -              -             -
Dividends on Mandatory Convertible
  Preferred Stock ($0.77 per share)                     -              -              -              -             -
Net loss                                                -              -              -              -             -
                                             -----------   ------------   ------------   ------------  -------------
Balances at December 31, 1996                       5,650          5,834         31,023          2,449           500

Issuance of 46,189 shares of Common Stock
  upon acquisition of stations                          -              -            462              -             -
Issuance of 5,000 shares of Class A
  Common Stock pursuant to JSA                          -              -             50              -             -
Conversion of 19,000 shares of Class C
  Common Stock into Class A Common Stock                -              -            190              -          (190)
Deferred compensation                                   -              -              -              -             -
Dividends on Mandatory Convertible
  Preferred Stock ($0.945 per share)                    -              -              -              -             -
Net loss                                                -              -              -              -             -
                                             -----------   ------------   ------------   ------------  -------------
Balances at December 31, 1997              $        5,650 $        5,834  $      31,725     $   2,449  $         310
                                             -----------   ------------   ------------   ------------  -------------


                See notes to consolidated financial statements.

                TRIATHLON BROADCASTING COMPANY AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
 FOR THE PERIOD FROM JUNE 29, 1995 (COMPANY'S INCEPTION) TO DECEMBER 31, 1995,
                 AND THE YEARS ENDED DECEMBER 31, 1996 AND 1997

                                              Class D
                                            Convertible   Additional                                      Total
                                           Common Stock  Paid-In-Capital  Deferred       Accumulated  Stockholders'
                                                                        Compensation       Deficit        Equity
                                           -----------   ------------   ------------   ------------  -------------
Issuance of 244,890 shares of Class B
  Common Stock                              $          -   $         -    $          -     $      -       $    2,449

Issuance of 367,344 shares of Class C
  Common Stock                                         -             -               -            -            3,673
Issuance of 1,444,366 shares of Class D
  Common Stock                                    14,444       233,107               -            -          247,551
Issuance of 25,000 shares of Class A
  Common Stock                                         -             -               -            -              250
Issuance of 2,760,000 shares of Class A
  Common Stock upon the Initial Public
  Offering                                             -    12,823,507               -            -       12,851,107
Issuance of warrants to the underwriters
  of the Initial Public Offering                       -           240               -            -              240
Deferred compensation                                  -             -         226,583                       226,583
Net loss                                               -             -               -     (452,606)        (452,606)
                                             -----------   ------------   ------------   ------------  -------------
Balances at December 31, 1995                     14,444    13,056,854         226,583     (452,606)      12,879,247

Issuance of 565,000 shares of Series B
  Convertible Preferred Stock                          -             -               -            -            5,650
Issuance of 583,400 shares of Mandatory
  Convertible Preferred Stock ($0.06 per               -    56,382,778               -            -       56,388,612
  share)
Conversion of 317,344 shares of Class C
 Common Stock into Class A Common Stock                -             -               -            -                -
Grant of Stock Options to certain
  officers, directors and advisors                     -     1,190,000      (1,190,000)           -                -
Deferred compensation                                  -             -         281,417            -          281,417
Dividends on Mandatory Convertible
  Preferred Stock ($0.77 per share)                    -    (4,414,523)              -            -       (4,414,523)
Net loss                                               -             -               -     (758,836)        (758,836)
                                             -----------   ------------   ------------   ------------  -------------
Balances at December 31, 1996                     14,444    66,215,109        (682,000)  (1,211,442)      64,381,567

Issuance of 46,189 shares of Common Stock
  upon acquisition of stations                         -       485,788               -            -          486,250
Issuance of 5,000 shares of Class A
  Common Stock pursuant to JSA                         -        42,711               -            -           42,761
Conversion of 19,000 shares of Class C
  Common Stock into Class A Common Stock
                                                       -             -               -            -                -
Deferred compensation                                  -             -         319,333                       319,333
Dividends on Mandatory Convertible
  Preferred Stock ($0.945 per share)                   -   (5,507,296)               -            -       (5,507,296)
Net loss                                               -             -               -   (1,826,605)      (1,826,605)
                                             -----------  -------------   ------------  -------------  -------------
Balances at December 31, 1997                   $ 14,444  $ 61,236,312    $  (362,667)  $(3,038,047)     $57,896,010
                                             ===========  =============   ============  =============  =============

                See notes to consolidated financial statements.

                TRIATHLON BROADCASTING COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31 1997

1.       ORGANIZATION AND DESCRIPTION OF BUSINESS

         Triathlon Broadcasting Company (the "Company") was incorporated in Delaware on June 29, 1995, and on that date the stockholders of Triathlon Broadcasting Company, Inc., a New York corporation ("Triathlon New York"), contributed all of their shares of Triathlon New York's Common Stock to the Company in exchange for all of the Company's Common Stock. The exchange of common stock was accounted for as a business combination among companies under common control. The Company was organized for the purpose of owning and operating radio stations primarily in medium and small-sized markets in the Midwest and Western United States. The Company commenced radio station ownership and operations on September 13, 1995.

         The accompanying consolidated financial statements include the accounts and transactions of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and accounts have been eliminated.

         As of March 12, 1998, the Company owns and operates, sells advertising pursuant to Joint Sales Agreements ("JSAs") or provided programming pursuant to Local Marketing Agreements ("LMAs") on 22 FM and 10 AM radio stations in six markets: Wichita, Kansas; Lincoln, Nebraska; Omaha, Nebraska; Colorado Springs, Colorado; Tri-Cities, Washington and Spokane, Washington. In addition, the Company owns a network which broadcasts all of the men's football, basketball and baseball games and women's basketball and volleyball games of the University of Nebraska.

         On February 12, 1997, the Company changed its year-end from March 31st to December 31st effective December 31, 1996. Additionally, during 1997 the Company no longer met the requirements of Regulation S-B which is the source of reporting requirements of a small business issuer. Accordingly, the accompanying consolidated financial statements present the financial position of the Company as of December 31, 1996 and 1997, and the results of its operations, stockholders' equity and cash flows for the period from June 29, 1995 (Company's Inception) to December 31, 1995 and the years ended December 31, 1996 and 1997.

         The Company's revenues vary throughout the year. As is typical in the radio broadcasting industry, the first calendar quarter generally produces the lowest revenues for the year and the fourth calendar quarter generally produces the highest revenues for the year. The Company's operating results in any period may be affected by the incurrence of advertising and promotion expenses that do not necessarily produce commensurate revenues until the impact of the advertising and promotion is realized in future periods.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

         Cash and cash equivalents consist of short term, highly liquid investments which are readily convertible into cash and have an original maturity of three months or less when purchased. The Company's cash and cash equivalents as of December 31, 1996 include approximately $1.4 million in certificates of deposit and as of December 31, 1996 and 1997 include approximately $1.3 and $1.2 million, respectively, in money market funds. The carrying amounts of cash and cash equivalents reported in the consolidated balance sheet approximate their fair values.

PROPERTY AND EQUIPMENT

         Property and equipment are stated at their fair value estimated at the date of acquisition or cost if purchased subsequently. Depreciation is provided on the straight line method over the estimated useful life of the assets ranging from 27.5 years for buildings and related improvements, 15 years for towers, 7 years for technical equipment, and 5 to 7 years for furniture, other equipment and vehicles. Property and equipment consisted of the following:

               TRIATHLON BROADCASTING COMPANY AND SUBSIDIARIES

                               DECEMBER 31, 1997


                                                                                      December 31,
                                                                                 1996             1997
                                                                                 ----             ----
Land                                                                        $    271,893          $678,767
Building and improvements, including assets under a capital
    lease of $148,684 as of December 31, 1996 and 1997                         1,313,139         1,879,041
Towers and technical equipment                                                 4,929,156         7,231,611
Furniture and other equipment, including assets under capital leases of
    $146,955 and $195,444 as of December 31, 1996
    and 1997, respectively                                                       930,859         1,489,253
Vehicles                                                                         102,815           195,193
Construction in progress                                                         564,295           544,738
                                                                            ------------        ----------
                                                                               8,112,157        12,018,603
Less accumulated depreciation                                                   (577,909)       (1,738,823)
                                                                            ------------        -----------
                                                                            $  7,534,248       $10,279,780
                                                                             ===========       ===========

INTANGIBLE ASSETS

         Intangible assets include the portion of the purchase price allocable to radio broadcasting licenses granted by the Federal Communications Commission ("FCC") and goodwill which is amortized on a straight line basis over 40 years, except for the goodwill associated with the Pinnacle Acquisition which is being amortized over a 10 year period due to the nature and life of the University contract; certain professional fees and other expenses incurred in connection with the Company's formation which are amortized on a straight line basis over 5 years; and costs related to financings which are amortized over the term of the related debt.

         It is the Company's policy to account for intangible assets under Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." As part of an ongoing review of the valuation and amortization of intangible assets, management assesses the carrying value of the Company's intangible assets if facts and circumstances suggest they may be impaired. If this review indicates that the intangibles will not be recoverable as determined by a nondiscounted cash flow analysis over the remaining amortization period, the carrying value of the Company's intangibles will be reduced to their estimated fair value.


REVENUE RECOGNITION

         The Company's primary source of revenues is the sale of airtime to advertisers. Revenues from the sale of airtime are recorded when the advertisements are broadcast.

BARTER TRANSACTIONS

         Revenue from barter transactions (advertising provided in exchange for goods and services) is recognized as income based on the fair value of goods or services received when advertisements are broadcast; goods and services received are accounted for when used. Barter transactions charged to operations were as follows:
                              June 29, 1995
                         (Company's Inception)            Year Ended
                            to December 31,              December 31,
                                  1995              1996             1997
                                  ----              ----             ----

Barter revenues                   $  55,084        $ 886,778       $ 1,322,777
Barter expense                      (63,273)        (890,134)       (1,476,840)
                                  ---------        ---------       -----------
Net barter transaction            $  (8,189)       $  (3,356)      $  (154,083)
                                  =========        =========       ===========

               TRIATHLON BROADCASTING COMPANY AND SUBSIDIARIES

                               DECEMBER 31, 1997



ADVERTISING COSTS

         The Company expenses advertising costs related to its radio station operations as they are incurred. Advertising expenses for the period from the Company's Inception to December 31, 1995, and the years ended December 31, 1996 and 1997 amounted to approximately $15,000, $373,000 and $1.0 million, respectively.

LOSS PER COMMON SHARE

         In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share" ("FAS 128"). FAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented to conform to FAS 128.

USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         The Company has entered into LMAs and JSAs with respect to radio stations owned by third parties and, from time to time, radio stations which it intends to acquire. Terms of the agreements generally require the Company to pay a monthly fee in exchange for the right to provide stations programming and sell related advertising time in the case of an LMA or sell advertising in the case of a JSA. The fees are expensed as incurred. The Company classifies the fees as interest expense to the extent that the fees paid include debt service payments of the station owners.

RISKS AND UNCERTAINTIES

         Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of bank and mutual fund money market accounts and trade receivables. The Company's revenue is principally derived from local broadcast advertisers who are impacted by the local economies.

         The Company routinely assesses the financial strength of its customers and does not require collateral or other security to support customer receivables. Credit losses are provided for in the financial statements in the form of an allowance for doubtful accounts.

DOJ INFORMATION REQUEST

         Following the passage of the Telecommunications Act of 1996, the Department of Justice (the "DOJ") indicated its intention to investigate certain existing industry practices that had not been previously subject to antitrust review. In 1996, the Company received information requests regarding the Wichita JSA and the Citadel JSAs. These information requests also cover another JSA which the Company has in Spokane, Washington. Following receipt of the information request, the Company terminated the Wichita JSA, while the DOJ inquiry continues, the Company does not believe the investigation will have any material impact on the Company. Following consultation with legal counsel, the Company does not believe that any reasonable likely outcome of the investigation of the Spokane, Washington and Colorado Springs, Colorado JSAs will result in a material negative impact on the Company. During 1996, the Company provided $300,000 in connection with the estimated legal costs related to compliance with the DOJ information requests.

               TRIATHLON BROADCASTING COMPANY AND SUBSIDIARIES

                               DECEMBER 31, 1997



RECLASSIFICATIONS

         Certain amounts for the period from June 29, 1995 (Company's Inception) to December 31, 1995 and for the year ended December 31, 1996 have been reclassified to conform with the current period presentation.

3.       INITIAL PUBLIC OFFERING AND INITIAL WICHITA ACQUISITIONS

         In September 1995, the Company completed its initial public offering (the "Initial Public Offering") of 2,760,000 shares of Class A Common Stock, at a price of $5.50 per share. The Company used the net proceeds from the Initial Public Offering of approximately $12,900,000, including exercise of the underwriter's over-allotment option, to acquire substantially all of the assets of radio station KRBB-FM from Marathon Broadcasting Corporation for $3,428,500 (the "KRBB Acquisition"), and radio stations, KFH-AM, KWSJ-FM (formerly KXLK-FM) and KQAM-AM from Pourtales Radio Partnership ("Pourtales") for approximately $2,500,000 (collectively, the "Initial Wichita Acquisitions"). In addition, the Company entered into a JSA with Pourtales pursuant to which the Company sold all of the advertising time on KEYN-FM, also operating in the Wichita, Kansas market. On November 22, 1996, the Company acquired KEYN-FM as part of the Pourtales Acquisition (see Note 5).

         Sillerman Communications Management Corporation ("SCMC"), a related party, on behalf of Radio Investors, Inc. ("Radio Investors"), an affiliate of SCMC, posted letters of credit on behalf of the Company in the amount of $165,000 and $600,000 for the KRBB Acquisition and the Initial Wichita Acquisition, respectively, in lieu of nonrefundable cash deposits. At the direction of Radio Investors, SCMC transferred and assigned to the Company the letters of credit described above and the related cash collateral. The assignment of the cash deposits have been recorded as payment for 400 shares of Triathlon New York's Common Stock issued to Norman Feuer, the Company's President and Chief Executive Officer, valued at $2,449, and the remainder of $762,551 was recorded as a liability to Radio Investors. Radio Investors and John D. Miller, the Company's Chairman of the Board, purchased 500 and 10 shares, respectively, of Triathlon New York's Common Stock. On June 15, 1995, the liability to Radio Investors was converted into a $515,000 promissory note payable to Radio Investors due upon the closing of the Initial Public Offering with interest accruing at 6% per annum commencing on April 1, 1995, and the 500 and 10 shares, respectively, of Triathlon New York's Common Stock issued to Radio Investors and Mr. Miller, valued at $247,551. The promissory note and accrued interest were repaid with proceeds from the Initial Public Offering.

         During 1995, SCMC funded on behalf of the Company additional deposits and payments in connection with the KRBB Acquisition. All amounts were repaid to SCMC with proceeds from the Initial Public Offering.

4.       PREFERRED STOCK OFFERING

         In March and April 1996, the Company completed an offering of 5,834,000 Depository Shares each representing a one-tenth interest in a share of 9% Mandatory Convertible Preferred Stock (the "Preferred Stock") at a price of $10.50 per share (the "Preferred Stock Offering") (See Note 8). The Company used the net proceeds from the Preferred Stock Offering of approximately $56,400,000 to repay the outstanding borrowings and accrued interest under an existing $9,000,000 credit agreement with AT&T Commercial Finance Corporation ("AT&T-CFC") and finance a portion of the other acquisitions as described in
Note 5.

5.       ACQUISITIONS AND OPERATING AGREEMENTS

LINCOLN ACQUISITIONS

         On January 24, 1996, the Company acquired in a stock acquisition, KTGL-FM and KZKX-FM from Pourtales each operating in the Lincoln, Nebraska market for an aggregate purchase price of $9,650,000.

               TRIATHLON BROADCASTING COMPANY AND SUBSIDIARIES

                               DECEMBER 31, 1997


This acquisition was financed principally from the net proceeds of a $9.0 million credit agreement with AT&T-CFC. The Company repaid the loan and accrued interest prior to March 31, 1996 utilizing proceeds from the Preferred Stock Offering, recognizing an extraordinary loss of $320,000 resulting from the write-off of fees associated with the financing.

         On June 13, 1996 the Company acquired the assets of KIBZ-FM and KKNB-FM from Rock Steady, Inc. ("Rock Steady"), each operating in the Lincoln, Nebraska market, for an aggregate purchase price of approximately $3,275,000. The Rock Steady acquisition was financed from the proceeds of the Preferred Stock Offering. SCMC, on behalf of the Company, provided a deposit in the form of a letter of credit in the amount of $200,000 in favor of the owner of Rock Steady. The Company subsequently paid SCMC $200,000 and SCMC assigned its rights related to the letter of credit to the Company. From January 29, 1996, the Company sold advertising on KIBZ-FM and KKNB-FM pursuant to a JSA which was terminated with the acquisition of the stations by the Company.

OMAHA ACQUISITIONS

         On April 10, 1996, the Company acquired the assets of KTNP-FM (formerly KRRK-FM) from 93.3 Inc., operating in the Omaha, Nebraska market, for a purchase price of $2,700,000 and the assets of KXKT-FM from Valley Broadcasting Company, also operating in the Omaha, Nebraska market, for a purchase price of $8,100,000. The acquisitions were financed from the proceeds of the Preferred Stock Offering.

         On June 2, 1997, the Company purchased radio stations KFAB-AM and KGOR-FM, operating in the Omaha, Nebraska market, and the exclusive Muzak franchise for the Lincoln and Omaha, Nebraska markets, from American Radio Systems Corporation for an aggregate purchase price of $38.0 million (the "KFAB/KGOR Acquisition"). The KFAB/KGOR Acquisition was financed through borrowings available under the Amended Credit Agreement (See Note 7).

TRI-CITIES ACQUISITION

         On April 19, 1996, the Company acquired the assets of KALE-AM and KIOK-FM from Sterling Realty Organization, each operating in the Tri-Cities, Washington market, for an aggregate purchase price of $1,200,000. The acquisition was financed from the proceeds of the Preferred Stock Offering.

         On February 1, 1998, the Company entered into a five year LMA with Mark Jacky Broadcasting ("Mark Jacky"), with respect to KUJ-FM, operating in the Tri-Cities, Washington market. Pursuant to the LMA, the Company provides programming and sells advertising with respect to KUJ-FM and pays Mark Jacky a monthly fee of $5,500.


SPOKANE ACQUISITIONS

         On May 15, 1996, the Company acquired the assets of KISC-FM, KNFR-FM and KAQQ-AM each operating in the Spokane, Washington market from Silverado Broadcasting Company, Inc. ("Silverado"), for an aggregate purchase price of approximately $8,750,000. The Silverado acquisition was financed from the proceeds of the Preferred Stock Offering. The Company had been providing programming and selling advertising on these stations since March 1, 1996 pursuant to an LMA. In connection with the acquisition, the Company received the right to purchase a controlling interest in KCDA-FM, also in Spokane, at a nominal price while the current licensee retained the right to redeem the Company's purchase rights by paying to the Company an amount equal to 75% of the fair market value of the station. On July 17, 1997, the Company agreed to the redemption of the right by the current licensee of KCDA-FM in exchange for $50,000 in cash and a note receivable for $350,000 which is secured by the original right. The note receivable does not bear interest, therefore the Company has recorded the note at its net present value

               TRIATHLON BROADCASTING COMPANY AND SUBSIDIARIES

                               DECEMBER 31, 1997


and is accruing interest income. The Company will receive equal quarterly installments commencing July 1, 1998 and ending January 1, 2002. The Company did not incur a gain or a loss on the redemption except that expense was recorded by recording the note at the current net present value with such expense being recovered as interest income in future periods.

         On March 1, 1996, the Company assumed the rights and obligations of Silverado under two JSAs related to KCDA-FM and KNJY-FM, each operating in the Spokane, Washington market. The JSA relating to KCDA-FM, which was due to expire on October 1, 1998 was extended to December 31, 2001. As an inducement to extend the JSA, the Company issued 5,000 shares of the Company's Class A Common Stock valued at approximately $43,000 to the owners of KCDA-FM. The JSA relating to KNJY-FM was terminated on December 29, 1996. Pursuant to these JSAs, the Company paid/pays to the station owners a fee determined pursuant to formulas based on net collected revenues (as defined).

POURTALES ACQUISITION

         On November 22, 1996, the Company acquired from Pourtales KVOR-AM, KSPZ-FM, KTWK-AM and KVUU-FM, each operating in the Colorado Springs, Colorado market; KEYF-FM, KEYF-AM, KUDY-AM and KKZX-FM, each operating in the Spokane, Washington market (collectively, the "Colorado Springs and Spokane Stations"); KEYN-FM operating in the Wichita, Kansas market and KEGX-FM and KTCR-AM, each operating in the Tri-Cities, Washington market, and assumed an LMA for radio station KNLT-FM, also operating in the Tri-Cities, Washington market (the "Tri-Cities LMA") for an aggregate purchase price of $22,850,000 (the "Pourtales Acquisition"). The Pourtales Acquisition was financed from the proceeds of the Preferred Stock Offering and $13 million in borrowings available under the Credit Agreement (See Note 7).

         The Company has a JSA agreement with Citadel Broadcasting Corporation ("Citadel") under which Citadel sells advertising on behalf of the Colorado Springs and Spokane Stations acquired from Pourtales (the "Citadel JSA"). Under the Citadel JSA, Citadel, which currently owns other stations in the Colorado Springs and Spokane markets (the "Citadel Stations"), is entitled to retain a monthly fee (the "JSA Fee") based on the combined revenues from the sale of advertising time on the Citadel Stations and the Colorado Springs and Spokane Stations (the "Aggregate Revenues") and the combined operating expenses of such stations (the "Aggregate Operating Expenses") less a monthly payment to the Company of 45% of the difference between the Aggregate Revenues and Aggregate Operating Expenses each month, up to and including June 1997. After June 1997, the Company became entitled to receive 40% of such difference. The Citadel JSA will terminate on December 31, 2000 unless extended for up to two additional consecutive five-year terms by either party. In addition, Citadel reimburses the Company for its stations' operating expenses. Between January 15, 1996 and November 21, 1996 ("LMA Period"), the Company operated the Colorado Springs and Spokane Stations under an LMA with Pourtales. The Pourtales LMA terminated on the consummation of the sale of these stations to the Company. There was no LMA fee paid by the Company to Pourtales during the LMA Period, however the Company recorded imputed interest of $1,705,000 during the LMA Period based on the fair value of stations as determined by their purchase price.

         In connection with the Pourtales Acquisition, the Company assumed Pourtales' rights and obligations under the Tri-Cities LMA. Pursuant to the Tri-Cities LMA, the Company pays the owner of the stations $21,400 per month, which includes $7,400 of certain station operating expenses, subject to adjustment for actual costs. At the end of each 12 month period the actual expenses will be computed and the Company will pay any shortfall to such owner or will receive a refund from such owner for any overpayment of such expenses. The Tri-Cities LMA expires on April 13, 2003.

               TRIATHLON BROADCASTING COMPANY AND SUBSIDIARIES

                               DECEMBER 31, 1997



WICHITA JSA

         During the four months ended December 31, 1996, the Company sold advertising on radio stations KKRD-FM, KRZZ-FM and KNSS-AM operating in the Wichita, Kansas market pursuant to a JSA with SFX Broadcasting, Inc., ("SFX"), an affiliate, for a monthly fee of $75,000, plus actual operating expenses of the stations. The Wichita JSA was terminated on December 31, 1996.

WICHITA AND LITTLE ROCK ACQUISITIONS

         On January 9, 1997 and April 25, 1997, respectively, the Company purchased radio stations KZSN-FM and KZSN-AM, both operating in the Wichita, Kansas market, and radio stations KSSN-FM and KMVK-FM, both operating in the Little Rock, Arkansas market, from Southern Skies Corporation ("Southern Skies") for an aggregate purchase price of $22.6 million, 46,189 shares of the Company's Class A Common Stock valued at approximately $486,000 and a non-competition agreement with one of the principals of Southern Skies under which it will pay $750,000 over a 5 year period which commenced on February 1, 1997 (collectively the "Southern Skies Acquisition"). Also on April 25, 1997, the Company purchased radio station KOLL-FM, operating in the Little Rock market, from SFX, an affiliate, for an aggregate purchase price of $4.1 million (the "KOLL Acquisition"). The Company had provided services for radio station KOLL-FM pursuant to a LMA since March 15, 1996. The acquisition was financed through borrowings available under the Credit Agreement (See Note 7).


PINNACLE SPORTS PRODUCTIONS ACQUISITION

         On May 15, 1997, the Company purchased Pinnacle Sports Productions, LLC (the "Pinnacle Acquisition") which operates the Sports Network to broadcast all of the men's football, basketball and baseball games and women's basketball and volleyball games of the University of Nebraska. The purchase price of approximately $3.3 million may be increased by $1.7 million if the University of Nebraska (the "University") renews its contract with the Company in 2001 for a minimum of an additional three year term. While renewal of the contract with the University cannot be assured, based on discussions the Company has had with the University, the Company knows of no reason why the contract would not be renewed. The Pinnacle Acquisition was financed through available borrowings under the Credit Agreement and notes payable to the sellers in the amount of $1,833,392 (See Note 7). Additionally, the Company assumed a note payable in the amount of $525,000 which was repaid in November, 1997.

LITTLE ROCK DISPOSITION

         On October 1, 1997, the Company completed the disposition of radio stations KOLL-FM, KSSN-FM and KMVK-FM, each operating in the Little Rock, Arkansas market (the "Little Rock Disposition") pursuant to an agreement with Clear Channel Radio, Inc. The aggregate sale price was $20.0 million. The Company did not recognize a gain or loss on the Little Rock Disposition. During the period from the date of acquisition through date of sale, the Company capitalized a loss of approximately $235,000, including interest expense, related to the stations sold pursuant to the Little Rock Disposition. The Company used the proceeds of the disposition to repay outstanding indebtedness under the Amended Credit Agreement (See Note 7).

         The Company's acquisitions were recorded using the purchase method of accounting. The operating results of the acquired stations are included in the accompanying statement of operations from their respective dates of acquisition or from the date the respective LMA or JSA began, as appropriate. The following unaudited supplemental pro forma information is presented as if the Company had completed

               TRIATHLON BROADCASTING COMPANY AND SUBSIDIARIES

                               DECEMBER 31, 1997


all of the acquisitions and related financings consummated as of December 31, 1997, as if they had occurred on January 1, 1996, and had not entered into the Wichita JSA:

                                                      Year ended
                                                     December 31,
                                                1996(1)           1997
                                                -------           ----

Net revenue                                   $32,397,000       $37,145,000
Operating income                                  950,000         2,984,000
Net loss applicable to common stock           (10,412,000)       (8,378,000)
Net loss per common share - basic                   (2.13)            (1.72)
Common shares outstanding - basic               4,877,000         4,882,000
------------
(1) Includes a charge of $300,000, or $0.06 per share for DOJ information request costs.


RETENTION OF GOLDMAN, SACHS & CO.

         In pursuing the Company's acquisition strategy, management is aware that the Company's current group of stations combined with the aggressive thrust towards consolidation in the industry may present an attractive opportunity to maximize shareholder value through a sale of the Company's assets by the combination of the Company's business with that of a larger broadcasting company. The Company has engaged Goldman, Sachs & Co. to actively explore alternatives to maximize shareholder value and will continue to consider all available opportunities.

6.        INTANGIBLE ASSETS

         Intangible assets consisted of the following:

                                                             December 31,
                                                          1996             1997
                                                          ----             ----
FCC licenses                                           $57,216,577      $102,601,420
Organization costs                                         478,644           478,644
Deferred financing costs                                   826,948         1,699,809
Goodwill                                                 7,629,550        10,797,238
                                                     -------------    --------------
                                                        66,151,719       115,577,111
Less accumulated amortization                             (992,296)       (3,903,245)
                                                     -------------    --------------
                                                       $65,159,423      $111,673,866
                                                     =============    ==============
7.       LONG TERM DEBT

         Long term debt consisted of the following:
                                                             December 31,
                                                          1996             1997
                                                          ----             ----
Credit Agreement                                       $13,000,000       $        -
Amended Credit Agreement                                         -        58,500,000
Pinnacle Acquisition                                             -         1,833,392
                                                     -------------     -------------
Total debt                                              13,000,000        60,333,392
Less current portion                                      (179,400)      (59,389,996)
                                                     -------------       -----------
                                                       $12,820,600       $   943,396
                                                     =============       ===========

               TRIATHLON BROADCASTING COMPANY AND SUBSIDIARIES

                               DECEMBER 31, 1997


         In May 1997, the Company amended and restated its existing $40 million credit facility ("Credit Agreement") with a $80 million credit facility (the "Amended Credit Agreement") obtained from AT&T-CFC and Union Bank of California, N.A. ("UBOC") (collectively the "Lenders"). The Amended Credit Agreement is comprised of four tranches. The first tranche, in the amount of $35.0 million, is a reducing revolver with principal payments due commencing on July 1, 1998 with a maturity of April 1, 2004. As of December 31, 1997, the Company owes less than the maximum amount under this tranche, therefore, the first principal payment would be due July 1, 1999. Future advances under this tranche would accelerate the due date of the first principal payment. The second tranche, in the amount of $25.0 million, is a term loan, with quarterly principal payments due commencing July 1, 1998 with a maturity of July 1, 2004. The third tranche, in the amount of $20.0 million, was a bridge loan which was fully repaid on October 1, 1997 in connection with the Little Rock Disposition. The fourth tranche, in the amount of $20.0 million, is an acquisition loan with the same terms as the second tranche.

         Loans under the Amended Credit Agreement bear interest at a floating rate equal to either, at the option of the Company, a base rate which approximates prime plus an applicable margin, or the LIBOR rate plus an applicable margin. As of December 31, 1997, the applicable margin for (i) the first tranche was 1.75% for base rate loans and 2.75% for LIBOR rate loans and
(ii) the second and fourth tranches was 2.50% for base rate loans and 3.50% for LIBOR rate loans. The applicable margin for the third tranche, which was repaid in full on October 1, 1997, was 2.25% for base rate loans and 3.25% for LIBOR rate loans.

         In connection with the Amended Credit Agreement, the Company wrote off all deferred financing costs related to the Credit Agreement resulting in an extraordinary loss of $958,080 being recorded in the accompanying consolidated statements of operations.

         The obligations of the Company's subsidiaries under the Amended Credit Agreement are secured by a first priority security interest in all existing and after acquired property of the Company's subsidiaries, with the exception of FCC licenses and authorizations to the extent it is unlawful to grant a security interest in such licenses and authorizations, and all issued and outstanding capital stock of the Company's subsidiaries. All outstanding indebtedness under the Amended Credit Agreement is guaranteed by the Company. The Amended Credit Agreement also contains financial leverage and coverage ratios, and restrictions on capital expenditures and other payments. As of December 31, 1997, the Company did not meet certain financial covenants. The Company's lenders have granted it waivers as of December 31, 1997 with respect to these covenants. Management believes that it is probable that it will not comply with one of these covenants in its quarterly tests during 1998 and the lenders have indicated that they are only willing to grant waivers on a quarter by quarter basis. Accordingly, the entire debt outstanding under the Amended Credit Agreement has been reclassified as a current liability on its balance sheet for the year ended December 31, 1997. Based on discussions with its lenders, management is confident that, if required, it will be able to obtain the appropriate waivers in the future. However, in the event that such waivers are not granted, management, after consultation with its regular financing sources, believes that the Company would be able to refinance the Amended Credit Agreement on acceptable terms.

         Pursuant to the terms of the Amended Credit Agreement, the Company's subsidiaries pay a fee of 1/2 of 1% quarterly related to the unused portion of the $80 million facility commitment. For the period beginning May 31, 1997 to December 31, 1997, approximately $30,000 was recorded as interest expense in the accompanying consolidated statements of operations in connection with the unused facility fee.

         In connection with the Pinnacle Acquisition, the Company delivered to the sellers, at the time of acquisition, promissory notes which accrue interest at 6% per annum and are payable in two installments in May, 1998 and 1999. Additionally, the Company assumed a note payable to a bank in the amount of $525,000 which bore interest at a rate 1/2 of 1% under prime. This note payable was subsequently repaid in November, 1997.

               TRIATHLON BROADCASTING COMPANY AND SUBSIDIARIES

                               DECEMBER 31, 1997



         After reclassification aggregate maturities of long-term debt due within the next five years ending December 31, and thereafter are as follows:

                  1998                            $ 59,389,996
                  1999                                 943,396
                                                 -------------
                                                  $ 60,333,392
                                                 =============
8.       STOCKHOLDERS' EQUITY

         The Company recorded compensation expense, in the accounting period in which the Initial Public Offering was consummated, in an amount of $70,000 in connection with the issuance of 25,000 shares of Class A Common Stock to Mr. Miller. The Company incurs noncash compensation expense of approximately $34,000 per quarter for the five years following the closing of the Initial Public Offering in connection with the issuance of 244,890 shares of Class B Common Stock to Mr. Feuer pursuant to his employment agreement. During the period from June 29, 1995 (Company's Inception) to December 31, 1995, and the years ended December 31, 1996 and 1997, the Company recorded deferred compensation expense of approximately $45,000, $136,000, and $136,000, respectively, in connection with the shares issued to Mr. Feuer.

         On July 6, 1996, the Company completed a recapitalization whereby all of its outstanding Common Stock was exchanged for 25,000 shares of Class A Common Stock, 244,890 shares of Class B Common Stock, and 1,444,366 shares of Class D Common Stock. In addition, 367,344 shares of Class C Common Stock were sold to certain investors for $3,673 in lieu of paying a commitment fee on a proposed bridge loan that the Company later determined not to utilize. During the years ended December 31, 1996 and 1997, receptively, 317,344 and 19,000 shares of Class C Common Stock were converted to Class A Common Stock.


PREFERRED STOCK

         The Company's authorized capital stock included 4,000,000 shares of $.01 par value Preferred Stock of which 600,000 shares had been designated as Series A Convertible Preferred Stock and 600,000 shares is designated as Series B Convertible Preferred Stock. In October 1996, the shareholders approved the redesignation of the Series A Convertible Preferred Stock to blank check Preferred Stock (the "Blank Check Preferred"). The Series B Convertible Preferred Stock have no voting rights. The Company may issue the Series B Convertible Preferred Stock pursuant to compensation plans to the Company's officers, directors and advisors.

         On February 8, 1996, the Board issued to certain officers, directors and advisors (i) 282,500 shares of Series B Convertible Preferred Stock convertible into Class A Common Stock in the event the market price of the Class A Common Stock is greater than or equal to $14.00 per share for 20 consecutive trading days and (ii) 282,500 shares of Series B Convertible Preferred Stock convertible into Class A Common Stock in the event the market price of the Class A Common Stock is greater than or equal to $15.00 per share for 20 consecutive trading days. The Series B Convertible Preferred Stock vests in equal installments over a five year period beginning one year from the date of issuance. During the period in which the Series B Convertible Preferred Stock becomes convertible, the Company will incur substantial non cash charges to earnings based on the fair value of the stock amortized over the remaining vesting period, if any.

         The Company's Board can determine when, and on what terms, each share of Blank Check Preferred would be issued. Accordingly, the Board may, at its discretion, upon issuance of the shares of Blank Check Preferred, or any portion thereof, designate rights, limitations, powers and preferences without further authorization by stockholders.

               TRIATHLON BROADCASTING COMPANY AND SUBSIDIARIES

                               DECEMBER 31, 1997



MANDATORY CONVERTIBLE PREFERRED STOCK

         The Mandatory Convertible Preferred Stock ranks senior to each other class or series of capital stock. Holders are entitled to receive dividends accruing at the rate of 9% per annum. On the June 30, 2000 mandatory conversion date, the Mandatory Convertible Preferred Stock then outstanding will convert automatically into shares of Class A Common Stock. The mandatory conversion rate is determined by the market price of the Company's Class A Common Stock at the time and shall not be greater than 1.15 or less than .833. The Preferred Stock, at the option of the holder, is convertible, subject to a conversion rate, to the Company's Class A Common Stock, after June 30, 1996. The Preferred Stock is not redeemable by the Company prior to June 30, 1999. Each share of the Preferred Stock is entitled to eight votes. Upon a change in control, as defined, the holders are entitled to a special conversion right in which the maximum conversion rate is 1.5. The liquidation preference is equal to the greater of $10.50 per share or the current market price of the Company's Class A Common Stock on such date.


COMMON STOCK

         The holders of Mandatory Convertible Preferred Stock and Class A Common Stock voting together as a class are entitled to elect two of the Company's directors, with each share of Mandatory Convertible Preferred Stock being entitled to eight votes and each share of Class A Common Stock being entitled to one vote. With respect to the election of the other three directors and other matters submitted for a vote, the holders of Mandatory Convertible Preferred Stock, Class A Common Stock and Class B Common Stock shall vote as a single class, with each Mandatory Convertible Preferred Stock being entitled to eight votes and each share of Class A Common Stock and Class B Common Stock being entitled to one vote per share and ten votes per share, respectively.

         If one or more of Messrs. Feuer, Sillerman or Tytel or Radio Investors (each a "Principal Stockholder") or any of their affiliates engage in or agree to participate in a "going private" transaction, any share of Class B Common Stock held by such person or entity engaging in or agreeing to participate in such transaction shall be entitled to only one vote per share. For purposes of this provision, Mr. Feuer is not deemed to be an "affiliate" of Messrs. Sillerman or Tytel or Radio Investors. Such provision is designed to decrease the voting power of any principal stockholder of the Company engaging in or participating in a going private transaction.

         Except as required by law, the holders of the Class C Common Stock and the Class D Common Stock have no voting rights. Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of any class of Common Stock is required to approve, among other things, a change in the designations, preferences or limitations of the shares of such class of Common Stock.

         Each share of Class B Common Stock, Class C Common Stock, and Class D Common Stock automatically converts into one share of Class A Common Stock upon its sale or transfer, subject to FCC approval. In addition, each share of Class D Common Stock is also convertible into one share of Class B Common Stock, subject to certain conditions including FCC approval. Except as required by law, holders of Class C and D Common Stock and Series B Convertible Preferred Stock have no voting rights.

         Holders of shares of Common Stock are entitled to receive dividends as may be declared by the Board of Directors. Payment of dividends is limited by the terms of the Mandatory Convertible Preferred Stock.

         At December 31, 1997, the Company had reserved (i) approximately 11.9 million shares of Class A Common Stock for issuances under the Company's Stock Option Plans (see Note 11), conversion of the outstanding shares of Class B Common Stock, Class C Common Stock, Class D Common Stock, the Preferred Stock and the Series B Convertible Preferred Stock, and issuance upon exercise of the warrants granted to the underwriters in the Company's Initial Public Offering, and (ii) approximately 1.4 million shares of Class B Common Stock reserved for issuance upon the conversion of the outstanding shares of Class D Common Stock.

               TRIATHLON BROADCASTING COMPANY AND SUBSIDIARIES

                               DECEMBER 31, 1997


UNDERWRITER WARRANTS

         In connection with the Initial Public Offering, the Company issued 240,000 warrants to the underwriters each convertible into one share of the Company's Class A Common Stock. Each warrant is exercisable for a share of Class A Common Stock during the three year period commencing September 7, 1997 at an exercise price equal to $7.43.

9.       COMMITMENTS AND CONTINGENCIES

COMPENSATION AND OTHER AGREEMENTS

         The Company and Mr. Feuer entered into an employment agreement commencing September 13, 1995, which provides that Mr. Feuer will serve as the Company's President and Chief Executive Officer for a five year term; and provides for an annual base compensation of $150,000, with annual increases tied to the Consumer Price Index. Mr. Feuer will also receive a minimum annual bonus and additional amounts based upon achievement of mutually agreed upon performance goals and discretionary amounts. During 1995, 1996 and 1997, the Company made loans to Mr. Feuer which have been partially offset by bonuses earned (See Note 10).

         The Company has a financial consulting agreement with The Sillerman Companies ("TSC"), a related party, by assignment from SCMC, pursuant to which TSC provides financial and advisory services. The TSC agreement, as amended in November 1996, provides for annual advisory fees of $500,000 per year. The Company also pays $2,500 per month as compensation for services provided by TSC for the Corporate Secretary and investor relations functions. Payments for services under these arrangements aggregated approximately $20,000, $414,000 and $510,000 for the period from June 29, 1995 (Company's Inception) to December 31, 1995 and the years ended December 31, 1996 and 1997, respectively. Further, TSC may provide additional investment banking and advisory services for specifically designated projects for fees to be mutually agreed upon subject to approval by the members of the Board of Directors elected by the Class A Common Stockholders. Payments under this arrangement in connection with radio stations acquired and the placement of financing and issuance of equity were approximately $563,000, $2,259,000 and $797,000 for the period from June 29, 1995 (Company's Inception) to December 31, 1995 and the years ended December 31, 1996 and 1997, respectively. In connection with this agreement, the Company makes advance payments of $500,000 annually for these investment advisory services which will be repaid only out of fees earned under the TSC agreement or upon a change of control, as defined.

         TSC and the Company have agreed that two thirds of the fees will be deferred during any period for which the Company is in arrears with respect to payment of dividends on the Preferred Stock. TSC is entitled to be reimbursed for all reasonable out of pocket disbursements incurred by TSC in connection with the performance of services. The Company will also indemnify TSC and its directors, officers, employees, affiliates and agents, and any person controlling such persons, with respect to any and all losses, claims, damages or liabilities, joint or several, to which any such indemnified party may be subject, and any and all expenses incurred in connection with any such claim, action or proceedings, insofar as such losses, claims, damages, liabilities, actions, proceedings or expense arise out of or are based upon any matters that are the subject of this agreement, except with respect to such indemnified amounts that arise out of reckless or willful misconduct of such indemnified person.

         On September 13, 1995, the Company entered into an agreement with Pourtales (the "Shared Expense Agreement") to share certain expenses with Pourtales until the consummation of the Pourtales Acquisition (the "Shared Expense Period"). Pursuant to the Shared Expense Agreement, during the Shared Expense Period, Pourtales paid the Company $11,000 per month as consideration for Pourtales' use of the Company's corporate headquarters and the services and facilities related thereto, and for Mr. Feuer's radio programming consulting services provided to Pourtales. In addition, Pourtales

               TRIATHLON BROADCASTING COMPANY AND SUBSIDIARIES

                               DECEMBER 31, 1997


reimbursed the Company approximately $5,000 per month, during the Shared Expense Period, for the use of certain services of Triathlon's Corporate Controller. The Company obtained the lease to its corporate headquarters on September 13, 1995 by assignment from Force II Communications, a corporation wholly owned by Mr. Feuer.

LEASE OBLIGATIONS

         The Company has entered into various operating and capital leases for the rental of office space, property and equipment. Future minimum rental payments under leases with terms greater than one year as of December 31, 1997 are as follows:

                                         OPERATING         CAPITAL
                                          LEASES           LEASES

1998                                    $   891,129         $  64,734
1999                                        737,532            42,836
2000                                        558,449            35,962
2001                                        431,349            23,857
2002                                        392,117                 -
Thereafter                                2,509,938                 -
                                          ---------          --------

Total minimum lease payments              5,520,514           167,389
Less imputed interest                             -           (33,164)
                                        -----------          --------
Present value of minimum lease payments  $5,520,514          $134,225
                                         ==========          ========

         Rent expense for the period from the Company's Inception to December 31, 1995 and the years ended December 31, 1996 and 1997, was approximately $15,600, $416,000 and $795,000, respectively. The present value of minimum capital lease payments is included in accounts payable and accrued expenses in the accompanying consolidated balance sheets.

         The Company has entered into various sub-leases to generate income from surplus tower and office space. Future minimum rental income receipts the Company will receive under sub-leases with terms greater than one year as of December 31, 1997 are as follows:

                                                      OPERATING
                                                       LEASES
                                                     -----------
1998                                                 $    45,946
1999                                                      42,919
2000                                                      43,411
2001                                                      27,920
2002                                                      20,774
Thereafter                                                     -
                                                     -----------
Future minimum rental income receipts                  $ 180,970
                                                       =========


10.      RELATED PARTY TRANSACTIONS

         Liabilities to affiliates for the period from June 29, 1995 (Company's Inception) to December 31, 1995 include $10,000 to SCMC under the SCMC Agreement and approximately $134,000 to Pourtales for amounts due under the KEYN-FM JSA, for the year ended December 31, 1996 include approximately $270,000 payable to SCMC and SFX related to the TSC Agreement and approximately $65,000 payable to SFX related to the KOLL-FM LMA and for the year ended December 31, 1997 include approximately $40,000 relating to the financial consulting agreement with TSC.

               TRIATHLON BROADCASTING COMPANY AND SUBSIDIARIES

                               DECEMBER 31, 1997



         During 1997, the Company loaned Mr. Feuer (Company's President and Chief Executive Officer), $150,000 which accrues interest at a rate of 7.25%, for which he pledged 35,294 shares of Class B Common Stock. All interest and principal are due September 9, 2002. The loan has been recorded as a notes receivable from officer in the accompanying consolidated balance sheets. In addition, the Company loaned to Mr. Feuer $25,000 in each of May, July and October 1996, and January 1997. The loans granted in May and July 1996 were offset against a bonus in the amount of $50,000 which was approved by the Board on April 30, 1997. On that date, the Board also granted to Mr. Feuer an additional loan in the amount of $50,000 (the "Additional Loan"). The loans granted in October 1996 and January 1997 have been restated to provide, and the Additional Loan provides, that these loans do not bear interest and mature at September 13, 2000, or, if extended, at the end of the extension period. The loans further provide that, in the event of a change of control or upon termination of Mr. Feuer's employment agreement prior to September 13, 2000, unless extended, these loans will be forgiven. The loans have been recorded as a long term notes receivable from officer in the accompanying consolidated balance sheets. Additionally, the Company loaned to Mr. Feuer $25,000 in each of April, July and October 1997 as advance payments of his future bonus. These loans to Mr. Feuer have been classified as a notes receivable from officer.


11.  STOCK OPTIONS AND OTHER COMPENSATION PLANS

STOCK OPTION PLANS

         The Company's stockholders have approved the Triathlon Broadcasting Company 1995 and 1996 Stock Option Plans (the "Plans"). The Plans provide for a grant of nonqualified and incentive stock options to purchase up to 600,000 shares of Class A Common Stock to eligible employees and advisors. Under the 1995 Plan, options with respect to 111,500 shares of Class A Common Stock were granted on October 30, 1995 comprised of (i) options to purchase 31,500 shares of Class A Common Stock granted to certain officers, directors and employees are exercisable at $11.50 per share, have a ten year term and vest in equal installments on October 30, 1996 and October 30, 1997, (ii) options to purchase 80,000 shares of Class A Common Stock granted to Radio Investors and other affiliates of SCMC are exercisable at $5.50 per share, have a ten year term and vest in equal installments on October 30, 1996 and October 30, 1997.

         Under the 1996 Plan, options with respect to 136,950 shares of Class A Common Stock were granted on August 7, 1996 and 2,000 options were granted on July 30, 1997 to certain officers, directors and employees. The options are exercisable from $7.50 to $7.63 and vest gradually over various period in accordance with the terms of the individual awards.

         The 1997 Stock Option Plan was approved by the Company's Board of Directors. However, the Company has not granted any options under that plan.

         In 1996, the Financial Accounting Standards Board issued Statement No. 123, "Accounting for Stock Based Compensation"("FAS 123") which established financial accounting and reporting standards for stock based employee compensation plans including, stock purchase plans, stock options, restricted stock and stock appreciation rights. As permitted by FAS 123, the Company elected to continue accounting for stock based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."

         The Company has adopted the disclosure-only provisions of FAS 123. Accordingly, no compensation cost has been recognized for the Plans. Had compensation cost for the Company's Plans been determined based on the fair market value at the date of grant for the awards in 1995, 1996 and 1997, consistent with

               TRIATHLON BROADCASTING COMPANY AND SUBSIDIARIES

                               DECEMBER 31, 1997


the provisions of FAS 123, the Company's net loss and net loss per common share would have been as follows:

                                              June 29, 1995
                                          (Company's Inception)       Year ended
                                             to December 31,          December 31,
                                                  1995           1996           1997
                                                  ----           ----           ----
Pro forma net loss applicable to common
   stockholders                                $  (494,000)   $(5,453,000)    $(7,612,000)
Pro forma loss per basic common share          $     (0.23)   $     (1.13)    $     (1.56)



         These pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period and additional amounts may be granted in future years. The fair value of the options was estimated at the date of grant using the Black Sholes model with the following weighted average assumptions:

                                      June 29, 1995
                                  (Company's Inception)     Year ended
                                     to December 31,        December 31,
                                          1995         1996           1997
                                          ----         ----           ----

Expected dividend yield                          -            -               -
Expected stock price volatility              48.2%        48.2%           44.7%
Risk free interest rate                      5.12%        6.43%           6.04%
Expected life of options                3.41 years      7 years         7 years

         A summary of the Company's stock option activity, and related information is as follows:

                                                       December 31,
                                            1995          1996          1997
                                            ----          ----          ----

Options outstanding at beginning of year         -          111,500    248,450
Weighted average option exercise price           -            $7.20      $7.43
Options granted                            111,500          136,950      2,000
Weighted average option exercise price       $7.20            $7.63      $7.50
Options expired or canceled                      -                -    (13,100)
Options outstanding at end of year         111,500          248,450    237,350
Weighted average option exercise price       $7.20            $7.43      $7.38
Options exercisable at end of year               -           55,750    110,400

         At December 31, 1997, options outstanding had a weighted average exercise price of $7.38 and expiration dates of October 30, 2005, August 7, 2006 and July 30, 2007.

OTHER COMPENSATION PLANS

         On October 30, 1995, certain officers and directors received the right to a cash bonus in the amount of $120,000, representing the difference between $5.50, the price of the Class A Common Stock at the Initial Public Offering, and $11.50, the closing price of the Class A Common Stock on October 30, 1995, multiplied by 20,000. The bonus vested in two equal installments on October 30, 1996 and October 30, 1997 and will be paid upon the exercise of the options. In addition to the option grants under the 1995 Stock Option Plan, on October 30, 1995 the Company's Board of Directors granted "cash only stock appreciation rights" with respect to 7,000 shares of Class A Common Stock to other directors. The amount due for the cash only stock appreciation rights will be calculated by multiplying the number of shares by the difference between $5.50 and the price of the Class A Common Stock on October 30, 2000. The rights vested over the two year period ending October 30, 1997 and will be paid on October 30, 2000.

               TRIATHLON BROADCASTING COMPANY AND SUBSIDIARIES

                               DECEMBER 31, 1997

         On January 31, 1996, the Company granted "cash only stock appreciation rights" with respect to 4,000 shares of Class A Common Stock to directors of the Company. The value of these cash only stock appreciation rights will be calculated by adding the sum of (i) one half of the number of shares times the difference between $.01 and the price of the Class A Common Stock on January 31, 2001 if prior to such date the price of the Class A Common Stock was equal to or greater than $14.00 for 20 consecutive trading days and (ii) one half of the number of shares times the difference between $.01 and the price of the Class A Common Stock on January 31, 2001 if prior to such date the price of the Class A Common Stock was equal to or greater than $15.00 for 20 consecutive trading days. The cash only stock appreciation rights will be paid on January 31, 2001.

         During the period from June 29, 1995 (Company's Inception) to December 31, 1995 and the years ended December 31, 1996 and 1997, non cash compensation charges relating to the issuance of options, Series B Convertible Preferred Stock and cash only rights aggregated approximately $227,000, $366,000 and $390,000, respectively.

12.      INCOME TAXES

         The Company accounts for income taxes using the liability method. Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been recognized in the financial statements or tax returns.

         For the years ended December 31, 1997 and 1996, the Company generated tax losses. Accordingly, no provision for income taxes was recorded.

         The Pourtales Acquisition which occurred during 1996 resulted in the recognition of deferred tax liabilities of approximately $5,128,000 under the purchase method of accounting. This amount was based upon the excess of the financial statement basis over the tax basis in net assets, principally FCC Licenses. In connection with the Pourtales Acquisition, the Company succeeded to approximately $3,955,000 of net operating loss ("NOL") carryforwards, the utilization of which are subject to various limitations.

         As of December 31, 1997, the Company has approximately $9.9 million of total remaining NOL carryforwards. Some or all of the Company's NOL carryforwards may be subject to an annual limitation on future utilization resulting from historical changes in the Company's ownership. Management believes that the imposition of such limitations would not have a material effect on its financial position or results of operations. Future changes in the Company's ownership could have the effect of imposing a further limitation on the future utilization of the NOLs. The Company's NOL carryforwards expire at various dates during the six year period beginning in 2006.

         The principal components of the Company's deferred tax assets and liabilities at:

                                                   December 31,
                                               1996             1997
                                               ----             ----
Deferred tax assets:
   Deferred compensation                    $   126,500     $     226,959
   Net operating loss                         1,487,400         3,870,144
   Allowance for doubtful accounts              174,600           230,045
   Fixed assets                                  76,600                 -
                                           ------------------------------
                                              1,865,100         4,327,148
   Valuation allowance                       (1,498,900)       (1,951,391)
                                             ----------       -----------
Total deferred tax asset                        366,200         2,375,757

               TRIATHLON BROADCASTING COMPANY AND SUBSIDIARIES

                               DECEMBER 31, 1997



                                                   December 31,
                                               1996             1997
                                               ----             ----
Deferred tax liabilities:
   Fixed Assets                                       -           610,520
   Intangible assets                          7,995,750         9,394,787
                                            -----------       -----------
Total deferred tax liabilities                7,995,750        10,005,307
                                            -----------        ----------

Net deferred tax liability                   $7,629,550        $7,629,550
                                             ==========        ==========

         The reconciliation of income tax attributable to operations before the extraordinary item computed at the U.S. federal statutory tax rates to income tax expense is:

                                                              Company's
                                                            Inception to                Year Ended
                                                            December 31,               December 31,
                                                                1995              1996             1997
                                                                ----              ----             ----

Provision (benefit) at statutory rate of 35%                  $  (464,900)     $  (248,100)      $  (639,312)
Valuation allowance adjustments                                   462,400          135,400           452,491
Deferred compensation                                                   -          104,130            68,449
Goodwill amortization                                                   -                -            49,920
Meals, entertainment and other                                      2,500            8,570            68,402
                                                              -----------      -----------       -----------
                                                              $         -      $         -       $         -
                                                              ===========      ===========       ===========

13.      401(k) PLAN

         During 1995, the Company established a 401(k) Plan (the "Plan") for the benefit of all eligible employees. Eligible participants under the Plan are defined as all full-time employees with 90 days of service. All eligible participants may elect to contribute a portion of their compensation to the Plan subject to Internal Revenue Service limitations. The Company may make discretionary matching contributions to the Plan, subject to Board of Director approval. No contributions were made during the Plan years ended December 31, 1996 and 1997.

                TRIATHLON BROADCASTING COMPANY AND SUBSIDIARIES


                     SCHEDULE II - VALUATION AND QUALIFYING
             ACCOUNTS FOR THE PERIOD FROM JUNE 29, 1995 (COMPANY'S
                        INCEPTION) TO DECEMBER 31, 1995
                 AND THE YEARS ENDED DECEMBER 31, 1996 AND 1997


                                                            Additions
                                            Balance at     Charged to                                    Balance at
                                           Beginning of     Costs and                                      End of
Description                                    Year         Expenses       Deductions    Acquisitions       Year
-----------                                    ----         --------       ----------    ------------       ----
Allowance for doubtful accounts:
  Company's Inception to
      December 31, 1995                   $         -   $      21,841       $      -   $      85,000  $    106,841
  Year ended December 31, 1996                106,841         298,591        124,026         123,994       405,400
  Year ended December 31, 1997                405,400         561,409        376,949               -       589,860

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 10-Q                          ANNEX D

[X]    QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES
                 EXCHANGE ACT OF 1934

       For the quarterly period ended September 30, 1998

[ ]    TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES
                 EXCHANGE ACT OF 1934

       For the transition period from                 to
                                      ---------------    ---------------

                         Commission File Number 0-26530

                         TRIATHLON BROADCASTING COMPANY
             (Exact name of registrant as specified in its charter)

                   DELAWARE                      33-0668235
        (State or other jurisdiction of         (IRS Employer
         incorporation or organization)       Identification No.)

                                Symphony Towers
                            750 B Street, Suite 1920
                              San Diego, CA 92101
                    (Address of principal executive offices)

                                 (619) 239-4242

                        (Registrant's telephone number)

         Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

         The number of shares of the registrant's Class A Common Stock, $.01 par value, Class B Common Stock, $.01 par value, Class C Common Stock, $.01 par value, Class D Common Stock, $.01 par value, and Depositary Shares, each representing a one-tenth interest in a share of 9% Mandatory Convertible Preferred Stock, $.01 par value, outstanding as of November 10, 1998, was 3,175,645, 886,811, 31,000, 802,445, and 5,834,000, respectively.

                         TRIATHLON BROADCASTING COMPANY
                                   FORM 10-Q
                                     INDEX

                                                                          Page
                                                                          ----
PART I - FINANCIAL INFORMATION

Item 1 - Financial Statements

Condensed consolidated balance sheets - September 30, 1998 (unaudited)
         and December 31, 1997                                               3

Condensed consolidated statements of operations - Three and nine months
         ended September 30, 1998 and 1997 (unaudited)                       4

Condensed consolidated statements of cash flows - Nine months
         ended September 30, 1998 and 1997 (unaudited)                       5

Condensed consolidated statement of stockholders' equity - Nine months
         ended September 30, 1998 (unaudited)                                6

Notes to condensed consolidated financial statements                         7

Item 2 - Management's Discussion and Analysis of Financial Condition
         and Results of Operations                                          10

PART II - OTHER INFORMATION

Item 1 - Legal Proceedings                                                  18

Item 6 - Exhibits and Reports on Form 8-K                                   18

PART  I - FINANCIAL INFORMATION
ITEM 1.  FINANCIAL STATEMENTS

                TRIATHLON BROADCASTING COMPANY AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                        September 30, December 31,
                                                            1998        1997(1)
                                                        ------------- ------------
                                                         (unaudited)
ASSETS
     Current Assets
         Cash and cash equivalents                        $     366    $   1,771
         Accounts receivable, net of allowance
              for doubtful accounts                           7,199        7,510
         Notes receivable from officer                          200           75
         Prepaid expenses                                     1,792          858
         Other current assets                                   169           17
                                                          ---------    ---------
              Total current assets                            9,726       10,231

     Property and equipment - less accumulated
         depreciation and amortization                       10,314       10,280
     Intangible assets, net of accumulated amortization     109,130      111,674
     Notes receivable from officer                              250          250
     Long term note receivable                                  217          266
     Other assets                                                40           40
                                                          ---------    ---------
                                                          $ 129,677    $ 132,741
                                                          =========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY
     Current Liabilities
         Accounts payable and accrued expenses            $   7,532    $   6,056
         Due to affiliates                                      352           40
         Amended Credit Agreement                            59,469       58,500
         Current portion of long term debt                    1,593          890
         Non-compete payable - current portion                  150          150
                                                          ---------    ---------
              Total current liabilities                      69,096       65,636

     Long term debt, less current portion                      --            943
     Non-compete payable, less current portion                  369          481
     Deferred compensation                                      151          155
     Deferred taxes                                           7,630        7,630
     Stockholders' equity
         Preferred stock                                         12           12
         Common stock                                            49           49
         Paid-in-capital                                     57,105       61,236
Deferred compensation                                          (261)        (363)
Accumulated deficit                                          (4,474)      (3,038)
                                                          ---------    ---------
              Total stockholders' equity                     52,431       57,896
                                                          ---------    ---------
                                                          $ 129,677    $ 132,741
                                                          =========    =========

(1) The condensed consolidated balance sheet at December 31, 1997 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

     See accompanying notes to condensed consolidated financial statements.

                TRIATHLON BROADCASTING COMPANY AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except share amounts)
                                  (unaudited)

                                                  Three Months Ended      Nine Months Ended
                                                     September 30,          September 30,
                                                   1998        1997        1998        1997
                                                   ----        ----        ----        ----
Net revenues                                     $ 10,238    $  9,382    $ 28,703    $ 22,996
Operating expenses
     Station operating expenses                     6,289       5,983      19,412      16,194
     Depreciation and amortization                  1,198       1,165       3,573       2,723
     Corporate expenses                               559         467       1,589       1,481
     Deferred compensation                             29          94          99         292
                                                 --------    --------    --------    --------
         Total operating expenses                   8,075       7,709      24,673      20,690
                                                 --------    --------    --------    --------
Operating income                                    2,163       1,673       4,030       2,306
Other expense                                        (732)       --          (934)       --
Interest expense - net                             (1,474)     (1,348)     (4,532)     (2,860)
                                                 --------    --------    --------    --------
(Loss)/income before extraordinary item               (43)        325      (1,436)       (554)
Extraordinary item - loss on early
     extinguishment of debt                          --          --          --          (958)
                                                 --------    --------    --------    --------
Net (loss)/income                                     (43)        325      (1,436)     (1,512)
Preferred stock dividend requirement               (1,377)     (1,377)     (4,131)     (4,131)
                                                 --------    --------    --------    --------
Net loss applicable to common stock              $ (1,420)   $ (1,052)   $ (5,567)   $ (5,643)
                                                 ========    ========    ========    ========

Loss per basic and fully diluted common share:
     Loss before extraordinary item              $  (0.29)   $  (0.22)   $  (1.14)   $  (0.96)
     Extraordinary item                          $   --      $   --      $   --      $  (0.20)
                                                 --------    --------    --------    --------
Net loss per basic and fully diluted
     common share                                $  (0.29)   $  (0.22)   $  (1.14)   $  (1.16)
                                                 ========    ========    ========    ========

Weighted average basic and fully diluted
     common shares outstanding                      4,894       4,888       4,893       4,877


     See accompanying notes to condensed consolidated financial statements.

                TRIATHLON BROADCASTING COMPANY AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)
                                  (unaudited)


                                                            Nine Months Ended September 30,
                                                            -------------------------------
                                                                  1998         1997
                                                                  ----         ----
Cash flow from operating activities                            $   3,147    $     837

Cash flow from investing activities
     Acquisition of net assets of radio stations                    --        (63,459)
     Sale of property and equipment                                  140         --
     Capital expenditures                                         (1,290)        (582)
     Due to affiliate                                               --             11
         Net cash used in investing activities                    (1,150)     (64,030)

Cash flow from financing activities
     Borrowings                                                    1,650      108,279
     Debt repayments                                                (921)     (40,072)
     Financing costs                                                --         (1,651)
     Payment of preferred stock dividends                         (4,131)      (4,131)
                                                               ---------    ---------
         Net cash (used in) provided by financing activities      (3,402)      62,425

Decrease in cash and cash equivalents                             (1,405)        (768)
Cash and cash equivalents at beginning of period                   1,771        3,083
                                                               ---------    ---------
Cash and cash equivalents at end of period                     $     366    $   2,315
                                                               =========    =========

Supplemental cash flow information:
     Interest paid                                             $   4,619    $   3,351
     Issuance of Class A Common Stock in connection
         with acquisitions                                     $    --      $     487


     See accompanying notes to condensed consolidated financial statements.

                TRIATHLON BROADCASTING COMPANY AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                 (in thousands)
                                  (unaudited)

                                         Series B    Mandatory
                                        Convertible Convertible  Class A    Class B    Class C    Class D
                                         Preferred   Preferred    Common     Common     Common     Common     Paid-In
                                           Stock       Stock       Stock      Stock      Stock      Stock     Capital
                                           -----       -----       -----      -----      -----      -----     -------
Balances at January 1, 1998               $      6   $      6   $     32   $      2   $      1   $     14    $ 61,236

Conversion of 641,921 shares of
     Class D Common Stock to
     Class B Common Stock                     --         --         --            6       --           (6)       --

Exercise of Warrants for 3,112 shares
     of Class A Common Stock                  --         --            *       --         --         --             *

Deferred compensation                         --         --         --         --         --         --          --

Dividends on Mandatory Convertible
     Preferred Stock ($0.708 per share)       --         --         --         --         --         --        (4,131)

Net loss                                      --         --         --         --         --         --          --
                                          --------   --------   --------   --------   --------   --------    --------

Balances at September 30, 1998            $      6   $      6   $     32   $      8   $      1   $      8    $ 57,105
                                          ========   ========   ========   ========   ========   ========    ========


                                                                     Total
                                            Deferred  Accumulated Stockholders'
                                          Compensation  Deficit     Equity
                                          ------------  -------     ------
Balances at January 1, 1998                $   (363)   $ (3,038)   $ 57,896

Conversion of 641,921 shares of
     Class D Common Stock to
     Class B Common Stock                      --          --          --

Exercise of Warrants for 3,112 shares
     of Class A Common Stock                   --          --          --

Deferred compensation                           102        --           102

Dividends on Mandatory Convertible
     Preferred Stock ($0.708 per share)        --          --        (4,131)

Net loss                                       --        (1,436)     (1,436)
                                           --------    --------    --------

Balances at September 30, 1998             $   (261)   $ (4,474)   $ 52,431
                                           ========    ========    ========

*Amount rounds to less than $1.

     See accompanying notes to condensed consolidated financial statements.

                TRIATHLON BROADCASTING COMPANY AND SUBSIDIARIES
              Notes to Condensed Consolidated Financial Statements
                               September 30, 1998
                                  (unaudited)

NOTE 1 - MERGER WITH CAPSTAR; STOCK CONVERSION

         On July 23, 1998, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Capstar Radio Broadcasting Partners, Inc. ("Capstar") and TBC Radio Acquisition Corp., a wholly-owned subsidiary of Capstar ("Sub"), pursuant to which Sub would merge with and into the Company and the Company would become a wholly-owned subsidiary of Capstar (the "Merger"). Pursuant to the Merger Agreement, upon the consummation of the Merger, each outstanding share of each class of Common Stock of the Company shall be converted into the right to receive $13.00, subject to adjustment, each outstanding depositary share of the Company, representing one-tenth interest in a share of 9% Mandatory Convertible Preferred Stock, par value $.01 per share, of the Company ("Depositary Shares") shall be converted into the right to receive $10.83, subject to adjustment, and each outstanding share of the Series B Convertible Preferred Stock, par value $.01 per share, of the Company shall be converted into the right to receive $.01.

         As a condition precedent to the execution of the Merger Agreement, Capstar, Sub, the Company and certain stockholders of the Company have entered into stockholder agreements (the "Stockholder Agreements"), whereby each of such stockholders have agreed to vote all shares of the capital stock of the Company beneficially owned by each in favor of the Merger and against any competing transaction. In order to facilitate the Merger and pursuant to the Stockholder Agreements, on August 5, 1998, such stockholders converted an aggregate of 641,921 shares of Class D Common Stock into Class B Common Stock based on the existence of certain covenant defaults under the Amended Credit Agreement (as defined) at the time of the conversion. As a result of the conversion of the Class D Common Stock into Class B Common Stock and the terms of the Stockholder Agreements, such stockholders have agreed to vote the majority of the voting power of the outstanding voting capital stock of the Company in favor of the Merger and against any competing transaction. Accordingly, passage of the proposal to approve the Merger Agreement and the Merger is assured.

         The consummation of the Merger is subject to the satisfaction of a number of conditions set forth in the Merger Agreement, including, but not limited to, the approval by the stockholders of the Company of the transactions contemplated thereby, the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of all applicable consents to the Merger from the Federal Communications Commission. The Merger is currently expected to be consummated in the second quarter of 1999.

NOTE 2 - BASIS OF PRESENTATION

         The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for an interim period are not necessarily indicative of the results that may be expected for a full year. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, filed with the Securities and Exchange Commission on March 31, 1998.

         The accompanying unaudited condensed consolidated financial statements include the accounts and transactions of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and accounts have been eliminated.

                TRIATHLON BROADCASTING COMPANY AND SUBSIDIARIES
        Notes to Condensed Consolidated Financial Statements (Continued)
                               September 30, 1998
                                  (unaudited)


         The Company's revenues vary throughout the year. As is typical in the radio broadcasting industry, the Company's first quarter generally produces the lowest revenues for the year and the fourth quarter generally produces the highest revenues for the year. The Company's operating results in any period may be affected by the incurrence of advertising and promotion expenses that do not necessarily produce commensurate revenues until the impact of the advertising and promotion is realized in future periods.

NOTE 3 - INDEBTEDNESS

         On May 30, 1997, the Company entered into an Amended Credit Agreement with AT&T Commercial Finance Corporation and Union Bank of California, N.A. (collectively the "Lenders"), in an aggregate amount of $80 million. The purpose of the Amended Credit Agreement was to refinance existing debt, finance acquisitions and support working capital needs.

         On May 28, 1998, the Company issued a secured promissory note to Havelock Bank ("Havelock") in the amount of $1.725 million as security for an irrevocable letter of credit, in the face amount of $1.725 million, issued by Havelock to the University of Nebraska pursuant to the Broadcast Rights Agreement (as defined) between the University of Nebraska and the Company. As of September 30, 1998, there are no amounts outstanding to Havelock.

         On June 30, 1998, the Company entered into the First Amendment to Amended and Restated Loan Agreement ("First Amendment") with the Lenders. The purpose of the First Amendment was to enable the Lenders to fund an acquisition loan of $1.0 million which was used by the Company to refinance a portion of the indebtedness related to the acquisition of Pinnacle Sports Productions, LLC in 1997. The First Amendment also included modifications to certain financial covenants. The Acquisition Loan is a term loan bearing interest at LIBOR + 3.50% (or the alternative base rate + 2.50%). The principal balance of the Acquisition Loan must be reduced by $6,250 per year (paid on a quarterly basis) until the final maturity of July 1, 2004.

         On September 15, 1998, the Company borrowed $650,000 from Capstar for the purpose of acquiring certain real property in Lincoln, Nebraska. The loan is secured by the acquired real property. The Company occupied a substantial portion of the property as a tenant prior to September 15, 1998 and continues to occupy the property. The loan accrues interest at the rate of 12% per annum which is payable, along with the principal, on the earlier of the consummation of the Merger, which is expected during the second quarter of 1999, or the termination of the Merger Agreement.

         The Amended Credit Agreement and First Amendment contain covenants relating to financial leverage and coverage ratios and restrictions on capital expenditures and other payments. Additionally, the Merger Agreement places certain restrictions on the conduct of business by the Company, including a restriction on the incurrence of indebtedness and the making of capital expenditures. As of September 30, 1998, the Company did not meet certain financial covenants under the Amended Credit Agreement and First Amendment and management believes that it may not comply with certain covenants in its year end tests. Accordingly, the entire debt outstanding under the Amended Credit Agreement and First Amendment have been reclassified as a current liability on its condensed consolidated balance sheet as of September 30, 1998. Based on discussions with the Lenders, management believes that it will be able to obtain the appropriate waivers in the future. However, in the event that such waivers are not granted, management, after consultation with its regular financing sources, believes that the Company would be able to refinance the Amended Credit Agreement and First Amendment on acceptable terms. However, there can be no assurance that the Company will be successful in obtaining the appropriate waivers by the Lenders or that the Company will be able to refinance the Amended Credit Agreement and First Amendment. The failure by the Company to obtain such waivers or refinance the Amended Credit Agreement and First Amendment would have a material adverse effect on the Company's financial condition and results of operations. See "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                TRIATHLON BROADCASTING COMPANY AND SUBSIDIARIES
        Notes to Condensed Consolidated Financial Statements (Continued)
                               September 30, 1998
                                  (unaudited)


NOTE 4 - DOJ INFORMATION REQUEST

         Following the passage of the Telecommunications Act of 1996, the Department of Justice, Antitrust Division ("DOJ") indicated its intention to investigate certain existing industry practices that had not been previously subject to antitrust review. The Company has received information requests from the DOJ regarding the joint selling agreement ("JSA") the Company had from September 1 to December 31, 1996 in the Wichita, Kansas market and the JSA the Company has in the Colorado Springs, Colorado and Spokane, Washington markets (the "Citadel JSA"). These information requests also cover another JSA which the Company has in Spokane, Washington. The Citadel JSA provided approximately 15% of the Company's net revenues during the nine months ended September 30, 1998. In the event the DOJ requires the termination or modification of the Citadel JSA, the Company believes that it will not have a long-term material adverse effect on the Company because the Company believes that it can more efficiently provide the services currently performed by Citadel given the fee structure of the Citadel JSA. However, the Company may suffer a short term disruption in sales efforts caused by the transition. The Company has begun preparations for an orderly transition in the event that the DOJ requires the termination of the Citadel JSA.

NOTE 5 - LOSS PER BASIC COMMON SHARE

         Loss per basic common share is based upon the net loss applicable to basic common shares, which is net of preferred stock dividends and upon the weighted average number of common shares outstanding during the period. The conversion of securities convertible into common stock and the exercise of stock options were not assumed in the calculation of loss per basic common share because the effect would be antidilutive.

NOTE 6 - LEGAL PROCEEDING

         On July 24, 1998, a lawsuit was commenced against the Company and its directors in the Court of Chancery of the State of Delaware (New Castle County). The plaintiff in the lawsuit purports to have filed the action on behalf of a class consisting of all holders of Depositary Shares. The complaint alleges that the consideration to be paid as a result of the Merger to the holders of the Depositary Shares is unfair and that the individual defendants have breached their fiduciary duties. The complaint seeks to have the action certified as a class action and seeks to enjoin the Merger, or, in the alternative, seeks monetary damages. The Company intends to defend the lawsuit vigorously.

NOTE   7 - DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED
                  INFORMATION

         In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("FAS 131"), which is effective for years beginning after December 15, 1997. FAS 131 establishes standards for the way that public business enterprises report selected information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. It also establishes standards for related disclosure about products and services, geographic areas and major customers. FAS 131 is effective for financial statements for fiscal years beginning after December 15, 1997, and therefore, the Company will adopt the new requirements in 1998. Management has not yet completed its review of the effect of FAS 131 on its financial reporting.

                TRIATHLON BROADCASTING COMPANY AND SUBSIDIARIES
        Notes to Condensed Consolidated Financial Statements (Continued)
                               September 30, 1998
                                  (unaudited)


ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the condensed consolidated financial statements and related notes thereto. The following discussion, as well as discussions elsewhere herein, contain certain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward looking statements. Generally, forward-looking statements include words or phrases such as "management anticipates," "management believes," "the Company anticipates," "the Company believes," "the Company expects" and words and phrases of similar impact, and include, but are not limited to, statements regarding future operations and business environment. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Factors that could cause or contribute to such differences include, but are not limited to, risks and uncertainties relating to leverage, the ability to obtain financing, the level and volatility of interest rates, integration of the acquisitions completed during the year ended December 31, 1997, the ability of the Company to achieve certain cost savings, the management of growth, the introduction of new technology, changes in the regulatory environment, the popularity of radio as a broadcasting and advertising medium, changing consumer tastes, the effect of economic and market conditions, the impact of current or pending legislation and regulation and other factors, including those discussed in this document and in prior SEC filings, press releases and other public filings of the Company. The Company undertakes no obligation to publicly release the results of any revisions to these forward looking statements that may be made to reflect any future events or circumstances.

RECENT DEVELOPMENT; MERGER

         On July 23, 1998, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement"), with Capstar Radio Broadcasting Partners, Inc. ("Capstar") and TBC Radio Acquisition Corp., a wholly-owned subsidiary of Capstar ("Sub"), pursuant to which Sub would merge with and into the Company and the Company would become a wholly-owned subsidiary of Capstar (the "Merger"). Pursuant to the Merger Agreement, upon the consummation of the Merger, each outstanding share of each class of Common Stock of the Company shall be converted into the right to receive $13.00, subject to adjustment, and each outstanding depositary share of the Company, representing one-tenth interest in a share of 9% Mandatory Convertible Preferred Stock, par value $.01 per share, of the Company ("Depositary Shares"), shall be converted into the right to receive $10.83, subject to adjustment, and each outstanding share of the Series B Convertible Preferred Stock, par value $.01 per share, of the Company shall be converted into the right to receive $.01.

         As a condition precedent to the execution of the Merger Agreement, Capstar, Sub, the Company and certain stockholders of the Company have entered into stockholder agreements (the "Stockholder Agreements"), whereby each of such stockholders have agreed to vote all shares of the capital stock of the Company beneficially owned by each in favor of the Merger and against any competing transaction. In order to facilitate the Merger and pursuant to the Stockholder Agreements, on August 5, 1998, such stockholders converted an aggregate of 641,921 shares of Class D Common Stock into Class B Common Stock based on the existence of certain covenant defaults under the Amended Credit Agreement at the time of the conversion. As a result of the conversion of the Class D Common Stock into Class B Common Stock and the terms of the Stockholder Agreements, such stockholders have agreed to vote the majority of the voting power of the outstanding voting capital stock of the Company in favor of the Merger and against any competing transaction. Accordingly, passage of the proposal to approve the Merger Agreement and the Merger is assured.

         The consummation of the Merger is subject to the satisfaction of a number of conditions set forth in the Merger Agreement, including, but not limited to, the approval by the stockholders of the Company of the transactions contemplated thereby, the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of all applicable consents to the Merger from the Federal Communications Commission. The Merger is currently expected to be consummated in the second quarter of 1999. For additional information, see

"Item 5--Other Events," of the Company's Report on Form 8-K filed with the Securities and Exchange Commission on July 31, 1998 and "General" below.

GENERAL

         The Company owns and operates radio stations primarily in medium and small markets in the Midwestern and Western United States. The Company currently owns and operates, sells advertising on behalf of or provides programming to 10 AM and 22 FM radio stations in six markets and owns Pinnacle Sports Productions, LLC, a regional sports radio network (the "Sports Network") as set forth in the following chart:

                                                    AM               FM

                                                   ----             ----
Omaha, Nebraska(1)                                   1                3
Spokane, Washington(2)                               3                5
Wichita, Kansas                                      2                4
Colorado Springs, Colorado(3)                        2                2
Lincoln, Nebraska(1)                                 0                4
Tri-Cities, Washington(4)                            2                4
                                                   ---              ---
  Total                                             10               22
------------------
(1) The Company owns the Sports Network operating in Nebraska in addition to the stations in Omaha and Lincoln, Nebraska.
(2) Includes four stations for which Citadel Broadcasting Company sells advertising pursuant to a JSA and one station that is not owned by the Company but on which the Company sells advertising pursuant to a JSA.
(3) Consists of four stations owned by the Company for which Citadel Broadcasting Company sells advertising pursuant to a JSA.
(4) Includes two stations not owned by the Company on which the Company provides programming services and sells advertising pursuant to local marketing agreements. The Tri-Cities, Washington market consists of the cities of Richland, Kennewick and Pasco in the State of Washington.

         The performance of a radio station group, such as the Company, is customarily measured by its ability to generate Broadcast Cash Flow ("BCF") which is net revenues less station operating expenses. Although BCF is not a measure of performance calculated in accordance with generally accepted accounting principles ("GAAP"), the Company believes that BCF is accepted by the broadcasting industry as a generally recognized measure of performance and is used by analysts who report publicly on the performance of broadcasting companies. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income, net income, net cash provided by operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with GAAP.

         The primary source of the Company's revenues is the sale of advertising time on its radio stations. The Company's most significant station operating expenses are employee salaries and commissions, programming expenses and advertising and promotional expenditures. The Company seeks to reduce expenses at the stations by implementing cost controls, operating the stations as groups in their respective markets and lowering overhead by combining and centralizing administrative and financing functions of its stations.

         The Company's revenues are primarily affected by the advertising rates that its radio stations charge. The Company's advertising rates are in large part based on a station's ability to attract audiences in the demographic groups targeted by its advertisers, as measured principally by The Arbitron Company (an independent rating service) on a quarterly basis. Because audience ratings in local markets are crucial to a station's financial success, the Company endeavors to develop strong listener loyalty. The Company seeks to diversify the formats on its stations as a means to insulate it from the effects of changes in the musical tastes of the public in any particular format. The number of advertisements that can be broadcast without jeopardizing audience levels (and the resulting ratings) is limited in part by the format of a particular station.

         The Company's stations strive to maximize revenue by constantly managing the number of commercials available for sale and adjusting prices based upon local market conditions. In the broadcasting industry, radio stations often utilize trade (or barter) agreements which exchange advertising time for goods or services (such as travel or lodging), instead of for cash. The Company generates most of its revenue from local advertising, which is sold primarily by a station's sales staff. To generate national advertising sales, the Company engages independent advertising sales representatives that specialize in national sales for each of its stations.

         The Company's revenues vary throughout the year. As is typical in the radio broadcasting industry, the Company's first calendar quarter generally produces the lowest revenues for the year, and the fourth calendar quarter generally produces the highest revenues for the year. The Company's operating results in any period may be affected by the incurrence of advertising and promotion expenses that do not necessarily produce commensurate revenues until the impact of the advertising and promotion is realized in future periods.

         The radio broadcasting industry is highly competitive. The financial results of each of the Company's stations are dependent to a significant degree upon its audience ratings and its share of the overall advertising revenue within the station's geographic market.

         Following the passage of the Telecommunications Act of 1996, the Department of Justice, Antitrust Division ("DOJ") indicated its intention to investigate certain existing industry practices that had not been previously subject to antitrust review. The DOJ is investigating the Citadel JSA in connection with the concentration of radio station ownership in the Colorado Springs, Colorado and Spokane, Washington markets. The DOJ has, in the past, requested the termination of a radio station JSA that, in the opinion of the DOJ, would have given a radio station owner, together with its proposed ownership of other radio stations in the area, control over the majority of radio advertising revenue in the area. The Citadel JSA provided approximately 15% of the Company's net revenues during the nine months ended September 30, 1998. In the event the DOJ requires the termination or modification of the Citadel JSA, the Company believes that it will not have a long-term material adverse effect on the Company because the Company believes that it can more efficiently provide the services currently performed by Citadel given the fee structure of the Citadel JSA. The Company, however, may suffer a short term disruption in sales efforts caused by the transition. The Company has begun preparations for an orderly transition in the event that the DOJ requires the termination of the Citadel JSA.

         The FCC indicated in a public notice that it intends to analyze ownership concentration in the Wichita market in connection with its review of the transfer of control of the Company's Wichita stations to Capstar pursuant to the Merger, and it invited responses specifically addressing the issue of concentration and its effect on competition and diversity in the market. The DOJ responded by filing a Comment and Petition to Hearing with the FCC claiming that Capstar's proposed acquisition of the Wichita stations, together with the stations Capstar currently owns in the market, raises serious issues as to whether sufficient competition will exist after the acquisition and suggesting that the FCC should hold a hearing to determine whether the transfers would serve the public interest. The DOJ also indicated that it would continue its investigation into the potential anti-competitive nature of the proposed acquisition and may bring action in United States District Court irrespective of any action the FCC may take. The Company cannot predict what action the FCC of DOJ may take, if any, or what effect any action may have on the Company or the Merger.

RESULTS OF OPERATIONS

         The Company's condensed consolidated financial statements are not directly comparable from period to period due to acquisition and disposition activity for the nine months ended September 30, 1997. For more information regarding dispositions and acquisitions, see "Item 1 -- Business" of the Company's Annual Report on Form 10-K for the year ended December 31, 1997 filed with the Securities and Exchange Commission on March 31, 1998.

THREE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 1997

         Net revenues increased approximately $856,000 or 9% to approximately $10.2 million for the three months ended September 30, 1998 (the "1998 Quarter") from approximately $9.4 million for the three months ended September 30, 1997 (the "1997 Quarter") due to a higher volume of business despite being negatively impacted by changes in direct competitive forces in certain markets resulting from increased competition.

         Station operating expenses increased by approximately $306,000 or 5% to approximately $6.3 million for the 1998 Quarter from approximately $6.0 million for the 1997 Quarter primarily related to a larger volume of business during the 1998 Quarter.

         BCF increased by approximately $550,000 or 16% to approximately $3.9 million for the 1998 Quarter from approximately $3.4 million for the 1997 Quarter principally due to the factors described above. BCF as a percentage of net revenues increased to 39% for the 1998 Quarter versus 36% for the 1997 Quarter.

         Depreciation and amortization expense increased by 3% to approximately $1.2 million for the 1998 Quarter versus approximately $1.1 million for the 1997 Quarter. The increase was principally attributable to fixed asset additions.

         Corporate expenses consisting primarily of officer's salary, financial consulting and professional fees and expenses, and corporate office expenses were approximately $559,000 for the 1998 Quarter as compared to approximately $467,000 for the 1997 Quarter primarily due to increases in salaries and state franchise taxes. Included in corporate expenses are fees of approximately $133,000 and approximately $139,000 for the 1998 Quarter and the 1997 Quarter, respectively, payable to SFX Entertainment, Inc. ("SFX Entertainment"), an affiliate, for financial, legal and advisory services rendered by The Sillerman Companies, an affiliate, under the Amended and Restated Financial Consulting Agreement between the Company and SFX Entertainment. The interests of SFX Broadcasting, Inc. ("SFX Broadcasting") under that agreement were assigned to SFX Entertainment in connection with the spin-off of SFX Entertainment from SFX Broadcasting in April 1998.

         The Company recorded deferred compensation expense of approximately $29,000 for the 1998 Quarter and approximately $94,000 for the 1997 Quarter. This recurring expense, not currently, and in some cases never affecting cash flow, is related to stock, stock options and stock appreciation rights granted to officers, directors and advisors in prior periods.

         Operating income (net revenues less total operating expenses) for the 1998 Quarter was approximately $2.2 million and approximately $1.7 million for the 1997 Quarter. This increase results principally from increased revenue and other factors described above.

         Other expenses for the 1998 Quarter consists of approximately $732,000 of costs related to the Merger.

                  Net interest expense for the 1998 quarter was approximately $1.5 million as compared to approximately $1.3 million for the 1997 quarter. The net increase in interest expense was principally attributable to the increased borrowings as described under "Liquidity and Capital Resources" below and reduced interest income.

         Net loss for the 1998 Quarter was approximately $43,000 as compared to income of approximately $325,000 for the 1997 Quarter. Net loss applicable to common stock for the 1998 Quarter was approximately $1.4 million as compared to approximately $1.1 million for the 1997 Quarter. The increased net loss and net loss applicable to common stock resulted from the factors described above.

NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1997

         Net revenues increased approximately $5.7 million or 25% to approximately $28.7 million for the nine months ended September 30, 1998 (the "1998 Period") from approximately $23.0 million for the nine months ended September 30, 1997 (the "1997 Period") as a result of acquisitions consummated during the 1997 Period as well as growth at continuously owned and operated stations. On a same station basis for the radio stations owned and operated as of September 30, 1998, net revenues increased by 8% to approximately $28.7 million for the 1998 Period from approximately $26.5 million for the 1997 Period. Despite the growth in net revenues, the Company experienced disruptions in sales efforts as a result of restructuring of sales management and turnover of sales staff of acquisitions consummated during the prior fiscal year as well as changes in direct competitive forces in selected markets resulting in increased competition.

         Station operating expenses increased by approximately $3.2 million or 20% to approximately $19.4 million for the 1998 Period from approximately $16.2 million for the 1997 Period primarily due to the inclusion of expenses related to the stations acquired during the 1997 Period. On a same station basis for the radio stations owned and operated by the Company as of September 30, 1998, operating expenses for the 1998 Period increased by 3% to approximately $19.4 million from approximately $18.8 million for the 1997 Period. The increase in operating expenses related principally to a larger volume of business during the 1998 Period reduced by the improved cost structure of stations acquired during the 1997 Period and continuing implementation of the Company's cost reduction programs and efficiencies of combined operations.

         BCF increased by approximately $2.5 million or 37% to approximately $9.3 million for the 1998 Period from approximately $6.8 million for the 1997 Period. BCF as a percentage of net revenues increased to 32% for the 1998 Period versus 30% for the 1997 Period principally due to increases in net revenues exceeding increases in operating expenses. On a same station basis for radio stations owned and operated by the Company as of September 30, 1998, BCF of approximately $9.3 million for the 1998 Period represented an increase of approximately 21% as compared to the BCF of approximately $7.7 million for the 1997 Period principally as a result of increased net revenues, improved cost structure of the newly acquired stations and the effects of the Company's cost reduction programs.

         Depreciation and amortization expense increased by 31% to approximately $3.6 million for the 1998 Period versus approximately $2.7 million for the 1997 Period. The increase was principally attributable to the amortization of intangible assets resulting from acquisitions consummated during the 1997 Period.

         Corporate expenses consisting primarily of officer's salary, financial consulting and professional fees and expenses, and corporate office expenses were approximately $1.6 million for both the 1998 Period as compared to approximately $1.5 million for the 1997 Period. Included in corporate expenses are fees of approximately $398,000 and approximately $421,000 for the 1998 Period and the 1997 Period, respectively, paid and or payable to SFX Entertainment.

         The Company recorded deferred compensation expense of approximately $99,000 for the 1998 Period and approximately $292,000 for the 1997 Period. This recurring expense, not currently, and in some cases never affecting cash flow, is related to stock, stock options and stock appreciation rights granted to officers, directors and advisors in prior periods.

         Operating income (net revenues less total operating expenses) for the 1998 Period was approximately $4.0 million as compared to approximately $2.3 million for the 1997 Period. This increase results principally from the inclusion of nine full months of operations in the 1998 Period for stations acquired during the 1997 Period and the factors described above.

         Other expenses for the 1998 Period include approximately $91,000 of loss on the sale of property and equipment and approximately $843,000 of costs related to the Merger.

         Net interest expense for the 1998 Period was approximately $4.5 million as compared to approximately $2.9 million for the 1997 Period due to factors described above. The net increase in interest expense was principally attributable to the increased borrowings to complete the acquisitions of radio stations acquired during the 1997 Period and a decrease in interest income.

         Loss before extraordinary item for the 1998 Period was approximately $1.4 million as compared to approximately $554,000 for the 1997 Period due to factors described above. During the 1997 Period, the Company incurred an extraordinary loss in connection with the write off of deferred financing costs of $958,000 associated with the early extinguishment of debt.

         Net loss for the 1998 Period was approximately $1.4 million as compared to approximately $1.5 million for the 1997 Period. Net loss applicable to common stock was approximately $5.6 million for both the 1998 Period and the 1997 Period.

LIQUIDITY AND CAPITAL RESOURCES

         Since inception, the Company's principal sources of funds have been the proceeds from the Company's initial public offering on September 5, 1995 (the "Initial Public Offering") of approximately $12.9 million, net proceeds of approximately $56.4 million from the sale of preferred stock (the "Preferred Stock Offering") and borrowings of $78.5 million under the Amended Credit Agreement, which borrowings were used to refinance the Company's borrowings of $40 million under the Company's loan agreement with AT&T Commercial Finance Corporation, finance acquisitions and support working capital needs. The cost of the acquisitions completed were financed with the proceeds from the Initial Public Offering, the Preferred Stock Offering and the borrowings mentioned above. In October, 1997, the Company reduced its outstanding indebtedness to the Lenders by $20.0 million with the proceeds of the disposition of radio stations KOLL-FM, KSSN-FM and KMVK-FM, each operating in the Little Rock, Arkansas market. In June 1998, the Company refinanced a portion of the indebtedness relating to the 1997 acquisition of Pinnacle Sports Productions, LLC as described below.

         Cash flow provided from operating activities for the 1998 Period was approximately $3.1 million as compared to approximately $837,000 for the 1997 Period. The increase in cash flow from operating activities was principally due to growth in net revenues as compared to the 1997 Period. Cash used in investing activities was approximately $1.2 million during the 1998 Period and approximately $64.0 million for the 1997 Period. The decrease is related to the absence of radio station acquisition activity during the 1998 Period. Cash flow used for financing activities of approximately $3.4 million during the 1998 Period related primarily to the payment of dividends to the preferred stockholders while the cash flow provided from financing activities during the 1997 Period of approximately $62.0 million principally related to additional borrowings related to acquisitions.

         On September 15, 1998, the Company borrowed $650,000 from Capstar for the purpose of acquiring certain real property in Lincoln, Nebraska. The loan is secured by the acquired real property. The Company had occupied a substantial portion of the property as a tenant prior to September 15, 1998 and continues to occupy the property. The loan accrues interest at the rate of 12% per annum which is payable, along with the principal, on the earlier of the consummation of the Merger, which is expected during the second quarter of 1999, or the termination of the Merger Agreement.

         On August 12, 1998, the Company entered into an agreement with Saga Communications of Iowa, Inc. ("Saga"), as required by the Merger Agreement, whereby, subject to FCC approval, Saga has agreed to decrease the broadcast power of KIOA-FM which operates in the Des Moines, Iowa market, allowing the Company to increase the broadcast power of KTNP-FM, which operates in the Omaha, Nebraska market. In accordance with the agreement, the Company is required to deposit $500,000 with an escrow agent ("Escrow Deposit") by November 27, 1998. In the event the FCC approves the power changes, the Escrow Deposit shall be remitted to Saga as compensation. In the event the FCC fails to approve the power changes, the Escrow Deposit will be returned to the Company.

         On June 30, 1998, the Company entered into the First Amendment to Amended and Restated Loan Agreement ("First Amendment") with the Lenders. The purpose of the First Amendment was to, among other things, enable the Lenders to fund an acquisition loan of $1.0 million (the "Acquisition Loan") under the $20.0 million acquisition loan facility of the Amended Credit Agreement. The Acquisition Loan was used by the Company to refinance a portion of the indebtedness related to the acquisition of Pinnacle Sports Productions, LLC in 1997. The Acquisition Loan is a term loan bearing interest at LIBOR + 3.50% (or the alternative base rate + 2.50%). The principal balance of the Acquisition Loan must be reduced by $6,250 per year (paid on a quarterly basis) until the final maturity of July 1, 2004.

         The Amended Credit Agreement and First Amendment contain covenants relating to financial leverage and coverage ratios, and restrictions on capital expenditures and other payments. Additionally, the Merger Agreement places certain restrictions on the conduct of business by the Company, including a restriction on the incurrence of indebtedness and the making of capital expenditures. As of September 30, 1998, the Company did not meet certain financial covenants under the Amended Credit Agreement and First Amendment and management believes that it may not comply with certain covenants in its year end tests. Accordingly, the entire debt outstanding under the Amended Credit Agreement and First Amendment has been reclassified as a current liability on its condensed consolidated balance sheet as of September 30, 1998. Based on discussions with the Lenders, management believes that it will be able to obtain the appropriate waivers in the future. However, in the event that such waivers are not granted, management, after consultation with its regular financing sources, believes that the Company would be able to refinance the Amended Credit Agreement and First Amendment on acceptable terms. However, there can be no assurance that the Company will be successful in obtaining the appropriate waivers by the Lenders or that the Company will be able to refinance the Amended Credit Agreement and First Amendment. The failure by the Company to obtain such waivers or refinance the Amended Credit Agreement and First Amendment would have a material adverse affect on the Company's financial condition and results of operations.

         For the remainder of 1998, the Company expects its capital needs, including interest expense, dividends, corporate expenses, capital expenditures and other commitments, including the commitment to Saga, to be approximately $4.0 million. It is anticipated the Company will be able to meet these obligations for the remainder of 1998 from cash on hand and cash provided from operations, which assumes an improvement in the operating results of the Company's radio stations. The Company anticipates that future debt service, dividends, and other commitments payable after 1998 will be met from cash on hand and cash provided from operations, which assumes a substantial improvement in the operating results of the Company's radio stations and borrowing which may be available under the Amended Credit Agreement or other sources. There can be no assurance that the Company will be able to make these improvements which are subject to prevailing economic conditions and to legal, financial, business, regulatory, industry and other factors, many of which are beyond the Company's control, or that the Company will have availability under the Amended Credit Agreement or access to other sources of financing sufficient to meet such commitments. The failure by the Company to obtain such financing or make sufficient improvements in its operating results could have a material adverse effect on the Company.

YEAR 2000

         The Year 2000 problem is the result of computer software and hardware, as well as chips and processors embedded in various products, (collectively referred to as "Computer Applications") using two digits rather than four digits to define the applicable year. Any of the Company's Computer Applications may recognize a date using "00" as the Year 1900 rather than the Year 2000, which could result in miscalculations or system failures.

         The Company's critical information technology ("IT") systems using Computer Applications consist of sales, scheduling, accounting and broadcast automation systems. These IT systems rely heavily on specialized software provided by third parties. The Company is in the process of examining and testing its IT systems and letters of compliance are being obtained from all vendors of standard systems. The majority of these systems have been or are in the process of being upgraded through routine scheduled software and hardware upgrades. Based on internal assessments completed to date and upon third party representations, the Company believes that its critical IT systems will be Year 2000 compliant by March 1999.

         The Company's non-IT systems consist of telephone systems and any other equipment which contain embedded computer chips or processors. The Company has not begun an examination of its non-IT systems. The Company plans to conduct and complete its assessment of its non-IT systems that operate at its facilities by mid-year 1999.

         In addition to its internal systems, the Company also relies, directly and indirectly, on the systems of third parties, such as its banks, for the accurate exchange of data and for financial processing capabilities. The Company's primary financial institution has indicated that it is actively working to resolve its Year 2000 compatibility issues.

         The Company has not incurred any costs to date that are specifically attributable to resolving Year 2000 compliance issues. The Company cannot accurately estimate its future costs relating to readying its Computer Applications until it has completed examinations of all systems containing Computer Applications which will occur by June 1999.

         Although the Company believes that it will be able to discover and correct all its Year 2000 compatibility problems, there can be no guarantee that the Company will not experience any adverse impact. Additionally, with respect to third parties, there can be no assurance that their systems will be rendered Year 2000 compliant on a timely basis or that any resulting Year 2000 issues would not have an adverse effect on the results of operations of the Company. The most likely negative impact, if any, could include delays in receipt of payments from customers and delays in future advertising commitments from customers experiencing compatibility problems.

         The Company believes that the Year 2000 compliance of its IT and non-IT systems should minimize the business difficulties encountered as a result of the Year 2000 issue. Consequently, the Company does not anticipate the need to formulate contingency plans to deal with Year 2000 issues and has not formulated such plans. If this assessment changes, the Company will develop contingency plans as deemed necessary.

PART II.  OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS

         On July 24, 1998, a lawsuit was commenced against the Company and its directors in the Court of Chancery of the State of Delaware (New Castle County). The plaintiff in the lawsuit purports to have filed the action on behalf of a class consisting of all holders of Depositary Shares. The complaint alleges that the consideration to be paid as a result of the Merger to the holders of the Depositary Shares is unfair and that the individual defendants have breached their fiduciary duties. The complaint seeks to have the action certified as a class action and seeks to enjoin the Merger, or, in the alternative, seeks monetary damages. The Company intends to defend the lawsuit vigorously. To date, with respect to this litigation, no discovery has been conducted and no hearing has either been held or scheduled.

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

         (a) Exhibits

         EXHIBIT
         NUMBER            DESCRIPTION OF EXHIBIT
         ------            ----------------------
         10.76 Termination Agreement, dated as of July 23, 1998, among Norman Feuer, Capstar Radio Broadcast Partners, Inc. and Triathlon Broadcasting Company.

         10.77 Promissory Note dated September 15, 1998 executed by 4630 Realty, Inc., a wholly owned subsidiary of Triathlon Broadcasting Company, and payable to the order of Capstar Radio Broadcasting Partners, Inc.

         10.78 Security Agreement dated September 15, 1998 between 4630 Realty, Inc., a wholly owned subsidiary of Triathlon Broadcasting Company, and Capstar Radio Broadcasting Partners, Inc.

         10.79 Deed of Trust, Assignment, Security Agreement and Financing Statement, dated as of September 15, 1998, executed by 4630 Realty, Inc., a wholly owned subsidiary of Triathlon Broadcasting Company in favor of Capstar Radio Broadcasting Partners, Inc.

         10.80 Station Reimbursement and Compensation Agreement dated August 1998, between Saga Communications of Iowa, Inc. and Triathlon Broadcasting of Omaha, Inc.

         10.81 Escrow Agreement dated August 1998, among Saga Communications of Iowa, Inc., Triathlon Broadcasting of Omaha, Inc. and James K. Edmondson

         27       Financial Data Schedule

         (b) Reports on Form 8-K

         Form 8-K filed with Securities and Exchange Commission on July 31, 1998 reporting under Item 5 the Merger Agreement entered into by the Company and a lawsuit which was commenced against the Company and its directors alleging that the consideration to be paid as a result of the Merger is unfair to the holders of the Depositary Shares and that the individual defendants have breached their fiduciary duties.

                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                              TRIATHLON BROADCASTING COMPANY

                                              By: /s/ Norman Feuer
                                                 ------------------------------
                                              Chief Executive Officer

                                              By: /s/ William G. Thompson
                                                 ------------------------------
                                              Chief Financial Officer

Dated:  November 16, 1998

                                                                        ANNEX E

                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

                         SECTION 262. APPRAISAL RIGHTS

         (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss. 251 (other than a merger effected pursuant to ss. 251(g) of this title), ss. 252, ss. 254, ss. 257, ss. 258, ss. 263 or ss. 264
of this title:

              (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss. 251 of this title.

              (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                   a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

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

                   b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                   c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                   d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

              (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

         (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

         (d) Appraisal rights shall be perfected as follows:

              (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

              (2) If the merger or consolidation was approved pursuant to ss.228 or ss. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
    (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the date of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the stockholders who having complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded such stockholder's appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.